STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,

Depositor,

EMC MORTGAGE CORPORATION,

Sponsor,

WELLS FARGO BANK, N.A.,

Master Servicer and Securities Administrator,

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

____________________

POOLING AND SERVICING AGREEMENT

Dated as of May 1, 2006

________________________________________

PRIME MORTGAGE TRUST 2006-CL1

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-CL1

ARTICLE I
DEFINITIONS
Section 1.01	Defined Terms.
Section 1.02	Allocation of Certain Interest Shortfalls.

ARTICLE II
CONVEYANCE OF TRUST FUND
Section 2.01	Conveyance of Trust Fund.
Section 2.02	Acceptance of the Mortgage Loans.
Section 2.03	Representations, Warranties and Covenants of the Sponsor.
Section 2.04	Representations and Warranties of the Depositor.
Section 2.05	Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.
Section 2.06	Countersignature and Delivery of Certificates.
Section 2.07	Purposes and Powers of the Trust.

ARTICLE III
Administration of the Trust Fund and Servicing of Mortgage Loans
Section 3.01	Master Servicer and Securities Administrator.
Section 3.02	REMIC-Related Covenants.
Section 3.03	Monitoring of Servicers.
Section 3.04	Fidelity Bond.
Section 3.05	Power to Act; Procedures.
Section 3.06	Due-on-Sale Clauses; Assumption Agreements.
Section 3.07	Release of Mortgage Files.
Section 3.08	Documents, Records and Funds in Possession of Master Servicer to Be Held for Trustee.
Section 3.09	Standard Hazard Insurance and Flood Insurance Policies.
Section 3.10	Presentment of Claims and Collection of Proceeds.
Section 3.11	Maintenance of the Primary Mortgage Insurance Policies.
Section 3.12	Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 3.13	Realization Upon Defaulted Mortgage Loans.
Section 3.14	Compensation for the Master Servicer.
Section 3.15	REO Property.
Section 3.16	Annual Statement as to Compliance.
Section 3.17	Assessments of Compliance and Attestation Reports.
Section 3.18	Reports Filed with Securities and Exchange Commission.
Section 3.19	Intention of the Parties and Interpretation.
Section 3.20	UCC.
Section 3.21	Optional Purchase of Defaulted Mortgage Loans.

ARTICLE IV
ACCOUNTS
Section 4.01	Protected Account.
Section 4.02	[Reserved].
Section 4.03	[Reserved].
Section 4.04	Distribution Account.
Section 4.05	Permitted Withdrawals and Transfers from the Distribution Account.

ARTICLE V
DISTRIBUTIONS AND ADVANCES
Section 5.01	Advances.
Section 5.02	Compensating Interest .
Section 5.03	REMIC Distributions.
Section 5.04	Distributions.
Section 5.05	Allocation of Realized Losses.
Section 5.06	Monthly Statements to Certificateholders.
Section 5.07	REMIC Designations and REMIC Distributions.
Section 5.08	Reserve Fund.
Section 5.09	Class A-1/A-2 Net WAC Pass-Through Amount; Class A-1/A-2 Net WAC Reserve Account.

ARTICLE VI
THE CERTIFICATES
Section 6.01	The Certificates.
Section 6.02	Certificate Register; Registration of Transfer and Exchange of Certificates.
Section 6.03	Mutilated, Destroyed, Lost or Stolen Certificates.
Section 6.04	Persons Deemed Owners.
Section 6.05	Access to List of Certificateholders’ Names and Addresses.
Section 6.06	Book-Entry Certificates.
Section 6.07	Notices to Depository.
Section 6.08	Definitive Certificates.
Section 6.09	Maintenance of Office or Agency.

ARTICLE VII
THE DEPOSITOR AND THE MASTER SERVICER
Section 7.01	Liabilities of the Depositor and the Master Servicer.
Section 7.02	Merger or Consolidation of the Depositor or the Master Servicer.
Section 7.03	Indemnification of the Trustee, the Master Servicer and the Securities Administrator.
Section 7.04	Limitations on Liability of the Depositor, the Master Servicer and Others.
Section 7.05	Master Servicer Not to Resign.
Section 7.06	Successor Master Servicer.
Section 7.07	Sale and Assignment of Master Servicing.

ARTICLE VIII
DEFAULT; TERMINATION OF MASTER SERVICER
Section 8.01	Events of Default.
Section 8.02	Trustee to Act; Appointment of Successor.
Section 8.03	Notification to Certificateholders.
Section 8.04	Waiver of Defaults.

ARTICLE IX
CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR
Section 9.01	Duties of Trustee and the Securities Administrator.
Section 9.02	Certain Matters Affecting the Trustee and the Securities Administrator.
Section 9.03	Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.
Section 9.04	Trustee and Securities Administrator May Own Certificates.
Section 9.05	Trustee’s and Securities Administrator’s Fees and Expenses.
Section 9.06	Eligibility Requirements for Trustee and Securities Administrator.
Section 9.07	Insurance.
Section 9.08	Resignation and Removal of Trustee and Securities Administrator.
Section 9.09	Successor Trustee or Securities Administrator.
Section 9.10	Merger or Consolidation of Trustee or Securities Administrator.
Section 9.11	Appointment of Co-Trustee or Separate Trustee.
Section 9.12	Tax Matters.

ARTICLE X
TERMINATION
Section 10.01	Termination upon Liquidation or Repurchase of all Mortgage Loans.
Section 10.02	Final Distribution on the Certificates.
Section 10.03	Additional Termination Requirements.

ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.01	Amendment.
Section 11.02	Recordation of Agreement; Counterparts.
Section 11.03	Governing Law.
Section 11.04	Intention of Parties.
Section 11.05	Notices.
Section 11.06	Severability of Provisions.
Section 11.07	Assignment.
Section 11.08	Limitation on Rights of Certificateholders.
Section 11.09	Inspection and Audit Rights.
Section 11.10	Certificates Nonassessable and Fully Paid.
Section 11.11	Third Party Rights.

Exhibits
Exhibit A-1	Form of Class A Certificates
Exhibit A-2	Form of Class M Certificates
Exhibit A-3	[Reserved]
Exhibit A-4	Form of Class B-IO Certificates
Exhibit A-5	Form of Class R Certificates
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Transfer Affidavit
Exhibit D	Form of Transferor Certificate
Exhibit E	Form of Investment Letter (Non-Rule 144A)
Exhibit F	Form of Rule 144A and Related Matters Certificate
Exhibit G	Form of Request for Release
Exhibit H	DTC Letter of Representations
Exhibit I	Schedule of Mortgage Loans with Lost Notes
Exhibit J	Form of Custodial Agreement
Exhibit K	Form of Back-Up Certification
Exhibit L	Form of Mortgage Loan Purchase Agreement
Exhibit M	Class A-1 Corridor Contract Confirmation
Exhibit N	[Reserved]
Exhibit O	Form of Trustee Limited Power of Attorney
Exhibit P	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit Q	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit R	Additional Disclosure Notification
Exhibit S-1	National City Servicing Agreement
Exhibit S-2	Fifth Third Servicing Agreement
Exhibit S-3	Everhome Servicing Agreement
Exhibit S-4	U.S. Central Credit Union Servicing Agreement
Exhibit S-5	Wells Fargo Servicing Agreement
Exhibit S-6	GMAC Servicing Agreement
Exhibit S-7	CitiMortgage Servicing Agreement
Exhibit S-8	Countrywide Servicing Agreement
Exhibit S-9	PHH Servicing Agreement
Exhibit S-10	Union Federal Servicing Side Letter
Exhibit T-1	National City Assignment Agreement
Exhibit T-2	Fifth Third Assignment Agreement
Exhibit T-3	Everhome Assignment Agreement
Exhibit T-4	U.S. Central Credit Union Assignment Agreement
Exhibit T-5	Wells Fargo Assignment Agreement
Exhibit T-6	GMAC Assignment Agreement
Exhibit T-7	CitiMortgage Assignment Agreement
Exhibit T-8	Countrywide Assignment Agreement
Exhibit T-9	PHH Assignment Agreement
Exhibit U	Form of Certification to be provided by the Securities Administrator to the Depositor.

POOLING AND SERVICING AGREEMENT, dated as of May 1, 2006, among STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware corporation, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as seller (in such capacity, a “Seller”), WELLS FARGO BANK, N.A., a national banking association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

The Depositor is the owner of the Trust Fund that is hereby conveyed to the Trustee in return for the Certificates.

REMIC I

As provided herein, the Securities Administrator on behalf of the Trustee will elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets subject to this Agreement (other than the Reserve Fund, the Class A-1/A-2 Net WAC Reserve Account, and the Class A-1 Interest Rate Corridor Contract) as a REMIC (as defined herein) for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R-1 Certificates will be the sole class of Residual Interests (as defined herein) in REMIC I for purposes of the REMIC Provisions (as defined herein). The following table irrevocably sets forth the designation, the Uncertificated REMIC I Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests (as defined herein). None of the REMIC I Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC I Pass-Through Rate	Latest Possible Maturity Date(1)
AA	$194,512,852.68	Variable(2)	June 25, 2036
A-1	$1,893,520.00	Variable(2)	June 25, 2036
M-1	$27,790.00	Variable(2)	June 25, 2036
M-2	$9,920.00	Variable(2)	June 25, 2036
M-3	$6,950.00	Variable(2)	June 25, 2036
M-4	$6,950.00	Variable(2)	June 25, 2036
M-5	$6,950.00	Variable(2)	June 25, 2036
M-6	$9,920.00	Variable(2)	June 25, 2036
ZZ	$2,007,650.05	Variable(2)	June 25, 2036
___________________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC I Regular Interest.

(2)            Calculated in accordance with the definition of “Uncertificated REMIC I Pass-Through Rate” herein.

REMIC II

As provided herein, the Securities Administrator on behalf of the Trustee will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II”. The Class R-2 Certificates will represent the sole class of Residual Interests in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC II Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests (as defined herein). None of the REMIC II Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC II Pass-Through Rate	Latest Possible Maturity Date(1)
A-1	$189,352,000.00	(2)	June 25, 2036
M-1	$2,779,000.00	(2)	June 25, 2036
M-2	$992,000.00	(2)	June 25, 2036
M-3	$695,000.00	(2)	June 25, 2036
M-4	$695,000.00	(2)	June 25, 2036
M-5	$695,000.00	(2)	June 25, 2036
M-6	$992,000.00	(2)	June 25, 2036
B-IO	$2,282,502.73	(2)	June 25, 2036

___________________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC II Regular Interest.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC II Pass-Through Rate” herein.
(3)
REMIC II Regular Interest B-IO will not accrue interest on its Uncertificated Principal Balance, but will accrue interest at the related Uncertificated REMIC II Pass-Through Rate on its Uncertificated Notional Amount which shall equal the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests

___________________________

REMIC III

As provided herein, the Securities Administrator on behalf of the Trustee will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III”. The Class R-3 Certificates will represent the sole class of Residual Interests in REMIC III for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, Pass-Through Rate, Initial Certificate Principal Balance (or initial Uncertificated Principal Balance, in the case of the Class B-IO Interest) and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each class of Certificates and interests that represents ownership of one or more of the Regular Interests (as defined herein) in REMIC III created hereunder.

Designation	Initial Certificate or Uncertificated Principal Balance		Pass-Through Rate	Latest Possible Maturity Date(1)
A-1(2)		$189,352,000.00	Class A-1 Pass-Through Rate	June 25, 2036
A-2(3)	$	N/A(4)	Class A-2 Pass-Through Rate	June 25, 2036
M-1		$2,779,000.00	Class M-1 Pass-Through Rate	June 25, 2036
M-2		$992,000.00	Class M-2 Pass-Through Rate	June 25, 2036
M-3		$695,000.00	Class M-3 Pass-Through Rate	June 25, 2036
M-4		$695,000.00	Class M-4 Pass-Through Rate	June 25, 2036
M-5		$695,000.00	Class M-5 Pass-Through Rate	June 25, 2036
M-6		$992,000.00	Class M-6 Pass-Through Rate	June 25, 2036
Class B-IO Interest		$2,282,502.73	(5)	June 25, 2036
___________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each Class of Certificates and the Class B-IO Interest.

(2)
The Class A-1 Certificates represent ownership of a Regular Interest in REMIC III, as well as the obligation to make payments in respect of the Class A-1/A-2 Net WAC Pass-Through Amount to the Class A-1/A-2 Net WAC Reserve Account for distribution in respect of the Class A-2 Certificates, which obligation shall not be an interest in any REMIC but a contractual obligation of the Holders of the Class A-1 Certificates. For federal income tax purposes, the Regular Interest the ownership of which is represented by this Certificate shall accrue interest at the related Uncertificated REMIC III Pass-Through Rate instead of the Pass-Through Rate applicable to such Certificate. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class A-1/A-2 Net WAC Pass-Through Amounts in Section 5.09.

(3)
The Class A-2 Certificates represent ownership of a Regular Interest in REMIC III, as well as the right to receive payments from the Class A-1/A-2 Net WAC Reserve Account in respect of Class A-1/A-2 Net WAC Pass-Through Amount, which payments shall not be in respect of an interest in any REMIC. For federal income tax purposes, the Regular Interest the ownership of which is represented by this Certificate shall accrue interest at the related Uncertificated REMIC III Pass-Through Rate instead of the Pass-Through Rate applicable to such Certificate. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class A-1/A-2 Net WAC Pass-Through Amounts in Section 5.09.

(4)
The Class A-2 Certificates will accrue interest at the Class A-2 Pass-Through Rate on a notional amount calculated in accordance with the definition of “Certificate Notional Amount” herein. The Class A-2 Certificates will not be entitled to distributions in respect of principal.

(5)	The Class B-IO Certificate will not accrue interest on its Certificate Principal Balance, but will be entitled to 100% of the amount distributed on REMIC II Regular Interest B-IO.

REMIC IV

As provided herein, the Securities Administrator on behalf of the Trustee shall elect to treat the segregated pool of assets consisting of the Class B-IO Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC IV”. The Class RX Certificates will represent the sole class of Residual Interests in REMIC IV for purposes of the REMIC Provisions.

The following table sets forth the Class designation, Pass-Through Rate, Initial Certificate Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates that represents a Regular Interest in REMIC IV created hereunder:

Class Designation	Pass-Through Rate	Initial Certificate Principal Balance	Latest Possible Maturity Date(1)
B-IO	Variable(2)	$ 2,282,502.73	June 25, 2036
_______________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for the Class B-IO Certificates.

(2)	The Class B-IO Certificates will receive 100% of the amounts received in respect of the Class B-IO Interest.

The Trust Fund shall be named, and may be referred to as, the “Prime Mortgage Trust 2006-CL1.” The Certificates issued hereunder may be referred to as “Mortgage Pass-Through Certificates, Series 2006-CL1” (including for purposes of any endorsement or assignment of a Mortgage Note or Mortgage).

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Securities Administrator, the Sponsor and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless otherwise expressly provided or unless the context otherwise requires, shall have the meanings specified in this Article:

Accepted Master Servicing Practices: With respect to any Mortgage Loan those customary mortgage master servicing practices of prudent mortgage master servicing institutions that master service mortgage loans, of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Master Servicer (except in its capacity as successor to a Servicer).

Accepted Servicing Practices: With respect to each Mortgage Loan, those mortgage servicing practices and procedures, including prudent collection and loan administration procedures, and the standard of care (i) employed by prudent mortgage servicers which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgage Properties are located or (ii) in accordance with the Fannie Mae Guide or Freddie Mac Guide, subject to any variances negotiated with Fannie Mae or Freddie Mac and subject to the express provisions of this Agreement. Such standard of care shall not be lower than that the Master Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

Account: The Distribution Account, the Reserve Fund, the Class A-1/A-2 Net WAC Reserve Account and any Protected Account.

Accrual Period: With respect to the Certificates (other than the Class B-IO Certificates and the Residual Certificates) and any Distribution Date, the period from and including the 25th day of the calendar month preceding the month in which a Distribution Date occurs (or with respect to the first Accrual Period, the Closing Date) to and including the 24th day of the calendar month in which such Distribution Date occurs. With respect to the Class B-IO Certificates and the Class B-IO Interest and any Distribution Date, the calendar month immediately preceding such Distribution Date. All calculations of interest on the Class A Certificates and Class B-IO Certificates and the Class B-IO Interest will be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest on the Class M Certificates will be made on the basis of the actual number of days elapsed in the related Accrual Period.

Additional Disclosure: As defined in Section 3.18(a)(iv).

Additional Disclosure Notification: The form of notice set forth in Exhibit R.

Additional Form 10-D Disclosure: As defined in Section 3.18(a)(i).

Additional Form 10-K Disclosure: As defined in Section 3.18(a)(iii).

Additional Interest Amount: As to the Class A-1 Certificates, the amount paid to the Holders of the Class A-1 Certificates from amounts received from the Corridor Contract Counterparty in respect of the Class A-1 Interest Rate Corridor Contract, to the extent One-Month LIBOR exceeds 6.000% per annum, subject to a ceiling of 9.000% per annum.

Advance: An advance of delinquent payments of principal or interest in respect of a Mortgage Loan required to be made by the related Servicer and Master Servicer as provided in Section 5.01 hereof.

Agreement: This Pooling and Servicing Agreement and any and all amendments or supplements hereto made in accordance with the terms herein.

Amount Held for Future Distribution: As to any Distribution Date and the Mortgage Loans serviced by any Servicer, the aggregate amount held in the Servicer’s Protected Account at the close of business on the immediately preceding Business Day on account of (i) all principal payments or portions thereof received in respect of such Mortgage Loans serviced by it due after the related Due Period and (ii) Principal Prepayments, Liquidation Proceeds, and Insurance Proceeds received in respect of such Mortgage Loans after the last day of the related Prepayment Period.

Annual Statement of Compliance: As defined in Section 3.16.

Applied Realized Loss Amount: With respect to any Distribution Date and a Class of Class A Certificates and Class M Certificates, the sum of the Realized Losses with respect to the Mortgage Loans which have been applied in reduction of the Certificate Principal Balance of a Class of Certificates pursuant to Section 5.05 of this Agreement which have not previously been reimbursed or reduced by any Subsequent Recoveries applied to such Applied Realized Loss Amount.

Appraised Value: With respect to any Mortgage Loan originated in connection with a refinancing, the appraised value of the Mortgaged Property based upon the appraisal made at the time of such refinancing or, with respect to any other Mortgage Loan, the lesser of (x) the appraised value of the Mortgaged Property based upon the appraisal made by a fee appraiser at the time of the origination of the related Mortgage Loan, and (y) the sales price of the Mortgaged Property at the time of such origination.

Assessment of Compliance: As defined in Section 3.17.

Assignment Agreement: Shall mean the Wells Fargo Assignment Agreement, the Fifth Third Assignment Agreement, the National City Assignment Agreement, the Countrywide Assignment Agreement, the Everhome Assignment Agreement, the PHH Assignment Agreement, the CitiMortgage Assignment Agreement and the US Central Assignment Agreement.

Attestation Report: As defined in Section 3.17.

Attesting Party: As defined in Section 3.17.

Back-Up Certification: As defined in Section 3.18(a)(iii).

Basis Risk Shortfall Carry Forward Amount: With respect to any Distribution Date and any Class of Class A Certificates and Class M Certificates, an amount equal to the sum of (A) if the Pass-Through Rate for such Class for such Distribution Date is limited to the related Net Rate Cap, the excess, if any, of (a) the amount of Current Interest that such Class would have been entitled to receive on such Distribution Date had the Pass-Though Rate applicable to such Class not been reduced by the applicable Net Rate Cap on such Distribution Date, over (b) the amount of Current Interest that such Class received on such Distribution Date and (B) the Basis Risk Shortfall Carry Forward Amount for the previous Distribution Date not previously paid, together with interest thereon at a rate equal to the related Pass-Through Rate for the current Distribution Date.

Bankruptcy Code: Title 11 of the United States Code.

Book-Entry Certificates: Any of the Certificates that shall be registered in the name of the Depository or its nominee, the ownership of which is reflected on the books of the Depository or on the books of a person maintaining an account with the Depository (directly, as a “Depository Participant”, or indirectly, as an indirect participant in accordance with the rules of the Depository and as described in Section 6.06). As of the Closing Date, each Class of Regular Certificates (other than the Class B-IO) constitutes a Class of Book-Entry Certificates.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York, New York, Chicago, Illinois, Columbia, Maryland, Minneapolis, Minnesota or the city in which the Corporate Trust Office of the Trustee or the Securities Administrator or the principal office of the Master Servicer is located are authorized or obligated by law or executive order to be closed.

Certificate: Any one of the certificates of any Class executed and authenticated by the Securities Administrator in substantially the forms attached hereto as Exhibits A-1 through A-5.

Certificate Notional Amount: With respect to the Class B-IO Certificates and any Distribution Date, an amount equal to the aggregate Stated Principal Balance of the Mortgage Loans as of the beginning of the related Due Period. For federal income tax purposes, the Certificate Notional Amount for any Distribution Date shall be an amount equal to the Uncertificated Notional Amount for the Class B-IO Interest for such Distribution Date. As to the Class A-2 Certificates and any date of datermination, an amount equal to the Certificate Principal Balance of the Class A-1 Certificate. For federal income tax purposes, however, the Class A-2 Certificates will have a Certificate Notional Amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest A-1.

Certificate Owner: With respect to a Book-Entry Certificate, the Person that is the beneficial owner of such Book-Entry Certificate.

Certificate Principal Balance: As to any Certificate (other than the Class B-IO Certificates or Class R Certificates) and as of any Distribution Date, the Initial Certificate Principal Balance of such Certificate plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 5.04(b), less the sum of (i) all amounts distributed with respect to such Certificate in reduction of the Certificate Principal Balance thereof on previous Distribution Dates pursuant to Section 5.04, and (ii) any Applied Realized Loss Amounts allocated to such Certificate on previous Distribution Dates. As to the Class B-IO Certificates and as of any Distribution Date, an amount equal to the Uncertificated Principal Balance of the Class B-IO Interest.

Certificate Register: The register maintained pursuant to Section 6.02 hereof.

Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register (initially, Cede & Co., as nominee for the Depository, in the case of any Book-Entry Certificates).

Certification Parties: As defined in Section 3.18(a)(iii).

Certifying Person: As defined in Section 3.18(a)(iii).

Citimortgage: CitiMortgage, Inc., or its successor in interest.

Citimortgage Servicing Agreement: The Mortgage Loan Purchase and Servicing Agreement, dated as of August 1, 2003, between the Assignor and Citicorp, attached hereto as Exhibit S-7, and as modified by the related Assignment Agreement.

Class: All Certificates bearing the same Class designation as set forth in Section 6.01 hereof.

Class A Certificates: Any of the Class A-1 Certificates and Class A-2 Certificates.

Class A Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the Principal Distribution Amount for such Distribution Date and (y) the excess, if any, of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date, over (ii) the lesser of (a) the product of (1) 90.80% and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period), and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) minus $992,413.

Class A-1 Certificate: Any Certificate designated as a “Class A-1 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts, (iii) the obligation to pay Class A-1/A-2 Net WAC Pass-Through Amounts and (iv) the right to receive payments under the Class A-1 Interest Rate Corridor Contract.

Class A-1 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.50% per annum, with a maximum rate of 6.50% per annum and a minimum rate of 0.50% per annum, subject to the applicable Net Rate Cap.

Class A-1 Interest Rate Corridor Contract: With respect to the Class A-1 Certificates, the transaction evidenced by the confirmation, dated May 31, 2006, between Bear Stearns Financial Products Inc. and U.S. Bank National Association, not individually, but solely as trustee on behalf of the Prime Mortgage Trust 2006-CL1, a form of which is attached hereto as Exhibit M.

Class A-1/A-2 Net WAC Pass-Through Amount: Shall mean, with respect to any Distribution Date, the excess, if any, of (A) the amount of interest the Class A-1 Certificates would have been entitled to receive if the related Net Rate Cap had not applied, over (B) the amount of interest the Class A-1 Certificates would have been entitled to receive if reductions under the related Net Rate Cap were allocated as provided in the definition thereof; provided, however, that if One-Month LIBOR plus the applicable margin for the Class A-1 Certificates for such Distribution Date is equal to or greater than the rate of interest for the Class A-1 Certificates determined as if reductions under the related Net Rate Cap allocable to the Class A-1 Certificates and Class A-2 Certificates were allocated to the Class A-1 Certificates, the amount determined under clause (A) would be determined as if reductions under the related Net Rate Cap allocable to the Class A-1 Certificates and Class A-2 Certificates were allocated to the Class A-1 Certificates.

Class A-1/A-2 Net WAC Reserve Account: Shall mean the separate trust account or subaccount created and maintained by the Securities Administrator pursuant to Section 5.09(a) hereof.

Class A-1/A-2 Net WAC Reserve Account Deposit: Shall mean, with respect to the Class A-1/A-2 Net WAC Reserve Account, an amount equal to $5,000, which the Depositor shall deposit initially into the Class A-1/A-2 Net WAC Reserve Account pursuant to Section 5.09(a) hereof.

Class A-1/A-2 Target Rate: Shall mean (A) for Distribution Dates on or prior to the Optional Termination Date, 6.50% per annum and (B) for Distribution Dates thereafter, 7.00% per annum.

Class A-2 Certificate: Any Certificate designated as a “Class A-2 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III, (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts and (iii) the right to receive Class A-1/A-2 Net WAC Pass-Through Amounts.

Class A-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, 6.00% per annum minus One-Month LIBOR, with a maximum rate of 6.00% per annum and a minimum rate of 0.00% per annum and (ii) for each Distribution Date thereafter, 6.50% per annum minus One-Month LIBOR, with a maximum rate of 6.50% per annum and a minimum rate of 0.50% per annum, in each case subject to the applicable Net Rate Cap.

Class B-IO Certificate: Any Certificate designated as a “Class B-IO Certificate” on the face thereof, in the form of Exhibit A-4 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-IO Certificates herein and evidencing (i) a Regular Interest in REMIC IV and (ii) the obligation to pay Basis Risk Shortfall Carry Forward Amounts.

Class B-IO Distribution Amount: With respect to any Distribution Date, the sum of (i) the Current Interest for the Class B-IO Interest for such Distribution Date, (ii) any Overcollateralization Release Amount for such Distribution Date and (iii) without duplication, any Subsequent Recoveries not distributed to the Class A Certificates and Class M Certificates on such Distribution Date; provided, however that on any Distribution Date after the Distribution Date on which the Certificate Principal Balances of the Class A Certificates and Class M Certificates have been reduced to zero, the Class B-IO Distribution Amount shall include the Overcollateralization Amount. For federal income tax purposes, the Class B-IO Distribution Amount for the Class B-IO Interest for any Distribution Date shall be an amount equal to 100% of the amount distributed in respect of REMIC II Regular Interest B-IO on such Distribution Date.

Class B-IO Interest: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class B-IO Certificates, evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

Class M Certificates: Any of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates.

Class M-1 Certificate: Any Certificate designated as a “Class M-1 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class M-1 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, One-Month LIBOR plus 0.32% per annum and (ii) for each Distribution Date thereafter, One-Month LIBOR plus 0.48% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-1 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date) and (2) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 93.60% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) minus $992,413.

Class M-2 Certificate: Any Certificate designated as a “Class M-2 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class M-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, One-Month LIBOR plus 0.40% per annum and (ii) for each Distribution Date thereafter, One-Month LIBOR plus 0.600% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-2 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount and the Class M-1 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (3) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 94.60% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) minus $992,413.

Class M-3 Certificate: Any Certificate designated as a “Class M-3 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-3 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class M-3 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, One-Month LIBOR plus 0.48% per annum and (ii) for each Distribution Date thereafter, One-Month LIBOR plus 0.72% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-3 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount and the Class M-2 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (3) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date) and (4) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 95.30% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) minus $992,413.

Class M-4 Certificate: Any Certificate designated as a “Class M-4 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-4 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class M-4 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, One-Month LIBOR plus 0.95% per annum and (ii) for each Distribution Date thereafter, One-Month LIBOR plus 1.425% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-4 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount and the Class M-3 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (3) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (4) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date) and (5) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 96.00% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) minus $992,413.

Class M-5 Certificate: Any Certificate designated as a “Class M-5 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-5 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Basis Risk Shortfall Carry ForwardAmounts.

Class M-5 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, One-Month LIBOR plus 1.05% per annum and (ii) for each Distribution Date thereafter, One-Month LIBOR plus 1.575% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-5 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount, the Class M-3 Principal Distribution Amount and the Class M-4 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (3) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (4) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (5) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date) and (6) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 96.70% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) minus $992,413.

Class M-6 Certificate: Any Certificate designated as a “Class M-6 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-6 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class M-6 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, One-Month LIBOR plus 1.90% per annum and (ii) for each Distribution Date thereafter, One-Month LIBOR plus 2.850% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-6 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount, the Class M-3 Principal Distribution Amount, the Class M-4 Principal Distribution Amount and the Class M-5 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (3) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (4) the Certificate Principal Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (5) the Certificate Principal Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (6) the Certificate Principal Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date) and (7) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 97.70% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) minus $992,413.

Class R Certificate: Any of the Class R-1, Class R-2, Class R-3 or Class RX Certificates.

Class R-1 Certificate: Any Certificate designated a “Class R-1 Certificate” on the face thereof, in the form set forth in Exhibit A-5 hereto, evidencing the Residual Interest in REMIC I and representing the right to the Percentage Interest of distributions provided for the Class R-1 Certificates as set forth herein.

Class R-2 Certificate: Any Certificate designated a “Class R-2 Certificate” on the face thereof, in the form set forth in Exhibit A-5 hereto, evidencing the Residual Interest in REMIC II and representing the right to the Percentage Interest of distributions provided for the Class R-2 Certificates as set forth herein.

Class R-3 Certificate: Any Certificate designated a “Class R-3 Certificate” on the face thereof, in the form set forth in Exhibit A-5 hereto, evidencing the Residual Interest in REMIC III and representing the right to the Percentage Interest of distributions provided for the Class R-3 Certificates as set forth herein.

Class RX Certificate: Any Certificate designated a “Class RX Certificate” on the face thereof, in the form set forth in Exhibit A-5 hereto, evidencing the Residual Interest in REMIC IV and representing the right to the Percentage Interest of distributions provided for the Class RX Certificates as set forth herein.

Closing Date: May 31, 2006.

Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

Commission: The U.S. Securities and Exchange Commission.

Compensating Interest: With respect to any Distribution Date, (i) in the case of any Servicer, an amount, not to exceed the Servicing Fee, to be deposited in the Distribution Account by such Servicer with respect to the payment of a Prepayment Interest Shortfall on a Mortgage Loan subject to this Agreement and (ii) in the case of the Master Servicer, an amount not to exceed that portion of the Master Servicing Fee payable to the Master Servicer. If a Servicer fails to make such payment, the Master Servicer shall be obligated to do so to the extent provided in Section 5.02(b) hereof.

Corporate Trust Office: With respect to the Trustee, the designated corporate trust office of the Trustee, currently located at U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services/PRIME 2006-CL1, or such other address as the Trustee may designate from time to time, and (ii) with respect to the Securities Administrator, the designated office of the Securities Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 9062 Old Annapolis Road, Columbia, MD 21045, Attention: PRIME 2006-CL1 except for purposes of Section 6.09 and certificate transfer purposes, such term shall mean the office or agency of the Trust Administrator located at Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: PRIME 2006-CL1.

Corresponding Certificate: With respect to each REMIC II Regular Interest, the Certificate with the corresponding designation.

Corresponding Interest: With respect to each REMIC I Regular Interest (other than REMIC I Regular Interests AA and ZZ), the REMIC II Regular Interest with the corresponding designation.

Corridor Contract Counterparty: Bear Stearns Financial Products, Inc.

Corridor Contract Scheduled Termination Date: With respect to the Class A-1 Corridor Contract, the Distribution Date in May 2014.

Countrywide: Countrywide Home Loans Servicing LP, or its successor in interest.

Countrywide Servicing Agreement: The Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, as amended by Amendment No. 1, dated January 1, 2003, Amendment No.2, dated September 1, 2004 and Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of January 1, 2006, by and between the EMC Mortgage Corporation and Countrywide, attached hereto as Exhibit S-8, and as modified by the related Assignment Agreement.

Current Interest: As of any Distribution Date, with respect to the Certificates and interests of each class (other than the the Residual Interests and the Residual Certificates), (i) the interest accrued on the Certificate Principal Balance or Certificate Notional Amount or Uncertificated Notional Amount, as applicable, during the related Accrual Period at the applicable Pass-Through Rate plus any amount previously distributed with respect to interest for such Certificate or interest that has been recovered as a voidable preference by a trustee in bankruptcy minus (ii) the sum of (a) any Prepayment Interest Shortfall for such Distribution Date, to the extent not covered by Compensating Interest and (b) any Relief Act Interest Shortfalls during the related Due Period, provided, however, that for purposes of calculating Current Interest for any such class, amounts specified in clause (ii) hereof for any such Distribution Date shall be allocated first to the Class B-IO Certificates and the Class B-IO Interest in reduction of amounts otherwise distributable to such Certificates and interest on such Distribution Date and then any excess shall be allocated to each Class of Class A Certificates and Class M Certificates pro rata based on the respective amounts of interest accrued pursuant to clause (i) hereof for each such Class on such Distribution Date.

Current Specified Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Certificate Principal Balance of the Class M Certificates and (ii) the Overcollateralization Amount, in each case prior to the distribution of the Principal Distribution Amount on such Distribution Date, by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the end of the related Due Period.

Custodial Agreement: An agreement, dated as of May 31, 2006, among the Depositor, EMC, as Sponsor and a Seller, the Trustee and Wells Fargo Bank, N.A., as Master Servicer, Securities Administrator and Custodian in substantially the form of Exhibit J hereto.

Custodian: Wells Fargo Bank, N.A., or any successor custodian appointed pursuant to the provisions hereof and the Custodial Agreement.

Cut-off Date: The close of business on May 1, 2006.

Cut-off Date Principal Balance: As to any Mortgage Loan, the unpaid principal balance thereof as of the close of business on the Cut-off Date after application of all Principal Prepayments received prior to the Cut-off Date and scheduled payments of principal due on or before the Cut-off Date, whether or not received, but without giving effect to any installments of principal received in respect of Due Dates after the Cut-off Date. The aggregate Cut-off Date Principal Balance of the Mortgage Loans is $198,482,502.73.

Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the Bankruptcy Code in the Scheduled Payment for such Mortgage Loan that became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any other reduction that results in a permanent forgiveness of principal.

Defaulting Party: A “Defaulting Party” as defined in the Class A-1 Interest Rate Corridor Contract.

Deficient Valuation: With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any Scheduled Payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court that is final and non-appealable in a proceeding under the Bankruptcy Code.

Definitive Certificates: As defined in Section 6.06.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Replacement Mortgage Loan.

Delinquency Event: A Delinquency Event shall have occurred and be continuing if at any time, (x) the percent equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more Delinquent (including for this purpose any such Mortgage Loans in bankruptcy or foreclosure and Mortgage Loans with respect to which the related Mortgaged Property is REO Property), and the denominator of which is the aggregate Stated Principal Balance of all of the Mortgage Loans as of the last day of the related Due Period exceeds (y) 50.00% of the Current Specified Enhancement Percentage.

Delinquent: A Mortgage Loan is “delinquent” if any payment due thereon is not made pursuant to the terms of such Mortgage Loan by the close of business on the day such payment is scheduled to be due. A Mortgage Loan is “30 days delinquent” if such payment has not been received by the close of business on the last day of the month in which such payment was due. For example, a Mortgage Loan with a payment due on December 1 that remained unpaid as of the close of business on December 31 would then be considered to be 30 to 59 days delinquent. Similarly for “60 days delinquent,” “90 days delinquent” and so on.  The determination as to whether a Mortgage Loan falls into these categories is made as of the close of business on the last Business Day of each month. This method of determining delinquencies is also referred to as the MBA method.

Denomination: With respect to each Certificate, the amount set forth on the face thereof as the “Initial Principal Balance or Initial Certificate Notional Amount of this Certificate”.

Depositor: Structured Asset Mortgage Investments II Inc., a Delaware corporation, or its successor in interest.

Depository: The initial Depository shall be The Depository Trust Company (“DTC”), the nominee of which is Cede & Co., or any other organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act of 1934, as amended. The Depository shall initially be the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

Depository Agreement: With respect to the Class of Book-Entry Certificates, the agreement among the Depositor signing on behalf of the Issuing Entity and the initial Depository, dated as of the Closing Date, substantially in the form of Exhibit H.

Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

Determination Date: With respect to any Distribution Date, the 15th day of the month of such Distribution Date or, if such 15th day is not a Business Day, the immediately preceding Business Day.

Distribution Account: The trust account or accounts created and maintained pursuant to Section 4.04, which shall be denominated “Wells Fargo Bank, National Association, as Securities Administrator, f/b/o holders of Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Certificates, Series 2006-CL1 - Distribution Account.” The Distribution Account shall be an Eligible Account.

Distribution Account Deposit Date: The Business Day prior to each Distribution Date.

Distribution Date: The 25th day of each calendar month after the initial issuance of the Certificates, or if such 25th day is not a Business Day, the next succeeding Business Day, commencing in June 2006.

Due Date: As to any Mortgage Loan, the date in each month on which the related Scheduled Payment is due, as set forth in the related Mortgage Note.

Due Period: With respect to any Distribution Date, the period from the second day of the calendar month preceding the calendar month in which such Distribution Date occurs through close of business on the first day of the calendar month in which such Distribution Date occurs.

EDGAR: As defined in Section 3.18.

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee, the Securities Administrator and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee and the Securities Administrator.

EMC: EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Restricted Certificates: Any of the Class B-IO and Residual Certificates.

Event of Default: As defined in Section 8.01 hereof.

Everhome: EverHome Mortgage Company, or its successor in interest.

Everhome Servicing Agreement: The Subservicing Agreement, dated as of August 1, 2002, as amended by Amendment Number One, dated January 1, 2006, between EMC Mortgage Corporation and Everhome, attached hereto as Exhibit S-3, and as modified by the related Assignment Agreement.

Excess Cashflow: With respect to any Distribution Date, an amount, if any, equal to the sum of (a) the Remaining Excess Spread for such Distribution Date and (b) the Overcollateralization Release Amount for such Distribution Date.

Excess Liquidation Proceeds: To the extent not required by law to be paid to the related Mortgagor, the excess, if any, of any Liquidation Proceeds with respect to a Mortgage Loan over the Stated Principal Balance of such Mortgage Loan and accrued and unpaid interest at the related Mortgage Rate through the last day of the month in which the Mortgage Loan has been liquidated.

Excess Spread: With respect to any Distribution Date, the excess, if any, of (i) the Interest Funds for such Distribution Date over (ii) the sum of the Current Interest on the Class A Certificates and Class M Certificates and Interest Carry Forward Amounts on the Class A Certificates (other than Interest Carry Forward Amounts paid pursuant to Section 5.04(a)(3)(A)), in each case for such Distribution Date.

Exchange Act: Securities Exchange Act of 1934, as amended.

Exemption: Prohibited Transaction Exemption 90-30, as amended from time to time.

Extra Principal Distribution Amount: With respect to any Distribution Date, the lesser of (i) the excess, if any, of the Overcollateralization Target Amount for such Distribution Date, over the Overcollateralization Amount for such Distribution Date (after giving effect to distributions of principal on the Certificates other than any Extra Principal Distribution Amount) and (ii) the Excess Spread for such Distribution Date.

Fannie Mae: Fannie Mae (formerly, Federal National Mortgage Association), or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fifth Third: Fifth Third Mortgage Company, or its successor in interest.

Fifth Third Servicing Agreement: The Purchase Agreement, as amended by Amendment Number One, dated as of April 1, 2006 between the Fifth Third and the EMC Mortgage Corporation, attached hereto as Exhibit S-2, and as modified by the related Assignment Agreement.

Final Certification: The certification substantially in the form of Exhibit Three to the Custodial Agreement.

Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by EMC pursuant to or as contemplated by Section 2.03(c) or Section 10.01), a determination made by a Servicer pursuant to the applicable Servicing Agreement that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which such Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Master Servicer shall maintain records, based solely on information provided by the Servicer, of each Final Recovery Determination made thereby.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

Fiscal Quarter: December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September 1 to November 30, as applicable.

Fitch: Fitch, Inc. and any successor thereto.

Form 8-K Disclosure Information: As defined in Section 3.18(a)(ii).

Form 10-K Filing Deadline: As defined in Section 3.18(iii).

Freddie Mac: Federal Home Loan Mortgage Corporation, or any successor thereto.

Global Certificate: Any Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

GMAC: GMAC Mortgage Corporation, or its successor in interest.

GMAC Servicing Agreement: The Servicing Agreement, dated as of May 1, 2001, as amended by Amendment No. 1, dated as of October 1, 2001, Amendment No. 2, dated as of July 31, 2002 and Amendment No. 3, dated as of December 20, 2005, attached hereto as Exhibit S-6, and as modified by the related Assignment Agreement.

Indemnified Persons: The Trustee, the Master Servicer, the Trust Fund and the Securities Administrator including Wells Fargo Bank, N.A. in its individual capacity, and their respective officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

Independent: means, when used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(B) of the Securities and Exchange Commission’s Regulation S-X. Independent means, when used with respect to any other Person, a Person who (A) is in fact independent of another specified Person and any affiliate of such other Person, (B) does not have any material direct or indirect financial interest in such other Person or any affiliate of such other Person, (C) is not connected with such other Person or any affiliate of such other Person as an officer, employee, promoter, underwriter, Securities Administrator, partner, director or Person performing similar functions and (D) is not a member of the immediate family of a Person defined in clause (B) or (C) above.

Individual Certificate: Any Private Certificate registered in the name of the Holder other than the Depository or its nominee.

Initial Certification: The certification substantially in the form of Exhibit One to the Custodial Agreement.

Initial Certificate Principal Balance: With respect to any Certificate, the Certificate Principal Balance of such Certificate or any predecessor Certificate on the Closing Date.

Institutional Accredited Investor: Any Person meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity all of the equity Holders in which come within such paragraphs.

Insurance Proceeds: Proceeds paid in respect of the Mortgage Loans pursuant to any Insurance Policy and any other insurance policy covering a Mortgage Loan, to the extent such proceeds are payable to the mortgagee under the Mortgage, the Servicer or the trustee under the deed of trust and are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account, in each case other than any amount included in such Insurance Proceeds in respect of Insured Expenses.

Insured Expenses: Expenses covered by any insurance policy with respect to the Mortgage Loans.

Interest Carry Forward Amount: As of any Distribution Date and with respect to each Class of Certificates (other than the Class B-IO Certificates and the Residual Certificates), the sum of (i) the excess of (a) the Current Interest for such Class with respect to such Distribution Date and any prior Distribution Dates over (b) the amount actually distributed to such Class of Certificates with respect to interest on such Distribution Dates and (ii) interest thereon (to the extent permitted by applicable law) at the applicable Pass-Through Rate for such Class for the related Accrual Period including the Accrual Period relating to such Distribution Date.

Interest Determination Date: Shall mean the second LIBOR Business Day preceding the commencement of each Accrual Period.

Interest Funds: With respect to any Distribution Date (i) the sum, without duplication, of (a) all scheduled interest during the related Due Period with respect to the Mortgage Loans less the related Servicing Fee, the Master Servicing Fee and the LPMI Fee, if any, (b) all Advances relating to interest with respect to the Mortgage Loans made on or prior to the related Distribution Account Deposit Date, (c) all Compensating Interest with respect to the Mortgage Loans and required to be remitted by the Servicer or the Master Servicer pursuant to this Agreement with respect to such Distribution Date, (d) Liquidation Proceeds and Subsequent Recoveries with respect to the Mortgage Loans collected during the related Prepayment Period (to the extent such Liquidation Proceeds and Subsequent Recoveries relate to interest), (e) all amounts relating to interest with respect to each Mortgage Loan repurchased by EMC pursuant to Sections 2.02 and 2.03 and by the Master Servicer pursuant to Section 3.19, in each case to the extent remitted by the Master Servicer to the Distribution Account pursuant to this Agreement and (f) the interest portion of any proceeds received from the exercise of an Optional Termination, minus (i) all amounts relating to interest required to be reimbursed pursuant to Section 4.05 or as otherwise set forth in this Agreement.

Interim Certification: The certification substantially in the form of Exhibit Two to the Custodial Agreement.

Issuing Entity: Prime Mortgage Trust 2006-CL1.

Last Scheduled Distribution Date: Solely for purposes of the face of the Certificates the Distribution Date in February 2035.

Latest Possible Maturity Date: February 25, 2035, which is the Distribution Date in the month following the final scheduled maturity date of the Mortgage Loan in the Trust Fund having the latest scheduled maturity date as of the Cut-off Date. For purposes of the Treasury regulations under Sections 860A through 860G of the Code, the latest possible maturity date of each Regular Interest issued by REMIC I, REMIC II, REMIC III and REMIC IV shall be the Latest Possible Maturity Date.

LIBOR Business Day: Shall mean a day on which banks are open for dealing in foreign currency and exchange in London and New York City.

Liquidated Loan: With respect to any Distribution Date, a defaulted Mortgage Loan that has been liquidated through deed-in-lieu of foreclosure, foreclosure sale, trustee’s sale or other realization as provided by applicable law governing the real property subject to the related Mortgage and any security agreements and as to which the Servicer has made a Final Recovery Determination with respect thereto.

Liquidation Proceeds: Amounts, other than Insurance Proceeds, received in connection with the partial or complete liquidation of a Mortgage Loan, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a Mortgaged Property and any other proceeds received with respect to an REO Property, less the sum of related unreimbursed Advances, Servicing Fees and Servicing Advances and all expenses of liquidation, including property protection expenses and foreclosure and sale costs, including court and reasonable attorneys fees.

Loan-to-Value Ratio: The fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Appraised Value of the related Mortgaged Property.

Loss Allocation Limitation: The meaning specified in Section 5.05(b) hereof.

LPMI Fee: The fee payable to the insurer for each Mortgage Loan subject to an LPMI Policy as set forth in such LPMI Policy.

LPMI Policy: A policy of mortgage guaranty insurance issued by an insurer meeting the requirements of Fannie Mae and Freddie Mac in which the Servicer or the related subservicer of the related Mortgage Loan (or the Master Servicer, with respect to the GMAC Loans, to the extent such LPMI fee is remitted to the Master Servicer by GMAC) is responsible for the payment of the LPMI Fee thereunder from collections on the related Mortgage Loan.

Majority Class B-IO Certificateholder: The Holder of a 50.01% or greater Percentage Interest in the Class B-IO Certificates.

Marker Rate: With respect to REMIC II Regular Interest B-IO and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the Uncertificated REMIC I Pass-Through Rates for the REMIC I Regular Interests (other than REMIC I Regular Interest AA), with the rate on each such REMIC I Regular Interest (other than REMIC I Regular Interest ZZ) subject to a cap equal to the Uncertificated REMIC II Pass-Through Rate for the Corresponding Interest for the purpose of this calculation for such Distribution Date, and with the rate on REMIC I Regular Interest ZZ subject to a cap of zero for the purpose of this calculation; provided, however, that solely for this purpose, the related cap with respect to each REMIC I Regular Interest (other than REMIC I Regular Interests AA and ZZ) shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Accrual Period.

Master Servicer: Wells Fargo Bank, N.A., in its capacity as master servicer, and its successors and assigns or any successor master servicer appointed as herein provided.

Master Servicing Compensation: For any Distribution Date, the Master Servicing Fee for such Distribution Date and any amounts earned on Permitted Investments in the Distribution Account for a period not to exceed seven Business Days.

Master Servicing Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the Master Servicing Fee Rate multiplied by the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Master Servicing Fee Rate: 0.020% per annum.

Master Servicer Information: As defined in Section 3.18(b).

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Monthly Statement: The statement prepared and delivered by the Securities Administrator pursuant to Section 5.06.

Moody’s: Moody’s Investors Service, Inc., and any successor thereto.

Mortgage: The mortgage, deed of trust or other instrument creating a first or second lien on or first or second priority ownership interest in an estate in fee simple in real property securing a Mortgage Note.

Mortgage File: The mortgage documents listed in Section 2.01 hereof pertaining to a particular Mortgage Loan and any additional documents delivered to the Custodian to be added to the Mortgage File pursuant to this Agreement and the Custodial Agreement.

Mortgage Loans: Such of the Mortgage Loans transferred and assigned to the Trustee pursuant to the provisions hereof, as from time to time are held as a part of the Trust Fund (including any REO Property), the mortgage loans so held being identified in the Mortgage Loan Schedule, notwithstanding foreclosure or other acquisition of title of the related Mortgaged Property.

Mortgage Loan Purchase Agreement: The Mortgage Loan Purchase Agreement, dated as of May 31, 2006, among EMC, as a seller, and the Depositor, as purchaser in the form attached hereto as Exhibit L.

Mortgage Loan Purchase Price: The price, calculated as set forth in Section 10.01, to be paid in connection with the repurchase of the Mortgage Loans pursuant to Section 10.01.

Mortgage Loan Schedule: The list of Mortgage Loans (as from time to time amended by the Master Servicer to reflect the deletion of Deleted Mortgage Loans and the addition of Replacement Mortgage Loans pursuant to the provisions of this Agreement) transferred to the Trustee as part of the Trust Fund and from time to time subject to this Agreement, the initial Mortgage Loan Schedule being attached hereto as Exhibit B setting forth the following information with respect to each Mortgage Loan:

(a)  the city, state and zip code of the Mortgaged Property;
(b)  the property type;
(c)  the Mortgage Interest Rate;
(d)  the Servicing Fee Rate;
(e)  the Master Servicer's Fee Rate;
(f)  the LPMI Fee, if applicable;
(g)  [reserved];
(h)  the Net Rate;
(i)  the maturity date;
(j)  the stated original term to maturity;
(k)  the stated remaining term to maturity;
(l)  the original Principal Balance;
(m)  the first payment date;
(n)  the principal and interest payment in effect as of the Cut-off Date;
(o)  the unpaid Principal Balance as of the Cut-off Date;
(p)  the Loan-to-Value Ratio at origination;
(q)  the insurer of any Primary Mortgage Insurance Policy;
(r)  the MIN with respect to each MOM Loan;
(s)  [reserved];
(t)  [reserved];
(u)  [reserved];
(v)  [reserved];
(w)  [reserved];
(x)  the Loan Group, if applicable;
(y)  a code indicating whether the Mortgage Loan is negatively amortizing;
(z)  [reserved];
(aa)  the Prepayment Charge, if any;
(bb)  lien position (e.g., first lien or second lien);
(cc)  a code indicating whether the Mortgage Loan is has a balloon payment;
(dd)  a code indicating whether the Mortgage Loan is an interest-only loan;
(ee)  the interest-only term, if applicable;
(ff)  the Mortgage Loan Seller; and
(gg)  the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (o) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

Mortgage Note: The original executed note or other evidence of indebtedness of a Mortgagor under a Mortgage Loan.

Mortgage Rate: With respect to each Mortgage Loan, the rate set forth in the related Mortgage Note.

Mortgaged Property: The underlying property securing a Mortgage Loan.

Mortgagor: The obligors on a Mortgage Note.

Net Mortgage Rate: As to each Mortgage Loan, and at any time, the per annum rate equal to the Mortgage Rate less the sum of (i) the Servicing Fee Rate, (ii) the Master Servicing Fee Rate and (iii) the rate at which the LPMI Fee is calculated, if any.

National City: National City Mortgage Co., or its successor in interest.

National City Servicing Agreement: The Purchase, Warranties and Servicing Agreement dated as of October 1, 2001, between the EMC Mortgage Corporation and the National City as amended by Amendment Reg. AB to the Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006, attached hereto as Exhibit S-1, and as modified by the related Assignment Agreement.

Net Rate Cap: With respect to the Class A-1 Certificates and Class A-2 Certificates, the net rate cap will be calculated based on an assumed certificate with a Certificate Principal Balance equal to the Certificate Principal Balance of the Class A-1 Certificates and a fixed pass-through rate of 6.50% per annum and a rate increase of 0.50% per annum after the Optional Termination Date. If the weighted average of the Net Mortgage Rates is less than 6.50% per annum (or, after the Optional Termination Date, 7.00% per annum), the amount of the shortfall which would occur with respect to the assumed certificate will be allocated among the Class A-1 Certificates and Class A-2 Certificates in proportion to their current entitlements to interest calculated without regard to this cap. Accordingly, in such event the Net Rate Cap for the Class A-1 Certificates would be equal to the Class A-1 Pass-Through Rate (determined without regard to the Net Rate Cap) less the amount allocable to the Class A-1 Certificates pursuant to the preceding sentence, and the Net Rate Cap for the Class A-2 Certificates would be equal to the Class A-2 Pass-Through Rate (determined without regard to the Net Rate Cap) less the amount allocable to the Class A-2 Certificates pursuant to the preceding sentence.

With respect to the Class M Certificates, a per annum rate equal to the weighted average of the Net Mortgage Rates on the Mortgage Loans as of the first day of the related Due Period, adjusted for the actual numbers of days elapsed in the Accrual Period.

For federal income tax purposes, the Net Rate Cap with respect to each of the Class A-1, Class A-2 and Class M Certificates shall equal a cap equivalent to the the cap stated above for each such Certificate, calculated using the weighted average of the Uncertificated REMIC I Pass-Through Rates on the REMIC I Regular Interests in place of the weighted average of the Net Mortgage Rates on the Mortgage Loans.

Non Book-Entry Certificate: Any Certificate other than a Book-Entry Certificate.

Nonrecoverable Advance: Any portion of an Advance previously made or proposed to be made by a Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to this Agreement that, in the good faith judgment of such Servicer or the Master Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor, related Liquidation Proceeds, Insurance Proceeds or otherwise.

Notional Amount: With respect to each Distribution Date and the Class A-1 Corridor Contract, the lesser of (i) the amount set forth for such period in the related schedule set forth in Exhibit M and (ii) the Certificate Principal Balance of the Class A-1 Certificates immediately preceding the Distribution Date which occurs on or about the related Floating Rate Payer Payment Date (as such term is defined in the Class A-1 Corridor Contract).

Offered Certificates: The Class A-1, Class A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates.

Officer’s Certificate: A certificate (i) signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), an Assistant Vice President, the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Depositor, the Seller, any Servicer or the Master Servicer (or any other officer customarily performing functions similar to those performed by any of the above designated officers and also to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with a particular subject) or (ii), if provided for in this Agreement, signed by a Servicing Officer, as the case may be, and delivered to the Depositor, the Sellers, the Securities Administrator, the Master Servicer and/or the Trustee, as the case may be, as required by this Agreement.

One-Month LIBOR: With respect to any Accrual Period, the rate determined by the Securities Administrator on the related Interest Determination Date on the basis of the rate for U.S. dollar deposits for one month that appears on Telerate Screen Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date. If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying One-Month LIBOR or comparable rates as may be reasonably selected by the Securities Administrator), One-Month LIBOR for the applicable Accrual Period will be the Reference Bank Rate. If no such quotations can be obtained by the Securities Administrator and no Reference Bank Rate is available, One-Month LIBOR will be One-Month LIBOR applicable to the preceding Accrual Period. The establishment of One-Month LIBOR on each Interest Determination Date by the Securities Administrator and the Securities Administrator’s calculation of the rate of interest applicable to the Class A Certificates and Class M Certificates for the related Accrual Period shall, in the absence of manifest error, be final and binding.

Opinion of Counsel: A written opinion of counsel, who may be counsel for EMC, the Depositor or the Master Servicer, reasonably acceptable to each addressee of such opinion; provided that with respect to Section 2.05, 7.05, 7.07 or 11.01, or the interpretation or application of the REMIC Provisions, such counsel must (i) in fact be independent of EMC, the Depositor and the Master Servicer, (ii) not have any direct financial interest in EMC, the Depositor or the Master Servicer or in any affiliate of either, and (iii) not be connected with EMC, the Depositor or the Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Optional Termination: The termination of the Trust Fund created hereunder as a result of the purchase of all of the Mortgage Loans and any REO Property.

Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is equal to or less than 10% of the aggregate Stated Principal Balance of all of the Mortgage Loans as of the Cut-off Date.

Original Value: The value of the property underlying a Mortgage Loan based, in the case of the purchase of the underlying Mortgaged Property, on the lower of an appraisal or the sales price of such property or, in the case of a refinancing, on an appraisal.

OTS: The Office of Thrift Supervision.

Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

(a) Certificates theretofore canceled by the Securities Administrator or delivered to the Securities Administrator for cancellation; and

(b) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Securities Administrator pursuant to this Agreement.

Outstanding Mortgage Loan: As of any date of determination, a Mortgage Loan with a Stated Principal Balance greater than zero that was not the subject of a Principal Prepayment in full, and that did not become a Liquidated Loan, prior to the end of the related Prepayment Period.

Overcollateralization Amount: With respect to any Distribution Date, the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) over the aggregate Certificate Principal Balance of the Certificates (other than the Class B-IO Certificates) on such Distribution Date (after taking into account the payment of principal other than any Extra Principal Distribution Amount on such Certificates).

Overcollateralization Release Amount: With respect to any Distribution Date, the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the excess, if any, of (i) the Overcollateralization Amount for such Distribution Date (assuming that 100% of the Principal Remittance Amount is applied as a principal payment on such Distribution Date), over (ii) the Overcollateralization Target Amount for such Distribution Date (with the amount pursuant to clause (y) deemed to be $0 if the Overcollateralization Amount is less than or equal to the Overcollateralization Target Amount on that Distribution Date).

Overcollateralization Target Amount: With respect to any Distribution Date (a) prior to the Stepdown Date, 1.15% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, (b) on or after the Stepdown Date and if a Trigger Event is not in effect, the greater of (i) the lesser of (1) 1.15% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (2) 2.30% of the then current aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) and (ii) $992,413 or (c) on or after the Stepdown Date and if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date.

Ownership Interest: As to any Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

Pass-Through Rate: With respect to each Class of Certificates (other than the Class B-IO Certificates), the Class A-1 Pass-Through Rate, Class A-2 Pass-Through Rate, Class M-1 Pass-Through Rate, Class M-2 Pass-Through Rate, Class M-3 Pass-Through Rate, Class M-4 Pass-Through Rate, Class M-5 Pass-Through Rate or Class M-6 Pass-Through Rate, as applicable.

With respect to the Class B-IO Interest, the Class B-IO Interest shall not have a Pass-Through Rate, but the Current Interest for such interest and each Distribution Date shall be an amount equal to 100% of the amount distributable to REMIC II Regular Interest B-IO.

With respect to the Class B-IO Certificate, the Class B-IO Certificate shall not have a Pass-Through Rate, but Current Interest for such Certificate and each Distribution Date shall be an amount equal to 100% of the amount distributable to the Class B-IO Interest for such Distribution Date.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of mortgage loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans.

Percentage Interest: With respect to any Certificate of a specified Class, the Percentage Interest set forth on the face thereof or the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of such Class.

Permitted Investments: At any time, any one or more of the following obligations and securities:

(i)	obligations of the United States or any agency thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)
general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency, as evidenced in writing;

(iii)
commercial or finance company paper which is then receiving the highest commercial or finance company paper rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency, as evidenced in writing;

(iv)
certificates of deposit, demand or time deposits, or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities (including the Trustee, the Master Servicer and the Securities Administrator in its commercial banking capacity), provided that the commercial paper and/or long term unsecured debt obligations of such depository institution or trust company are then rated one of the two highest long-term and the highest short-term ratings of each such Rating Agency for such securities, or such lower ratings as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced in writing;

(v)
guaranteed reinvestment agreements issued by any bank, insurance company or other corporation containing, at the time of the issuance of such agreements, such terms and conditions as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by each Rating Agency, as evidenced in writing;

(vi)
repurchase obligations with respect to any security described in clauses (i) and (ii) above, in either case entered into with a depository institution or trust company (acting as principal) described in clause (v) above;

(vii)
securities (other than stripped bonds, stripped coupons or instruments sold at a purchase price in excess of 115% of the face amount thereof) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof which, at the time of such investment, have one of the two highest short term ratings of each Rating Agency (except if the Rating Agency is Moody’s, such rating shall be the highest commercial paper rating of Moody’s for any such securities), or such lower rating as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by each Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

(viii)
interests in any money market fund (including any such fund managed or advised by the Master Servicer and the Securities Administrator or any affiliate thereof) which at the date of acquisition of the interests in such fund and throughout the time such interests are held in such fund has the highest applicable short term rating by each Rating Agency or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency, as evidenced in writing;

(ix)
short term investment funds sponsored by any trust company or banking association incorporated under the laws of the United States or any state thereof (including any such fund managed or advised by the Trustee, the Master Servicer or the Securities Administrator or any affiliate thereof) which on the date of acquisition has been rated by each Rating Agency in their respective highest applicable rating category or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency, as evidenced in writing; and

(x)
such other investments having a specified stated maturity and bearing interest or sold at a discount acceptable to each Rating Agency and as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

provided, that no such instrument shall be a Permitted Investment if such instrument (i) evidences the right to receive interest only payments with respect to the obligations underlying such instrument, (ii) is purchased at a premium or (iii) is purchased at a deep discount; provided further that no such instrument shall be a Permitted Investment (A) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (B) if it may be redeemed at a price below the purchase price (the foregoing clause (B) not to apply to investments in units of money market funds pursuant to clause (viii) above); provided further that no amount beneficially owned by any REMIC may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Securities Administrator shall receive an Opinion of Counsel, at the expense of the Securities Administrator, to the effect that such investment will not adversely affect the status of any such REMIC as a REMIC under the Code or result in imposition of a tax on any such REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Permitted Transferee: Any Person (x) other than (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing, (ii) a foreign government, International Organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers’ cooperatives described in Section 521 of the Code) that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) an electing large partnership within the meaning of Section 775(a) of the Code, (y) that is a citizen or resident of the United States, a corporation, partnership (other than a partnership that has any direct or indirect foreign partners) or other entity (treated as a corporation or a partnership for federal income tax purposes), created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person and (z) other than any other Person so designated by the Securities Administrator based upon an Opinion of Counsel addressed to the Securities Administrator and the Trustee (which shall not be an expense of the Trustee or the Securities Administrator) that states that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause REMIC I, REMIC II, REMIC III or REMIC IV to fail to qualify as a REMIC at any time that any Certificates are Outstanding. The terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

PHH: PHH Mortgage Corporation, or its successor in interest.

PHH Servicing Agreement: The Purchase, Warranties and Servicing Agreement dated as of October 23, 2001, as amended, among the EMC Mortgage Corporation, PHH and Bishop’s Gate Residential Mortgage Trust, attached hereto as Exhibit S-9, and as modified by the related Assignment Agreement.

Prepayment Assumption: The applicable rate of prepayment as described in the Prospectus Supplement.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Interest Shortfall: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a partial Principal Prepayment, a Principal Prepayment in full, or that became a Liquidated Loan during the related Prepayment Period, (other than a Principal Prepayment in full resulting from the purchase of a Mortgage Loan pursuant to Section 2.02, 2.03, 3.21 or 10.01 hereof), the amount, if any, by which (i) one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such Mortgage Loan immediately prior to such prepayment (or liquidation) or in the case of a partial Principal Prepayment on the amount of such prepayment (or liquidation proceeds) exceeds (ii) the amount of interest paid or collected in connection with such Principal Prepayment or such liquidation proceeds less the sum of (a) the Master Servicing Fee, (b) the related Servicing Fee and the LPMI Fee, if any, in each case with respect to the related Mortgage Loan.

Prepayment Period: As to any Distribution Date and any Mortgage Loan, the period set forth in the related Servicing Agreement.

Primary Mortgage Insurance Policy: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note Holder in the event of default by the obligor under such Mortgage Note or the related security instrument, if any or any replacement policy therefor through the related Accrual Period for such Class relating to a Distribution Date.

Principal Distribution Amount: With respect to each Distribution Date, an amount equal to (x) the Principal Funds for such Distribution Date plus (y) any Extra Principal Distribution Amount for such Distribution Date, less (z) any Overcollateralization Release Amount.

Principal Funds: With respect to any Distribution Date, (i) the sum, without duplication, of (a) all scheduled principal collected during the related Due Period, (b) all Advances relating to principal made on or before the Distribution Account Deposit Date, (c) Principal Prepayments exclusive of prepayment charges or penalties collected during the related Prepayment Period, (d) the Stated Principal Balance of each Mortgage Loan that was repurchased by EMC pursuant to Sections 2.02 and 2.03 and 3.21, (e) the aggregate of all Substitution Adjustment Amounts for the related Determination Date in connection with the substitution of Mortgage Loans pursuant to Section 2.03(c), (f) all Liquidation Proceeds and Subsequent Recoveries collected during the related Prepayment Period (to the extent such Liquidation Proceeds and Subsequent Recoveries relate to principal), in each case to the extent remitted by the Master Servicer to the Distribution Account pursuant to this Agreement and (g) amounts in respect of principal paid by the Majority Class B-IO Certificateholder or the Master Servicer, as applicable, pursuant to Section 10.01, minus (ii) all amounts required to be reimbursed to the Servicers pursuant to the Servicing Agreements or to the Master Servicer, the Securities Administrator or the Trustee pursuant to Section 4.05 or as otherwise set forth in this Agreement.

Principal Prepayment: Any Mortgagor payment or other recovery of (or proceeds with respect to) principal on a Mortgage Loan (including loans purchased or repurchased under Sections 2.02, 2.03, 3.21 and 10.01 hereof) that is received in advance of its scheduled Due Date and is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial Principal Prepayments shall be applied by the related Servicer, as appropriate, in accordance with the terms of the related Mortgage Note.

Principal Remittance Amount: With respect to each Distribution Date, the sum of the amounts listed in clauses (a) through (f) of the definition of Principal Funds.

Private Certificates: Any of the Class B-IO Certificates and Residual Certificates.

Prospectus Supplement: The Prospectus Supplement dated May 25, 2006 relating to the public offering of the Class A-1, Class A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates.

Protected Account: Each account established with respect to receipts on the Mortgage Loans and REO Property in accordance with Section 4.01 hereof or by a Servicer in accordance with the related Servicing Agreement. Each Protected Account shall be an Eligible Account.

PUD: A Planned Unit Development.

Purchase Price: With respect to any Mortgage Loan (x) required to be repurchased by EMC pursuant to Section 2.02 or 2.03 hereof or (y) that EMC has a right to purchase pursuant to Section 3.21 hereof, an amount equal to the sum of (i) 100% of the outstanding principal balance of the Mortgage Loan as of the date of such purchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (ii) accrued interest thereon at the applicable Mortgage Rate through the first day of the month in which the Purchase Price is to be distributed to Certificateholders, reduced by any portion of the Servicing Fee, Servicing Advances and Advances payable to the purchaser of the Mortgage Loan plus (iii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

QIB: A Qualified Institutional Buyer as defined in Rule 144A promulgated under the Securities Act.

Rating Agency: Each of Moody’s and S&P. If any such organization or its successor is no longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization, or other comparable Person, designated by the Depositor, notice of which designation shall be given to the Trustee and the Securities Administrator. References herein to a given rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers.

Realized Loss: With respect to each Mortgage Loan as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor through the end of the calendar month in which such Final Recovery Determination was made, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on such Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during such calendar month, minus (iii) the proceeds, if any, received in respect of such Mortgage Loan during the calendar month in which such Final Recovery Determination was made, net of amounts that are payable therefrom to the related Servicer pursuant to the related Servicing Agreement. In addition, to the extent the related Servicer or the Master Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are distributed to any Class of Certificates or applied to increase Excess Spread on any Distribution Date.

With respect to any REO Property as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of REMIC I, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor in respect of the related Mortgage Loan through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on the related Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such Final Recovery Determination was made, minus (iv) the aggregate of all unreimbursed Advances and Servicing Advances.

With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

Record Date: With respect to any Distribution Date and the Certificates (other than the Class B-IO and Residual Certificates), so long as such Classes of Certificates are Book-Entry Certificates, the Business Day preceding such Distribution Date, and otherwise, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs. With respect to the Class B-IO Certificates and Residual Certificates, so long as such Classes of Certificates remain non Book-Entry Certificates, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs.

Reference Banks: Shall mean leading banks selected by the Securities Administrator and engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) which have been designated as such by the Securities Administrator and (iii) which are not controlling, controlled by, or under common control with, the Depositor, the Seller or the Master Servicer.

Reference Bank Rate: With respect to any Accrual Period shall mean the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the offered rates for United States dollar deposits for one month that are quoted by the Reference Banks as of 11:00 a.m., New York City time, on the related Interest Determination Date to prime banks in the London interbank market for a period of one month in an amount approximately equal to the aggregate Certificate Principal Balance of the Class A Certificates and Class M Certificates for such Accrual Period, provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the rates quoted by one or more major banks in New York City, selected by the Securities Administrator, as of 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the Class A Certificates and Class M Certificates for such Accrual Period.

Regular Certificate: Any Certificate other than a Residual Certificate.

Regular Interest: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Relief Act: The Servicemembers Civil Relief Act, as amended, or similar state law.

Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Relief Act.

Remaining Excess Spread: With respect to any Distribution Date, the Excess Spread less any Extra Principal Distribution Amount, in each case for such Distribution Date.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC I: The segregated pool of assets described in the Preliminary Statement and Section 5.07(a).

REMIC I Regular Interest: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC I Regular Interests are set forth in the Preliminary Statement hereto.

REMIC I Interest Loss Allocation Amount: With respect to any Distribution Date, an amount (subject to adjustment based on the actual number of days elapsed in the respective Accrual Period) equal to (a) the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the Uncertificated REMIC I Pass-Through Rate for REMIC I Regular Interest AA minus the Marker Rate, divided by (b) 12.

REMIC I Overcollateralization Amount: With respect to any date of determination, (i) 1.00% of the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests minus (ii) the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest, in each case, as of such date of determination.

REMIC I Overcollateralization Target Amount: 1.00% of the Overcollateralization Target Amount.

REMIC I Principal Loss Allocation Amount: With respect to any Distribution Date, an amount equal to the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two (2) times the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest and the denominator of which is the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest and REMIC I Regular Interest ZZ.

REMIC I Regular Interest ZZ Maximum Interest Deferral Amount: With respect to any Distribution Date, the excess of (i) accrued interest at the Uncertificated REMIC I Pass-Through Rate applicable to REMIC I Regular Interest ZZ for such Distribution Date on a balance equal to the Uncertificated Principal Balance of REMIC I Regular Interest ZZ minus the REMIC I Overcollateralization Amount, in each case for such Distribution Date, over (ii) the Uncertificated Accrued Interest on each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest for the purpose of this calculation for such Distribution Date, with the rate on each such REMIC I Regular Interest subject to a cap equal to the Uncertificated REMIC II Pass-Through Rate for the Corresponding Interest; provided, however, that solely for this purpose, the related cap with respect to each REMIC I Regular Interest for which a REMIC II Regular Interest is a Corresponding Interest shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Accrual Period.

REMIC II: The segregated pool of assets described in the Preliminary Statement consisting of the REMIC I Regular Interests

REMIC II Interests: The REMIC II Regular Interests and the Class R-2 Certificates..

REMIC II Regular Interest: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. Each REMIC II Regular Interest shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC II Regular Interests are set forth in the Preliminary Statement hereto.

REMIC II Regular Interest B-IO Distribution Amount: With respect to any Distribution Date, the sum of (i) the Uncertificated Accrued Interest for REMIC II Regular Interest B-IO for such Distribution Date, (ii) any Overcollateralization Release Amount for such Distribution Date and (iii) without duplication, any Subsequent Recoveries not distributed to the Class A Certificates and Class M Certificates on such Distribution Date; provided, however, that on and after the Distribution Date on which the Certificate Principal Balances of the Class A Certificates and Class M Certificates have been reduced to zero, the REMIC II Regular Interest B-IO Distribution Amount shall include the Overcollateralization Amount.

REMIC III: The segregated pool of assets described in the Preliminary Statement consisting of the REMIC II Regular Interests.

REMIC IV: The segregated pool of assets consisting of the Class B-IO Interest conveyed in trust to the Trustee, for the benefit of the Holders of the Class B-IO Certificates and the Class RX Certificate, with respect to which a separate REMIC election is to be made.

REMIC Opinion: Shall mean an Opinion of Counsel to the effect that the proposed action will not have an adverse effect on any REMIC created hereunder.

REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time, as well as provisions of applicable state laws.

REMIC Regular Interests: The REMIC I Regular Interests and REMIC II Regular Interests.

Remittance Date: Shall mean with respect to each Servicer, each Business Day as specified in the related Servicing Agreement.

Remittance Report: Shall mean a report to the Securities Administrator in an electronic format (or by such other means as the Master Servicer and the Securities Administrator may agree from time to time) containing such data and information, as agreed to by the Master Servicer and the Securities Administrator such as to permit the Securities Administrator to prepare the Monthly Statement to Certificateholders.

REO Imputed Interest: As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan, if appropriate) as of the close of business on the Distribution Date in such calendar month.

REO Property: A Mortgaged Property acquired by the Servicer through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

Replacement Mortgage Loan: A Mortgage Loan or Mortgage Loans in the aggregate substituted by EMC for a Deleted Mortgage Loan, which must, on the date of such substitution, as confirmed in a Request for Release, (i) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not less than 90% of, the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a fixed Mortgage Rate not less than or more than 1% per annum higher than the Mortgage Rate of the Deleted Mortgage Loan; (iii) have the same or higher credit quality characteristics than that of the Deleted Mortgage Loan; (iv) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan; (v) have a remaining term to maturity no greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (vi) not permit conversion of the Mortgage Rate from a fixed rate to a variable rate; (vii) have the same lien priority as the Deleted Mortgage Loan; (viii) constitute the same occupancy type as the Deleted Mortgage Loan or be owner occupied; (ix) comply with each representation and warranty set forth in Section 6 of the Mortgage Loan Purchase Agreement and (x) the Custodian has delivered a Final Certification noting no defects or exceptions.

Reportable Event: As defined in Section 3.18(a)(ii).

Request for Release: The Request for Release to be submitted by the Sponsor, the related Servicer or the Master Servicer to the Custodian substantially in the form of Exhibit G. Each Request for Release furnished to the Custodian by EMC, the Servicer or the Master Servicer shall be in duplicate and shall be executed by an officer of such Person or a Servicing Officer (or, if furnished electronically to the Custodian, shall be deemed to have been sent and executed by an officer of such Person or a Servicing Officer) of the Sponsor, the Servicer or the Master Servicer, as applicable.

Required Insurance Policy: With respect to any Mortgage Loan, any insurance policy that is required to be maintained from time to time under this Agreement or the related Servicing Agreement.

Reserve Fund: Shall mean the separate trust account created and maintained by the Securities Administrator pursuant to Section 5.08 hereof.

Reserve Fund Deposit: With respect to the Reserve Fund, an amount equal to $5,000, which the Depositor shall initially deposit into the Reserve Fund pursuant to Section 5.08 hereof.

Residual Certificates: The Class R-1, Class R-2, Class R-3 and Class RX Certificates, each evidencing the sole class of Residual Interests in the related REMIC.

Residual Interest: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

Responsible Officer: With respect to the Trustee and the Securities Administrator, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, or any Trust Officer in its respective Corporate Trust Office with specific responsibility for the transactions contemplated hereby, any other officer customarily performing functions similar to those performed by any of the above designated officers or other officers of the Trustee or the Securities Administrator as specified by the Trustee or the Securities Administrator, respectively, as to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Sarbanes-Oxley Act: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

Sarbanes-Oxley Certification: As defined in Section 3.18(a)(iii).

Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan.

Securities Act: The Securities Act of 1933, as amended.

Securities Administrator: Wells Fargo Bank, N.A., in its capacity as securities administrator hereunder, and its successors and assigns.

Securities Administrator Information: As defined in Section 3.18(b).

Seller: EMC, in each case in such capacity under the Mortgage Loan Purchase Agreement.

Senior Certificates: Any of the Class A-1 Certificates and Class A-2 Certificates.

Servicer: Any of National City, Fifth Third, Everhome, U.S. Central Credit Union, Wells Fargo, GMAC, CitiMortgage, Countrywide and PHH.

Service(s)(ing): In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer’ set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the residential mortgage-backed securitization market.

Servicer Remittance Date: With respect to each Mortgage Loan, the date set forth in the related Servicing Agreement.

Servicing Agreements: Any of the National City Servicing Agreement, the Fifth Third Servicing Agreement, the Everhome Servicing Agreement, the U.S. Central Credit Union Servicing Agreement, the Wells Fargo Servicing Agreement, the GMAC Servicing Agreement, the CitiMortgage Servicing Agreement, the Countrywide Servicing Agreement and the PHH Servicing Agreement.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable legal fees) incurred in the performance by the related Servicer of its servicing obligations under the related Servicing Agreement or the Master Servicer (when applicable) of its master servicing obligations hereunder, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, and including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered in the MERS® System, (iii) the management and liquidation of any REO Property (including, without limitation, realtor’s commissions) and (iv) compliance with any obligations under Section 3.11 hereof to cause insurance to be maintained.

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, or those Servicing Criteria otherwise mutually agreed to by EMC, the Master Servicer, the Trustee and the applicable Servicer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit P.

Servicing Fee: As to each Mortgage Loan serviced by the Servicer and any Distribution Date, an amount equal to 1/12th of the Servicing Fee Rate multiplied by the unpaid principal balance of each such mortgage loan payable solely from interest collections, as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Servicing Fee Rate: With respect to each Mortgage Loan, the rate specified in the Mortgage Loan Schedule for such Mortgage Loan.

Servicing Modification: With respect to any Mortgage Loan that is in default or, in the reasonable judgment of the Master Servicer, as to which default is reasonably foreseeable, any modification which is effected by the Master Servicer in accordance with the terms of this Agreement which results in any change in the outstanding Stated Principal Balance, any change in the Mortgage Rate or any extension of the term of such Mortgage Loan.

Servicing Officer: The related Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans as to which evidence reasonably acceptable to the Master Servicer, as applicable, of due authorization, by such party has been furnished from time to time to the Master Servicer.

Significance Estimate: With respect to any Distribution Date, and in accordance with Item 1115 of Regulation AB, shall be an amount determined based on the reasonable good-faith estimate by the Sponsor or its affiliate of the aggregate maximum probable exposure of the outstanding Certificates to the Class A-1 Interest Rate Corridor Contract.

Significance Percentage: With respect to any Distribution Date, and in accordance with Item 1115 of Regulation AB, shall be an percentage equal to the Significance Estimate divided by the outstanding Certificate Principal Balance of the Class A-1 Certificates, prior to the distribution of the Principal Distribution Amount on such Distribution Date.

Sponsor: EMC Mortgage Corporation.

Startup Day: The Startup Day for each REMIC formed hereunder shall be the Closing Date.

Stated Principal Balance: With respect to any Mortgage Loan or related REO Property and any Distribution Date, the Cut-off Date Principal Balance thereof minus the sum of (i) the principal portion of the Scheduled Payments due with respect to such Mortgage Loan during each Due Period ending prior to such Distribution Date (and irrespective of any delinquency in their payment), (ii) all Principal Prepayments with respect to such Mortgage Loan received prior to or during the related Prepayment Period, and all Liquidation Proceeds to the extent applied by the related Servicer as recoveries of principal in accordance with Section 3.13 or the related Servicing Agreement with respect to such Mortgage Loan, that were received by the related Servicer as of the close of business on the last day of the Prepayment Period related to such Distribution Date and (iii) any Realized Losses on such Mortgage Loan incurred during the related Prepayment Period. The Stated Principal Balance of a Liquidated Loan equals zero.

Stepdown Date: The later to occur of (a) the Distribution Date in June 2009 and (b) the first Distribution Date on which the Current Specified Enhancement Percentage is greater than or equal to 9.20%.

Subordinated Certificates: The Class M Certificates, Class B-IO Certificates and Residual Certificates.

Subsequent Recoveries: As of any Distribution Date, amounts received by the Master Servicer (net of any related expenses permitted to be reimbursed pursuant to Section 4.05) or surplus amounts held by the Master Servicer and the related Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Mortgage Loan that was the subject of a liquidation or final disposition of any REO Property prior to the related Prepayment Period that resulted in a Realized Loss.

Substitution Adjustment Amount: The meaning ascribed to such term pursuant to Section 2.03(c).

Successor Master Servicer: The meaning ascribed to such term pursuant to Section 8.01.

Tax Matters Person: The person designated as “tax matters person” in the manner provided under Treasury Regulation Sections 1.860F-4(d) and 301.6231(a)(7)-1T. The Holder of the greatest Percentage Interest in a Class of Residual Certificates shall be the Tax Matters Person for the related REMIC. The Securities Administrator, or any successor thereto or assignee thereof, shall serve as tax administrator hereunder and as agent for the related Tax Matters Person.

Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Certificate.

Transfer Affidavit: As defined in Section 6.02.

Trigger Event: With respect to any Distribution Date, a Trigger Event exists if (i) a Delinquency Event shall have occurred and be continuing or (ii) the aggregate amount of Realized Losses on the Mortgage Loans since the Cut-off Date as a percentage of the aggregate Cut-off Date Principal Balance of the Mortgage Loans exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date	Percentage
June 2009 through May 2010	0.25%, plus an additional 1/12th of 0.25% for each month thereafter until May 2010
June 2010 through May 2011	0.50%
June 2011 through May 2012	0.50%
June 2012 and thereafter	0.50%

Trust: As defined in Section 2.07.

Trust Fund: The corpus of the trust created hereunder consisting of (i) the Mortgage Loans and all interest accruing and principal due with respect thereto after the Cut-off Date to the extent not applied in computing the Cut-off Date Principal Balance thereof; (ii) the Distribution Account, the Reserve Fund, the Class A-1/A-2 Net WAC Reserve Account and the Protected Accounts maintained by the Servicers and all amounts deposited therein pursuant to the applicable provisions of this Agreement and the Servicing Agreements; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed in lieu of foreclosure or otherwise; (iv) the mortgagee’s rights under the Insurance Policies with respect to the Mortgage Loans; (v) the Class A-1 Interest Rate Corridor Contract; (vi) the rights under the Mortgage Loan Purchase Agreement; (vii) the rights under the Servicing Agreements and Assignment Agreements; and (viii) all proceeds of the foregoing, including proceeds of conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. The Reserve Fund, the Class A-1/A-2 Net WAC Reserve Account and the Class A-1 Interest Rate Corridor Contract shall constitute assets of the Trust Fund but will not be included in REMIC I, REMIC II, REMIC III or REMIC IV.

Trustee: U.S. Bank National Association, a national banking association, for the benefit of the Certificateholders under this Agreement, and any successor thereto, and any corporation or national banking association resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee as may from time to time be serving as successor trustee hereunder.

Uncertificated Accrued Interest: With respect to each REMIC Regular Interest on each Distribution Date, an amount equal to one month’s interest at the related Uncertificated REMIC I Pass-Through Rate or Uncertificated REMIC II Pass-Through Rate on the Uncertificated Principal Balance or Uncertificated Notional Amount, as applicable, of such REMIC Regular Interest. In each case, Uncertificated Accrued Interest will be reduced by any Prepayment Interest Shortfalls and Relief Act Interest Shortfalls (allocated to such REMIC Regular Interests as set forth in Section 1.02).

Uncertificated Notional Amount: With respect to REMIC II Regular Interest B-IO and any Distribution Date, an amount equal to the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests for such Distribution Date.

With respect to the Class B-IO Interest and any Distribution Date, an amount equal to the Uncertificated Notional Amount of the REMIC II Regular Interest B-IO for such Distribution Date.

Uncertificated Principal Balance: With respect to each REMIC Regular Interest and the Class B-IO Interest, the principal amount of such REMIC Regular Interest and Class B-IO Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each REMIC Regular Interest and Class B-IO Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial uncertificated principal balance. On each Distribution Date, the Uncertificated Principal Balance of the REMIC Regular Interests and Class B-IO Interest shall be reduced by all distributions of principal made on such REMIC Regular Interests and Class B-IO Interest on such Distribution Date pursuant to Section 5.07 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 5.05, and the Uncertificated Principal Balance of REMIC I Regular Interest ZZ shall be increased by interest deferrals as provided in Section 5.07(b)(i). The Uncertificated Principal Balance of each REMIC Regular Interest and Class B-IO Interest shall never be less than zero. With respect to the REMIC II Regular Interest B-IO as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC I Regular Interests over (B) the then aggregate Certificate Principal Balance of the Class A Certificates and the Class M Certificates then outstanding. With respect to the Class B-IO Interest as of any date of determination, an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest B-IO.

Uncertificated REMIC I Pass-Through Rate: With respect to any REMIC I Regular Interest and any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period, weighted on the basis of the Stated Principal Balances thereof as of the first day of the related Due Period.

Uncertificated REMIC II Pass-Through Rate: With respect to the REMIC II Regular Interests other than REMIC II Regular Interest B-IO and REMIC II Regular Interest A-1, a rate per annum equal to the Pass-Through Rate indicated for the Class of Corresponding Certificates as set forth in the Preliminary Statement.

With respect to REMIC II Regular Interest A-1 and (i) any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 6.50% per annum and (b) the weighted average of the Uncertificated REMIC I Pass-Through Rates on the REMIC I Regular Interests, weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest for such Distribution Date, and (ii) any Distribution Date thereafter, the lesser of (a) 7.00% per annum and (b) the weighted average of the Uncertificated REMIC I Pass-Through Rates on the REMIC I Regular Interests, weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest for such Distribution Date.

With respect to REMIC II Regular Interest B-IO, a rate per annum equal to the percentage equivalent of a fraction, the numerator of which is the sum of the amount determined for each REMIC I Regular Interest equal to the product of (a) the excess, if any, of the Uncertificated REMIC I Pass-Through Rate for such REMIC I Regular Interest over the Marker Rate and (y) a notional amount equal to the Uncertificated Principal Balance of such REMIC I Regular Interest, and the denominator of which is the aggregate Uncertificated Principal Balance of such REMIC I Regular Interests.

Uncertificated REMIC III Pass-Through Rate: With respect to the Regular Interest the ownership of which is represented by the Class A-1 Certificates and any Distribution Date, a per annum rate equal to One-Month LIBOR plus 0.50% per annum, subject to a cap equal to the weighted average Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1, weighted on the basis of the Uncertificated Principal Balance thereof immediately prior to such Distribution Date.

With respect to the Regular Interest the ownership of which is represented by the Class A-2 Certificates and any Distribution Date, a per annum rate equal to the excess, if any, of (A) the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1 over (B) the lesser of (x) One-Month LIBOR plus 0.50% per annum and (y) the weighted average Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1, weighted on the basis of the Uncertificated Principal Balance thereof immediately prior to such Distribution Date.

Uninsured Cause: Any cause of damage to a Mortgaged Property or related REO Property such that the complete restoration of such Mortgaged Property or related REO Property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant the related Servicing Agreement, without regard to whether or not such policy is maintained.

Unpaid Realized Loss Amount: With respect to any Class A Certificates and as to any Distribution Date, is the excess of Applied Realized Loss Amounts with respect to such Class over the sum of all distributions in reduction of the Applied Realized Loss Amounts on all previous Distribution Dates. Any amounts distributed to the Class A Certificates in respect of any Unpaid Realized Loss Amount shall not be applied to reduce the Certificate Principal Balance of such Class.

U.S. Central: U.S. Central Federal Credit Union, or its successor in interest.

U.S. Central Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002 between EMC Mortgage Corporation and U.S. Central, as amended by Amendment No. 1 to the Purchase, Warranties and Servicing Agreement dated as of January 13, 2003 between the EMC Mortgage Corporation and Assignor and Amendment No. 2 to the Purchase, Warranties and Servicing Agreement dated as of March 1, 2006, attached hereto as Exhibit S-4, and as modified by the related Assignment Agreement.

Voting Rights: The portion of the voting rights of all the Certificates that is allocated to any Certificate for purposes of the voting provisions hereunder. Voting Rights shall be allocated (i) 93% to the Class A Certificates and Class M Certificates, (ii) 3% to the Class B-IO Certificates until paid in full, and (iii) 1% to each of the Class R-1, Class R-2, Class R-3 and Class RX Certificates, with the allocation among the Certificates (other than the Class B-IO and Residual Certificates) to be in proportion to the Certificate Principal Balance of each Class relative to the Certificate Principal Balance of all other such Classes. Voting Rights will be allocated among the Certificates of each such Class in accordance with their respective Percentage Interests.

Wells Fargo: Wells Fargo Bank, N.A., and any successor thereto.

Wells Fargo Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of May 31, 2006, by and among the Sponsor, Wells Fargo and the Trustee evidencing the assignment of the Wells Fargo Servicing Agreement to the Trust, attached hereto as Exhibit T-5.

Wells Fargo Loans: Those Mortgage Loans subject to this Agreement which were purchased by the Sponsor from Wells Fargo pursuant to the Wells Fargo Servicing Agreement.

Wells Fargo Servicing Agreement: The Amended and Restated Master Seller’s Warranties and Servicing Agreement, dated as of November 1, 2005, by and between the Sponsor and Wells Fargo, as amended, attached hereto as Exhibit S-5, as modified by the Wells Fargo Assignment Agreement.

Section 1.02  Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of Current Interest for the Class A, Class M and Class B-IO Certificates for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 5.02) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to the Class B-IO Interest based on, and to the extent of, one month’s interest otherwise distributable thereto and, thereafter, among the Class A Certificates and Class M Certificates, in each case on a pro rata basis, based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rates on the respective Certificate Principal Balances of each such Certificate.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC I Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 5.02) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to Uncertificated Accrued Interest payable to REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount, 98% and 2%, respectively, and thereafter among REMIC I Regular Interest AA, each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest and REMIC I Regular Interest ZZ, pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC II Regular Interests for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 5.02) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among the REMIC II Regular Interests in the same manner and priority as such amounts are allocable to the Corresponding Certificates and, in the case of REMIC II Regular Interest B-IO, to the Class IO Interest; provided, however, that solely for purposes of the foregoing, any shortfalls allocable to the Class A-2 Certificates shall be deemed to be allocated to the Class A-1 Certificates.

ARTICLE II

CONVEYANCE OF TRUST FUND

Section 2.01  Conveyance of Trust Fund.

Pursuant to the Mortgage Loan Purchase Agreement, each Seller sold, transferred, assigned, set over and otherwise conveyed to the Depositor, without recourse, all the right, title and interest of such Seller in and to the assets sold by it in the Trust Fund.

The Sponsor has entered into this Agreement in consideration for the purchase of the Mortgage Loans by the Depositor pursuant to the Mortgage Loan Purchase Agreement and has agreed to take the actions specified herein.

The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the use and benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund.

In connection with such sale, the Depositor has delivered to, and deposited with, the Trustee or the Custodian, as its agent, the following documents or instruments with respect to each Mortgage Loan so assigned: (i) the original Mortgage Note, including any riders thereto, endorsed without recourse (A) in blank or to the order of “U.S. Bank National Association, as Trustee for Certificateholders of Structured Asset Mortgage Investments II Inc., Mortgage Pass-Through Certificates, Series 2006-CL1,” or (B) in the case of a loan registered on the MERS system, in blank, and in each case showing an unbroken chain of endorsements from the original payee thereof to the Person endorsing it to the Trustee, (ii) the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (x) in the proviso below applies, shall be in recordable form), (iii) unless the Mortgage Loan is a MOM Loan, the assignment (either an original or a copy, which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to the Trustee of the Mortgage with respect to each Mortgage Loan in the name of “U.S. Bank National Association, as Trustee for Certificateholders of Structured Asset Mortgage Investments II Inc., Asset Backed-Certificates, Series 2006-CL1,” which shall have been recorded (or if clause (x) in the proviso below applies, shall be in recordable form), (iv) an original or a copy of all intervening assignments of the Mortgage, if any, with evidence of recording thereon, (v) the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance, if available, or a copy thereof, or, in the event that such original title insurance policy is unavailable, a photocopy thereof, or in lieu thereof, a current lien search on the related Mortgaged Property and (vi) originals or copies of all available assumption, modification or substitution agreements, if any; provided, however, that in lieu of the foregoing, the related Seller may deliver the following documents, under the circumstances set forth below: (x) if any Mortgage, assignment thereof to the Trustee or intervening assignments thereof have been delivered or are being delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Depositor may deliver a true copy thereof with a certification by such Seller or the title company issuing the commitment for title insurance, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; and (y) in lieu of the Mortgage Notes relating to the Mortgage Loans identified in the list set forth in Exhibit I, the Depositor may deliver a lost note affidavit and indemnity and a copy of the original note, if available; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver to the Trustee and the Custodian a certification of a Servicing Officer to such effect and in such case shall deposit all amounts paid in respect of such Mortgage Loans in the Distribution Account on the Closing Date. In the case of the documents referred to in clause (x) above, the Depositor shall deliver such documents to the Trustee or the Custodian promptly after they are received.

The Sponsor shall cause, at its expense, the Mortgage and intervening assignments, if any, and to the extent required in accordance with the foregoing, the assignment of the Mortgage to the Trustee to be submitted for recording promptly after the Closing Date; provided that, the Sponsor need not cause to be recorded (a) any assignment in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel addressed to the Trustee delivered by the Sponsor to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) if MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record solely as nominee for the related Seller and its successors and assigns. In the event that any Seller, the Depositor , the Master Servicer or the Securities Administrator gives written notice to the Trustee that a court has recharacterized the sale of the Mortgage Loans as a financing, the Sponsor shall submit or cause to be submitted for recording as specified above each such previously unrecorded assignment to be submitted for recording as specified above at the expense of the Trust. In the event a Mortgage File is released to the related Servicer as a result of such Person having completed a Request for Release, the Custodian shall, if not so completed, complete the assignment of the related Mortgage in the manner specified in clause (iii) above.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Sponsor (on its own behalf as a Seller) further agrees that it will cause, at the Sponsor’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Sponsor to the Depositor and by the Depositor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Sponsor further agrees that it will not, and will not permit the Servicers or the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement or the Mortgage Loan Purchase Agreement.

Section 2.02  Acceptance of the Mortgage Loans.

(a)  Based on the Initial Certification received by it from the Custodian, the Trustee acknowledges receipt of, subject to the further review and exceptions reported by the Custodian pursuant to the procedures described below, the documents (or certified copies thereof) delivered to the Trustee or the Custodian on its behalf pursuant to Section 2.01 and declares that it holds and will continue to hold directly or through a custodian those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Fund delivered to it in trust for the use and benefit of all present and future Holders of the Certificates. On the Closing Date, the Trustee or the Custodian on its behalf will deliver an Initial Certification, in the form of Exhibit One to the Custodial Agreement, confirming whether or not it has received the Mortgage File for each Mortgage Loan, but without review of such Mortgage File, except to the extent necessary to confirm whether such Mortgage File contains the original Mortgage Note or a lost note affidavit and indemnity in lieu thereof. No later than 90 days after the Closing Date, the Trustee or the Custodian on its behalf shall, for the benefit of the Certificateholders, review each Mortgage File delivered to it and execute and deliver to the Sponsor and the Master Servicer and, if reviewed by the Custodian or the Trustee, an Interim Certifications, substantially in the form of Exhibit Two to the Custodial Agreement. In conducting such review, the Trustee or the Custodian on its behalf will ascertain whether all required documents have been executed and received and whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B to this Agreement, as supplemented (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). In performing any such review, the Trustee and the Custodian may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the Custodian on its behalf finds any document constituting part of the Mortgage File not to have been executed or received, or to be unrelated to the Mortgage Loans identified in Exhibit B or to appear to be defective on its face, the Trustee or the Custodian on its behalf shall include such information in the exception report attached to the Interim Certification. The Sponsor shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, the Sponsor may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee and the Securities Administrator an Opinion of Counsel addressed to the Trustee and the Securities Administrator to the effect that such defect does not materially or adversely affect the interests of the Certificateholders in such Mortgage Loan within 60 days from the date of notice from the Trustee of the defect and if the Sponsor fails to correct or cure the defect or deliver such opinion within such period, the Sponsor will, subject to Section 2.03, within 90 days from the notification of the Trustee purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of the Sponsor to deliver the Mortgage, assignment thereof to the Trustee, or intervening assignments thereof with evidence of recording thereon because such documents have been submitted for recording and have not been returned by the applicable jurisdiction, the Sponsor shall not be required to purchase such Mortgage Loan if the Sponsor delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date.

(b)  No later than 180 days after the Closing Date, the Trustee or the Custodian on its behalf will review, for the benefit of the Certificateholders, the Mortgage Files and will execute and deliver or cause to be executed and delivered to the Sponsor and the Master Servicer and, if reviewed by the Custodian or the Trustee, a Final Certification, substantially in the form of Exhibit Three to the Custodial Agreement. In conducting such review, the Trustee or the Custodian on its behalf will ascertain whether each document required to be recorded has been returned from the recording office with evidence of recording thereon and the Trustee or the Custodian on its behalf has received either an original or a copy thereof, as required in Section 2.01 (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). If the Trustee or the Custodian on its behalf finds any document with respect to a Mortgage Loan has not been received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B or to appear defective on its face, the Trustee or the Custodian on its behalf shall note such defect in the exception report attached to the Final Certification and shall promptly notify the Sponsor. The Sponsor shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, the Sponsor may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee and the Securities Administrator an Opinion of Counsel addressed to the Trustee and the Securities Administrator to the effect that such defect does not materially or adversely affect the interests of Certificateholders in such Mortgage Loan within 60 days from the date of notice from the Trustee of the defect and if the Sponsor is unable within such period to correct or cure such defect, or to substitute the related Mortgage Loan with a Replacement Mortgage Loan or to deliver such opinion, the Sponsor shall, subject to Section 2.03, within 90 days from the notification of the Trustee, purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of the Sponsor to deliver the Mortgage, assignment thereof to the Trustee or intervening assignments thereof with evidence of recording thereon, because such documents have not been returned by the applicable jurisdiction, the Sponsor shall not be required to purchase such Mortgage Loan, if the Sponsor delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date. Notwithstanding anything to the contrary, the Trustee shall have no responsibility with respect to the custody or review of Mortgage Files held by the Custodian pursuant to the Custodial Agreement. The Trustee shall have no liability for the failure of the Custodian to perform its obligations under the Custodial Agreement.

(c)  In the event that a Mortgage Loan is purchased by the Sponsor in accordance with subsections 2.02(a) or (b) above or Section 2.03, the Sponsor shall remit the applicable Purchase Price to the Master Servicer for deposit in the Distribution Account and shall provide written notice to the Securities Administrator and the Trustee detailing the components of the Purchase Price, signed by a Servicing Officer. Upon deposit of the Purchase Price in the Distribution Account and upon receipt of a Request for Release with respect to such Mortgage Loan, the Trustee or the Custodian will release to the Sponsor the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty furnished to it by the related Seller, as are necessary to vest in the title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the deposit into the Distribution Account was made. The Securities Administrator shall promptly notify the Rating Agencies of such repurchase. The obligation of the Sponsor to cure, repurchase or substitute for any Mortgage Loan as to which a defect in a constituent document exists shall be the sole remedies respecting such defect available to the Certificateholders or to the Trustee on their behalf.

(d)  The Sponsor shall deliver to the Trustee or the Custodian on its behalf, and Trustee agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Replacement Mortgage Loan, which the Trustee or the Custodian will review as provided in subsections 2.02(a) and 2.02(b), provided, that the Closing Date referred to therein shall instead be the date of delivery of the Mortgage File with respect to each Replacement Mortgage Loan.

Section 2.03  Representations, Warranties and Covenants of the Sponsor.

(a)  The Sponsor hereby represents and warrants to the Master Servicer, the Depositor, the Securities Administrator and the Trustee as follows, as of the Closing Date:

(i)  It is duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by it in any state in which a Mortgaged Property related to a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof.

(ii)  It has the full corporate power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto or thereto, as applicable, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement, the servicing of the Mortgage Loans by it under this Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof and thereof are in its ordinary course of business and will not (A) result in a breach of any term or provision of its charter or by-laws or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  It is an approved servicer of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act.

(v)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect (a) the execution, delivery or enforceability of this Agreement (b) or to perform any of its other obligations under this Agreement in accordance with the terms hereof, (c) its business operations, financial conditions, or properties or assets owned by it, or (d) its ability to carry on its business as now conducted.

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby or thereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(b)  Wells Fargo Bank, N.A., in its capacity as Master Servicer and Securities Administrator hereby represents and warrants to the Sponsor, the Depositor and the Trustee as follows, as of the Closing Date:

(i)  It is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Master Servicer and the Securities Administrator and, is in compliance with the doing business laws of any state, to the extent necessary to ensure its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof;

(ii)  It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

With respect to each Mortgage Loan as of the Closing Date (or such other date as may be specified in Section 7 of the Mortgage Loan Purchase Agreement), EMC hereby remakes and restates each of the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement to the Depositor and the Trustee to the same extent as if fully set forth herein.

(c)  Upon discovery by any of the parties hereto of a breach of a representation or warranty set forth in the Mortgage Loan Purchase Agreement with respect to the Mortgage Loans that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the party discovering such breach shall give prompt written notice thereof to the other parties to this Agreement. The Sponsor hereby covenants, with respect to the representations and warranties set forth in the Mortgage Loan Purchase Agreement with respect to the Mortgage Loans, that within 90 days of the discovery of a breach of any representation or warranty set forth therein that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, it shall cure such breach in all material respects and, if such breach is not so cured, (i) if such 90 day period expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a “Deleted Mortgage Loan”) from the Trust Fund and substitute in its place a Replacement Mortgage Loan, in the manner and subject to the conditions set forth in this Section; or (ii) repurchase the affected Mortgage Loan or Mortgage Loans from the Trustee at the Purchase Price in the manner set forth below; provided that any such substitution pursuant to (i) above or repurchase pursuant to (ii) above shall not be effected prior to the delivery to the Trustee and the Securities Administrator of an Opinion of Counsel if required by Section 2.05 hereof and any such substitution pursuant to (i) above shall not be effected prior to the additional delivery to the Custodian of a Request for Release. The Sponsor shall, or cause the related Servicer to, furnish to the Securities Administrator and the Trustee the Officer’s Certificate required under Section 2.03(c) relating to such cure. If the Trustee has received (or has given, as the case may be) written notice of such a breach of a representation or warranty, the Trustee shall give prompt written notice to the Master Servicer, the Securities Administrator and the Sponsor, if within 90 days of its receipt (or giving, as the case may be) of such notice of breach, the Trustee does not receive an Officer’s Certificate as described in the preceding sentence certifying as to the cure of such breached representation or warranty. The Sponsor shall promptly reimburse the Trustee for any expenses reasonably incurred by the Trustee in respect of enforcing the remedies for such breach. To enable the Master Servicer to amend the Mortgage Loan Schedule, the Master Servicer shall, unless it cures such breach in a timely fashion pursuant to this Section 2.03, promptly notify the Trustee whether it intends either to repurchase, or to substitute for, the Mortgage Loan affected by such breach. With respect to the representations and warranties with respect to the Mortgage Loans that are made to the best of the Sponsor’s knowledge, if it is discovered by any of the Depositor, the Master Servicer, the Securities Administrator, the Sponsor, the Trustee or the Custodian that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, notwithstanding the Sponsor’s lack of knowledge with respect to the substance of such representation or warranty, the Sponsor shall nevertheless be required to cure, substitute for or repurchase the affected Mortgage Loan in accordance with the foregoing.

With respect to any Replacement Mortgage Loan or Loans, the Sponsor (pursuant to the Mortgage Loan Purchase Agreement) shall deliver to the Trustee or the Custodian on its behalf for the benefit of the Certificateholders such documents and agreements as are required by Section 2.01. No substitution will be made in any calendar month after the Determination Date for such month. Notwithstanding the foregoing, such substitution must be done within two years of the Closing Date. Scheduled Payments due with respect to Replacement Mortgage Loans in the Due Period related to the Distribution Date on which such proceeds are to be distributed shall not be part of the Trust Fund and will be retained by the Sponsor. For the month of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for the related Due Period and thereafter the Sponsor shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Master Servicer shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Replacement Mortgage Loan or Loans and the Master Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee, the Sponsor, the Securities Administrator and the Custodian. Upon such substitution, the Replacement Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Sponsor shall be deemed to have made with respect to such Replacement Mortgage Loan or Loans, as of the date of substitution, the representations and warranties set forth in Section 7 or Section 8 of the Mortgage Loan Purchase Agreement with respect to such Mortgage Loan. Upon any such substitution and the deposit into the Distribution Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph and receipt by the Custodian of a Request for Release for such Mortgage Loan, the Custodian shall release to the Sponsor the Mortgage File relating to such Deleted Mortgage Loan and held for the benefit of the Certificateholders and the Trustee shall execute and deliver at the Sponsor’s direction such instruments of transfer or assignment as have been prepared by the Sponsor in each case without recourse, representation or warranty as shall be necessary to vest in the Sponsor or its respective designee, title to the Trustee’s interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

For any month in which the Sponsor substitutes one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, the Master Servicer will determine the amount (if any) by which the aggregate principal balance of all the Replacement Mortgage Loans as of the date of substitution is less than the Stated Principal Balance (after application of the principal portion of the Scheduled Payment due in the month of substitution) of such Deleted Mortgage Loan. An amount equal to the aggregate of such deficiencies, described in the preceding sentence for any Distribution Date (such amount, the “Substitution Adjustment Amount”) shall be deposited into the Distribution Account, by the Sponsor delivering such Replacement Mortgage Loan on the Determination Date for the Distribution Date relating to the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

In the event that the Sponsor shall have repurchased a Mortgage Loan, the Purchase Price therefor shall be deposited into the Distribution Account maintained by the Master Servicer, on the Determination Date for the Distribution Date in the month following the month during which the Sponsor became obligated to repurchase or replace such Mortgage Loan and upon such deposit of the Purchase Price, the delivery of an Opinion of Counsel if required by Section 2.05 and the receipt of a Request for Release, the Custodian shall release the related Mortgage File held for the benefit of the Certificateholders to the Sponsor and the Trustee shall execute and deliver at such Person’s direction the related instruments of transfer or assignment prepared by the Sponsor, in each case without recourse, as shall be necessary to transfer title from the Trustee for the benefit of the Certificateholders and transfer the Trustee’s interest to the Sponsor to any Mortgage Loan purchased pursuant to this Section 2.03. It is understood and agreed that the obligation under this Agreement of the Sponsor to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Sponsor respecting such breach available to the Certificateholders, the Depositor or the Trustee.

In connection with any repurchase or substitution of a Mortgage Loan pursuant to this Section 2.03, the Seller shall, or cause the related Servicer to, furnish to the Securities Administrator an officer’s certificate, signed by a duly authorized officer of the Seller or the related Servicer, as the case may be, to the effect that such repurchase has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such repurchase have been satisfied, including the delivery to the Securities Administrator of the Purchase Price for deposit into the Distribution Account, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release. Solely for purposes of the Securities Administrator providing an Assessment of Compliance, upon receipt of such documentation, the Securities Administrator shall approve such repurchase and which approval shall be based solely on the Securities Administrator’s receipt of such documentation and deposits. It is understood and agreed that the obligation under this Agreement of the Seller repurchase any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

(d)  The representations and warranties set forth in this Section 2.03 hereof shall survive delivery of the respective Mortgage Loans and Mortgage Files to the Trustee or the Custodian for the benefit of the Certificateholders.

Section 2.04  Representations and Warranties of the Depositor.

The Depositor hereby represents and warrants to the Master Servicer, the Securities Administrator and the Trustee as follows, as of the date hereof and as of the Closing Date:

(i)  the Depositor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Depositor’s business as presently conducted or on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(ii)  the Depositor has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(iii)  the execution and delivery by the Depositor of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties or the articles of incorporation or by-laws of the Depositor, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(iv)  the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(v)  this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(vi)  there are no actions, suits or proceedings pending or, to the knowledge of the Depositor, threatened against the Depositor, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will if determined adversely to the Depositor materially and adversely affect the Depositor’s ability to enter into this Agreement or perform its obligations under this Agreement; and the Depositor is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

(vii)  the Depositor has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and it has been subject to such filing requirements for the past 90 days; and

(viii)  immediately prior to the transfer and assignment to the Trustee, each Mortgage Note and each Mortgage were not subject to an assignment or pledge, and the Depositor had good and marketable title to and was the sole owner thereof and had full right to transfer and sell such Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

Section 2.05  Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.

(a)  Notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which default is not reasonably foreseeable, no repurchase or substitution pursuant to Sections 2.02 or 2.03 shall be made unless the Sponsor delivers to the Trustee and the Securities Administrator an Opinion of Counsel, addressed to the Trustee and the Securities Administrator, to the effect that such repurchase or substitution would not (i) result in the imposition of the tax on “prohibited transactions” of REMIC I, REMIC II, REMIC III or REMIC IV or contributions after the Closing Date, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively, or (ii) cause any of REMIC I, REMIC II, REMIC III or REMIC IV to fail to qualify as a REMIC at any time that any Certificates are outstanding. Any Mortgage Loan as to which repurchase or substitution was delayed pursuant to this paragraph shall be repurchased or the substitution therefor shall occur (subject to compliance with Sections 2.02 or 2.03) upon the earlier of (a) the occurrence of a default or a default becoming reasonably foreseeable with respect to such Mortgage Loan and (b) receipt by the Trustee and the Securities Administrator of an Opinion of Counsel addressed to the Trustee and the Securities Administrator to the effect that such repurchase or substitution, as applicable, will not result in the events described in clause (i) or clause (ii) of the preceding sentence.

(b)  Upon discovery by the Depositor, the Sponsor or the Master Servicer that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall promptly (and in any event within 5 Business Days of discovery) give written notice thereof to the other parties and the Trustee and the Securities Administrator. In connection therewith, the Sponsor at it’s option shall either (i) substitute, if the conditions in Section 2.03 with respect to substitutions are satisfied, a Replacement Mortgage Loan for the affected Mortgage Loan, or (ii) repurchase the affected Mortgage Loan within 90 days of such discovery in the same manner as it would a Mortgage Loan for a breach of representation or warranty in accordance with Section 2.03. The Trustee shall reconvey to the Sponsor the Mortgage Loan to be released pursuant hereto (and the Custodian shall deliver the related Mortgage File) in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased for breach of a representation or warranty in accordance with Section 2.03.

Section 2.06  Countersignature and Delivery of Certificates.

(a)  The Trustee acknowledges the sale, transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, and the Securities Administrator has executed, countersigned and delivered, to or upon the order of the Depositor, the Certificates in authorized denominations evidencing the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates and to perform the duties set forth in this Agreement in accordance with its terms.

(b)  The Depositor concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC II for the benefit of the holders of the REMIC II Interests. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC II and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Interests.

(c)  The Depositor concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests and the other assets of REMIC III for the benefit of the holders of the Regular Certificates, the Class B-IO Interest and the Class R-3 Certificates. The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the Regular Certificates, the Class B-IO Interest and the Class R-3 Certificates.

(d)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class B-IO Interest for the benefit of the Holders of the Class B-IO Certificates and the Class RX Certificates. The Trustee acknowledges receipt of the Class B-IO Interest (which is uncertificated) and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the the Class B-IO Certificates and the Class RX Certificates.

Section 2.07  Purposes and Powers of the Trust.

The purpose of the common law trust, as created hereunder, is to engage in the following activities:

(a)  acquire and hold, as set forth in this Agreement, the Mortgage Loans and the other assets of the Trust Fund and the proceeds therefrom for the benefit of the Certificateholders;

(b)  to issue the Certificates sold to the Depositor in exchange for the Mortgage Loans and any other assets of the Trust Fund;

(c)  to make distributions on the Certificates;

(d)  to engage in those activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(e)  subject to compliance with this Agreement, to engage in such other activities as may be required in connection with conservation of the Trust Fund and the making of distributions to the Certificateholders.

The Trust is hereby authorized to engage in the foregoing activities. The Trust shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement while any Certificate is outstanding.

ARTICLE III

ADMINISTRATION OF THE TRUST FUND AND SERVICING OF MORTGAGE LOANS

Section 3.01  Master Servicer and Securities Administrator.

The Master Servicer shall supervise, monitor and oversee the obligation of the Servicers to service and administer the Mortgage Loans in accordance with the terms of the applicable Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with each Servicer as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by each Servicer and shall cause each Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Servicer under its applicable Servicing Agreement. The Master Servicer shall independently and separately monitor the Servicer’s servicing activities with respect to each Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Servicers’ and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Securities Administrator as shall be necessary in order for it to prepare the statements specified in Section 5.06(a), and prepare any other information and statements required to be forwarded by the Master Servicer hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicers pursuant to the applicable Servicing Agreement. The Master Servicer shall be entitled to conclusively rely on the related Mortgage Loan data provided by the related Servicer and shall have no liability for any errors in such Mortgage Loan data.

In addition to the foregoing, in connection with a modification of any Mortgage Loan by a Servicer, if the Master Servicer is unable to enforce the obligations of the Servicer with respect to such modification, the Master Servicer shall notify the Depositor of such Servicer’s failure to comply with the terms of the Servicing Agreement or this Agreement. If the Servicing Agreement requires the approval of the Master Servicer for a modification to a Mortgage Loan, the Master Servicer shall approve such modification if, based upon its receipt of written notification from the related Servicer outlining the terms of such modification and appropriate supporting documentation, the Master Servicer determines that the modification is permitted under the terms of the Servicing Agreement and that any conditions to such modification set forth in the Servicing Agreement have been satisfied. Furthermore, if the Servicing Agreement requires the oversight and monitoring of loss mitigation measures with respect to the related Mortgage Loans, the Master Servicer will monitor any loss mitigation procedure or recovery action related to a defaulted Mortgage Loan (to the extent it receives notice of such from the related Servicer) and confirm that such loss mitigation procedure or recovery action is initiated, conducted and concluded in accordance with any timeframes and any other requirements set forth in the Servicing Agreement, and the Master Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

The Trustee shall furnish the Servicers and the Master Servicer with any powers of attorney substantially in the form of Exhibit O hereto and upon written request from a Servicing Officer other documents in form as provided to it necessary or appropriate to enable the Servicers and the Master Servicer to service and administer the Mortgage Loans and REO Property.

The Trustee or the Custodian shall provide access to the records and documentation in possession of the Trustee or the Custodian regarding the Mortgage Loans and REO Property and the servicing thereof to the related Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee or the Custodian; provided, however, that, unless otherwise required by law, neither the Trustee nor the Custodian shall be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee and the Custodian shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s or the Custodian’s actual costs.

The Trustee shall execute upon the related Servicer’s written instruction (which includes the documents to be signed) and deliver to the related Servicer and the Master Servicer any court pleadings, requests for trustee’s sale or other appropriate documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 3.02  REMIC-Related Covenants.

For as long as each REMIC shall exist, the Trustee and the Securities Administrator shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee and the Securities Administrator shall comply with any directions of the Depositor, the related Servicer or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account (except as otherwise expressly permitted by this Agreement) unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; and (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.02 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion addressed to the Trustee.

Section 3.03  Monitoring of Servicers.

(a)  The Master Servicer shall be responsible for reporting to the Trustee and the Depositor the non-compliance by each Servicer with its duties under the related Servicing Agreement. In the review of each Servicer’s activities, the Master Servicer may rely upon an officer’s certificate of the Servicer (or similar document signed by an officer of the Servicer) with regard to the Servicer’s compliance with the terms of its Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer (other than Wells Fargo) should be terminated in accordance with its Servicing Agreement, or that a notice should be sent pursuant to such Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate. In the event that the Master Servicer, in its judgment, determines that Wells Fargo should be terminated in accordance with the Wells Fargo Servicing Agreement, or that a notice should be sent pursuant to the Wells Fargo Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof in writing. Pursuant to its receipt of such written notification from the Master Servicer, the Trustee shall issue such notice of termination to Wells Fargo or take such other action as it deems appropriate.

(b)  The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Servicer under the related Servicing Agreement, and shall, in the event that a Servicer, other than Wells Fargo, fails to perform its obligations in accordance with the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Servicer thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In the event that Wells Fargo fails to perform its obligations in accordance with the Wells Fargo Servicing Agreement, subject to the preceding paragraph, the Master Servicer shall notify the Trustee in writing of such failure. Pursuant to its receipt of such notification from the Master Servicer, the Trustee shall terminate the rights and obligations of Wells Fargo under the Wells Fargo Servicing Agreement and enter in to a new Servicing Agreement with a successor Servicer selected by the Trustee; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In either event, such enforcement, including, without limitation, the legal prosecution of claims, termination of Servicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer (or in the case Wells Fargo is terminated as the Servicer, the Trustee) in its good faith business judgment, would require were it the owner of the Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action. In the event that Wells Fargo is terminated as the Servicer, the Trustee shall pay the costs of such enforcement at its own expense, subject to its right to be reimbursed for such costs from the Distribution Account pursuant to Section 3.03(c); provided that the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Trustee shall have received reasonable indemnity for its costs and expenses in pursuing such action. Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of Wells Fargo or the Master Servicer unless the Trustee has not been able to find a successor servicer or a successor master servicer.

(c)  In the event that Wells Fargo is terminated as Servicer, to the extent that the costs and expenses of the Trustee related to any termination of Wells Fargo, or the enforcement or prosecution of related claims, rights or remedies, or the appointment of a successor Servicer (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Wells Fargo as a result of an event of default by Wells Fargo and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor Servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by Wells Fargo after such termination, the Trustee shall be entitled to reimbursement of such costs and expenses from the Distribution Account. In all other cases, to the extent that the costs and expenses of the Master Servicer related to any termination of a Servicer (other than Wells Fargo), appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer with respect to any Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an event of default by such Servicer and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer shall be entitled to reimbursement of such costs and expenses from the Distribution Account.

(d)  The Master Servicer shall require each Servicer to comply with the remittance requirements and other obligations set forth in the related Servicing Agreement.

(e)  The Master Servicer shall use its best reasonable efforts to cause each Servicer (to the extent required under the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance) primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(f)  The Master Servicer shall pay in accordance with Section 4.05(a)(xi), on behalf of the Trustee and the Certificateholders, fees or premiums in connection with any LPMI Policy with respect to any GMAC Mortgage Loan covered by a LPMI Policy, necessary to keep such LPMI Policy in full force and effect. Such amounts shall be payable, in each case, to the extent such related Mortgage Loan is identified on the Mortgage Loan Schedule as being covered by a LPMI Policy and to the extent in such amount as such fees or premiums are indentified to the Master Servicer by GMAC with respect to each such Mortgage Loan.

Section 3.04  Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 3.05  Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article X hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Holders of the Certificates and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 3.03, shall not permit any Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, may cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action would not cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any REMIC. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer or any Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the related Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer or any Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 9.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not be deemed to be the agent of the Trustee.

Section 3.06  Due-on-Sale Clauses; Assumption Agreements.

To the extent provided in the applicable Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall enforce the obligation of the Servicers to enforce such clauses in accordance with the applicable Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with the applicable Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with the applicable Servicing Agreement.

Section 3.07  Release of Mortgage Files.

(a)  Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by any Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Servicer will, if required under the applicable Servicing Agreement (or if the applicable Servicer does not, the Master Servicer may), promptly furnish to the Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit D hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the applicable Servicer pursuant to Section 4.01 or by the applicable Servicer pursuant to the applicable Servicing Agreement have been or will be so deposited) and shall request that the Custodian, on behalf of the Trustee, deliver to the applicable Servicer the related Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the applicable Servicer and the Trustee and Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, each Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the Protected Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with the applicable Servicing Agreement, upon written instruction from such Servicer or the Master Servicer, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by a Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The Custodian, on behalf of the Trustee, shall, upon the request of a Servicer or the Master Servicer, and delivery to the Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit D (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Servicer or the Master Servicer. Such trust receipt shall obligate the Servicer or the Master Servicer to return the Mortgage File to the Custodian on behalf of the Trustee, when the need therefor by the Servicer or the Master Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the Custodian, on behalf of the Trustee, to the Servicer or the Master Servicer.

Section 3.08  Documents, Records and Funds in Possession of Master Servicer to Be Held for Trustee.

(a)  The Master Servicer shall transmit and each Servicer (to the extent required by the related Servicing Agreement) shall transmit to the Trustee or Custodian such documents and instruments coming into the possession of the Master Servicer or such Servicer from time to time as are required by the terms hereof, or in the case of the Servicers, the applicable Servicing Agreement, to be delivered to the Trustee or Custodian. Any funds received by the Master Servicer or by a Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer or by a Servicer as Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the right of the Master Servicer to retain or withdraw from the Distribution Account the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of each Servicer to retain its Servicing Fee and other amounts as provided in the applicable Servicing Agreement. The Master Servicer shall, and (to the extent provided in the applicable Servicing Agreement) shall enforce the obligation of each Servicer to, provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b)  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer and each Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer under this Agreement or the applicable Servicing Agreement.

Section 3.09  Standard Hazard Insurance and Flood Insurance Policies.

(a)  For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Servicers under the related Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of the related Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in the applicable Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b)  Pursuant to Section 4.01 and 4.04, any amounts collected by the Servicers or the Master Servicer, or by any Servicer, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with the applicable Servicing Agreement) shall be deposited into the Distribution Account, subject to withdrawal pursuant to Section 4.04 and 4.05. Any cost incurred by the Master Servicer or any Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer or such Servicer pursuant to Sections 4.04 and 4.05.

Section 3.10  Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in the applicable Servicing Agreement) enforce the obligation of the related Servicer to prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to a Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Distribution Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 3.11  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Master Servicer shall not take, or permit any Servicer (to the extent such action is prohibited under the applicable Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer or such Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause each Servicer (to the extent required under the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not permit any Servicer (to the extent required under the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b)  The Master Servicer agrees to present, or to cause each Servicer (to the extent required under the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Section 4.01 and 4.04, any amounts collected by the Master Servicer or any Servicer under any Primary Mortgage Insurance Policies shall be deposited in the Distribution Account, subject to withdrawal pursuant to Section 4.04 and Section 4.05.

Section 3.12  Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 3.13  Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall enforce the obligation of each Servicer (to the extent required under the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with the applicable Servicing Agreement.

Section 3.14  Compensation for the Master Servicer.

The Master Servicer shall be entitled to the Master Servicing Compensation on each Distribution Date as compensation for the performance of its obligations hereunder. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 3.15  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in the applicable Servicing Agreement, enforce the obligation of the applicable Servicer to sell any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall enforce any obligations of the applicable Servicer to protect and conserve, such REO Property in the manner and to the extent required by the applicable Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Master Servicer shall, to the extent required by the related Servicing Agreement, enforce the obligation of the applicable Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the Protected Account.

(c)  The Master Servicer and the applicable Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d)  To the extent provided in the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the applicable Servicer as provided above shall be deposited in the Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Master Servicer for deposit into the Distribution Account on the next succeeding Servicer Remittance Date.

Section 3.16  Annual Statement as to Compliance.

The Master Servicer and the Securities Administrator shall deliver (or otherwise make available) to the Depositor and the Securities Administrator not later than March 15th of each calendar year beginning in 2007, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of each such party during the preceding calendar year and of its performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. The Master Servicer shall enforce the obligations of each Servicer, to the extent set forth in the related Servicing Agreement, to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor and the Securities Administrator as described above as and when required with respect to the Master Servicer. In the event that certain servicing responsibilities with respect to any Mortgage Loan have been delegated by the Master Servicer, the Securities Administrator or a Servicer to a subservicer or subcontractor, each such entity shall cause such subservicer or subcontractor (and with respect to each Servicer, the Master Servicer shall enforce the obligation of such Servicer to the extent required under the related Servicing Agreement) to deliver a similar Annual Statement of Compliance by such subservicer or subcontractor to the Depositor and the Securities Administrator as described above as and when required with respect to the Master Servicer or the related Servicer (as the case may be).

Failure of the Master Servicer to comply with this Section 3.16 (including with respect to the timeframes required herein) shall be deemed an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same. Failure of the Securities Administrator to comply with this Section 3.16 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default and the Trustee at the written direction of the Depositor shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 3.17  Assessments of Compliance and Attestation Reports.

Pursuant to Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, each of the Master Servicer, the Securities Administrator and the Custodian (to the extent set forth in this Section) (each, an “Attesting Party”) shall deliver (or otherwise make available) to the Master Servicer, the Securities Administrator and the Depositor on or before March 15th of each calendar year beginning in 2007, a report regarding such Attesting Party’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria during the preceding calendar year. The Assessment of Compliance, as set forth in Regulation AB, must contain the following:

(a)  A statement by an authorized officer of such Attesting Party of its authority and responsibility for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b)  A statement by an authorized officer that such Attesting Party used the Servicing Criteria attached as Exhibit P hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the related Attesting Party;

(c)  An assessment by such officer of the related Attesting Party’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d)  A statement that a registered public accounting firm has issued an attestation report on the related Attesting Party’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e)  A statement as to which of the Servicing Criteria, if any, are not applicable to the related Attesting Party, which statement shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving such Attesting Party, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit P hereto which are indicated as applicable to the related Attesting Party.

On or before March 15th of each calendar year beginning in 2007, each Attesting Party shall furnish to the Master Servicer, the Depositor and the Securities Administrator a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the related Attesting Party, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Master Servicer shall enforce the obligation of each Servicer to deliver to the Securities Administrator, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided in the related Servicing Agreement. Each of the Master Servicer and the Securities Administrator shall cause, and the Master Servicer shall enforce the obligation (as and when provided in the related Servicing Agreement) of each Servicer to cause, any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer or the Securities Administrator, as applicable, to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, the Master Servicer or the Securities Administrator, as applicable, to deliver to the Securities Administrator, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided above. Such Assessment of Compliance, as to any subservicer or subcontractor, shall at a minimum address the applicable Servicing Criteria specified on Exhibit P hereto which are indicated as applicable to any “primary servicer” to the extent such subservicer or subcontractor is performing any servicing function for the party who engages it and to the extent such party is not itself addressing the Servicing Criteria related to such servicing function in its own Assessment of Compliance. The Securities Administrator shall confirm that each of the Assessments of Compliance delivered to it, taken as a whole, address all of the Servicing Criteria and taken individually address the Servicing Criteria for each party as set forth in Exhibit P and notify the Depositor of any exceptions. Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

The Custodian shall deliver to the Master Servicer, the Securities Administrator and the Depositor an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit P hereto which are indicated as applicable to a “custodian”. Notwithstanding the foregoing, an Assessment of Compliance or Attestation Report is not required to be delivered by any Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

Failure of the Master Servicer to comply with this Section 3.17 (including with respect to the timeframes required herein) shall constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Securities Administrator to comply with this Section 3.17 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K shall constitute a default and at the written direction of the Depositor, the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same (but subject to the Securities Administrator’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Section 3.18  Reports Filed with Securities and Exchange Commission.

(a)  (i) (A) Within 15 days after each Distribution Date, the Securities Administrator shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a Distribution Report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Securities Administrator to the Certificateholders for such Distribution Date; provided that, the Securities Administrator shall have received no later than five (5) calendar days after the related Distribution Date, all information required to be provided to the Securities Administrator as described in clause (a)(iv) below. Any disclosure that is in addition to the Monthly Statement and that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit Q to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit Q) and approval.

(B)  Within five (5) calendar days after the related Distribution Date, (i) the parties set forth in Exhibit Q shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iv) below, to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this Section.

(C)  After preparing the Form 10-D, the Securities Administrator shall forward electronically a copy of the Form 10-D to the Depositor (in the case of any Additional 10-D Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (provided that, the Securities Administrator forwards a copy of the Form 10-D no later than the 10th calendar after the Distribution Date), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-D is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-D. No later than the 13th calendar day after the related Distribution Date, a duly authorized officer of the Master Servicer shall sign the Form 10-D and, in the case where the Master Servicer and the Securities Administrator are not affiliated, return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Securities Administrator shall follow the procedures set forth in Section 3.18(a)(v). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall make available on its internet website identified in Section 5.06 a final executed copy of each Form 10-D filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 11.07. Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to the questions should be “no”. The Securities Administrator shall be entitled to rely on the representations in Section 2.04(viii) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under Sections 3.18(a)(i) and (v) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(ii)  (A) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Securities Administrator shall prepare and file, at the direction of the Depositor, on behalf of the Trust, any Form 8-K, as required by the Exchange Act; provided that, the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit Q to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit Q) and approval.

(B)  For so long as the Trust is subject to the Exchange Act reporting requirements, no later than the close of business on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth in Exhibit Q shall be required pursuant to Section 3.18(a)(iv) below to provide, and the Master Servicer will enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, and (ii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

(C)  After preparing the Form 8-K, the Securities Administrator shall forward electronically a copy of the Form 8-K to the Depositor and the Master Servicer for review. No later than the close of business New York City time on the 3rd Business Day after the Reportable Event, or in the case where the Master Servicer and Securities Administrator are affiliated, no later than noon New York City time on the 4th Business Day after the Reportable Event, a duly authorized officer of the Master Servicer shall sign the Form 8-K and, in the case where the Master Servicer and the Securities Administrator are not affiliated, return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event (provided that, the Securities Administrator forwards a copy of the Form 8-K no later than noon New York time on the third Business Day after the Reportable Event), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 8-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities Administrator shall follow the procedures set forth in Section 3.18(a)(v). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall, make available on its internet website a final executed copy of each Form 8-K filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 10.07. The parties to this Agreement acknowledge that the performance by Master Servicer and the Securities Administrator of their respective duties under this Section 3.18(a)(ii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 3.18(a)(ii). Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(iii)  (A) Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2007, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, (I) an annual compliance statement for each Servicer, the Master Servicer, the Securities Administrator and any subservicer or subcontractor, as applicable, as described under Section 3.16, (II)(A) the annual reports on assessment of compliance with Servicing Criteria for each Servicer, the Master Servicer, each subservicer and subcontractor participating in the servicing function, the Securities Administrator and the Custodian, as described under Section 3.17, and (B) if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (III)(A) the registered public accounting firm attestation report for each Servicer, the Master Servicer, the Securities Administrator, each subservicer, each subcontractor, as applicable, and the Custodian, as described under Section 3.17, and (B) if any registered public accounting firm attestation report described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (IV) a Sarbanes-Oxley Certification as described in Section 3.18 (a)(iii)(D) below (provided, however, that the Securities Administrator, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (I) through (IV) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit Q to the Securities Administrator and the Depositor and approved for inclusion by the Depositor, and the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting (other than in the case where the Securities Administrator is the reporting party as set forth in Exhibit Q) and approval.

(B)  No later than March 15th of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, (i) the parties set forth in Exhibit Q shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iii) below to the Securities Administrator and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and the Depositor and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

(C)  After preparing the Form 10-K, the Securities Administrator shall forward electronically a copy of the Form 10-K to the Depositor (only in the case where such Form 10-K includes Additional Form 10-K Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within three Business Days after receipt of such copy, but no later than March 25th (provided that, the Securities Administrator forwards a copy of the Form 10-K no later than the third Business Day prior to March 25th), the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 10-K. No later than the close of business Eastern Standard time on the 4th Business Day prior to the 10-K Filing Deadline, an officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K and, in the case where the Master Servicer and the Securities Administrator are unaffiliated, return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 3.18(a)(v). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Securities Administrator shall make available on its internet website a final executed copy of each Form 10-K filed by the Securities Administrator. The signing party at the Master Servicer can be contacted as set forth in Section 10.07. Form 10-K requires the registrant to indicate (by checking “yes ” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than March 15th of each year in which the Trust is subject to the requirements of the Exchange Act with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”. The Securities Administrator shall be entitled to rely on the representations in Section 4.02(viii) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under Sections 3.18(a)(iii) and (iv) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections and Sections 3.16 and Section 3.17. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Master Servicer’s or the Securities Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(D)  Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act which shall be signed by the Certifying Person and delivered to the Securities Administrator no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act. The Master Servicer shall cause any Servicer, and any subservicer or subcontractor engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 10th of each year in which the Trust is subject to the reporting requirements of the Exchange Act (or such other date specified in the related Servicing Agreement) and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit U, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. An officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted as set forth in Section 11.05.

(iv)  With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Securities Administrator’s obligation to include such Additional Information in the applicable Exchange Act report is subject to receipt from the entity that is indicated in Exhibit Q as the responsible party for providing that information, if other than the Securities Administrator, as and when required as described in Section 3.18(a)(i) through (iv) above. Such Additional Disclosure shall be accompanied by a notice substantially in the form of Exhibit R. Each of the Master Servicer, the Seller, the Securities Administrator and the Depositor hereby agrees to notify and provide , and the Master Servicer agrees to enforce the obligations (to the extent provided in the related Servicing Agreement) of each Servicer to notify and provide, to the extent known to the Master Servicer, the Seller, the Securities Administrator and the Depositor all Additional Disclosure relating to the Trust Fund, with respect to which such party is indicated in Exhibit Q as the responsible party for providing that information. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Disclosure information pursuant to this Section.

So long as the Depositor is subject to the filing requirements of the Exchange Act with respect to the Trust Fund, the Trustee shall notify the Securities Administrator and the Depositor of any bankruptcy or receivership with respect to the Trustee or of any proceedings of the type described under Item 1117 of Regulation AB that have occurred as of the related Due Period, together with a description thereof, no later than the date on which such information is required of other parties hereto as set forth under this Section 3.18. In addition, the Trustee shall notify the Securities Administrator and the Depositor of any affiliations or relationships that develop after the Closing Date between the Trustee and the Depositor, the Seller, the Securities Administrator, the Master Servicer or the Custodian of the type described under Item 1119 of Regulation AB, together with a description thereof, no later than March 15 of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007. Should the identification of any of the Depositor, the Seller, the Securities Administrator, the Master Servicer or the Custodian change, the Depositor shall promptly notify the Trustee.

(v)  (A) On or prior to January 30th of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall prepare and file a Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B)  In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Securities Administrator shall promptly notify the Depositor and the Master Servicer. In the case of Form 10-D and Form 10-K, the Depositor, the Master Servicer and the Securities Administrator shall cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Securities Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, and such amendment relates to any Additional Disclosure, the Securities Administrator shall notify the Depositor and the parties affected thereby and such parties will cooperate to prepare any necessary Form 8-K, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an appropriate officer of the Master Servicer. The parties hereto acknowledge that the performance by the Master Servicer and the Securities Administrator of their respective duties under this Section 3.18(a)(v) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer and the Depositor timely performing their duties under this Section. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

The Depositor agrees to promptly furnish to the Securities Administrator, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Securities Administrator reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Securities Administrator shall have no responsibility to file any items other than those specified in this Section 3.18; provided, however, the Securities Administrator shall cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act. Fees and expenses incurred by the Securities Administrator in connection with this Section 3.18 shall not be reimbursable from the Trust Fund.

(b)  The Securities Administrator shall indemnify and hold harmless, the Depositor and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Securities Administrator’s obligations under Sections 3.16, 3.17 and 3.18 or the Securities Administrator’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Securities Administrator shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Securities Administrator on its behalf or on behalf of any subservicer or subcontractor engaged by the Securities Administrator pursuant to Section 3.16, 3.17 or 3.18 (the “Securities Administrator Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Securities Administrator Information and not to any other information communicated in connection with the Certificates, without regard to whether the Securities Administrator Information or any portion thereof is presented together with or separately from such other information.

The Depositor shall indemnify and hold harmless the Securities Administrator and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under Sections 3.16, 3.17 and 3.18 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Depositor shall indemnify and hold harmless the Master Servicer, the Securities Administrator and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Additional Disclosure provided by the Depositor that is required to be filed pursuant to this Section 3.18 (the “Depositor Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Depositor Information that is required to be filed and not to any other information communicated in connection with the Certificates, without regard to whether the Depositor Information or any portion thereof is presented together with or separately from such other information.

The Master Servicer shall indemnify and hold harmless the Securities Administrator and the Depositor and each of its respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Master Servicer under Sections 3.16, 3.17 and 3.18 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Master Servicer on its behalf or on behalf of any subservicer or subcontractor engaged by the Master Servicer pursuant to Section 3.16, 3.17 or 3.18 (the “Master Servicer Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Master Servicer Information and not to any other information communicated in connection with the Certificates, without regard to whether the Master Servicer Information or any portion thereof is presented together with or separately from such other information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, the Securities Administrator or the Master Servicer, as applicable, then the defaulting party, in connection with any conduct for which it is providing indemnification under this Section 3.18(c), agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

The indemnification provisions set forth in this Section 3.18(c) shall survive the termination of this Agreement or the termination of any party to this Agreement.

(c)  Failure of the Master Servicer to comply with this Section 3.18 (including with respect to the timeframes required herein) shall constitute an Event of Default, and at the written direction of the Depositor and the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Securities Administrator to comply with this Section 3.18 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, constitute a default and at the written direction of the Depositor, the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Securities Administrator under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Securities Administrator for the same (but subject to the Securities Administrator’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary. In connection with the termination of the Master Servicer or the Securities Administrator pursuant to this Section 3.18(d), the Trustee shall be entitled to reimbursement of all costs and expenses associated with such termination to the extent set forth in Section 9.05. Notwithstanding anything to the contrary in this Agreement, no Event of Default by the Master Servicer or default by the Securities Administrator shall have occurred with respect to any failure to properly prepare, execute and/or timely file any report on Form 8-K, Form 10-D or Form 10-K, any Form 15 or Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from any party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file any such report, Form or amendment, and does not result from its own negligence, bad faith or willful misconduct.

(d)  Notwithstanding the provisions of Section 11.01, this Section 3.18 may be amended without the consent of the Certificateholders.

(e)  Any report, notice or notification to be delivered by the Master Servicer or the Securities Administrator to the Depositor pursuant to this Section 3.18, may be delivered via email to or, in the case of a notification, telephonically by calling Reg AB Compliance Manager at 212-272-7525.

Section 3.19  Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.16, 3.17 and 3.18 of this Agreement is to facilitate compliance by the Seller, the Depositor and the Master Servicer with the provisions of Regulation AB. Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with reasonable requests made by the Seller, the Depositor, the Master Servicer or the Securities Administrator for delivery of additional or different information as the Seller, the Depositor, the Master Servicer or the Securities Administrator may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the obligations of the parties to this transaction as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

Section 3.20  UCC.

The Depositor shall inform the Trustee in writing of any Uniform Commercial Code financing statements that were filed on the Closing Date in connection with the Trust with stamped recorded copies of such financing statements to be delivered to the Trustee promptly upon receipt by the Depositor. If directed by the Depositor in writing, the Trustee will file any continuation statements solely at the expense of the Depositor. The Depositor shall file any financing statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 3.21  Optional Purchase of Defaulted Mortgage Loans.

(a)  With respect to any Mortgage Loan which as of the first day of a Fiscal Quarter is delinquent in payment by 90 days or more or is an REO Property, EMC shall have the right to purchase such Mortgage Loan from the Trust at a price equal to the Repurchase Price; provided however (i) that such Mortgage Loan is still 90 days or more delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter. This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter.

(b)  If at any time EMC remits to the Master Servicer a payment for deposit in the Distribution Account covering the amount of the Repurchase Price for such a Mortgage Loan, and EMC provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Distribution Account, then the Trustee shall execute the assignment of such Mortgage Loan prepared and delivered to the Trustee, at the request of EMC, without recourse, representation or warranty, to EMC which shall succeed to all of the Trustee’s right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto. Such assignment shall be an assignment outright and not for security. EMC will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

ARTICLE IV

ACCOUNTS

Section 4.01  Protected Account.

(a)  The Master Servicer shall enforce the obligation of each Servicer to establish and maintain a Protected Account in accordance with the applicable Servicing Agreement, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within one Business Day (or as of such other time specified in the related Servicing Agreement) of receipt, all collections of principal and interest on any Mortgage Loan and any REO Property received by a Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and advances made from the Servicer’s own funds (less servicing compensation as permitted by the applicable Servicing Agreement in the case of any Servicer) and all other amounts to be deposited in the Protected Account. Each Servicer is hereby authorized to make withdrawals from and deposits to the Protected Account for purposes required or permitted by this Agreement. To the extent provided in the related Servicing Agreement, the Protected Account shall be held by a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Certificateholders.

(b)  To the extent provided in the related Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of the Certificateholders and, except as provided in the preceding paragraph, not commingled with any other funds. Such Permitted Investments shall mature, or shall be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Distribution Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 4.01 shall be paid to the related Servicer under the applicable Servicing Agreement, and the risk of loss of moneys required to be distributed to the Certificateholders resulting from such investments shall be borne by and be the risk of the related Servicer. The related Servicer (to the extent provided in the applicable Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Certificateholders.

(c)  To the extent provided in the related Servicing Agreement and subject to this Article IV, on or before 1:00 p.m. New York City time on each Remittance Date, the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Accounts and shall immediately deposit or cause to be deposited in the Distribution Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

(i)  Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by such Servicer pursuant to its Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising its Servicing Fee or any fees with respect to any lender-paid primary mortgage insurance policy (except in the case of any Mortgage Loan serviced by GMAC);

(ii)  Full Principal Prepayments and any Liquidation Proceeds or Subsequent Recoveries received by such Servicer with respect to the Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising its Servicing Fee;

(iii)  Partial Principal Prepayments received by such Servicer for the Mortgage Loans in the related Prepayment Period;

(iv)  Any amount to be used as an Advance and Compensating Interest; and

(v)  Any amounts remitted by GMAC and representing the LPMI Fee in connection with an LPMI Policy with respect to any GMAC Mortgage Loan covered by an LPMI Policy.

(d)  Withdrawals may be made from an Account only to make remittances as provided in Sections 4.01(c), 4.04 and 4.05; to reimburse the Master Servicer or a Servicer for Advances which have been recovered by subsequent collections from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of the Trust Fund in accordance with Section 10.01. As provided in Sections 4.01(a) and 4.01(b) certain amounts otherwise due to the Servicers may be retained by them and need not be deposited in the Distribution Account.

(e)  In the event that the Master Servicer and Securities Administrator are no longer affiliated, the Master Servicer shall establish and maintain an account separate from the Distribution Account into which any funds remitted by the Servicers will be deposited. No later than noon New York time on the Business Day preceding each Distribution Date, the Master Servicer shall remit any such funds to the Securities Administrator for deposit in the Distribution Account. The Master Servicer shall make the following permitted withdrawals and transfers from such account:

(i)  The Master Servicer will, from time to time on demand of a Servicer or the Securities Administrator, make or cause to be made such withdrawals or transfers from the account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the account pursuant to Section 10.01 and remove amounts from time to time deposited in error.

(ii)  On an ongoing basis, the Master Servicer shall withdraw from the account (i) any expenses, costs and liabilities recoverable by the Trustee, the Master Servicer or the Securities Administrator or the Custodian pursuant to Sections 3.03, 7.03 and 9.05 and (ii) any amounts payable to the Master Servicer as set forth in Section 3.14; provided however, that the Master Servicer shall be obligated to pay from its own funds any amounts which it is required to pay under Section 6.03(a).

(iii)  In addition, on or before the Business Day preceding each Distribution Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

(iv)  No later than noon New York time on the Business Day preceding each Distribution Date, the Master Servicer will transfer all Available Funds on deposit in the account with respect to the related Distribution Date to the Securities Administrator for deposit in the Distribution Account.

Section 4.02  [Reserved].

Section 4.03  [Reserved].

Section 4.04  Distribution Account.

(a)  The Securities Administrator shall establish and maintain in the name of Securities Administrator, on behalf of the Trustee, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts.

(b)  All amounts deposited to the Distribution Account shall be held by the Securities Administrator in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement

(c)  The Distribution Account shall constitute an Eligible Account of the Trust Fund segregated on the books of the Securities Administrator and held by the Securities Administrator, and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Securities Administrator (whether made directly, or indirectly through a liquidator or receiver of the Securities Administrator). The amount at any time credited to the Distribution Account may be, as directed by the Securities Administrator, held either uninvested or invested in the name of the Trustee, in such Permitted Investments as may be selected by the Securities Administrator on such direction which mature not later than the Business Day next preceding the succeeding Distribution Date. Permitted Investments in respect of the Distribution Account shall not be sold or disposed of prior to their maturity. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Securities Administrator. The Securities Administrator shall be permitted to receive distribution of any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Securities Administrator shall deposit the amount of the loss in the Distribution Account from its own funds. With respect to the Distribution Account and the funds deposited therein, the Securities Administrator shall take such action as may be necessary to ensure that the Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Trustee) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable.

(d)  The Distribution Account shall be an Eligible Account. The Master Servicer or Servicers, as the case may be, will remit to the Securities Administrator for deposit in the Distribution Account, the following amounts:

(i)  Any amounts withdrawn from a Protected Account;

(ii)  Any Advance and any Compensating Interest;

(iii)  Any Insurance Proceeds or Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

(iv)  The Repurchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 hereof, any amounts which are to be treated pursuant to Section 2.04 of this Agreement as the payment of a Repurchase Price in connection with the tender of a Substitute Mortgage Loan by the Seller, the Repurchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 3.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 10.01;

(v)  Any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(vi)  Any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Distribution Account pursuant to this Agreement.

(e)  All amounts deposited to the Distribution Account shall be held by the Securities Administrator in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (i) prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges and (ii) the items enumerated in Subsections 4.05(a)(i), (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii), need not be credited by the Master Servicer or the related Servicer to the Distribution Account. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Securities Administrator, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

Section 4.05  Permitted Withdrawals and Transfers from the Distribution Account.

(a)  The Securities Administrator will, from time to time, make or cause to be made such withdrawals or transfers from the Distribution Account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the Servicing Agreements or as the Securities Administrator has instructed hereunder for the following purposes:

(i)  to reimburse the Master Servicer or any Servicer for any unreimbursed Advance or Servicing Advance of its own funds, the right of the Master Servicer or a Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Advance or Servicing Advance was made;

(ii)  to reimburse the Master Servicer or any Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for unreimbursed amounts expended by the Master Servicer or such Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an Uninsured Cause or in connection with the liquidation of such Mortgage Loan;

(iii)  to reimburse the Master Servicer or any Servicer from Insurance Proceeds relating to a particular Mortgage Loan for unreimbursed expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer or such Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (viii) of this Subsection 4.05(a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(iv)  to reimburse the Master Servicer or any Servicer for advances of funds (other than Advances or Servicing Advances) made with respect to the Mortgage Loans, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late recoveries of the payments for which such Advances or Servicing Advances were made;

(v)  to reimburse the Master Servicer or any Servicer for any Advance or Servicing Advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Advance or Servicing Advance has not been reimbursed pursuant to clauses (i) and (iv);

(vi)  to pay the Master Servicer as set forth in Section 3.14;

(vii)  to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 3.03, 7.04(c) and (d) and 12.02 or otherwise reimbursable to it pursuant to this Agreement;

(viii)  to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the related Servicer;

(ix)  to reimburse or pay any Servicer any such amounts as are due thereto under the applicable Servicing Agreement and have not been retained by or paid to the Servicer, to the extent provided in the related Servicing Agreement;

(x)  to reimburse the Trustee, the Securities Administrator or the Custodian for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement and the Custodial Agreement;

(xi)  to pay the LPMI Fee in connection with any LPMI Policy with respect to any GMAC Mortgage Loan covered by an LPMI Policy to the extent such LPMI Fee has been remitted to the Master Servicer by GMAC.

(xii)  to remove amounts deposited in error; and

(xiii)  to clear and terminate the Distribution Account pursuant to Section 10.01.

(b)  The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Distribution Account pursuant to subclauses (i) through (iv), inclusive, and (vi) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Distribution Account under Section 4.04(c).

(c)  On each Distribution Date, the Securities Administrator shall distribute the related Interest Remittance Amount and the Principal Distribution Amount to the extent of funds on deposit in the Distribution Account to the holders of the related Certificates in accordance with Section 5.04.

ARTICLE V

DISTRIBUTIONS AND ADVANCES

Section 5.01  Advances.

The related Servicer shall remit any such Advance required pursuant to the terms of the related Servicing Agreement. The related Servicer shall be obligated to make any such Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the related Servicer shall have determined that it has made a Nonrecoverable Advance or that a proposed Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the related Servicer shall deliver (i) to the Securities Administrator for the benefit of the Certificateholders constituting the remaining portion of such Advance, if applicable, and (ii) to the Master Servicer an Officer’s Certificate setting forth the basis for such determination.

If the related Servicer was required to make an Advance pursuant to the related Servicing Agreement and fails to do so, the Master Servicer, as successor servicer, will deposit in the Distribution Account not later than the one Business Day immediately preceding the related Distribution Date an amount equal to such Advance, net of the related Servicing Fee for such Mortgage Loan except to the extent the Master Servicer determines any such Advance to be nonrecoverable from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such Advance was made. Subject to the foregoing, the Master Servicer shall continue to make such Advances through the date that the related Servicer is required to do so under the related Servicing Agreement; provided however, that if the Master Servicer deems an Advance to be a Nonrecoverable Advance, one Business Day before the Distribution Date, the Master Servicer shall not be obligated to make such Advance and the Master Servicer shall present an Officer’s Certificate to the Trustee (i) stating that the Master Servicer elects not to make an Advance in a stated amount and (ii) detailing the reason it deems the advance to be nonrecoverable. The Master Servicer may rely on any non-recoverability determination of any Servicer. If Wells Fargo, as a Servicer, the Master Servicer or the Securities Administrator was required to make an Advance but failed to do so, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall appoint a successor servicer who will make such Advance, or the Trustee as successor master servicer shall be required to remit the amount of such Advance to the Distribution Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance.

Subject to and in accordance with the provisions of Article IX hereof, in the event the Master Servicer fails to make such Advance, then the Trustee, as Successor Master Servicer, shall be obligated to make such Advance, subject to the provisions of this Section 5.01, in accordance with and subject to the terms of this Agreement (including its rights of reimbursement hereunder).

Section 5.02  Compensating Interest.

(a)  The Master Servicer shall enforce the obligation of each Servicer under the related Servicing Agreement to remit any required Compensating Interest to the Distribution Account on the Remittance Date.

(b)  The Master Servicer shall deposit in the Distribution Account the amount of any Prepayment Interest Shortfalls, to the extent of the Master Servicing Compensation for such Distribution Date, in the event the related Servicer is required to make such payment but fails to do so.

Section 5.03  REMIC Distributions.

On each Distribution Date the Securities Administrator shall be deemed to have allocated distributions to the REMIC Regular Interests, each Regular Interest the ownership of which is represented by the Class A Certificates and the Class B-IO Interest in accordance with Section 5.07 hereof.

Section 5.04  Distributions.

(a)  On each Distribution Date, an amount equal to the Interest Funds and Principal Funds for such Distribution Date shall be withdrawn by the Securities Administrator from the Distribution Account and distributed in the following order of priority:

(1)  Interest Funds shall be distributed in the following manner and order of priority:

(A)  to the Class A-1 Certificates and Class A-2 Certificates, the Current Interest and any Interest Carry Forward Amount for each such Class, on a pro rata basis based on the entitlement of each such Class; and

(B)  From remaining Interest Funds, sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates, in that order, the Current Interest for each such Class.

Any Excess Spread to the extent necessary to meet a level of overcollateralization equal to the Overcollateralization Target Amount will be the Extra Principal Distribution Amount and will be included as part of the Principal Distribution Amount. Any Remaining Excess Spread together with any Overcollateralization Release Amount will be applied as Excess Cashflow and distributed pursuant to clauses (3)(A) through (H) below.

On any Distribution Date, any Relief Act Interest Shortfalls and any Prepayment Interest Shortfalls to the extent not covered by Compensating Interest will be allocated as set forth in the definition of “Current Interest” herein.

(2)  On each Distribution Date, the Principal Distribution Amount shall be distributed in the following manner and order of priority:

(A)  For each Distribution Date (i) prior to the Stepdown Date or (ii) on which a Trigger Event is in effect:

(i)  To the Class A-1 Certificates, the Principal Distribution Amount for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(ii)  To the Class M-1 Certificates, from any remaining Principal Funds for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(iii)  To the Class M-2 Certificates, from any remaining Principal Funds for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(iv)  To the Class M-3 Certificates, from any remaining Principal Funds for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(v)  To the Class M-4 Certificates, from any remaining Principal Funds for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(vi)  To the Class M-5 Certificates, from any remaining Principal Funds for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(vii)  To the Class M-6 Certificates, from any remaining Principal Funds for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(B)  For each Distribution Date on or after the Stepdown Date, so long as a Trigger Event is not in effect:

(i)  To the Class A-1 Certificates, the Class A Principal Distribution Amount for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(ii)  To the Class M-1 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-1 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

(iii)  To the Class M-2 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-2 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

(iv)  To the Class M-3 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-3 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

(v)  To the Class M-4 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-4 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

(vi)  To the Class M-5 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-5 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero; and

(vii)  To the Class M-6 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-6 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero.

(3)  Any Excess Cashflow shall be distributed in the following manner and order of priority:

(A)  from any remaining Excess Cashflow, to the Class A Certificates, (a) first, any remaining Interest Carry Forward Amount for such Classes, pro rata, in accordance with the Interest Carry Forward Amount due with respect to each such Class, to the extent not fully paid pursuant to clause (1) (A) above and (b) second, any Unpaid Realized Loss Amount for the Class A-1 Certificates for such Distribution Date, in accordance with the Applied Realized Loss Amount allocated to such Class;

(B)  from any remaining Excess Cashflow, sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates, in that order, an amount equal to the Interest Carry Forward Amount for each such Class for such Distribution Date;

(C)  from any remaining Excess Cashflow otherwise distributable to the Class B-IO Interest and the Class B-IO Certificates, to the Reserve Fund, (i) first, to pay to the Classes of Class A Certificates, any Basis Risk Shortfall Carry Forward Amount for such Classes for such Distribution Date, on a pro rata basis, based on the amount of the Basis Risk Shortfall Carry Forward Amount for each such Class to the extent such amount exceeds the amounts then on deposit in the Reserve Fund (exclusive of amounts received from the Corridor Contract Counterparty pursuant to the Class A-1 Interest Rate Corridor Contract), and (ii) second, to maintain a balance in the Reserve Fund equal to the Reserve Fund Deposit;

(D)  from any remaining Excess Cashflow otherwise distributable to the Class B-IO Interest and the Class B-IO Certificates, to the Reserve Fund, (i) first, to pay to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates, sequentially in that order, any Basis Risk Shortfall Carry Forward Amount for each such Class for such Distribution Date, if any, to the extent such amount exceeds the amounts then on deposit in the Reserve Fund (exclusive of amounts received from the Corridor Contract Counterparty pursuant to the Class A-1 Interest Rate Corridor Contract), and (ii) second, to maintain a balance in the Reserve Fund equal to the Reserve Fund Deposit;

(E)  from any remaining Excess Cashflow, to the Class A Certificates, on a pro rata basis, based on the entitlement of each such Class, and then sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates, in that order, the amount of Relief Act Shortfalls and any Prepayment Interest Shortfalls allocated to such Classes of Certificates, to the extent not previously reimbursed;

(F)  from any remaining Excess Cashflow, to the Class B-IO Interest and Class B-IO Certificates, an amount equal to the Class B-IO Distribution Amount reduced by amounts distributed in clauses (C) and (D) above; and

(G)  from any remaining Excess Cashflow, to each of the Class R-1, Class R-2, Class R-3 and Class RX Certificates, based on the related REMIC in which such amount remains.

In addition, notwithstanding the foregoing, on any Distribution Date after the Distribution Date on which the Certificate Principal Balance of a Class of Class A Certificates or Class M Certificates has been reduced to zero, that Class of Certificates will be retired and will no longer be entitled to distributions, including distributions in respect of Prepayment Interest Shortfalls or Basis Risk Shortfall Carry Forward Amounts.

(b)  In addition to the foregoing distributions, with respect to any Subsequent Recoveries, the related Servicer shall deposit such funds into the Protected Account pursuant to Section 4.01(c)(ii). If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Certificates pursuant to Section 6.05; provided, however, to the extent that no reductions to a Certificate Principal Balance of any Class of Certificates currently exists as the result of a prior allocation of a Realized Loss, such Subsequent Recoveries will be applied as Excess Spread. The amount of any remaining Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 6.05, and so on. Holders of such Certificates will not be entitled to any payment in respect of Current Interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective Percentage Interest.

(c)  Subject to Section 10.02 hereof respecting the final distribution, on each Distribution Date the Securities Administrator shall make distributions to each Certificateholder of record on the preceding Record Date either by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Securities Administrator at least 5 Business Days prior to the related Record Date, or, if not, by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register. Notwithstanding the foregoing, but subject to Section 10.02 hereof respecting the final distribution, distributions with respect to Certificates registered in the name of a Depository shall be made to such Depository in immediately available funds.

(d)  On or before 5:00 p.m. Eastern time on the fifth Business Day immediately preceding each Distribution Date, the Master Servicer shall deliver the Remittance Report.

Section 5.05  Allocation of Realized Losses.

(a)  All Realized Losses on the Mortgage Loans shall be allocated by the Securities Administrator on each Distribution Date as follows: first, to Excess Spread through an increased distribution of the Extra Principal Distribution Amount for such Distribution Date; second, to the Class B-IO Interest and Class B-IO Certificates, until the Certificate Principal Balance or Uncertificated Principal Balance thereof, as applicable, has been reduced to zero; third, to the Class M-6 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fourth, to the Class M-5 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fifth, to the Class M-4 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; sixth, to the Class M-3 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; seventh, to the Class M-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eighth, to the Class M-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and ninth, to the Class A-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero. All Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

(b)  Any allocation of Realized Losses to a Class of Certificates or to the Class B-IO Interest on any Distribution Date shall be made by reducing the Certificate Principal Balance or Uncertificated Principal Balance thereof by the amount so allocated; any allocation of Realized Losses to Excess Spread shall be made by reducing the amount otherwise payable in respect of the Class B-IO Interest and the Class B-IO Certificates pursuant to clause (F) of Section 5.04(a)(3).

Notwithstanding the foregoing, no such allocation of any Realized Loss shall be made on a Distribution Date to any Class of Certificates to the extent that such allocation would result in the reduction of the aggregate Certificate Principal Balance of all the Certificates as of such Distribution Date, (other than the Class B-IO Certificates) after giving effect to all distributions and prior allocations of Realized Losses on the Mortgage Loans on such date, to an amount less than the aggregate Stated Principal Balance of all of the Mortgage Loans as of the first day of the month of such Distribution Date (such limitation, the “Loss Allocation Limitation”). In addition in no event will the Certificate Principal Balance of any Certificate be reduced more than once in respect of any particular amount both (i) allocable to such Certificate in respect of Realized Losses and (ii) payable as principal to the Holder of such Certificate from Remaining Excess Spread.

As used herein, an allocation of a Realized Loss on a “pro rata basis” among two or more specified Classes of Certificates means an allocation on a pro rata basis, among the various Classes so specified, to each such Class of Certificates on the basis of their then outstanding Certificate Principal Balances prior to giving effect to distributions to be made on such Distribution Date. All Realized Losses and all other losses allocated to a Class of Certificates hereunder will be allocated among the Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

(i)  All Realized Losses on the Mortgage Loans shall be allocated by the Securities Administrator on each Distribution Date to the following REMIC I Regular Interests in the specified percentages, as follows: first, to Uncertificated Accrued Interest payable to the REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount (without duplication of shortfalls allocated pursuant to Section 1.02), 98.00% and 2.00%, respectively; second, to the Uncertificated Principal Balances of the REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Principal Loss Allocation Amount, 98.00% and 2.00%, respectively; third, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-6 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-6 has been reduced to zero; fourth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-5 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-5 has been reduced to zero; fifth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-4 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-4 has been reduced to zero; sixth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-3 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-3 has been reduced to zero; seventh, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-2 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-2 has been reduced to zero; eighth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-1 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-1 has been reduced to zero; and, ninth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest A-1 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest A-1 has been reduced to zero.

(ii)  All Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to the REMIC II Regular Interests in the same manner and priority as Realized Losses are allocated to the Corresponding Certificates and, in the case of REMIC II Regular Interest B-IO, to the Class B-IO Interest, pursuant to Section 5.05(a); provided, however, that solely for purposes of allocating such Realized Losses to the REMIC II Regular Interests, any such losses allocable to the Class A-2 Certificates shall be deemed to be allocated to the Class A-1 Certificates.

Section 5.06  Monthly Statements to Certificateholders.

(a)  Not later than each Distribution Date, the Securities Administrator shall prepare and make available to each Holder of Certificates, the Trustee, the Master Servicer, the Corridor Contract Counterparty and the Depositor a statement setting forth for the Certificates:

(i)  the applicable record dates, accrual periods, determination dates for calculating distributions and general Distribution Dates;

(ii)  the total cash flows received and the general sources thereof;

(iii)  the amount, if any, of fees or expenses accrued and paid, with an identification of the payee and the general purpose of such fees including the related amount of the Servicing Fees paid to or retained by the Master Servicer for the related Due Period;

(iv)  the amount of the related distribution to Holders of each Class allocable to principal, separately identifying (A) the aggregate amount of any Principal Prepayments included therein, (B) the aggregate of all scheduled payments of principal included therein and (C) the Extra Principal Distribution Amount (if any);

(v)  the amount of such distribution to Holders of the Class A-1 Certificates allocable to interest and the portion thereof, if any, provided by the Corridor Cap Contract and the amount of coverage remaining under either credit enhancement;

(vi)  the Interest Carry Forward Amounts and any Basis Risk Shortfall Carry Forward Amounts for each Class of Certificates (if any);

(vii)  the Pass-Through Rate for each Class of Class A Certificates and Class M Certificates with respect to the current Accrual Period, and, if applicable, whether such Pass-Through Rate was limited by the Net Rate Cap;

(viii)  the number and the aggregate of the Stated Principal Balance of all of the Mortgage Loans;

(ix)  the Certificate Principal Balance or Certificate Notional Amount, as applicable, of each Class before and after giving effect (i) to all distributions allocable to principal on such Distribution Date and (ii) the allocation of any Applied Realized Loss Amounts for such Distribution Date;

(x)  the number and aggregate Stated Principal Balance of the Mortgage Loans (A) Delinquent (exclusive of Mortgage Loans in foreclosure and bankruptcy and those Liquidated Mortgage Loans as of the end of a Prepayment Period) (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent, (B) in foreclosure and delinquent (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent and (C) in bankruptcy and delinquent (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent, in each case as of the close of business on the last day of the calendar month preceding such Distribution Date;

(xi)  the amount of aggregate Advances included in the distribution on such Distribution Date (including the general purpose of such Advances), the aggregate amount of unreimbursed Advances as of the end of the Due Period, and the general source of funds for reimbursements;

(xii)  the amount of, if any, of excess cashflow or excess spread and the application of such excess cashflow;

(xiii)  the cumulative amount of Applied Realized Loss Amounts through the end of the preceding month;

(xiv)  if applicable, material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the preceding calendar month or that have become material over time;

(xv)  with respect to any Mortgage Loan that was liquidated during the preceding calendar month, the aggregate Stated Principal Balance of, and Realized Loss on, such Mortgage Loans as of the close of business on the Determination Date preceding such Distribution Date;

(xvi)  the total number and principal balance of any real estate owned or REO Properties as of the close of business on the Determination Date preceding such Distribution Date;

(xvii)  the three month rolling average of the percent equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more delinquent or are in bankruptcy or foreclosure or are REO Properties, and the denominator of which is the aggregate Stated Principal Balance of all of the Mortgage Loans in each case as of the close of business on the last day of the calendar month preceding such Distribution Date and separately identifying such information for the first lien Mortgage Loans;

(xviii)  the Realized Losses during the related Prepayment Period and the cumulative Realized Losses through the end of the preceding month;

(xix)  whether a Trigger Event exists;

(xx)  information on loss, delinquency or other tests used for determining early amortization, liquidation, stepdowns or other performance triggers and whether the trigger was met;

(xxi)  the amount of the Prepayment Charges remitted by the Servicers and the amount on deposit in the Reserve Fund;

(xxii)  updated pool composition data including the following: weighted average mortgage rate and weighted average remaining term;

(xxiii)  information regarding any new issuance of securities backed by the same asset pool, any pool asset changes, such as additions or removals of Mortgage Loans from the Trust Fund, if applicable, and to the extent such information has been reported to the Securities Administrator; and

(xxiv)  any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or Mortgage Loan selection criteria or procedures, as applicable, used to originate, acquire or select Mortgage Loans for the Trust Fund to the extent such information has been reported to the Securities Administrator.

The Depositor covenants that if there is a material change in the solicitation, credit-granting, underwriting, origination, acquisition or Mortgage Loan selection criteria or procedures, as applicable, used to originate, acquire or select Mortgage Loans for the Trust Fund that it will notify the Securities Administrator five calendar days before each Distribution Date, and if no such notification occurs, the Securities Administrator has no obligation to report with respect to (xxiv). The Depositor covenants to the Securities Administrator that there will be no new issuance of securities backed by the same asset pool, so the Securities Administrator will only be responsible in (xxiii) above for reporting any pool asset changes, such as additions or removals of Mortgage Loans from the Trust Fund.

The Securities Administrator may make the foregoing Monthly Statement (and, at its option, any additional files containing the same information in an alternative format) available each month to Certificateholders via the Securities Administrator’s internet website. The Securities Administrator’s internet website shall initially be located at “www.ctslink.com”. Assistance in using the website can be obtained by calling the Securities Administrator’s transaction administrator desk at (301) 815-6600. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Securities Administrator may change the way Monthly Statements are distributed in order to make such distributions more convenient or more accessible to the above parties and the Securities Administrator shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access the Securities Administrator’s internet website, the Securities Administrator may request registration and the acceptance of a disclaimer. The Securities Administrator will not be liable for the dissemination of information in accordance with this Agreement.

(b)  The Securities Administrator’s responsibility for making the above information available to the Certificateholders is limited to the availability, timeliness and accuracy of the information derived from the parties providing the information to the Securities Administrator. The Securities Administrator will make available a copy of each statement provided pursuant to this Section 5.06 to each Rating Agency on its website at www.ctslink.com.

(c)  Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall furnish upon request to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information (only with respect to principal and interest) set forth in clauses (a)(v) and (a)(vi) of this Section 5.06 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code as from time to time in effect.

(d)  Upon filing with the Internal Revenue Service, the Securities Administrator shall furnish to the Holders of the Residual Certificates the applicable Form 1066 and each applicable Form 1066Q and shall respond promptly to written requests made not more frequently than quarterly by any Holder of a Residual Certificate with respect to the following matters:

(i)  The original projected principal and interest cash flows on the Closing Date on each Class of regular and residual interests created hereunder and on the Mortgage Loans, based on the Prepayment Assumption;

(ii)  The projected remaining principal and interest cash flows as of the end of any calendar quarter with respect to each class of Regular Interests and Residual Interests created hereunder and the Mortgage Loans, based on the Prepayment Assumption;

(iii)  The applicable Prepayment Assumption and any interest rate assumptions used in determining the projected principal and interest cash flows described above;

(iv)  The original issue discount (or, in the case of the Mortgage Loans, market discount) or premium accrued or amortized through the end of such calendar quarter with respect to each class of Regular Interests or Residual Interests created hereunder and to the Mortgage Loans, together with each constant yield to maturity used in computing the same;

(v)  The treatment of Realized Losses with respect to the Mortgage Loans or the Regular Interests created hereunder, including the timing and amount of any cancellation of indebtedness income of a REMIC with respect to such Regular Interests or bad debt deductions claimed with respect to the Mortgage Loans;

(vi)  The amount and timing of any non-interest expenses of a REMIC; and

(vii)  Any taxes (including penalties and interest) imposed on the REMIC, including, without limitation, taxes on “prohibited transactions,” “contributions” or “net income from foreclosure property” or state or local income or franchise taxes.

The information pursuant to clauses (i), (ii), (iii) and (iv) above shall be provided by the Depositor pursuant to Section 9.12.

Section 5.07  REMIC Designations and REMIC Distributions.

(a)  The Trustee shall elect that each of REMIC I, REMIC II, REMIC III and REMIC IV shall be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of this Agreement shall be resolved in a manner that preserves the validity of such REMIC elections. The assets of REMIC I shall include the Mortgage Loans and all interest owing in respect of and principal due thereon, the Distribution Account, the Protected Accounts, any REO Property, any proceeds of the foregoing and any other assets subject to this Agreement (other than the Reserve Fund, the Class A-1/A-2 Net WAC Reserve Account and the Class A-1 Interest Rate Corridor Contract). The REMIC I Regular Interests shall constitute the assets of REMIC II. The REMIC II Regular Interests shall constitute the assets of REMIC III. The Class B-IO Interest shall constitute assets of REMIC IV.

(b)  On each Distribution Date, the Interest Funds and Principal Funds, in the following order of priority, shall be deemed distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R-1 Certificates, as the case may be:

(i)  to the holders of the REMIC I Regular Interests, pro rata, in an amount equal to (A) the Uncertificated Accrued Interest for each such REMIC I Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Accrued Interest in respect of REMIC I Regular Interest ZZ shall be reduced and deferred when the REMIC I Overcollateralization Amount is less than the REMIC I Overcollateralization Target Amount by the lesser of (x) the amount of such difference and (y) the REMIC I Regular Interest ZZ Maximum Interest Deferral Amount, and such amount will be payable to the holders of each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest in the same proportion as the Extra Principal Distribution Amount is allocated to the Corresponding Certificates for the Corresponding Interests, and the Uncertificated Principal Balance of REMIC I Regular Interest ZZ shall be increased by such amount;

(ii)  from the remainder of the Interest Funds and Principal Funds for such Distribution Date after the distribution made pursuant to clause (i) above, allocated as follows:

(1)  98.00% of such remainder to the holders of REMIC I Regular Interest AA, until the Uncertificated Principal Balance of such REMIC I Regular Interest is reduced to zero;

(2)  2.00% of such remainder, first, to the holders of each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest, in an aggregate amount equal to 1.00% of and in the same proportion as principal payments are allocated to the Corresponding Certificates for the Corresponding Interests, until the Uncertificated Principal Balances of such REMIC I Regular Interests are reduced to zero, and second, to the holders of REMIC I Regular Interest ZZ, until the Uncertificated Principal Balance of such REMIC I Regular Interest is reduced to zero; and

(iii)  any remaining amount to the Holders of the Class R-1 Certificates.

(c)  On each Distribution Date, the Interest Funds and Principal Funds, in the following order of priority, shall be deemed distributed by REMIC II to REMIC III on account of the REMIC II Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R-2 Certificates:

(i)  to the holders of the REMIC II Regular Interests, in the same manner and priority as paid to the Corresponding Certificates and, in the case of REMIC II Regular Interest B-IO, to the Class B-IO Interest,

(A)  the Uncertificated Accrued Interest (or, in the case of REMIC II Regular Interest B-IO, the REMIC II Regular Interest B-IO Distribution Amount) for such Distribution Date, plus

(B)  any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

(ii)  to the holders of the REMIC II Regular Interests, in an amount equal to the remainder of the Interest Funds and Principal Funds for such Distribution Date after the distribution made pursuant to clause (i) above, allocated in the same manner and priority as paid to the Corresponding Certificates, and any remaining amount to the Holders of the Class R-2 Certificates.

(d)  On each Distribution Date, for federal income tax purposes, (1) (i) the Regular Interest the ownership of which is represented by the Class A-1 Certificates shall be deemed to receive (x) accrued interest at the related Uncertificated REMIC III Pass-Through Rate on an amount equal to the then current Certificate Principal Balance of the Class A-1 Certificates and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for such Regular Interest, (ii) the Regular Interest the ownership of which is represented by the Class A-2 Certificates shall be deemed to receive (x) accrued interest at the related Uncertificated REMIC III Pass-Through Rate on an amount equal to the then current Certificate Notional Amount of the Class A-2 Certificates and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for such Regular Interests, and (2) amounts distributable in reduction of the Certificate Principal Balance of the Class A-1 Certificates shall be deemed distributed to the Regular Interest the ownership of which is represented by such Certificates in reduction of the related principal balance thereof. Any amounts received on each Distribution Date by Holders of the Class A Certificates in excess of, or less than, the amounts specified in the foregoing for the Regular Interests the ownership of which is represented by such Certificates shall be treated in accordance with the provisions relating to Class A-1/A-2 Net WAC Pass-Through Amounts in Section 5.09.

(e)  On each Distribution Date, an amount equal to the amounts distributed pursuant to Sections 5.04(a)(3)(C), (D) and (F) on such date shall be deemed distributed from REMIC III to REMIC IV in respect of the Class B-IO Distribution Amount distributable to the Class B-IO Interest.

Section 5.08  Reserve Fund.

(a)  The Securities Administrator shall establish a Reserve Fund on behalf of the holders of the Regular Certificates. The Reserve Fund shall be an Eligible Account. The Reserve Fund shall be entitled “Reserve Fund, Wells Fargo Bank, N. A. as Securities Administrator for the benefit of Holders of Structured Asset Mortgage Investment II Inc., Mortgage-Backed Certificates, Series 2006-CL1, Class A-1, Class A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class B-IO”. On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Reserve Fund an amount equal to the Reserve Fund Deposit. On each Distribution Date as to which there is a Basis Risk Shortfall Carry Forward Amount payable to any Class of Certificates, the Securities Administrator shall deposit the amounts pursuant to clauses (C) and (D) of Section 5.04(a)(3) into the Reserve Fund, and the Securities Administrator has been directed by the Class B-IO Certificateholder to distribute any amounts then on deposit in the Reserve Fund (other than amounts received from the Corridor Contract Counterparty pursuant to the Class A-1 Interest Rate Corridor Contract) to the Holders of the Class A Certificates and Class M Certificates in respect of the Basis Risk Shortfall Carry Forward Amount for each such Class in the priorities set forth in clauses (C) and (D) of Section 5.04(a)(3).

(b)  The Reserve Fund is an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and shall be an asset of the Trust Fund but not an asset of any REMIC. The Securities Administrator on behalf of the Trust shall be the nominal owner of the Reserve Fund. The Class B-IO Certificateholders shall be the beneficial owners of the Reserve Fund, subject to the power of the Securities Administrator to transfer amounts under Section 5.04(a)(3). Amounts in the Reserve Fund shall be held either uninvested in a trust or deposit account of the Securities Administrator with no liability for interest or other compensation thereof or, at the direction of the Class B-IO Certificateholder, be invested in Permitted Investments that mature no later than the Business Day prior to the next succeeding Distribution Date. All net income and gain from such investments shall be distributed to the Class B-IO Certificateholder, not as a distribution in respect of any interest in any REMIC, on such Distribution Date. All amounts earned on amounts on deposit in the Reserve Fund shall be taxable to the Class B-IO Certificateholder. Any losses on such investments shall be deposited in the Reserve Fund by the Class B-IO Certificateholder out of its own funds immediately as realized. In the event that the Class B-IO Certificateholder shall fail to provide investment instructions to the Securities Administrator, the amounts on deposit in the Reserve Fund shall be held uninvested.

(c)  For federal tax return and information reporting, the right of the Holders of the Class A Certificates and Class M Certificates to receive payments from the Reserve Fund in respect of any Basis Risk Shortfall Carry Forward Amount shall be assigned a value of zero.

Section 5.09  Class A-1/A-2 Net WAC Pass-Through Amount; Class A-1/A-2 Net WAC Reserve Account.

(a)  The Securities Administrator shall establish a Class A-1/A-2 Net WAC Reserve Account on behalf of the Holders of the Class A-1 Certificates and Class A-2 Certificates. The Class A-1/A-2 Net WAC Reserve Account shall be an Eligible Account. The Class A-1/A-2 Net WAC Reserve Account shall be entitled “Class A-1/A-2 Net WAC Reserve Account, Wells Fargo Bank, N.A., as Securities Administrator on behalf of U.S. Bank National Association, as Trustee for the benefit of Holders of Structured Asset Mortgage Investments II Inc., Mortgage-Backed Certificates, Series 2006-CL1, Class A-1 Certificates and Class A-2 Certificates”. On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Class A-1/A-2 Net WAC Reserve Account an amount equal to the Class A-1/A-2 Net WAC Reserve Account Deposit.

(b)  On each Distribution Date on which the weighted average of the Net Mortgage Rates on the Mortgage Loans is less than the Class A-1/A-2 Target Rate, the Uncertificated Accrued Interest in respect of the Regular Interest the ownership of which is represented by the Class A-1 Certificates will include the Class A-1/A-2 Net WAC Pass-Through Amount for such Distribution Date. On each such Distribution Date, the Securities Administrator shall deposit into the Class A-1/A-2 Net WAC Reserve Account the Class A-1/A-2 Net WAC Pass-Through Amount rather than distributing such amount to the Class A-1 Certificateholders. Notwithstanding the foregoing, such Class A-1/A-2Net WAC Pass-Through Amount shall for federal, state and local tax purposes be deemed distributed to the Class A-1 Certificateholders in respect of the Regular Interest the ownership of which is represented by the Class A-1 Certificates. On each such Distribution Date, the Securities Administrator shall hold the Class A-1/A-2A Net WAC Pass-Through Amount for the benefit of the Holders of the Class A-2 Certificates, and shall distribute such amount to the Holders of the Class A-2 Certificates. Payments to the Holders of the Class A-2 Certificates of any Class A-1/A-2 Net WAC Pass-Through Amount will not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).

(c)  By accepting a Class A-1 Certificate, each Class A-1 Certificateholder thereby agrees to direct the Securities Administrator, and the Securities Administrator is hereby directed, to deposit into the Class A-1/A-2 Net WAC Reserve Account any Class A-1/A-2 Net WAC Pass-Through Amount rather than distributing such amounts to the Class A-1 Certificateholders and further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance. By accepting a Class A-1 Certificate, each Class A-1 Certificateholder acknowledges that any such Class A-1/A-2 Net WAC Pass-Through Amount shall for federal, state and local tax purposes be deemed distributed in respect of the Regular Interest the ownership of which is represented by the Class A-1 Certificates. By accepting a Class A-2 Certificate, each Class A-2 Certificateholder acknowledges that for federal, state and local tax purposes any payments of such Class A-1/A-2 Net WAC Pass-Through Amount shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).

(d)  The Class A-1/A-2 Net WAC Reserve Account is an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and shall be an asset of the Trust Fund but not an asset of any REMIC. The Securities Administrator on behalf of the Trust shall be the nominal owner of the Class A-1/A-2 Net WAC Reserve Account. The Class A-1 Certificateholder shall be the beneficial owner of the Class A-1/A-2 Net WAC Reserve Account, subject to the power of the Securities Administrator to transfer amounts under clause (b) above. Amounts in the Class A-1/A-2 Net WAC Reserve Account shall be held uninvested.

(e)  The Securities Administrator, on behalf of the Trustee, shall demand payment of all money payable by the Corridor Contract Counterparty under the Class A-1 Interest Rate Corridor Contract. The Securities Administrator shall deposit in the Reserve Fund all payments received from the Corridor Contract Counterparty pursuant to the Class A-1 Interest Rate Corridor Contract. On each Distribution Date the Securities Administrator shall remit amounts received from the Corridor Contract Counterparty to the Holders of the Class A-1 Certificates as an Additional Interest Amount for such Class of Certificates for such Distribution Date.

ARTICLE VI

THE CERTIFICATES

Section 6.01  The Certificates.

The Certificates shall be substantially in the forms attached hereto as Exhibits A-1 through A-5. The Certificates shall be issuable in registered form, in the minimum dollar denominations, integral dollar multiples in excess thereof (except that one Certificate of each Class may be issued in a different amount which must be in excess of the applicable minimum dollar denomination) and aggregate dollar denominations as set forth in the following table:

Class	Minimum Denomination	Integral Multiple in Excess of Minimum	Original Certificate Principal Balance or Certificate Notional Amount
A-1	$100,000	$1.00	$189,352,000.00
A-2	$100,000	$1.00	$189,352,000.00(1)
M-1	$100,000	$1.00	$2,779,000.00
M-2	$100,000	$1.00	$992,000.00
M-3	$100,000	$1.00	$695,000.00
M-4	$100,000	$1.00	$695,000.00
M-5	$100,000	$1.00	$695,000.00
M-6	$100,000	$1.00	$992,000.00
B-IO	10%	1%	$2,282,502.73
R-1	100%	N/A	N/A
R-2	100%	N/A	N/A
R-3	100%	N/A	N/A
RX	100%	N/A	N/A

(1) This is a Certificate Notional Amount.

The Certificates shall be executed by manual or facsimile signature on behalf of the Securities Administrator by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Securities Administrator shall bind the Securities Administrator, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such authentication and delivery. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the countersignature of the Securities Administrator by manual signature, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly countersigned and delivered hereunder. All Certificates shall be dated the date of their countersignature. On the Closing Date, the Securities Administrator shall authenticate the Certificates to be issued at the written direction of the Depositor, or any affiliate thereof.

The Depositor shall provide, or cause to be provided, to the Securities Administrator on a continuous basis, an adequate inventory of Certificates to facilitate transfers.

Section 6.02  Certificate Register; Registration of Transfer and Exchange of Certificates.

(a)  The Securities Administrator shall maintain, or cause to be maintained in accordance with the provisions of Section 6.09 hereof, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of Transfers and exchanges of Certificates as herein provided. Upon surrender for registration of Transfer of any Certificate, the Securities Administrator shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and of like aggregate Percentage Interest.

At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Securities Administrator. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute, authenticate, and deliver the Certificates that the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of Transfer or exchange shall be accompanied by a written instrument of Transfer in form satisfactory to the Securities Administrator duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge to the Certificateholders shall be made for any registration of Transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any Transfer or exchange of Certificates may be required.

All Certificates surrendered for registration of Transfer or exchange shall be canceled and subsequently destroyed by the Securities Administrator in accordance with the Securities Administrator customary procedures.

(b)  Subject to SubSection 6.07 and, in the case of any Global Certificate or Private Certificate upon the satisfaction of the conditions set forth below, upon surrender for registration of transfer of any Certificate at any office or agency of the Securities Administrator maintained for such purpose, the Securities Administrator shall sign, countersign and shall deliver, in the name of the designated transferee or transferees, a new Certificate of a like Class and aggregate Percentage Interest, but bearing a different number.

(c)  Subject to Subsection 6.02(g), so long as a Global Certificate of such Class is outstanding and is held by or on behalf of the Depository, transfers of beneficial interests in such Global Certificate, or transfers by Holders of Individual Certificates of such Class to transferees that take delivery in the form of beneficial interests in the Global Certificate, may be made only in accordance with this Subsection 6.02(c) and in accordance with the rules of the Depository:

(i)  In the case of a beneficial interest in the Global Certificate being transferred to an Institutional Accredited Investor, such transferee shall be required to take delivery in the form of an Individual Certificate or Certificates and the Securities Administrator shall register such transfer only upon compliance with the provisions of Subsection 6.02(h).

(ii)  In the case of a beneficial interest in a Class of Global Certificates being transferred to a transferee that takes delivery in the form of an Individual Certificate or Certificates of such Class, except as set forth in clause (i) above, the Securities Administrator shall register such transfer only upon compliance with the provisions of Subsection 6.02(h).

(iii)  In the case of an Individual Certificate of a Class being transferred to a transferee that takes delivery in the form of a beneficial interest in a Global Certificate of such Class, the Securities Administrator shall register such transfer if the transferee has provided the Securities Administrator with a Rule 144A and Related Matters Certificate or comparable evidence as to its QIB status.

(iv)  No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in the Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class; provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A and Related Matters Certificate as are sufficient to establish that it is a QIB.

(d)  Subject to Subsection 6.02(g), an exchange of a beneficial interest in a Global Certificate of a Class for an Individual Certificate or Certificates of such Class, an exchange of an Individual Certificate or Certificates of a Class for a beneficial interest in the Global Certificate of such Class and an exchange of an Individual Certificate or Certificates of a Class for another Individual Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificate of such Class, so long as such Certificate is outstanding and is held by or on behalf of the Depository) may be made only in accordance with this Subsection 6.02(d) and in accordance with the rules of the Depository:

(i)  A Holder of a beneficial interest in a Global Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

(ii)  A Holder of an Individual Certificate or Certificates of a Class may exchange such Certificate or Certificates for a beneficial interest in the Global Certificate of such Class if such holder furnishes to the Securities Administrator a Rule 144A and Related Matters Certificate or comparable evidence as to its QIB status.

(iii)  A Holder of an Individual Certificate of a Class may exchange such Certificate for an equal aggregate principal amount of Individual Certificates of such Class in different authorized denominations without any certification.

(e)  (i)Upon acceptance for exchange or transfer of an Individual Certificate of a Class for a beneficial interest in a Global Certificate of such Class as provided herein, the Securities Administrator shall cancel such Individual Certificate and shall (or shall request the Depository to) endorse on the schedule affixed to the applicable Global Certificate (or on a continuation of such schedule affixed to the Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and an increase in the certificate balance of the Global Certificate equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

(ii)  Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate of a Class for an Individual Certificate of such Class as provided herein, the Securities Administrator shall (or shall request the Depository to) endorse on the schedule affixed to such Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and a decrease in the certificate balance of such Global Certificate equal to the certificate balance of such Individual Certificate issued in exchange therefor or upon transfer thereof.

(f)  Any Individual Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate shall bear the applicable legends set forth in Exhibit A-2.

(g)  Subject to the restrictions on transfer and exchange set forth in this Section 6.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (in an initial certificate balance equal to the minimum authorized denomination set forth in Section 6.01 above or any integral multiple of $1.00 in excess thereof) by surrendering such Certificate at the Corporate Trust Office, or at the office of any transfer agent, together with an executed instrument of assignment and transfer satisfactory in form and substance to the Securities Administrator in the case of transfer and a written request for exchange in the case of exchange. The Holder of a beneficial interest in a Global Certificate may, subject to the rules and procedures of the Depository, cause the Depository (or its nominee) to notify the Securities Administrator in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Following a proper request for transfer or exchange, the Securities Administrator shall, within five Business Days of such request made at the Corporate Trust Office, sign, countersign and deliver at the Corporate Trust Office, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or Holder (in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Percentage Interest and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office by the registered Holder in person, or by a duly authorized attorney-in-fact.

(h)  No Transfer of a Private Certificate shall be made unless such Transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In the event that a Transfer is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such Transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Securities Administrator in writing the facts surrounding the Transfer by (x)(i) the delivery to the Securities Administrator by the Certificateholder desiring to effect such transfer of a certificate substantially in the form set forth in Exhibit D (the “Transferor Certificate”) and (ii) the delivery by the Certificateholder’s prospective transferee of (A) a letter in substantially the form of Exhibit E (the “Investment Letter”) if the prospective transferee is an Institutional Accredited Investor or (B) a letter in substantially the form of Exhibit F (the “Rule 144A and Related Matters Certificate”) if the prospective transferee is a QIB or (y) there shall be delivered to the Securities Administrator an Opinion of Counsel addressed to the Trustee and the Securities Administrator that such Transfer may be made pursuant to an exemption from the Securities Act, which Opinion of Counsel shall not be an expense of the Depositor, the Securities Administrator, the Sellers, the Master Servicer or the Trustee. Notwithstanding the provisions of the immediately preceding sentence, no restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in any Certificate that is a Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A and Related Matters Certificate as are sufficient to establish that it is a QIB. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for Transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee, the Securities Administrator and the Master Servicer shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such Transfer shall, and does hereby agree to, indemnify the Trustee, the Securities Administrator, the Depositor, the Sellers and the Master Servicer against any liability that may result if the Transfer is not so exempt or is not made in accordance with such federal and state laws.

Each beneficial owner of a Class M Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (a)(i) it is not a Plan or investing with “Plan Assets”, (ii) it has acquired and is holding such certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P, Fitch or Moody’s, and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTE 95-60, and (3) the conditions in Sections I and III of PTE 95-60 have been satisfied.

Neither the Trustee, the Securities Administrator nor the Master Servicer will be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to the Global Certificates. Any attempted or purported transfer of any Certificate in violation of the provisions of this Section 6.02 shall be void ab initio and such Certificate shall be considered to have been held continuously by the prior permitted Certificateholder. Any transferor of any Certificate in violation of such provisions, shall indemnify and hold harmless the Trustee, the Securities Administrator and the Master Servicer from and against any and all liabilities, claims, costs or expenses incurred by the Trustee, the Securities Administrator or the Master Servicer as a result of such attempted or purported transfer. Neither the Trustee, the Securities Administrator nor the Master Servicer shall have any liability for transfer of any such Global Certificates in or through book-entry facilities of any Depository or between or among Depository Participants or Certificate Owners made in violation of the transfer restrictions set forth herein.

No Transfer of a Class B-IO or Residual Certificate shall be made unless either (i) the transferee of such Certificate provides a representation, or is deemed to represent in the case of a Global Certificate, to the Securities Administrator acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, or a Person acting on behalf of a Plan or using the assets of a Plan, or (ii) in the case of any such Certificate presented for registration in the name of a Plan, or a trustee of a Plan or any other person acting on behalf of a Plan, the Securities Administrator shall have received an Opinion of Counsel for the benefit of the Trustee, the Securities Administrator and the Master Servicer and on which they may rely, satisfactory to the Securities Administrator, to the effect that the purchase and holding of such Certificate are permissible under applicable law, will not result in any prohibited transactions under ERISA or Section 4975 of the Code and will not subject the Trustee, the Master Servicer, the Securities Administrator or the Depositor to any obligation in addition to those expressly undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Trustee, the Master Servicer, the Securities Administrator or the Depositor. Neither the Trustee, the Securities Administrator nor the Master Servicer shall be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to any ERISA Restricted Certificate that is a Book-Entry Certificate, and neither the Trustee, the Securities Administrator nor the Master Servicer shall have any liability for transfers of any such Book-Entry Certificates made through the book-entry facilities of any Depository or between or among participants of the Depository or Certificate Owners made in violation of the transfer restrictions set forth herein. Neither the Trustee, the Securities Administrator nor the Master Servicer shall be under any liability to any Person for any registration of transfer of any ERISA Restricted Certificate that is in fact not permitted by this Section 6.02(h) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement. The Securities Administrator shall be entitled, but not obligated, to recover from any Holder of any ERISA Restricted Certificate that was in fact a Plan or a Person acting on behalf of a Plan at the time it became a Holder or, at such subsequent time as it became a Plan or Person acting on behalf of a Plan, all payments made on such ERISA Restricted Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the Securities Administrator to the last preceding Holder of such Certificate that is not a Plan or Person acting on behalf of a Plan.

(i)  Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(i)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee.

(ii)  No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under subparagraph (b) above, the Securities Administrator shall have been furnished with an affidavit (a “Transfer Affidavit”) of the initial owner or the proposed transferee in the form attached hereto as Exhibit C.

(iii)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee.

(iv)  Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 6.02(i) shall be absolutely null and void and shall vest no rights in the purported transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 6.02(i), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. Neither the Securities Administrator nor the Trustee shall be under liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 6.02(h) and this Section 6.02(i) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit. The Securities Administrator shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time it became a Holder or, at such subsequent time as it became other than a Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the Securities Administrator to the last preceding Permitted Transferee of such Certificate.

(v)  The Master Servicer shall make available within 60 days of written request from the Securities Administrator, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is not a Permitted Transferee.

The restrictions on Transfers of a Residual Certificate set forth in this Section 6.02(i) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Securities Administrator of an Opinion of Counsel addressed to the Securities Administrator, which Opinion of Counsel shall not be an expense of the Securities Administrator, the Trustee, the Sellers or the Master Servicer to the effect that the elimination of such restrictions, or any Transfer allowed by the elimination of such restrictions, will not cause REMIC I, REMIC II, REMIC III or REMIC IV, as applicable, to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement that, based on an Opinion of Counsel addressed to the Securities Administrator and furnished to the Securities Administrator, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is not a Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate that is held by a Person that is not a Permitted Transferee to a Holder that is a Permitted Transferee.

(j)  The preparation and delivery of all certificates and opinions referred to above in this Section 6.02 shall not be an expense of the Trust Fund, the Securities Administrator, the Trustee, the Depositor, the Sellers or the Master Servicer.

Section 6.03  Mutilated, Destroyed, Lost or Stolen Certificates.

If (a) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and of the ownership thereof and (b) there is delivered to the Securities Administrator such security or indemnity as may be required by them to save the Securities Administrator and the Trustee harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a bona fide purchaser, the Securities Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 6.03, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section 6.03 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time. All Certificates surrendered to the Securities Administrator under the terms of this Section 6.03 shall be canceled and destroyed by the Securities Administrator in accordance with its standard procedures without liability on its part.

Section 6.04  Persons Deemed Owners.

The Securities Administrator or the Trustee and any agent of the Securities Administrator or the Trustee may treat the person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Securities Administrator nor the Trustee nor any agent of the Securities Administrator shall be affected by any notice to the contrary.

Section 6.05  Access to List of Certificateholders’ Names and Addresses.

If three or more Certificateholders (a) request such information in writing from the Securities Administrator, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication that such Certificateholders propose to transmit or if the Depositor or the Master Servicer shall request such information in writing from the Securities Administrator, then the Securities Administrator shall, within ten Business Days after the receipt of such request, provide the Depositor, the Master Servicer or such Certificateholders at such recipients’ expense the most recent list of the Certificateholders of the Trust Fund held by the Securities Administrator, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Securities Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

Section 6.06  Book-Entry Certificates.

The Regular Certificates (other than the Class B-IO), upon original issuance, shall be issued in the form of one or more typewritten Certificates representing the Book-Entry Certificates, to be delivered to the Depository by or on behalf of the Depositor. Such Certificates shall initially be registered on the Certificate Register in the name of the Depository or its nominee, and no Certificate Owner of such Certificates will receive a definitive certificate representing such Certificate Owner’s interest in such Certificates, except as provided in Section 6.08. Unless and until definitive, fully registered Certificates (“Definitive Certificates”) have been issued to the Certificate Owners of such Certificates pursuant to Section 6.08:

(a)  the provisions of this Section shall be in full force and effect;

(b)  the Depositor, the Trustee and the Securities Administrator may deal with the Depository and the Depository Participants for all purposes (including the making of distributions) as the authorized representative of the respective Certificate Owners of such Certificates;

(c)  registration of the Book-Entry Certificates may not be transferred by the Securities Administrator except to another Depository;

(d)  the rights of the respective Certificate Owners of such Certificates shall be exercised only through the Depository and the Depository Participants and shall be limited to those established by law and agreements between the Owners of such Certificates and the Depository and/or the Depository Participants. Pursuant to the Depository Agreement, unless and until Definitive Certificates are issued pursuant to Section 6.08, the Depository will make book-entry transfers among the Depository Participants and receive and transmit distributions of principal and interest on the related Certificates to such Depository Participants;

(e)  the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants;

(f)  the Securities Administrator may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants; and

(g)  to the extent that the provisions of this Section conflict with any other provisions of this Agreement, the provisions of this Section shall control.

For purposes of any provision of this Agreement requiring or permitting actions with the consent of, or at the direction of, Certificateholders evidencing a specified percentage of the aggregate unpaid principal amount of any Class of Certificates, such direction or consent may be given by Certificate Owners (acting through the Depository and the Depository Participants) owning Book-Entry Certificates evidencing the requisite percentage of principal amount of such Class of Certificates.

The Private Certificates shall initially be held in fully registered certificated form. If at any time the Holders of all of the Certificates of one or more such Classes request that the Securities Administrator cause such Class to become Global Certificates, the Depositor (with the assistance of the Securities Administrator) will take such action as may be reasonably required to cause the Depository to accept such Class or Classes for trading if it may legally be so traded. If at anytime there are to be Global Certificates, the Global Certificates shall be delivered to the Depository by the Depositor or deposited with the Securities Administrator as custodian for the Depository.

All transfers by Certificate Owners of such respective Classes of Book-Entry Certificates and any Global Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

Section 6.07  Notices to Depository.

Whenever any notice or other communication is required to be given to Certificateholders of a Class with respect to which Book-Entry Certificates have been issued, unless and until Definitive Certificates shall have been issued to the related Certificate Owners, the Securities Administrator shall give all such notices and communications to the Depository.

Section 6.08  Definitive Certificates.

If, after Book-Entry Certificates have been issued with respect to any Certificates, (a) the Depositor or the Depository advises the Securities Administrator that the Depository is no longer willing or able to discharge properly its responsibilities under the Depository Agreement with respect to such Certificates and the Depositor is unable to locate a qualified successor or (b) the Depositor, with the consent of Depository Participants, advises the Securities Administrator that it elects to terminate the book-entry system with respect to such Certificates through the Depository, then the Securities Administrator shall notify all Certificate Owners of such Certificates, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to applicable Certificate Owners requesting the same. The Depositor shall provide the Securities Administrator with an adequate inventory of certificates to facilitate the issuance and transfer of Definitive Certificates. Upon surrender to the Securities Administrator of any such Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Securities Administrator shall countersign and deliver such Definitive Certificates. Neither the Depositor nor the Securities Administrator shall be liable for any delay in delivery of such instructions and each may conclusively rely on, and shall be protected in relying on, such instructions.

In addition, if an Event of Default has occurred and is continuing, each Certificate Owner materially adversely affected thereby may at its option request a Definitive Certificate evidencing such Certificate Owner’s Voting Rights in the related Class of Certificates. In order to make such request, such Certificate Owner shall, subject to the rules and procedures of the Depository, provide the Depository or the related Depository Participant with directions for the Securities Administrator to exchange or cause the exchange of the Certificate Owner’s interest in such Class of Certificates for an equivalent Voting Right in fully registered definitive form. Upon receipt by the Securities Administrator of instructions from the Depository directing the Securities Administrator to effect such exchange (such instructions to contain information regarding the Class of Certificates and the Certificate Principal Balance being exchanged, the Depository Participant account to be debited with the decrease, the registered Holder of and delivery instructions for the definitive Certificate, and any other information reasonably required by the Securities Administrator), (i) the Securities Administrator shall instruct the Depository to reduce the related Depository Participant’s account by the aggregate Certificate Principal Balance of the definitive Certificate, (ii) the Securities Administrator shall execute, authenticate and deliver, in accordance with the registration and delivery instructions provided by the Depository, a definitive Certificate evidencing such Certificate Owner’s Voting Rights in such Class of Certificates and (iii) the Securities Administrator shall execute and authenticate a new Book-Entry Certificate reflecting the reduction in the Certificate Principal Balance of such Class of Certificates by the amount of the definitive Certificates.

Section 6.09  Maintenance of Office or Agency.

The Securities Administrator will maintain or cause to be maintained at its expense an office or offices or agency or agencies located at Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attn: PRIME 2006-CL1, where Certificates may be surrendered for registration of transfer or exchange. The Securities Administrator will give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

ARTICLE VII

THE DEPOSITOR AND THE MASTER SERVICER

Section 7.01  Liabilities of the Depositor and the Master Servicer.

Each of the Depositor and the Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 7.02  Merger or Consolidation of the Depositor or the Master Servicer.

(a)  Each of the Depositor and the Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation or as a national banking association under federal law, as applicable, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b)  Any Person into which the Depositor or the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Depositor or the Master Servicer shall be a party, or any Person succeeding to the business of the Depositor or the Master Servicer, shall be the successor of the Depositor or the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 7.03  Indemnification of the Trustee, the Master Servicer and the Securities Administrator.

(a)  The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action relating to this Agreement, including the powers of attorney delivered pursuant to Section 3.01 hereof, (i) related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the affected Indemnified Person shall have given the Master Servicer and EMC written notice thereof promptly after a Responsible Officer of such Indemnified Person shall have with respect to such claim or legal action actual knowledge thereof; provided, however that the failure to give such notice shall not relieve the Master Servicer of its indemnification obligations hereunder except to the extent the Master Servicer is prejudiced thereby. This indemnity shall survive the resignation or removal of the Trustee, Master Servicer or the Securities Administrator and the termination of this Agreement.

(b)  The Sponsor will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise paid or covered pursuant to Subsection (a) above.

Section 7.04  Limitations on Liability of the Depositor, the Master Servicer and Others.

(a)  Subject to the obligation of the Master Servicer to indemnify the Indemnified Persons pursuant to Section 7.03, neither the Depositor, the Master Servicer nor any of the directors, officers, employees or agents of the Depositor and the Master Servicer shall be under any liability to the Indemnified Persons, the Trust Fund or the Certificateholders for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b)  The Depositor, the Master Servicer and any director, officer, employee or agent of the Depositor and the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c)  The Depositor, the Master Servicer, the Securities Administrator, the Trustee, the Custodian, Wells Fargo Bank, N.A. in its individual capacity and any director, officer, employee or agent of the Depositor, the Master Servicer, the Securities Administrator, the Trustee and the Custodian shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to, or the performance of its obligations under, this Agreement, the Assignment Agreement, the Custodial Agreement, the Certificates or Servicing Agreements, other than (i) in the case of the Master Servicer or the Securities Administrator, any such loss, liability or expense related to the Master Servicer’s or Securities Administrator’s failure to perform its respective duties in compliance with this Agreement or (ii) in the case of the Master Servicer or the Securities Administrator, any such loss, liability or expense incurred by reason of the Master Servicer’s or the Securities Administrator’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder or under the Custodial Agreement, as applicable, (iii) in the case of the Trustee, any such loss, liability or expense incurred by reason of the Trustee’s willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of its reckless disregard of obligations and duties hereunder and (iv) in the case of the Custodian, any such loss, liability or expense incurred by reason of such Custodian’s willful misfeasance, bad faith or negligence in the performance of its duties under the Custodial Agreement, or by reason of its reckless disregard of obligations and duties thereunder. Such indemnification shall survive termination of this Agreement.

(d)  Neither the Depositor nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder) shall be expenses, costs and liabilities of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor out of the Distribution Account as provided by Section 5.02. Nothing in this SubSection 7.04(d) shall affect the Master Servicer’s obligation to master service the Mortgage Loans pursuant to Section 3.01.

(e)  In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

(f)  The Master Servicer shall not be liable for any acts or omissions of the Servicers.

(g)  The Master Servicer may perform any of its duties hereunder or exercise its rights hereunder either directly of through Affiliates, agents or attorneys.

Section 7.05  Master Servicer Not to Resign.

(a)  Except as provided in Section 7.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except (i) with the prior consent of the Trustee (which consent shall not be unreasonably withheld or delayed) or (ii) upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel, addressed to and delivered to, the Trustee. No such resignation by the Master Servicer shall become effective until the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with Section 8.02 hereof. The Trustee shall notify each Rating Agency of the resignation of the Master Servicer.

Section 7.06  Successor Master Servicer.

In connection with the appointment of any successor Master Servicer or the assumption of the duties of the Master Servicer, EMC or the Trustee may make such arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as EMC or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single family mortgage loans. In no event shall the compensation of any successor master servicer exceed that permitted the Master Servicer hereunder without the consent of all of the Certificateholders.

Section 7.07  Sale and Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement and EMC may terminate the Master Servicer without cause and select a new Master Servicer; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which shall be qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below) and meets the eligibility requirements herein to serve as Master Servicer and Securities Administrator; (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each responsibility covenant and condition of the Master Servicer and the Securities Administrator under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; and (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement.

ARTICLE VIII

DEFAULT; TERMINATION OF MASTER SERVICER;

Section 8.01  Events of Default.

“Event of Default,” wherever used herein, means any one of the following events:

(i)  any failure by the Master Servicer to remit to the Securities Administrator any amounts received or collected by the Master Servicer in respect of the Mortgage Loans and required to be remitted by it hereunder (other than any Advance), which failure shall continue unremedied for one Business Day after the date on which written notice of such failure shall have been given to the Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates;

(ii)  any failure by the Master Servicer to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement or any breach of a representation or warranty by the Master Servicer, which failure or breach shall continue unremedied for a period of 60 days after the date on which written notice of such failure shall have been given to Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates;

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days;

(iv)  the Master Servicer shall consent to the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or all or substantially all of the property of the Master Servicer;

(v)  the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vi)  the Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 7.05 or 7.07;

(vii)  The Master Servicer fails to deposit, or cause to be deposited, in the Distribution Account any Advance (other than a Nonrecoverable Advance) by 5:00 p.m. New York City time on the first Business Day preceding the Distribution Date; or

(viii)  Any failure by the Master Servicer to duly perform, within the required time period, its obligations under Sections 3.16, 3.17 or 3.18 which failure continues unremedied at the end of the cure period set forth under such Sections.

If an Event of Default shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates, the Trustee shall in the case of any Event of Default described in clauses (i) through (vii) above, by notice in writing to the Master Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations (but not the liabilities) of the Master Servicer (and the Securities Administrator if the Master Servicer and the Securities Administrator are the same entity) under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder. On or after the receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer (and, if applicable, the Securities Administrator) hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee, or any successor Master Servicer appointed pursuant to Section 8.02 (a “Successor Master Servicer” and, if applicable, “Successor Securities Administrator”). Such Successor Master Servicer shall thereupon if such Successor Master Servicer is a successor to the Master Servicer, make any Advance required by Article V, subject, in the case of the Trustee, to Section 8.02. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the terminated Master Servicer and, if applicable, the terminated Securities Administrator, as attorney- in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of any Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Master Servicer to pay amounts owed pursuant to Article VIII or Article X. The Master Servicer and, if applicable, the Securities Administrator agrees to cooperate with the Trustee in effecting the termination of the Master Servicer’s and, if applicable, the Securities Administrator’s responsibilities and rights hereunder, including, without limitation, the transfer to the applicable Successor Master Servicer of all cash amounts which shall at the time be credited to the Distribution Account maintained pursuant to Section 4.04, or thereafter be received with respect to the applicable Mortgage Loans. The Trustee shall promptly notify the Rating Agencies of the occurrence of an Event of Default actually known to a Responsible Officer of the Trustee.

Notwithstanding any termination of the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to receive, out of any late collection of a Scheduled Payment on a Mortgage Loan that was due prior to the notice terminating the Master Servicer’s rights and obligations as Master Servicer hereunder and received after such notice, that portion thereof to which the Master Servicer would have been entitled pursuant to Section 5.02 and to receive any other amounts payable to the Master Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder.

Notwithstanding the foregoing, if an Event of Default described in clause (vii) of this Section 8.01 shall occur and the Securities Administrator fails to make such Advance described in clause (vii) of Section 8.01, the Trustee shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Certificateholder or to reimbursement of Advances and other advances of its own funds, and the Trustee shall act as provided in Section 8.02 to carry out the duties of the Master Servicer, including the obligation to make any Advance the nonpayment of which was an Event of Default described in clause (vii) of this Section 8.01. Any such action taken by the Trustee must be prior to the distribution on the relevant Distribution Date.

Section 8.02  Trustee to Act; Appointment of Successor.

On and after the time the Master Servicer receives a notice of termination pursuant to Section 8.01 hereof the Trustee shall automatically become the successor to the Master Servicer with respect to the transactions set forth or provided for herein and after a transition period (not to exceed 90 days), shall have all of the rights and powers of, and be subject to all the responsibilities, duties and liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof; provided further, however that, pursuant to Article V hereof, the Trustee in its capacity as successor Master Servicer shall be responsible for making any Advances required to be made by the Master Servicer immediately upon the termination of the Master Servicer and any such Advance shall be made on the Distribution Date on which such Advance was required to be made by the predecessor Master Servicer. Effective on the date of such notice of termination, as compensation therefor, the Trustee shall be entitled to all compensation, reimbursement of expenses and indemnification that the Master Servicer would have been entitled to if it had continued to act hereunder, provided, however, that the Trustee shall not be (i) liable for any acts or omissions of the Master Servicer, (ii) obligated to make Advances if it is prohibited from doing so under applicable law, (iii) responsible for expenses of the Master Servicer pursuant to Section 2.03 or (iv) obligated to deposit losses on any Permitted Investment directed by the Master Servicer. Notwithstanding the foregoing, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Advances pursuant to Article V or if it is otherwise unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder. Any Successor Master Servicer shall (i) be an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, that has a net worth of at least $15,000,000, and (ii) be willing to act as successor servicer of any Mortgage Loans under the related Servicing Agreement with respect to which the related Servicer has been terminated as servicer, and shall have executed and delivered to the Depositor and the Trustee an agreement accepting such delegation and assignment, that contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer (other than any liabilities of the Master Servicer hereof incurred prior to termination of the Master Servicer under Section 8.01 or as otherwise set forth herein), with like effect as if originally named as a party to this Agreement, provided that each Rating Agency shall have acknowledged in writing that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced as a result of such assignment and delegation. If the Trustee assumes the duties and responsibilities of the Master Servicer in accordance with this Section 8.02, the Trustee shall not resign as Master Servicer until a Successor Master Servicer has been appointed and has accepted such appointment. Pending appointment of a successor to the Master Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans or otherwise as it and such successor shall agree; provided that no such compensation unless agreed to by the Certificateholders shall be in excess of that permitted the Master Servicer hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other Successor Master Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Master Servicer and the Securities Administrator to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

The costs and expenses of the Trustee in connection with the termination of the Master Servicer, appointment of a Successor Master Servicer and, if applicable, any transfer of master servicing, including, without limitation, all costs and expenses associated with the complete transfer of all master servicing data and the completion, correction or manipulation of such master servicing data as may be required by the Trustee to correct any errors or insufficiencies in the master servicing data or otherwise to enable the Trustee or the Successor Master Servicer to master service the Mortgage Loans properly and effectively, to the extent not previously paid by the terminated Master Servicer, shall be payable to the Trustee pursuant to Section 9.05.

Section 8.03  Notification to Certificateholders.

(a)  Upon any termination of or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

(b)  Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders notice of each such Event of Default hereunder actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured or waived.

Section 8.04  Waiver of Defaults.

The Trustee shall transmit by mail to all Certificateholders, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default hereunder known to the Trustee. The Holders of Certificates evidencing not less than 51% of the Voting Rights may, on behalf of all Certificateholders, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made of any required remittances to the Securities Administrator. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

ARTICLE IX

CONCERNING THE TRUSTEE AND THE SECURITIES ADMINISTRATOR

Section 9.01  Duties of Trustee and the Securities Administrator.

(a)  The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, and the Securities Administrator each undertake to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee and the Securities Administrator, respectively. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of such Person’s own affairs.

(b)  Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee or the Securities Administrator pursuant to any provision of this Agreement, the Trustee or the Securities Administrator, respectively, shall examine them to determine whether they are in the form required by this Agreement; provided, however, that neither the Trustee or the Securities Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Master Servicer or pursuant to any provision of this Agreement; provided, further, that neither the Trustee nor the Securities Administrator shall not be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c)  On each Distribution Date, the Securities Administrator shall make monthly distributions and the final distribution to the Certificateholders from funds in the Distribution Account as provided in Sections 5.04 and 10.01 herein.

(d)  No provision of this Agreement shall be construed to relieve the Trustee or the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)  Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred with respect to the Trustee and at all times with respect to the Securities Administrator, the duties and obligations of the Trustee and the Securities Administrator shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Securities Administrator shall be liable except for the performance of their respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Securities Administrator and, in the absence of bad faith on the part of the Trustee or the Securities Administrator, the Trustee or the Securities Administrator, respectively, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Securities Administrator and conforming to the requirements of this Agreement;

(ii)  Neither the Trustee nor the Securities Administrator shall be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Securities Administrator, respectively, unless it shall be proved that the Trustee or the Securities Administrator, respectively, was negligent in ascertaining the pertinent facts;

(iii)  Neither the Trustee nor the Securities Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates (or such other percentage as specifically set forth herein), if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Securities Administrator, respectively, or exercising any trust or other power conferred upon the Trustee or the Securities Administrator, respectively, under this Agreement;

(iv)  The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee shall have actual knowledge thereof. In the absence of such knowledge, the Trustee may conclusively assume there is no such default or Event of Default;

(v)  Neither the Trustee nor the Securities Administrator shall be in any way liable by reason of any insufficiency in any Account held by or in the name of the Trustee or Securities Administrator, as applicable unless it is determined by a court of competent jurisdiction in a non-appealable judgment that the Trustee’s or the Securities Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Trustee or the Securities Administrator is obligor and has defaulted thereon);

(vi)  Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee or the Securities Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Securities Administrator, respectively, has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(vii)  None of the Securities Administrator, the Master Servicer, the Seller, the Depositor, the Trustee or the Custodians shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another.

Neither the Trustee nor the Securities Administrator shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer hereunder or the related Servicer under the related Servicing Agreement. The Trustee is here by authorized and directed to enter into the Assignment Agreements.

The Trustee may appoint any designee, with such designee’s consent, to enforce the rights and remedies of the Trust Fund hereunder.

(e)  All funds received by the Securities Administrator and required to be deposited in the Distribution Account pursuant to this Agreement will be promptly so deposited by the Securities Administrator.

Section 9.02  Certain Matters Affecting the Trustee and the Securities Administrator.

(a)  Except as otherwise provided in Section 9.01:

(i)  The Trustee and the Securities Administrator may rely and shall be protected in acting or refraining from acting in reliance on any resolution or certificate of the Depositor or the Master Servicer or the related Servicer, any certificates of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  The Trustee and the Securities Administrator may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii)  Neither the Trustee nor the Securities Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Securities Administrator, as applicable, security or indemnity reasonable to it against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(iv)  Neither the Trustee nor the Securities Administrator shall be liable in its individual capacity for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  Neither the Trustee nor the Securities Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates and provided that the payment within a reasonable time to the Trustee or the Securities Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Securities Administrator, as applicable, reasonably assured to the Trustee or the Securities Administrator, as applicable, by the security afforded to it by the terms of this Agreement. The Trustee or the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the Certificateholders requesting the investigation;

(vi)  The Trustee and the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any paying agent other than the Securities Administrator to perform any paying agent functions under this Agreement without the express written consent of the Master Servicer, which consents will not be unreasonably withheld. Neither the Trustee nor the Securities Administrator shall be liable or responsible for the misconduct or negligence of any of the Trustee’s or the Securities Administrator’s agents or attorneys or paying agent appointed hereunder by the Trustee or the Securities Administrator with due care and, when required, with the consent of the Master Servicer;

(vii)  Should the Trustee or the Securities Administrator deem the nature of any action required on its part to be unclear or ambiguous, the Trustee or the Securities Administrator, respectively, may require prior to such action that it be provided by the Depositor with reasonable further instructions; the right of the Trustee or the Securities Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Securities Administrator shall be accountable for other than its negligence or willful misconduct in the performance of any such act;

(viii)  Neither the Trustee nor the Securities Administrator shall be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in SubSection 9.07; and

(ix)  Neither the Trustee nor the Securities Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Person pursuant to this Agreement, or the eligibility of any Mortgage Loan for purposes of this Agreement.

(b)  The Securities Administrator is hereby directed by the Depositor to execute and deliver the Derivative Administration Agreement (and any amendments or supplements to the Derivative Administration Agreement as may be requested by the Majority Class B-IO Certificateholder regarding the distributions to be made to it or its designees thereunder). Amounts payable by the Securities Administrator on any Distribution Date to the Derivative Administrator shall be paid by the Securities Administrator as provided herein. The Securities Administrator in its individual capacity shall have no responsibility for any of the undertakings, agreements or representations with respect to the Class A-1 Interest Rate Corridor Contract, including, without limitation, for making any payments thereunder.

Section 9.03    Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature and countersignature of the Securities Administrator on the Certificates) shall be taken as the statements of the Depositor, and neither the Trustee nor the Securities Administrator shall have any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representation as to the validity or sufficiency of, the Certificates (other than the signature and countersignature of the Securities Administrator on the Certificates), any Custodial Agreement or of any Mortgage Loan. The Securities Administrator’s signature and countersignature (or countersignature of its agent) on the Certificates shall be solely in its capacity as Securities Administrator and shall not constitute the Certificates an obligation of the Securities Administrator in any other capacity. Neither the Trustee nor the Securities Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. Subject to Section 2.06, neither the Trustee nor the Securities Administrator shall be responsible for the legality or validity of this Agreement, any Custodial Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. Neither the Trustee nor the Securities Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders, under this Agreement. The Trustee shall not be responsible for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to the Trustee hereunder or to record this Agreement.

Section 9.04    Trustee and Securities Administrator May Own Certificates.

Each of the Trustee and the Securities Administrator in its individual capacity or in any capacity other than as Trustee or the Securities Administrator hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not the Trustee or the Securities Administrator, as applicable, and may otherwise deal with the parties hereto.

Section 9.05    Trustee’s and Securities Administrator’s Fees and Expenses.

The fees and expenses of the Trustee and the Securities Administrator shall be paid in accordance with a side letter agreement with the Master Servicer and at the expense of the Master Servicer. In addition, the Securities Administrator shall be entitled to any investment income on amounts on deposit in the the Distribution Account. In addition, the Trustee and the Securities Administrator will be entitled to recover from the Distribution Account pursuant to Section 4.05 all reasonable out-of-pocket expenses, disbursements and advances and the expenses of the Trustee and the Securities Administrator, respectively incurred in the course of its respective engagement hereunder including without limitation, in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) incurred or made by the Trustee or the Securities Administrator, respectively, in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the Certificateholders hereunder. If funds in the Distribution Account are insufficient therefor, the Trustee and the Securities Administrator shall recover such expenses, disbursements or advances from EMC and EMC hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 9.06    Eligibility Requirements for Trustee and Securities Administrator.

The Trustee and any successor Trustee and the Securities Administrator and any successor Securities Administrator shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $50,000,000, subject to supervision or examination by federal or state authority and rated “BBB” or higher by Fitch with respect to their long-term rating and rated “BBB” or higher by S&P and “Baa2” or higher by Moody’s with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor Trustee or successor Securities Administrator other than pursuant to Section 9.10, rated in one of the two highest long-term debt categories by each Rating Agency (at least “AA-” in the case of S&P) or otherwise acceptable to, each of the Rating Agencies and have a short-term debt rating of at least “A-1” from S&P, or otherwise acceptable to, S&P. The Trustee shall not be an Affiliate of the Master Servicer. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 9.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee or the Securities Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section 9.06, the Trustee or the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 9.08.

Section 9.07    Insurance.

The Trustee and the Securities Administrator, at their own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a “Financial Institution Bond” and/or a “Bankers’ Blanket Bond”) or (B) in the case of the Securities Administrator, self insure if Wells Fargo Bank, N.A. maintains with any Rating Agency the equivalent of a long term unsecured debt rating of “A”. All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee or the Securities Administrator as to the Trustee’s or the Securities Administrator’s, respectively, compliance with this Section 9.07 shall be furnished to any Certificateholder upon reasonable written request.

Section 9.08    Resignation and Removal of Trustee and Securities Administrator.

The Trustee and the Securities Administrator may at any time resign (including, in the case of the Securities Administrator, in connection with the resignation or termination of the Master Servicer) and be discharged from the Trust hereby created by giving written notice thereof to the Depositor, the Sponsor, the Securities Administrator (or the Trustee, if the Securities Administrator resigns) and the Master Servicer, with a copy to each Rating Agency. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or successor securities administrator, as applicable, (and in the case of the Securities Administrator’s removal, the Trustee may appoint a successor securities administrator) by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning trustee or securities administrator, as applicable, and the successor trustee or securities administrator, as applicable. If no successor trustee or successor securities administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or securities administrator.

If at any time (i) the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 9.06 hereof and shall fail to resign after written request thereto by the Depositor, (ii) the Trustee or the Securities Administrator shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii)(A) a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Securities Administrator or the Trust Fund is located, (B) the imposition of such tax would be avoided by the appointment of a different trustee or securities administrator and (C) the Trustee or the Securities Administrator, as applicable, fails to indemnify the Trust Fund against such tax, then the Depositor or the Master Servicer may remove the Trustee or the Securities Administrator , as applicable, (and in the case of the Securities Administrator’s ineligibility, the Trustee may appoint a successor securities administrator) and appoint a successor trustee or successor securities administrator, as applicable, by written instrument, in multiple copies, a copy of which instrument shall be delivered to the Trustee, the Securities Administrator, the Master Servicer and the successor trustee or successor securities administrator, as applicable.

The Holders evidencing at least 51% of the Voting Rights of each Class of Certificates may at any time remove the Trustee or Securities Administrator and appoint a successor trustee or securities administrator by written instrument or instruments, in multiple copies, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered by the successor trustee or successor securities administrator to each of the Master Servicer, the Trustee or Securities Administrator so removed and the successor trustee or securities administrator so appointed. Notice of any removal of the Trustee or Securities Administrator shall be given to each Rating Agency by the related successor.

Any resignation or removal of the Trustee or the Securities Administrator and appointment of a successor trustee or securities administrator pursuant to any of the provisions of this Section 9.08 shall become effective upon acceptance of appointment by the successor trustee or securities administrator as provided in Section 9.09 hereof and upon acceptance of appointment by a successor derivative administrator under the Derivative Administration Agreement.

Section 9.09    Successor Trustee or Securities Administrator.

Any successor trustee or securities administrator appointed as provided in Section 9.08 hereof shall execute, acknowledge and deliver to the Depositor, to its predecessor trustee or predecessor securities administrator, as applicable, and the Master Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee or securities administrator shall become effective and such successor trustee or securities administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or securities administrator herein.

No successor trustee or securities administrator shall accept appointment as provided in this Section 9.09 unless at the time of such acceptance such successor trustee or securities administrator shall be eligible under the provisions of Section 9.07 hereof and its appointment shall not adversely affect the then current rating of the Certificates.

Upon acceptance of appointment by a successor trustee or securities administrator as provided in this Section 9.09, the successor trustee or securities administrator shall mail notice of the succession of such trustee or securities administrator hereunder to all Holders of Certificates. If the successor trustee or securities administrator fails to mail such notice within ten days after acceptance of appointment, the Depositor shall cause such notice to be mailed at the expense of the Trust Fund.

Section 9.10    Merger or Consolidation of Trustee or Securities Administrator.

Any corporation, state bank or national banking association into which the Trustee or the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation, state bank or national banking association resulting from any merger, conversion or consolidation to which the Trustee or the Securities Administrator shall be a party, or any corporation, state bank or national banking association succeeding to substantially all of the corporate trust business of the Trustee or of the business of the Securities Administrator, shall be the successor of the Trustee or the Securities Administrator hereunder, provided that such corporation shall be eligible under the provisions of Section 9.06 hereof without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.11    Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 9.11, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 9.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 9.09.

Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)  All rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the Master Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether a Trustee hereunder or as a Successor Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)  No trustee hereunder shall be held personally liable by reason of any act or omission of any other trustee hereunder; and

(iii)  The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article IX. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Master Servicer and the Depositor.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co- trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 9.12    Tax Matters.

It is intended that the Trust Fund shall constitute, and that the affairs of the Trust Fund shall be conducted so that each REMIC formed hereunder qualifies as, a “real estate mortgage investment conduit” as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Securities Administrator covenants and agrees that it shall act as agent (and the Securities Administrator is hereby appointed to act as agent) on behalf of the Trust Fund. The Securities Administrator, as agent on behalf of the Trust Fund, shall do or refrain from doing, as applicable, the following: (a) the Securities Administrator shall prepare and file, or cause to be prepared and filed, in a timely manner, U.S. Real Estate Mortgage Investment Conduit Income Tax Returns (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file or cause to be prepared and filed with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each such REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish or cause to be furnished to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby; (b) the Securities Administrator shall apply for an employer identification number with the Internal Revenue Service via a Form SS-4 or other comparable method for each REMIC that is or becomes a taxable entity, and within thirty days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service, on Forms 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the Person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such form, and update such information at the time or times in the manner required by the Code for the Trust Fund; (c) the Securities Administrator on behalf of the Trustee shall make, or cause to be made elections, on behalf of each REMIC formed hereunder to be treated as a REMIC on the federal tax return of such REMIC for its first taxable year (and, if necessary, under applicable state law); (d) the Securities Administrator shall prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including without limitation, the calculation of any original issue discount using the Prepayment Assumption; (e) the Securities Administrator shall provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is not a Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Person that is not a Permitted Transferee, or a pass-through entity in which a Person that is not a Permitted Transferee is the record Holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax); (f) each of the Securities Administrator and the Trustee shall, to the extent under its control, conduct the affairs of the Trust Fund at all times that any Certificates are outstanding so as to maintain the status of each REMIC formed hereunder as a REMIC under the REMIC Provisions; (g) neither the Trustee nor the Securities Administrator shall knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any REMIC formed hereunder; (h) the Securities Administrator shall pay, from the sources specified in the penultimate paragraph of this Section 9.12, the amount of any federal, state and local taxes, including prohibited transaction taxes as described below, imposed on any REMIC formed hereunder prior to the termination of the Trust Fund when and as the same shall be due and payable (but such obligation shall not prevent the Securities Administrator or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Securities Administrator from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings); (i) the Trustee shall sign or cause to be signed federal, state or local income tax or information returns or any other document prepared by the Securities Administrator pursuant to this Section 9.12 requiring a signature thereon by the Trustee; (j) the Securities Administrator shall maintain records relating to each REMIC formed hereunder including but not limited to the income, expenses, assets and liabilities of each such REMIC and adjusted basis of the Trust Fund property determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; (k) the Securities Administrator shall, for federal income tax purposes, maintain books and records with respect to the REMICs on a calendar year and on an accrual basis; (l) none of the Trustee, the Master Servicer or the Securities Administrator shall enter into any arrangement not otherwise provided for in this Agreement by which the REMICs will receive a fee or other compensation for services nor permit the REMICs to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code; and (m) as and when necessary and appropriate, the Securities Administrator, at the expense of the Trust Fund, shall represent the Trust Fund in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of any REMIC formed hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of the Trust Fund, and otherwise act on behalf of each REMIC formed hereunder in relation to any tax matter involving any such REMIC.

In order to enable each of the Trustee and the Securities Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Trustee or the Securities Administrator within 10 days after the Closing Date all information or data that the Trustee or the Securities Administrator requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flows of the Certificates and the Mortgage Loans. Thereafter, the Depositor shall provide to the Trustee or the Securities Administrator promptly upon written request therefor, any such additional information or data that the Trustee or the Securities Administrator may, from time to time, request in order to enable the Trustee or the Securities Administrator to perform its duties as set forth herein. The Depositor hereby indemnifies each of the Trustee and the Securities Administrator for any losses, liabilities, damages, claims or expenses of the Trustee or the Securities Administrator arising from any errors or miscalculations of the Trustee or the Securities Administrator that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Trustee or the Securities Administrator, as applicable, on a timely basis.

In the event that any tax is imposed on “prohibited transactions” of any of REMIC I, REMIC II, REMIC III or REMIC IV as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of the Trust Fund as defined in Section 860G(c) of the Code, on any contribution to any of REMIC I, REMIC II, REMIC III or REMIC IV after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, without limitation, any federal, state or local tax or minimum tax imposed upon any of REMIC I, REMIC II, REMIC III or REMIC IV, and is not paid as otherwise provided for herein, such tax shall be paid by (i) the Master Servicer or the Securities Administrator, if any such tax arises out of or results from a breach by the Master Servicer or the Securities Administrator of any of its obligations under this Agreement, provided, however, in no event shall the Master Servicer or the Securities Administrator have any liability (1) for any action or omission that is taken in accordance with and compliance with the express terms of, or which is expressly permitted by the terms of, this Agreement, (2) for any losses other than those arising out of a negligent performance by the Master Servicer or the Securities Administrator of its duties and obligations set forth herein, or (3) for any special or consequential damages to Certificateholders (in addition to payment of principal and interest on the Certificates), (ii) any party hereto (other than the Master Servicer or the Securities Administrator) to the extent any such tax arises out of or results from a breach by such other party of any of its obligations under this Agreement or (iii) in all other cases, or in the event that any liable party hereto fails to honor its obligations under the preceding clauses (i) or (ii), any such tax will be paid first with amounts otherwise to be distributed to the Class R Certificateholders, and second with amounts otherwise to be distributed to all the Holders of the following Certificates in the following order of priority: first, to the Class M-6 Certificates, second, to the Class M-5 Certificates, third, to the Class M-4 Certificates, fourth, to the Class M-3 Certificates, fifth, to the Class M-2 Certificates, sixth, to the Class M-1 Certificates, and seventh, to the Class A Certificates (pro rata based on the amounts to be distributed). Notwithstanding anything to the contrary contained herein, to the extent that such tax is payable by the Holder of any Certificates, the Securities Administrator is hereby authorized to retain on any Distribution Date, from the Holders of the Class R Certificates (and, if necessary, second, from the Holders of the other Certificates in the priority specified in the preceding sentence), funds otherwise distributable to such Holders in an amount sufficient to pay such tax. The Securities Administrator shall promptly notify in writing the party liable for any such tax of the amount thereof and the due date for the payment thereof.

The Trustee, the Master Servicer and the Securities Administrator each agree that, in the event it should obtain any information necessary for the other party to perform its obligations pursuant to this Section 9.12, it will promptly notify and provide such information to such other party.

ARTICLE X

TERMINATION

Section 10.01    Termination upon Liquidation or Repurchase of all Mortgage Loans.

Subject to Section 10.03, the obligations and responsibilities of the Depositor, the Master Servicer, the Securities Administrator and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the exercise of the Majority Class B-IO Certificateholder (or its designee) or the Master Servicer, as applicable, of its right to repurchase all of the Mortgage Loans (and REO Properties) remaining in the Trust Fund at a price (the “Mortgage Loan Purchase Price”) equal to the sum of (i) 100% of the Stated Principal Balance of each Mortgage Loan (other than in respect of REO Property), (ii) accrued interest thereon at the applicable Mortgage Rate to, but not including, the first day of the month of such purchase, (iii) the appraised value of any REO Property in the Trust Fund (up to the Stated Principal Balance of the related Mortgage Loan), such appraisal to be conducted by an appraiser mutually agreed upon by the Master Servicer and the Trustee, and (iv) unreimbursed out-of pocket costs of the Servicers or the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Advances, made on the Mortgage Loans prior to the exercise of such repurchase right, (v) any unreimbursed costs and expenses of the Trustee and the Securities Administrator payable pursuant to Section 9.05, and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement, as applicable. In no event shall the trusts created hereby continue beyond the earlier of (i) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof and (ii) the Latest Possible Maturity Date.

The right to repurchase all Mortgage Loans and REO Properties by the Majority Class B-IO Certificateholder pursuant to clause (a) in the preceding paragraph shall be conditioned upon the Stated Principal Balance of all of the Mortgage Loans in the Trust Fund, at the time of any such repurchase, aggregating 10% or less of the aggregate Cut-off Date Principal Balance of all of the Mortgage Loans.

Section 10.02    Final Distribution on the Certificates.

If on any Determination Date, (i) the Master Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Distribution Account, the Master Servicer shall direct the Securities Administrator to send a final distribution notice promptly to each Certificateholder or (ii) the Securities Administrator determines that a Class of Certificates shall be retired after a final distribution on such Class, the Securities Administrator shall notify the Certificateholders within five (5) Business Days after such Determination Date that the final distribution in retirement of such Class of Certificates is scheduled to be made on the immediately following Distribution Date. Any final distribution made pursuant to the immediately preceding sentence will be made only upon presentation and surrender of the related Certificates at the Corporate Trust Office of the Securities Administrator. If the Majority Class B-IO Certificateholder or the Master Servicer, as applicable, elects to terminate the Trust Fund pursuant to Section 10.01, at least 20 days prior to the date notice is to be mailed to the Certificateholders, the Majority Class B-IO Certificateholder or the Master Servicer, as applicable, shall notify the Depositor, the Securities Administrator and the Trustee of the date the Majority Class B-IO Certificateholder or the Master Servicer, as applicable, intends to terminate the Trust Fund. The Master Servicer shall remit the Mortgage Loan Purchase Price to the Securities Administrator on the Business Day prior to the Distribution Date for such Optional Termination by the Majority Class B-IO Certificateholder or the Master Servicer, as applicable.

Notice of any termination of the Trust Fund, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Securities Administrator by letter to Certificateholders mailed not later than two Business Days after the Determination Date in the month of such final distribution. Any such notice shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Securities Administrator will give such notice to each Rating Agency at the time such notice is given to Certificateholders.

Upon such final deposit with respect to the Trust Fund and the receipt by the Custodian of a Request for Release therefor, the Custodian shall promptly release to the Master Servicer, as applicable the Mortgage Files for the Mortgage Loans and the Trustee shall execute and deliver any documents prepared and delivered to it which are necessary to transfer any REO Property.

Upon presentation and surrender of the Certificates, the Securities Administrator shall distribute to Certificateholders of each Class the amounts allocable to such Certificates held in the Distribution Account in the order and priority set forth in Section 5.04 hereof on the final Distribution Date and in proportion to their respective Percentage Interests.

In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Securities Administrator shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Securities Administrator may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets that remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund that remain subject hereto.

Section 10.03    Additional Termination Requirements.

(a)  Upon exercise by the Majority Class B-IO Certificateholder or the Master Servicer, as applicable, of its purchase option as provided in Section 10.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee and the Securities Administrator have been supplied with an Opinion of Counsel addressed to the Trustee and the Securities Administrator at the expense of the Majority Class B-IO Certificateholder or the Master Servicer, as applicable, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 10.03 will not (i) result in the imposition of taxes on “prohibited transactions” of a REMIC, or (ii) cause a REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(1)  The Majority Class B-IO Certificateholder or the Master Servicer, as applicable, shall establish a 90-day liquidation period and notify the Securities Administrator thereof, and the Securities Administrator shall in turn specify the first day of such period in a statement attached to the tax return for each of REMIC I, REMIC II, REMIC III and REMIC IV pursuant to Treasury Regulation Section 1.860F-1. The Majority Class B-IO Certificateholder or the Master Servicer, as applicable, shall satisfy all the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel addressed to the Securities Administrator and the Trustee obtained at the expense of the Majority Class B-IO Certificateholder or the Master Servicer, as applicable;

(2)  During such 90-day liquidation period, and at or prior to the time of making the final payment on the Certificates, the Securities Administrator on behalf of the Trustee, shall sell all of the assets of REMIC I for cash; and

(3)  At the time of the making of the final payment on the Certificates, the Securities Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates all cash on hand (other than cash retained to meet claims), and REMIC I shall terminate at that time.

(b)  By their acceptance of the Certificates, the Holders thereof hereby authorize the adoption of a 90-day liquidation period and the adoption of a plan of complete liquidation for REMIC I, REMIC II, REMIC III and REMIC IV, which authorization shall be binding upon all successor Certificateholders.

(c)  The Securities Administrator as agent for each REMIC hereby agrees to adopt and sign such a plan of complete liquidation meeting the requirements for a qualified liquidation under Section 860F of the Code and any regulations thereunder upon the written request of the Majority Class B-IO Certificateholder or the Master Servicer, as applicable, and the receipt of the Opinion of Counsel referred to in Section 10.03(a)(1) and to take such other action in connection therewith as may be reasonably requested by the Majority Class B-IO Certificateholder or the Master Servicer, as applicable.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01    Amendment.

This Agreement may be amended from time to time by parties hereto without the consent of any of the Certificateholders to cure any ambiguity, to correct or supplement any provisions herein (including to give effect to the expectations of investors), to change the manner in which the Distribution Account maintained by the Master Servicer is maintained, to revise any provisions to reflect the obligations of the parties to this Agreement as they relate to Regulation AB or to make such other provisions with respect to matters or questions arising under this Agreement as shall not be inconsistent with any other provisions herein if such action shall not, as evidenced by an Opinion of Counsel addressed to the Trustee (which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee), adversely affect in any material respect the interests of any Certificateholder; provided that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

Notwithstanding the foregoing, without the consent of the Certificateholders, the parties hereto may at any time and from time to time amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary or appropriate to maintain the qualification of any of REMIC I, REMIC II, REMIC III or REMIC IV as a REMIC under the Code or to avoid or minimize the risk of the imposition of any tax on any of REMIC I, REMIC II, REMIC III or REMIC IV pursuant to the Code that would be a claim against any of REMIC I, REMIC II, REMIC III or REMIC IV at any time prior to the final redemption of the Certificates, provided that the Trustee and the Securities Administrator have been provided an Opinion of Counsel addressed to the Trustee and the Securities Administrator, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee, the Securities Administrator or the Trust Fund, to the effect that such action is necessary or appropriate to maintain such qualification or to avoid or minimize the risk of the imposition of such a tax.

This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of each Class of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) cause any of REMIC I, REMIC II, REMIC III or REMIC IV to cease to qualify as a REMIC or (iii) reduce the aforesaid percentages of Certificates of each Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel addressed to the Trustee and the Securities Administrator, which opinion shall be an expense of the party requesting such amendment but in any case shall not be an expense of the Trustee or the Securities Administrator, to the effect that such amendment will not (other than an amendment pursuant to clause (ii) of, and in accordance with, the preceding paragraph) cause the imposition of any tax on any of REMIC I, REMIC II, REMIC III or REMIC IV or the Certificateholders or cause any of REMIC I, REMIC II, REMIC III or REMIC IV to cease to qualify as a REMIC at any time that any Certificates are outstanding. Further, nothing in this Agreement shall require the Trustee to enter into an amendment without receiving an Opinion of Counsel, satisfactory to the Trustee that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement (including any consent of the applicable Certificateholders) have been complied with.

Notwithstanding any of the other provisions of this Section 11.01, none of the Depositor, the Master Servicer, the Securities Administrator or the Trustee shall enter into any amendment to Section 3.21 or Section 5.04(a)(3)(F) of this Agreement without the prior written consent of the Corridor Contract Counterparty, which consent shall not be unreasonably withheld, and shall not enter into an amendment that has a materially adverse effect on the Corridor Contract Counterparty without the Corridor Contract Counterparty’s consent, which consent shall not be unreasonably withheld.

Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Securities Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Corridor Contract Counterparty and each Rating Agency.

It shall not be necessary for the consent of Certificateholders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Securities Administrator may prescribe.

Section 11.02  Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Master Servicer shall effect such recordation at the Trust’s expense upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 11.03  Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS).

Section 11.04  Intention of Parties.

It is the express intent of the parties hereto that the conveyance of the Mortgage Notes, Mortgages, assignments of Mortgages, title insurance policies and any modifications, extensions and/or assumption agreements and private mortgage insurance policies relating to the Mortgage Loans by the Sellers to the Depositor, and by the Depositor to the Trustee be, and be construed as, an absolute sale thereof to the Depositor or the Trustee, as applicable. It is, further, not the intention of the parties that such conveyance be deemed a pledge thereof by the Seller to the Depositor, or by the Depositor to the Trustee. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Sellers or the Depositor, as applicable, or if for any other reason the Mortgage Loan Purchase Agreement or this Agreement is held or deemed to create a security interest in such assets, then (i) the Mortgage Loan Purchase Agreement and this Agreement shall each be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyance provided for in the Mortgage Loan Purchase Agreement from the Sellers to the Depositor, and the conveyance provided for in this Agreement from the Depositor to the Trustee, shall be deemed to be an assignment and a grant by the Sellers or the Depositor, as applicable, for the benefit of the Certificateholders of a security interest in all of the assets that constitute the Trust Fund, whether now owned or hereafter acquired.

The Depositor for the benefit of the Certificateholders shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the assets of the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement.

Section 11.05  Notices.

(a)  The Securities Administrator shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

(i)  Any material change or amendment to this Agreement;

(ii)  The occurrence of any Event of Default that has not been cured;

(iii)  The resignation or termination of the Master Servicer, the Securities Administrator or the Trustee and the appointment of any successor;

(iv)  The repurchase or substitution of Mortgage Loans pursuant to Sections 2.02, 2.03, 3.21 and 11.01; and

(v)  The final payment to Certificateholders.

(b)  All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered at or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, or by facsimile transmission to a number provided by the appropriate party if receipt of such transmission is confirmed to (i) in the case of the Depositor, Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179, Attention: Chief Counsel, and with respect to Regulation AB notifications to the Depositor at regabnotifications@bear.com; (ii) in the case of the Sponsor, EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, TX 75067, Attention: President or General Counsel or such other address as may be hereafter furnished to the other parties hereto by the Master Servicer in writing; (iii) in the case of the Trustee, at each Corporate Trust Office or such other address as the Trustee may hereafter furnish to the other parties hereto, (iv) in the case of the Master Servicer or the Securities Administrator, 9062 Old Anapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services PRIME 2006-CL1, or such other address as may be hereafter furnished to the other parties hereto by the Securities Administrator in writing, (v) in the case of Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Home Equity Monitoring and (vi) in the case of Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041. Any notice delivered to EMC, the Master Servicer, the Securities Administrator, or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register; any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

Section 11.06  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.07  Assignment.

Notwithstanding anything to the contrary contained herein, except as provided pursuant to Section 7.02, this Agreement may not be assigned by the Master Servicer, the Sponsor or the Depositor.

Section 11.08  Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Securities Administrator a written notice of an Event of Default and of the continuance thereof, as hereinbefore provided, the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Securities Administrator to institute such action, suit or proceeding in its own name as Securities Administrator hereunder and shall have offered to the Securities Administrator such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Securities Administrator for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Securities Administrator, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.08, each and every Certificateholder or the Securities Administrator shall be entitled to such relief as can be given either at law or in equity.

Section 11.09  Inspection and Audit Rights.

The Master Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor or the Trustee during the Master Servicer’s normal business hours, to examine all the books of account, records, reports and other papers of the Master Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor and the Trustee and to discuss its affairs, finances and accounts relating to such Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Master Servicer hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Depositor or the Trustee of any right under this Section 11.09 shall be borne by the party requesting such inspection, subject to such party’s right to reimbursement hereunder (in the case of the Trustee, pursuant to Section 9.05 hereof).

Section 11.10  Certificates Nonassessable and Fully Paid.

It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Securities Administrator pursuant to this Agreement, are and shall be deemed fully paid.

Section 11.11  Third Party Rights.

The Corridor Contract Counterparty shall be third-party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall have the right to enforce the provisions of this Agreement.

* * *

IN WITNESS WHEREOF, the Depositor, the Sponsor, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESMENTS II INC., as Depositor

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

EMC MORTGAGE CORPORATION, as Sponsor

By:	/s/ David Hamilton
Name:	David Hamilton
Title:	Executive Vice President

WELLS FARGO BANK, N.A., as Securities Administrator

By:	/s/ Stacey M. Taylor
Name:	Stacey M. Taylor
Title:	Assistant Vice President

WELLS FARGO BANK, N.A., as Master Servicer

By:	/s/ Stacey M. Taylor
Name:	Stacey M. Taylor
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen Beard
Name:	Karen Beard
Title:	Vice President

On this 30th day of May, 2006, before me, a notary public in and for said State, appeared ____________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of Structured Asset Mortgage Investments II Inc., one of the companies that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public
[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On this 30th day of May, 2006, before me, a notary public in and for said State, appeared _______________, personally known to me on the basis of satisfactory evidence to be an authorized representative of EMC Mortgage Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public
[Notarial Seal]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF BALTIMORE	)

On this 30th day of May, 2006, before me, a notary public in and for said State, appeared _______________, personally known to me on the basis of satisfactory evidence to be an authorized representative of Wells Fargo Bank, N.A. that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public
[Notarial Seal]

EXHIBIT A-1

Form of Class A Certificates

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No. 1	Adjustable Rate

Class A-[1][2] Senior

Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[__________]

First Distribution Date: June 26, 2006	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[__________]

Master Servicer and Securities Administrator: Wells Fargo Bank, National Association	CUSIP: [_____]

Last Scheduled Distribution Date: [__________, __]

PRIME MORTGAGE TRUST 2006-CL1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-CL1

evidencing a fractional undivided interest in the distributions allocable to the Class A-[1][2] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, closed-end, first lien, one- to four-family fixed interest rate mortgage loans sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investements, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, closed-end, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (in that capacity, the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC Mortgage Corporation as seller (in such capacity, the “Seller”), Wells Fargo Bank, National Association, as Master Servicer and securities administrator (in such capacity, the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue from and including the immediately preceding Distribution Date (as hereinafter defined) (or with respect to the First Distribution Date, the Closing Date) to and including the day prior to the current Distribution Date on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that neither the Trustee nor the Securities Administrator is liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator and the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: _________, ____	WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-[1][2] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION Authorized signatory of Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2

Form of Class M Certificates

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES [,] [AND] [CLASS M-1 CERTIFICATES] [,] [AND] [CLASS M-2 CERTIFICATES] [,] [AND] [CLASS M-3 CERTIFICATES] [,] [AND] [CLASS M-4 CERTIFICATES] [,] [AND] [CLASS M-5 CERTIFICATES] [AND] [CLASS M-6 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE SECURITIES ADMINISTRATOR NAMED HEREIN.

[For Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6] EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 7.02(h) OF THE POOLING AND SERVICING AGREEMENT.

[For Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Adjustable Rate

Class M-[1][2][3][4][5][6]Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[__________]

First Distribution Date: June 26, 2006	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[__________]

Master Servicer and Securities Administrator: Wells Fargo Bank, National Association	CUSIP: [_____]

Last Scheduled Distribution Date: [________] 25, 2035

PRIME MORTGAGE TRUST 2006-CL1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-CL1

evidencing a fractional undivided interest in the distributions allocable to the Class M-[1][2][3][4][5][6] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family first lien, one- to four-family fixed interest rate mortgage loans sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that ____________________ is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (in that capacity, the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC Mortgage Corporation as seller (in such capacity, the “Seller”), Wells Fargo Bank, National Association, as Master Servicer and securities administrator (in such capacity, the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

[For Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6] Interest on this Certificate will accrue from and including the immediately preceding Distribution Date (or with respect to the First Distribution Date, the Closing Date) to and including the day prior to the current Distribution Date on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above. The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice. The initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that neither the Trustee nor the Securities Administrator is liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator and the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

[For Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6] Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in Section 7.02(h) of the Pooling and Servicing Agreement.

Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in Section 7.02(h) of the Pooling and Servicing Agreement.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: _________, ____	WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class M-[1][2][3][4][5][6] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION Authorized signatory of Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-3

[RESERVED]

EXHIBIT A-4

Form of Class B-IO Certificates

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES AND THE CLASS M CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE SECURITIES ADMINISTRATOR THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.

Certificate No. [_]	Percentage Interest: 100%

Class B-IO	Adjustable Rate

Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006	Initial Certificate Notional Amount of this Certificate as of the Cut-off Date: $[__________]

First Distribution Date: June 26, 2006	Aggregate Certificate Notional Amount of this Certificate as of the Cut-off Date: $[__________]

Master Servicer and Securities Administrator: Wells Fargo Bank, National Association	CUSIP: [_____]

Last Scheduled Distribution Date: [________] 25, 2035

PRIME MORTGAGE TRUST 2006-CL1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-CL1

evidencing a fractional undivided interest in the distributions allocable to the Class B-IO Certificates with respect to a Trust Fund consisting primarily of a pool of fixed interest rate, conventional, mortgage loans that are secured by first liens on one- to four-family residences sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that __________________ is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting primarily of a pool of fixed interest rate, conventional mortgage loans that are secured by first liens on one- to four-family residences (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (in that capacity, the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC Mortgage Corporation as seller (in such capacity, the “Seller”), Wells Fargo Bank, National Association, as Master Servicer and securities administrator (in such capacity, the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Securities Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit D and either Exhibit E or Exhibit F, as applicable, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Securities Administrator, the Trustee, or the Master Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor, the Securities Administrator nor the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Securities Administrator, the Depositor, the Sellers and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Class B-IO Certificate will be made unless the Securities Administrator shall have received either (i) the opinion of counsel set forth in Section 7.02(h) of the Agreement or (ii) a representation letter under Section 7.02 of the Agreement, in the form as described by the Agreement, stating that the transferee is not an employee benefit or other plan subject to the prohibited transaction provisions of ERISA or Section 4975 of the Code (a “Plan”), or any other person (including an investment manager, a named fiduciary or a trustee of any Plan) acting, directly or indirectly, on behalf of or purchasing any Certificate with “plan assets” of any Plan.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that neither the Trustee nor the Securities Administrator is liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator and the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: _________, ____	WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class B-IO Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION Authorized signatory of Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-5

Form of Class R Certificates

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER A CERTIFICATION PURSUANT TO SECTION 7.02(h) OF THE AGREEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER, THE SECURITIES ADMINISTRATOR, OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER AND THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS’ COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER SECTION 775(a) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) SUCH TRANSFEREE IS A UNITED STATES PERSON UNDER SECTION 7701 OF THE CODE, (3) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX AND (4) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No.1

Class [R-1][R-2][R-3][RX]	Percentage Interest: 100%

Date of Pooling and Servicing Agreement and Cut-off Date: May 1, 2006

First Distribution Date: June 26, 2006

Master Servicer and Securities Administrator: Wells Fargo Bank, National Association	CUSIP: [_____]

Last Scheduled Distribution Date: [________] 25, 2035

PRIME MORTGAGE TRUST 2006-CL1
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-CL1

evidencing a fractional undivided interest in the distributions allocable to the Class [R-1][ R-2][ R-3][RX] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, first lien one- to four-family fixed interest rate mortgage loans sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer, the Securities Administrator or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. Wells Fargo Bank, National Association will act as master servicer of the Mortgage Loans (in that capacity, the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC Mortgage Corporation as seller (in such capacity, the “Seller”), Wells Fargo Bank, National Association, as Master Servicer and securities administrator (in such capacity, the “Securities Administrator”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to the Trustee of, among other things, an affidavit to the effect that it is a Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

The Securities Administrator will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate.

Distributions on this Certificate will be made by the Securities Administrator by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Securities Administrator in writing as specified in the Agreement. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Securities Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose and designated in such notice.

No transfer of this Class [R-1][ R-2][R-3][RX] Certificate will be made unless the Trustee and the Securities Administrator shall have received either (i) the opinion of counsel set forth in Section 7.02(h) of the Agreement or (ii) a representation letter under Section 7.02 of the Agreement, in the form as described by the Agreement, stating that the transferee is not an employee benefit or other plan subject to the prohibited transaction provisions of ERISA or Section 4975 of the Code (a “Plan”), or any other person (including an investment manager, a named fiduciary or a trustee of any Plan) acting, directly or indirectly, on behalf of or purchasing any Certificate with “plan assets” of any Plan.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that neither the Trustee nor the Securities Administrator is liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Securities Administrator and the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Securities Administrator, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Securities Administrator by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: _________, ____	WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class [R-1][R-2][R-3][RX] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION Authorized signatory of Wells Fargo Bank, National Association, not in its individual capacity but solely as Securities Administrator

By:

Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B

MORTGAGE LOAN SCHEDULE

EXHIBIT C

FORM OF TRANSFER AFFIDAVIT

Affidavit pursuant to Section 860E(e)(4) of the Internal Revenue Code of 1986, as amended, and for other purposes

STATE OF	)
	)	ss.:
COUNTY OF	)

[NAME OF OFFICER], being first duly sworn, deposes and says:

1. That he/she is [Title of Officer] of [Name of Investor] (the “Investor”), a [savings institution] [corporation] duly organized and existing under the laws of [the State of _____] [the United States], on behalf of which he makes this affidavit.

2. That (i) the Investor is not a “disqualified organization” as defined in Section 860E(e)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), or an electing large partnership as defined in Section 775(a) of the Code, and will not be a disqualified organization or an electing large partnership as of [Closing Date] [date of purchase]; (ii) it is not acquiring the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1, Class [R-1][R-2][R-3][RX] Certificates (the “Residual Certificates”) for the account of a disqualified organization or an electing large partnership; (iii) it consents to any amendment of the Pooling and Servicing Agreement that shall be deemed necessary by Structured Asset Mortgage Investments II Inc. (upon advice of counsel) to constitute a reasonable arrangement to ensure that the Residual Certificates will not be owned directly or indirectly by a disqualified organization or an electing large partnership; and (iv) it will not transfer such Residual Certificates unless (a) it has received from the transferee an affidavit in substantially the same form as this affidavit containing these same seven representations and (b) as of the time of the transfer, it does not have actual knowledge that such affidavit is false.

3. That the Investor is one of the following: (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations), provided that no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States person within the meaning of the Code unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States persons, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust other than a “foreign trust” as defined in Section 7701 (a)(31) of the Code.

4. That the Investor’s taxpayer identification number is ______________________.

5. That no purpose of the acquisition of the Residual Certificates is to avoid or impede the assessment or collection of tax.

6. That the Investor understands that, as the holder of the Residual Certificates, the Investor may incur tax liabilities in excess of any cash flows generated by such Residual Certificates.

7. That the Investor intends to pay taxes associated with holding the Residual Certificates as they become due.

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF INVESTOR]

By:
Name:	[Name of Officer]
Title:	[Title of Officer]
[Address of Investor for receipt of distributions]

Address of Investor for receipt of tax information:

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Investor, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Investor.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT D

FORM OF TRANSFEROR CERTIFICATE

______________, 200___

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Attention: Prime Mortgage Trust 2006-CL1

Re:	Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Certificates”), including the Class Certificates (the “Privately Offered Certificates”)

Ladies and Gentlemen:

In connection with the sale by ___________ (the “Seller”) to ________ (the “Purchaser”) of $_________ Initial Certificate Principal Balance of Mortgage Pass-Through Certificates, Series 2006-CL1, Class _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., as depositor (the “Depositor”), EMC Mortgage Corporation, as seller, Wells Fargo Bank, National Association, as master servicer and securities administrator and U.S. Bank National Association, as trustee (the “Trustee”). The Seller hereby certifies, represents and warrants to, a covenants with, the Depositor, the Securities Administrator and the Trustee that:

Neither the Seller nor anyone acting on its behalf (a) has offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act”), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Seller will not act in any manner set forth in the foregoing sentence with respect to any Certificate. The Seller has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

Very truly yours,

___________________________________________
(Seller)

By:
Name:
Title:

EXHIBIT E

FORM OF INVESTMENT LETTER-NON RULE 144A

[Date]
[SELLER]

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Certificates”), including the Class Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, we confirm that:

(i)
we understand that the Privately Offered Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities or “Blue Sky” laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

(ii)
any information we desired concerning the Certificates, including the Privately Offered Certificates, the trust in which the Certificates represent the entire beneficial ownership interest (the “Trust”) or any other matter we deemed relevant to our decision to purchase Privately Offered Certificates has been made available to us;

(iii)
we are able to bear the economic risk of investment in Privately Offered Certificates; we are an institutional “accredited investor” as defined in Section 501(a) of Regulation D promulgated under the Act and a sophisticated institutional investor;

(iv)
we are acquiring Privately Offered Certificates for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the Privately Offered Certificates;

(v)
we agree the Privately Offered Certificates must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or “Blue Sky” laws or an exemption from the registration requirements of the Act and any applicable state securities or “Blue Sky” laws is available;

(vi)
we agree that in the event that at some future time we wish to dispose of or exchange any of the Privately Offered Certificates (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the Privately Offered Certificates unless:

(A) (1) the sale is to an Eligible Purchaser (as defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Trustee) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

(B) if the Privately Offered Certificate is not registered under the Act (as to which we acknowledge you have no obligation), the Privately Offered Certificate is sold in a transaction that does not require registration under the Act and any applicable state securities or “blue sky” laws and, if Wells Fargo Bank, National Association (the “Securities Administrator”) so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

(vii)
we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

(viii)
we either: (i) are not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, have provided the Opinion of Counsel required by the Agreement.

(ix)
We understand that each of the Privately Offered Certificates bears, and will continue to bear, a legend to substantiate the following effect: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE SECURITIES ADMINISTRATOR OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE SECURITIES ADMINISTRATOR THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. [In the case of the Class M-10 Certificates]: THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS AN OPINION SPECIFIED IN SECTION 7.02 OF THE AGREEMENT IS PROVIDED.

[In the case of the Class P Certificates and Class CE Certificates]:

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER A CERTIFICATION PURSUANT TO SECTION 7.02(h) OF THE AGREEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER, THE SECURITIES ADMINISTRATOR, OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

“Eligible Purchaser” means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional “Accredited Investor” as defined under Rule 501 of the Act.

Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., as depositor, EMC Mortgage Corporation, as seller, Wells Fargo Bank, National Association, as securities administrator and master servicer and U.S. Bank National Association, as trustee (the “Pooling and Servicing Agreement’).

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): __________________________

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)

By:
(Attorney-in-fact)

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)

By:
(Attorney-in-fact)

EXHIBIT F

FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER]

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Certificates”), including the Class Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as follows:

1. It owned and/or invested on a discretionary basis eligible securities (excluding affiliate’s securities, bank deposit notes and CD’s, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

Amount: $ _____________________; and

2. The dollar amount set forth above is:

a.	greater than $100 million and the undersigned is one of the following entities:

(1)		[ ]	an insurance company as defined in Section 2(13) of the Act[1] ; or
(2)		[ ]	an investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or
(3)		[ ]	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or
(4)		[ ]
a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

(5)		[ ]	a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or
(6)		[ ]
a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

(7)		[ ]	a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or
(8)		[ ]	an investment adviser registered under the Investment Advisers Act; or
b.	[ ]	greater than $10 million, and the undersigned is a broker-dealer registered with the SEC; or
c.	[ ]
less than $10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

d.	[ ]
less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

e.	[ ]	less than $100 million, and the undersigned is an entity, all the equity owners of which are qualified institutional buyers.

The undersigned further certifies that it is purchasing a Privately Offered Certificate for its own account or for the account of others that independently qualify as “Qualified Institutional Buyers” as defined in Rule 144A. It is aware that the sale of the Privately Offered Certificates is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the Privately Offered Certificates may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional “accredited investor,” as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the Privately Offered Certificates, it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of Privately Offered Certificates, if the proposed Transferee is an institutional “accredited investor,” the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., as depositor, EMC Mortgage Corporation, as seller, Wells Fargo Bank, National Association, as securities administrator and master servicer and U.S. Bank National Association as trustee, pursuant to which the Certificates were issued.

The undersigned certifies that it either: (i) is not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, has provided the Opinion of Counsel required by the Agreement.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): _______________________________________

_______________
1 A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)

By:
(Attorney-in-fact)

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)

By:
(Attorney-in-fact)

EXHIBIT G

FORM OF REQUEST FOR RELEASE

To:	Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue

Minneapolis, MN 55479

RE:
Custodial Agreement, dated as of May 31, 2006, among Structured Asset Mortgage Investments, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and Custodian, and U.S. Bank National Association as Trustee

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgagor’s Name, Address & Zip Code:

Mortgage Loan Number:

Reason for Requesting Documents (check one):

_____	1.
Mortgage Loan paid in full. ([The Master Servicer] [The Securities Administrator] hereby certifies that all amounts received in connection therewith have been credited to ______________________________.)

_____	2.	Mortgage Loan in foreclosure.
_____	3.	Repurchase. (The [Master Servicer] [Securities Administrator] hereby certifies that the repurchase price has been credited to ________________________.)
_____	4.
A Mortgage Loan liquidated by _________________________. ([The Master Servicer] [The Securities Administrator] hereby certifies that all proceeds of the foreclosure, insurance, condemnation or other liquidation have been finally received and credited to ______________________.)

_____	5.	Other (explain)

By:
(authorized signer)
Issuer:
Address:

Date:

EXHIBIT H

DTC Letter of Representations

[Provided Upon Request]

EXHIBIT I

Schedule of Mortgage Loans with Lost Notes

[Provided Upon Request]

EXHIBIT J

FORM OF CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the “Agreement”), dated as of May 31, 2006, by and among U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the “Trustee”), STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as depositor (together with any successor in interest, the “Depositor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as master servicer and securities administrator (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as custodian (together with any successor in interest or any successor appointed hereunder, the “Custodian”).

WITNESSETH THAT:

WHEREAS, the Depositor, the Master Servicer, the Trustee and EMC Mortgage Corporation, as seller (the “Seller”) have entered into a Pooling and Servicing Agreement, dated as of May 1, 2006, relating to the issuance of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (as in effect on the date of this agreement, the “Original Pooling and Servicing Agreement,” and as amended and supplemented from time to time, the “Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor or the Master Servicer under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II
CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1  Custodian to Act as Agent: Acceptance of Mortgage Files. The Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the “Mortgage Files”) and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2  Recordation of Assignments. If any Mortgage File includes one or more assignments of Mortgage to the Trustee in a state which is specifically excluded from the Opinion of Counsel delivered by the Seller to the Trustee and the Custodian pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the Depositor for the purpose of recording it in the appropriate public office for real property records, and the Depositor, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3  Review of Mortgage Files.

(a)  On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on the Schedule attached hereto (the “Mortgage Loan Schedule”).

(b)  Within 90 days of the Closing Date, the Custodian agrees, for the benefit of the Holders of the Mortgage Pass-Through Certificates, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to the Depositor and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)  Not later than 180 days after the Closing Date, the Custodian shall review the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to the Depositor and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

(d)  In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectability, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the Trustee with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

Section 2.4  Notification of Breaches of Representations and Warranties. Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the related Servicer and the Trustee.

Section 2.5  Custodian to Cooperate: Release of Mortgage Files. Upon receipt of written notice from the Trustee that the Seller has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and that the purchase price therefore has been deposited in the Master Servicer Collection Account or the Distribution Account, then the Custodian agrees to promptly release to the Seller the related Mortgage File.

Upon the Custodian’s receipt of a request for release (a “Request for Release”) substantially in the form of Exhibit D to the Pooling and Servicing Agreement signed by a Servicing Officer of the related Servicer, stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the related Servicer, the related Mortgage File. The Depositor shall deliver to the Custodian and the Custodian agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy, the related Servicer, (or if the Servicer does not, the Master Servicer) shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the related Servicer and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the related Servicer. The related Servicer shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefore by the related Servicer no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer Collection Account or the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the related Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that a Servicer is required to deliver to the Custodian a Request for Release, the Servicer shall deliver two copies of the Request for Release if delivered in hard copy or the Servicer may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be followed by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Seller and the related Mortgage Note shall be endorsed without recourse, representation or warranty by the Trustee and be returned to the Seller provided, however, that in the case of a Mortgage Loan that is registered on the MERS System, no assignment of mortgage or endorsement of the Mortgage Note by the Trustee shall be required. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the related Servicer.

Section 2.6  Assumption Agreements. In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the related Servicing Agreement, shall cause the related Servicer to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III
CONCERNING THE CUSTODIAN

Section 3.1  Custodian as Bailee and Agent of the Trustee. With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Depositor, the Servicers or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2  Custodian May Own Mortgage Pass-Through Certificates. The Custodian in its individual or any other capacity may become the owner or pledgee of Mortgage Pass-Through Certificates with the same rights it would have if it were not Custodian.

Section 3.3  Master Servicer to Pay Custodian’s Fees and Expenses. The Master Servicer covenants and agrees to pay to the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian, and the Master Servicer will pay or reimburse the Custodian upon its request for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its negligence or bad faith or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.4  Custodian May Resign; Trustee May Remove Custodian. The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time with the consent of the Master Servicer. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority, shall be able to satisfy the other requirements contained in Section 3.6 and shall be unaffiliated with the Servicer, or the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.4 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.5  Merger or Consolidation of Custodian. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.6  Representations of the Custodian. The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

ARTICLE IV
COMPLIANCE WITH REGULATION AB

Section 4.1  Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act. Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. The Custodian shall cooperate reasonably with the Depositor to deliver to the Depositor (including any of its assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB.

Section 4.2  Additional Representations and Warranties of the Custodian.

(a)  The Custodian hereby represents and warrants that the information set forth in the Prospectus Supplement under the caption “Description of the Certificates - The Custodians” (the “Custodian Disclosure”) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its Custodian obligations under this Agreement or any other Securitization Transaction as to which it is the custodian; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any seller, issuing entity, servicer, trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the Securitization Transaction contemplated by the Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a “Transaction Party”).

(c)  If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3  Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor's reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor in writing of any material litigation or governmental proceedings pending against the Custodian that would be material to Certificateholders, and (b) provide to the Depositor a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4  Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year, the Custodian shall:

(a)  deliver to the Securities Administrator and the Depositor a report (in form and substance reasonably satisfactory to the Master Servicer) regarding the Custodian’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Master Servicer and signed by an authorized officer of the Custodian, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit Four hereto; and

(b)  deliver to the Securities Administrator and the Depositor a report of a registered public accounting firm reasonably acceptable to the Master Servicer that attests to, and reports on, the assessment of compliance made by the Custodian and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act.

Section 4.5  Indemnification; Remedies.

(a)  The Custodian shall indemnify the Depositor, each affiliate of the Depositor, the Master Servicer, the Trustee and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)  (A) any untrue statement of a material fact contained or alleged to be contained in the Custodian Disclosure and any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)  any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV.

(b)  In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor for all costs reasonably incurred by the Depositor in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.1  Notices. All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing).

Section 5.2  Amendments. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto, and neither the Depositor, the Master Servicer nor the Trustee shall enter into any amendment hereof except as permitted by the Pooling and Servicing Agreement. The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.3  GOVERNING LAW. THIS AGREEMENT shall be DEEMED A CONTRACT MADE UNDER the laws of the State of New York without regard to conflict of laws principles thereof other than Section 5-1401 AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5.4  Recordation of Agreement. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust’s expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.5  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address: One Federal Street, 3rd Floor Boston, MA 02110 Attention: Telecopy: Confirmation:	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee By:____________________________________________ Name: Title:
Address: 383 Madison Avenue New York, New York 10179	STRUCTURED ASSET MORTGAGE I NVESTMENTS II INC. By:_____________________________________________ Name: Baron Silverstein Title: Vice President

Address: 9062 Old Annapolis Road Columbia, Maryland 21045	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer By:_____________________________________________ Name: Title:

Address: 1015 10th Avenue Southeast Minneapolis, MN 55414	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian By:_____________________________________________ Name: Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the ___ day of May 2006 before me, a notary public in and for said State, personally appeared _________________ known to me to be a(n) __________________of U.S. Bank National Association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the ___ day of May 2006 before me, a notary public in and for said State, personally appeared Stacey M. Taylor, known to me to be a Vice President of Wells Fargo Bank, National Association, a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the ___ day of May 2006 before me, a notary public in and for said State, personally appeared Baron Silverstein, known to me to be a Vice President of Structured Asset Mortgage Investments II Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MINNESOTA	)
	)	ss.:
COUNTY OF HENNEPIN	)

On the ___ day of May 2006 before me, a notary public in and for said State, personally appeared ___________   ____, known to me to be a Vice President of Wells Fargo Bank, National Association, a national banking association that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

May 31, 2006

U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1

Re:
Custodial Agreement, dated as of May 31, 2006, by and among U.S. Bank National Association, Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association relating to Prime Mortgage Trust 2006-CL1, Mortgage Pass-Through Certificates, Series 2006-CL1

Ladies and Gentlemen:

In accordance with Section 2.3(a) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name: Title:

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

___________, 20__

U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1

Re:
Custodial Agreement, dated as of May 31, 2006, by and among U.S. Bank National Association, Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association relating to Prime Mortgage Trust 2006-CL1, Mortgage Pass-Through Certificates, Series 2006-CL1

Ladies and Gentlemen:

In accordance with Section 2.3(b) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:___________________________________
Name:_________________________________
Title:__________________________________

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

_______, 20__

U.S. Bank National Association One Federal Street, 3rd Floor Boston, MA 02110	Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179

Attention: Structured Asset Mortgage Investments II Inc.
Prime Mortgage Trust 2006-CL1, Mortgage Pass-Through Certificates, Series 2006-CL1

Re:
Custodial Agreement, dated as of May 31, 2006, by and among U.S. Bank National Association, Structured Asset Mortgage Investments II Inc. and Wells Fargo Bank, National Association relating to Prime Mortgage Trust 2006-CL1, Mortgage Pass-Through Certificates, Series 2006-CL1

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement and subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:___________________________________
Name:_________________________________
Title:__________________________________

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT K

FORM OF BACK-UP CERTIFICATION TO FORM 10-K CERTIFICATE

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY], certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________

By:

Name:  ________________________________

Title:  ________________________________

EXHIBIT L

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT, dated as of May 31, 2006, as amended and supplemented by any and all amendments hereto (collectively, the “Agreement”), by and between EMC MORTGAGE CORPORATION, a Delaware corporation (the “Mortgage Loan Seller”) and STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware corporation (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, first lien mortgage loans secured primarily by one- to four-family residential properties, an interest in shares issued by a cooperative apartment corporation and the related proprietary lease and individual condominium units (collectively, the “Mortgage Loans”) as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the “Trust Fund”) and create Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Certificates”), under a pooling and servicing agreement, to be dated as of May 1, 2006 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, Wells Fargo Bank, National Association, as master servicer and securities administrator, U.S. Bank National Association, as trustee (the “Trustee”) and EMC Mortgage Corporation, as seller.

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-120916) relating to its Mortgage Pass-Through Certificates and the offering of certain series thereof (including certain classes of the Mortgage Pass-Through Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Mortgage Pass-Through Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. The “Term Sheet Supplement” shall mean the free writing prospectus, dated April 24, 2006. The “Prospectus Supplement” shall mean the final supplement, dated May 25, 2006, to the Prospectus, dated March 28, 2006, relating to certain classes of the Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement dated as of May [__], 2006 to an underwriting agreement dated May 12, 2006, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  Definitions. Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price: Cash in an amount equal to $______ (plus $______ in accrued interest)2 .

Bear Stearns: Bear, Stearns & Co. Inc.

Closing Date: May 31, 2006.

Cut-off Date: May 1, 2006.

Cut-off Date Balance: Shall mean $198,482,503.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Substitute Mortgage Loan.

Due Date: With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

Fitch: Fitch, Inc. or its successor in interest.

Master Servicer: Wells Fargo Bank, National Association.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

Moody’s: Moody’s Investors Service Inc., or its successor in interest.

Mortgage: The mortgage or deed of trust creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File: The items referred to in Exhibit 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement.

Mortgage Interest Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor: The obligor(s) on a Mortgage Note.

Net Rate: For each Mortgage Loan, the Mortgage Interest Rate for such Mortgage Loan less the Servicing Fee Rate and the Lender-Paid PMI Rate (if applicable).

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Mortgage Loan Seller or the Purchaser, reasonably acceptable to the Trustee.

Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price: With respect to any Mortgage Loan (or any property acquired with respect thereto) required to be repurchased by the Mortgage Loan Seller pursuant to this Agreement or Article II of the Pooling and Servicing Agreement, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the Servicer of the Mortgage Loan and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies: Fitch, Moody’s and S&P, each a “Rating Agency.”

Securities Act: The Securities Act of 1933, as amended.

Security Instrument: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

Servicing Agreements: Shall have the meaning assigned to such term in the Pooling and Servicing Agreement.

Standard & Poor’s or S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Substitute Mortgage Loan: A mortgage loan substituted for a Deleted Mortgage Loan which must meet on the date of such substitution the requirements stated herein and in the Pooling and Servicing Agreement; upon such substitution, such mortgage loan shall be a “Mortgage Loan” hereunder.

Value: The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

SECTION 2.  Purchase and Sale of the Mortgage Loans and Related Rights. (a) Upon satisfaction of the conditions set forth in Section 10 hereof, the Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans having an aggregate outstanding principal balance as of the Cut-off Date equal to the Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of the Mortgage Pass-Through Certificates will take place on the Closing Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 10 hereof, on the Closing Date, the Purchaser shall pay to the Mortgage Loan Seller the Acquisition Price for the Mortgage Loans in immediately available funds by wire transfer to such account or accounts as shall be designated by the Mortgage Loan Seller.

(d)  In addition to the foregoing, on the Closing Date the Mortgage Loan Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements (other than its right to enforce the representations and warranties set forth therein).

SECTION 3.  Mortgage Loan Schedules. The Mortgage Loan Seller agrees to provide to the Purchaser as of the Cut-off Date a preliminary listing of the Mortgage Loans (the “Preliminary Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Mortgage Loan Seller. If there are changes to the Preliminary Mortgage Loan Schedule, the Mortgage Loan Seller shall provide to the Purchaser as of the Closing Date a final schedule (the “Final Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Mortgage Loan Seller to the Purchaser. The Final Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date, shall be attached to an amendment to this Agreement to be executed on the Closing Date by the parties hereto and shall be in form and substance mutually agreed to by the Mortgage Loan Seller and the Purchaser (the “Amendment”). If there are no changes to the Preliminary Mortgage Loan Schedule, the Preliminary Mortgage Loan Schedule shall be the Final Mortgage Loan Schedule for all purposes hereof.

SECTION 4.  Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereon, other than scheduled principal and interest due on or before the Cut-off Date but received after the Cut-off Date. The Mortgage Loan Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereon, other than scheduled principal and interest due after the Cut-off Date but received on or before the Cut-off Date. Such principal amounts and any interest thereon belonging to the Mortgage Loan Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Final Mortgage Loan Schedule.

(b)  Pursuant to various conveyancing documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with the transfer and assignment of the Mortgage Loans, the Mortgage Loan Seller has delivered or will deliver or cause to be delivered to the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and the Mortgage Loan Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of each Mortgage File, provided, however, that in lieu of the foregoing, the Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Mortgage Loan Seller in time to permit their delivery as specified above, the Mortgage Loan Seller may deliver a true copy thereof with a certification by the Mortgage Loan Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; (x) in lieu of the Security Instrument, assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Mortgage Loan Seller to such effect) the Mortgage Loan Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5, the Mortgage Loan Seller may deliver lost note affidavits and indemnities of the Mortgage Loan Seller; and (z) the Mortgage Loan Seller shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Seller and the Mortgage Loan Seller, between the Mortgage Loan Seller and the Depositor, and between the Depositor and the Trustee; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Mortgage Loan Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by the Mortgage Loan Seller or the Master Servicer to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Master Servicer Collection Account on the Closing Date. The Mortgage Loan Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee promptly after they are received. The Mortgage Loan Seller shall cause the Mortgage and intervening assignments, if any, and the assignment of the Security Instrument to be recorded not later than 180 days after the Closing Date, unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Mortgage Loan Seller further agrees that it will cause, at the Mortgage Loan Seller’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Mortgage Loan Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Mortgage Pass-Through Certificates issued in connection with such Mortgage Loans. The Mortgage Loan Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  The Mortgage Loan Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans and the related servicing will ultimately be assigned to U.S. Bank National Association, as Trustee for the Holders of the Mortgage, on the date hereof.

SECTION 5.  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, the Mortgage Loan Seller will have made the Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Mortgage Loan Seller and/or the Mortgage Loan Seller custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Mortgage Loan Seller shall make the Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Mortgage Loan Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, the Mortgage Loan Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Mortgage Pass-Through Certificates information regarding the Mortgage Loans and their servicing, to make the Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the Mortgage Loan Seller and/or the Mortgage Loan Seller’s custodian) and to make available personnel knowledgeable about the Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Custodian, on behalf of the Trustee, for the benefit of the Pass-Through Certificates, will acknowledge receipt of each Mortgage Loan by delivery to the Mortgage Loan Seller, the Purchaser and the Trustee of an initial certification in the form attached as Exhibit One to the Custodial Agreement.

(c)  Pursuant to the Pooling and Servicing Agreement, within 90 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof), the Trustee will review or shall cause the Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Mortgage Loan Seller, the Purchaser and the Trustee an interim certification substantially in the form of Exhibit Two to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds any document listed on Exhibit 1 not to have been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Final Mortgage Loan Schedule or to appear defective on its face (a “Material Defect”), the Trustee or the Custodian, as its agent, shall promptly notify the Mortgage Loan Seller of such Material Defect. The Mortgage Loan Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Mortgage Loan Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Mortgage Loan Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Mortgage Loan Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Mortgage Loan Seller shall not be required to purchase such Mortgage Loan if the Mortgage Loan Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Mortgage Loan Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Mortgage Loan Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Mortgage Loan Seller within thirty days of its receipt of the original recorded document.

(d)  Pursuant to the Pooling and Servicing Agreement, within 180 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof) the Trustee will review or cause the Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Mortgage Loan Seller, the Purchaser and the Trustee a final certification substantially in the form of Exhibit Three to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds a Material Defect, the Trustee or the Custodian, as its agent, shall promptly notify the Mortgage Loan Seller of such Material Defect. The Mortgage Loan Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Mortgage Loan Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Mortgage Loan Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Mortgage Loan Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Mortgage Loan Seller shall not be required to purchase such Mortgage Loan if the Mortgage Loan Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Mortgage Loan Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Mortgage Loan Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Mortgage Loan Seller within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, the Mortgage Loan Seller shall deliver or cause to be delivered the Substitute Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee in accordance with the terms of the Pooling and Servicing Agreement shall (i) assign to the Mortgage Loan Seller and cause the Custodian to release the documents (including, but not limited to, the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Custodian relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Mortgage Loan Seller title to such Deleted Mortgage Loan.

SECTION 6.  Recordation of Assignments of Mortgage.

(a)  The Mortgage Loan Seller shall cause each assignment of the Security Instrument from the Mortgage Loan Seller to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel has been provided to the Trustee (with a copy to the Custodian) which states that the recordation of such assignments is not necessary to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or a properly recorded assignment of the Mortgage, as the Mortgagee of record solely as nominee for the Mortgage Loan Seller and its successors and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Mortgage Loan Seller in the manner described above, at no expense to the Trust or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Mortgage Pass-Through Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust related to such Classes, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgage Loan Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement.

While each such Mortgage or assignment is being recorded, if necessary, the Mortgage Loan Seller shall leave or cause to be left with the Trustee a certified copy of such Mortgage or assignment. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by the Mortgage Loan Seller.

(b)  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Mortgage Loan Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Mortgage Loan Seller to the Purchaser to secure a debt or other obligation of the Mortgage Loan Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of the Mortgage Loan Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Mortgage Loan Seller to the Purchaser of a security interest in all of the Mortgage Loan Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. The Mortgage Loan Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

SECTION 7.  Representations and Warranties of Mortgage Loan Seller Concerning the Mortgage Loans. The Mortgage Loan Seller hereby represents and warrants to the Purchaser as of the Closing Date, or such other date as may be specified below with respect to each Mortgage Loan being sold by it, that:

(i)  the information set forth in the Mortgage Loan Schedule attached hereto is true and correct in all material respects;

(ii)  immediately prior to the transfer to the Purchaser, the Mortgage Loan Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement;

(iii)  Each Mortgage Loan at the time it was made complied in all material respects with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

(iv)  there is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Mortgage Loan Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan;

(v)  the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders;

(vi)  no selection procedure reasonably believed by the Mortgage Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans;

(vii)  each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(viii)  there is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in (xiii) below;

(ix)  there was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property;

(x)  there is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

(xi)  the physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property;

(xii)  the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances;

(xiii)  a lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which, to the best of the Mortgage Loan Seller’s knowledge, was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring the Mortgage Loan Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan. The Mortgage Loan Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable;

(xiv)  At the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or FHLMC.

(xv)  the improvements on each Mortgaged Property securing a Mortgage Loan is insured (by an insurer which is acceptable to the Mortgage Loan Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense;

(xvi)  each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9);

(xvii)  none of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(xviii)  the information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects;

(xix)  no Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 5.6c, Appendix E, attached hereto as Exhibit 6 or (b) was originated on or after October 1, 2002 through March 6, 2003 and is governed by the Georgia Fair Lending Act;

(xx)  each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator;

(xxi)  each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

(xxii)  the related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section;

(xxiii)  the Mortgage Loans are currently being serviced in accordance with accepted servicing practices; and

(xxiv)  with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal, state and local law, provided that (i) no Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(xxv)  If any of the Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Mortgage Loan;

(xxvi)  each Mortgage Loan was originated (a) by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution that is supervised and examined by a federal or state authority, (b) by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, as amended, or (c) by a mortgage broker or correspondent lender in a manner such that the related Mortgage Loan would be regarded for purposes of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Substitute Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by the Mortgage Loan Seller, the Purchaser or the Trustee of a breach of any representation or warranty of the Mortgage Loan Seller set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by the Mortgage Loan Seller, or the date the Mortgage Loan Seller is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), the Mortgage Loan Seller will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Substitute Mortgage Loan in exchange for such Mortgage Loan; provided that, (A) in the case of a breach of the representation and warranty concerning the Mortgage Loan Schedule contained in clause (i) of this Section 7, if such breach is material and relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge or (B) in the case of a breach of the representation contained in clause (x) of this Section 7, then, in each case, in lieu of purchasing such Mortgage Loan from the Trust Fund at the Purchase Price, the Mortgage Loan Seller shall pay the amount of the Prepayment Charge (net of any amount previously collected by or paid to the Trust Fund in respect of such Prepayment Charge) from its own funds and without reimbursement therefor, and the Mortgage Loan Seller shall have no obligation to repurchase or substitute for such Mortgage Loan. The obligations of the Mortgage Loan Seller to cure, purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of the Mortgage Loan Seller to indemnify the Purchaser for such breach as set forth in and limited by Section 13 hereof.

Any cause of action against the Mortgage Loan Seller or relating to or arising out of a breach by the Mortgage Loan Seller of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Mortgage Loan Seller or notice thereof by the party discovering such breach and (ii) failure by the Mortgage Loan Seller to cure such breach, purchase such Mortgage Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

SECTION 8.  Representations and Warranties Concerning the Mortgage Loan Seller. As of the date hereof and as of the Closing Date, the Mortgage Loan Seller represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

(a)  the Mortgage Loan Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Mortgage Loan Seller’s business as presently conducted or on the Mortgage Loan Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Mortgage Loan Seller has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Mortgage Loan Seller of this Agreement have been duly authorized by all necessary action on the part of the Mortgage Loan Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Mortgage Loan Seller or its properties or the charter or by-laws of the Mortgage Loan Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Mortgage Loan Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Mortgage Loan Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  this Agreement has been duly executed and delivered by the Mortgage Loan Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Mortgage Loan Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Mortgage Loan Seller, threatened against the Mortgage Loan Seller, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Mortgage Loan Seller will be determined adversely to the Mortgage Loan Seller and will if determined adversely to the Mortgage Loan Seller materially and adversely affect the Mortgage Loan Seller’s ability to perform its obligations under this Agreement; and the Mortgage Loan Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Mortgage Loan Seller’s Information (as defined in Section 13(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 9.  Representations and Warranties Concerning the Purchaser. As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Mortgage Loan Seller as follows:

(a)  the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Purchaser has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the articles of incorporation or by-laws of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Mortgage Loan Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Purchaser’s Information (as defined in Section 13(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 10.  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  Each of the obligations of the Mortgage Loan Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of the Mortgage Loan Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, or the Pooling and Servicing Agreement; and the Purchaser shall have received certificates to that effect signed by authorized officers of the Mortgage Loan Seller.

(ii)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories (other than the Purchaser) as required pursuant to the respective terms thereof:

(1)  If required pursuant to Section 3 hereof, the Amendment dated as of the Closing Date and any documents referred to therein;

(2)  If required pursuant to Section 3 hereof, the Final Mortgage Loan Schedule containing the information set forth on Exhibit 2 hereto, one copy to be attached to each counterpart of the Amendment;

(3)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(4)  A certificate of an officer of the Mortgage Loan Seller dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of the Mortgage Loan Seller authorizing the transactions contemplated by this Agreement, together with copies of the charter and by-laws of the Mortgage Loan Seller;

(5)  One or more opinions of counsel from the Mortgage Loan Seller’s counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(6)  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A the rating set forth on Schedule A; and

(7)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(iii)  The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement and the Purchase Agreement shall have been issued and sold to Bear Stearns.

(iv)  The Mortgage Loan Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and its counsel may reasonably request.

(b)  The obligations of the Mortgage Loan Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement, and the Mortgage Loan Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(ii)  The Mortgage Loan Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Mortgage Loan Seller, duly executed by all signatories other than the Mortgage Loan Seller as required pursuant to the respective terms thereof:

(1)  If required pursuant to Section 3 hereof, the Amendment dated as of the Closing Date and any documents referred to therein;

(2)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Mortgage Loan Seller, and all documents required thereby duly executed by all signatories;

(3)  A certificate of an officer of the Purchaser dated as of the Closing Date, in a form reasonably acceptable to the Mortgage Loan Seller, and attached thereto the resolutions of the Purchaser authorizing the transactions contemplated by this Agreement and the Pooling and Servicing Agreement, together with copies of the Purchaser’s articles of incorporation, and evidence as to the good standing of the Purchaser dated as of a recent date;

(4)  One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to the Mortgage Loan Seller;

(5)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates;

SECTION 11.  Fees and Expenses. Subject to Section 16 hereof, the Mortgage Loan Seller shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Mortgage Loan Seller’s attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the Custodian, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from the Mortgage Loan Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. The Mortgage Loan Seller additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

SECTION 12.  Accountants’ Letters.

(a)  Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Final Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions “Summary of Prospectus Supplement—The Mortgage Loans”, “The Mortgage Pool” and “Certain Characteristics of the Mortgage Loans” in Schedule A thereto. The Mortgage Loan Seller will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption “Yield On The Certificates” in the Prospectus Supplement.

(b)  To the extent statistical information with respect to the Master Servicer or any Servicer’s servicing portfolio is included in the Prospectus Supplement under the caption “The Master Servicer and the Servicers,” a letter from the certified public accountant for such Master Servicer, Servicer or Servicers, as applicable, will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by the Mortgage Loan Seller and the Purchaser, with respect to such statistical information.

SECTION 13.  Indemnification.

(a)  The Mortgage Loan Seller shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Mortgage Loan Seller’s Information as identified in Exhibit 3, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Mortgage Loan Seller and in which additional Mortgage Loan Seller’s Information is identified), in reliance upon and in conformity with Mortgage Loan Seller’s Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty assigned or made by the Mortgage Loan Seller in Section 7 or Section 8 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Mortgage Loan Seller to perform its obligations under this Agreement; and the Mortgage Loan Seller shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which the Mortgage Loan Seller otherwise may have to the Purchaser or any other such indemnified party.

(b)  The Purchaser shall indemnify and hold harmless the Mortgage Loan Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty made by the Purchaser in Section 9 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Purchaser to perform its obligations under this Agreement; and the Purchaser shall reimburse the Mortgage Loan Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Mortgage Loan Seller, or any other such indemnified party,

(c)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 13 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties; provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(d)  If the indemnification provided for in paragraphs (a) and (b) of this Section 13 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 13, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Mortgage Loan Seller on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Mortgage Pass-Through Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

SECTION 14.  Notices. All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to the Mortgage Loan Seller shall be directed to EMC Mortgage Corporation, Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (Telecopy: (972-444-2880)), and notices to the Purchaser shall be directed to Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179 (Telecopy: (212-272-7206)), Attention: Baron Silverstein; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

SECTION 15.  Transfer of Mortgage Loans. The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Mortgage Loan Seller, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Mortgage Loan Seller shall be the purchase or substitution obligations of the Mortgage Loan Seller contained in Sections 5 and 7 hereof.

SECTION 16.  Termination. This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 10(a) hereof are not fulfilled as and when required to be fulfilled or (c) by the Mortgage Loan Seller, if the conditions to the Mortgage Loan Seller’s obligation to close set forth under Section 10(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), the Mortgage Loan Seller shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

SECTION 17.  Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Mortgage Loan Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, the Mortgage Loan Seller’s representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Final Mortgage Loan Schedule and any Substitute Mortgage Loan and not to those Mortgage Loans deleted from the Preliminary Mortgage Loan Schedule pursuant to Section 3 hereof prior to the Closing.

SECTION 18.  Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, the Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

SECTION 19.  Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

SECTION 20.  Amendment. This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

SECTION 21.  GOVERNING LAW. THIS AGREEMENT shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.

SECTION 22.  Further Assurances. Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

SECTION 23.  Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Mortgage Loan Seller and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 13 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Mortgage Loan Seller acknowledges and agrees that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the Mortgage Loan Seller’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which the Mortgage Loan Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving the Mortgage Loan Seller), any person resulting from a change in form of the Mortgage Loan Seller or any person succeeding to the business of the Mortgage Loan Seller, shall be considered the “successor” of the Mortgage Loan Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

SECTION 24.  The Mortgage Loan Seller. The Mortgage Loan Seller will keep in full force and effect its existence, all rights and franchises as a corporation under the laws of the State of its incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

SECTION 25.  Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

SECTION 26.  No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

_________________
2 Please contact Bear, Stearns & Co. Inc. for Purchase Price.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:

Name: Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:

Name: Title:

EXHIBIT 1

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement.

(a)  with respect to each Mortgage Loan (other than a Cooperative Loan):

(i)  The original Mortgage Note, endorsed without recourse to the order of the Trustee and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or a lost note affidavit together with a copy of the related Mortgage Note;

(ii)  The original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iii)  unless the Mortgage Loan is a MOM Loan, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “U.S. Bank National Association, as Trustee”, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if (A) the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified in Section 2.01(b) of the Pooling and Servicing Agreement, the Seller may deliver a true copy thereof with a certification by the Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording” or (B) the related Mortgaged Property is located in a state other than Maryland and an Opinion of Counsel has been provided as set forth in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iv)  all intervening assignments of the Security Instrument, if applicable and only to the extent available to the Mortgage Loan Seller with evidence of recording thereon;

(v)  the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(vi)  the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance; and

(vii)  originals of all modification agreements, if applicable and available.

(b)  with respect to each Cooperative Loan so assigned:

(i)  The original Mortgage Note, endorsed without recourse to the order of the Trustee and showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit, together with a copy of the related Mortgage Note;

(ii)  A counterpart of the Cooperative Lease and the Assignment of Proprietary Lease to the originator of the Cooperative Loan with intervening assignments showing an unbroken chain of title from such originator to the Trustee;

(iii)  The related Cooperative Stock Certificate, representing the related Cooperative Stock pledged with respect to such Cooperative Loan, together with an undated stock power (or other similar instrument) executed in blank;

(iv)  The original recognition agreement by the Cooperative of the interests of the mortgagee with respect to the related Cooperative Loan and any transfer documents related to the recognition agreement;

(v)  The Security Agreement;

(vi)  Copies of the original UCC-1 financing statement, and any continuation statements, filed by the originator of such Cooperative Loan as secured party, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

(vii)  Copies of the filed UCC-3 assignments of the security interest referenced in clause (vi) above showing an unbroken chain of title from the originator to the Trustee, each with evidence of recording thereof, evidencing the interest of the originator under the Security Agreement and the Assignment of Proprietary Lease;

(viii)  An executed assignment of the interest of the originator in the Security Agreement and Assignment of Proprietary Lease, showing an unbroken chain of title from the originator to the Trustee; and

(ix)  The original of each modification, assumption agreement or preferred loan agreement, if any, relating to such Cooperative Loan.

EXHIBIT 2

MORTGAGE LOAN SCHEDULE INFORMATION

The Preliminary and Final Mortgage Loan Schedules shall set forth the following information with respect to each Mortgage Loan:

(a)	the loan number;

(b)	the city, state and zip code of the Mortgaged Property;

(c)	the property type;

(d)	the Mortgage Interest Rate;

(e)	the Servicing Rate;

(f)	the Net Rate;

(g)	the original term;

(h)	the maturity date;

(i)	the stated remaining term to maturity;

(j)	the original principal balance;

(k)	the first payment date;

(l)	the principal and interest payment in effect as of the Cut-off Date;

(m)	the unpaid principal balance as of the Cut-off Date;

(n)	the Loan-to-Value Ratio at origination;

(o)	paid-through date;

(p)	the insurer of any Primary Mortgage Insurance Policy;

(q)	the Gross Margin, if applicable;

(r)	the Maximum Lifetime Mortgage Rate, if applicable;

(s)	the Minimum Lifetime Mortgage Rate, if applicable;

(t)	the Periodic Rate Cap, if applicable;

(u)	the number of days delinquent, if any;

(v)	which Mortgage Loans adjust after an initial fixed-rate period of three, five, seven or ten years;

(w)	the Loan Group; and

(x)	the Servicer.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (k) and (n) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (e), (f) and (g) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

EXHIBIT 3

MORTGAGE LOAN SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following Sections: “SUMMARY OF PROSPECTUS SUPPLEMENT—The Mortgage Loans,” “THE MORTGAGE POOL” and “SCHEDULE A—CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS.”

EXHIBIT 4

PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Mortgage Loan Seller’s Information.

EXHIBIT 5

SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6

REVISED April 18, 2006

APPENDIX E - Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat.
Ann. §§ 5-3.5-101 et seq.

Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9- A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B- 22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-1 Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B 22 et seq. Effective November 27, 2003 - July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti- Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B- 22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	S&P	Moody’s
Class A-1	AAA	Aaa
Class A-2	AAA	Aaa
Class M-1	AA	Aa2
Class M-2	A	A2
Class M-3	A-	A3
Class M-4	BBB+	Baa1
Class M-5	BBB	Baa2
Class M-6	BBB-	Baa3
None of the above ratings have been lowered since the respective dates of such letters.

Private Certificates

Class	S&P	Moody’s
Class R-1
Class R-2
Class R-3
Class B-IO
None of the above ratings have been lowered since the respective dates of such letters.

SCHEDULE B

MORTGAGE LOAN SCHEDULE

[Provided upon request]

EXHIBIT M

CLASS A-1 CORRIDOR CONTRACT CONFIRMATION

BEAR STEARNS FINANCIAL PRODUCTS INC.
383 MADISON AVENUE
NEW YORK, NEW YORK 10179
212-272-4009

DATE:	May 31, 2006

TO:	U.S. Bank National Association, not individually, but solely as Trustee on behalf of Prime Mortgage Trust 2006-CL1, Mortgage Pass-Through Certificates, Series 2006-CL1
ATTENTION:	Maryellen Hunter
TELEPHONE:	617-603-6401
FACSIMILE:	617-603-6638

FROM:	Derivatives Documentation
TELEPHONE:	212-272-2711
FACSIMILE:	212-272-9857

SUBJECT:	Fixed Income Derivatives Confirmation and Agreement

REFERENCE NUMBER:	FXNEC8246

The purpose of this letter agreement ("Agreement") is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between Bear Stearns Financial Products Inc. ("BSFP") and U.S. Bank National Association, not individually, but solely as Trustee (the “Trustee”) on behalf of the Prime Mortgage Trust 2006-CL1(“Counterparty”) under the Pooling and Servicing Agreement, dated and effective as of May 1, 2006, among Structured Asset Mortgage Investment II, Inc., as Depositor, EMC Mortgage Corporation, as Seller, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator, and U.S. Bank National Association, as Trustee (the “Pooling and Servicing Agreement”). This Agreement, which evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below, constitutes a "Confirmation" as referred to in the "ISDA Form Master Agreement" (as defined below), as well as a “Schedule” as referred to in the ISDA Form Master Agreement.

1. This Agreement is subject to the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). You and we have agreed to enter into this Agreement in lieu of negotiating a Schedule to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) form (the "ISDA Form Master Agreement") but, rather, an ISDA Form Master Agreement shall be deemed to have been executed by you and us on the date we entered into the Transaction. In the event of any inconsistency between the provisions of this Agreement and the Definitions or the ISDA Form Master Agreement, this Agreement shall prevail for purposes of the Transaction. Terms capitalized but not defined herein shall have the meanings attributed to them in the Pooling and Servicing Agreement.
Rate Floor (Oct/23/96)

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

	Type of Transaction:	Rate Cap

Notional Amount:
With respect to any Calculation Period, the lesser of (i) the amount set forth for such period in Schedule I attached hereto and (ii) the Certificate Principal Balance of the Class A-1 Certificates immediately preceding the Distribution Date which occurs on or about the related Floating Rate Payer Payment Date.

	Trade Date:	May 12, 2006

	Effective Date:	June 25, 2006

	Termination Date:	May 25, 2014, subject to adjustment in accordance with the Business Day Convention.

Fixed Amount (Premium):

	Fixed Rate Payer:	Counterparty

Fixed Rate Payer
	Payment Date:	May 31, 2006

	Fixed Amount:	USD 1,314,000

Floating Amounts:

	Floating Rate Payer:	BSFP

	Cap Rate:	6.00000%

Floating Rate Payer
Payment Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing July 25, 2006 and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:
USD-LIBOR-BBA, provided, however, that if the Floating Rate Option for any Calculation Period is greater than 9.00000% then the Floating Rate Option for such Calculation Period shall be deemed to be 9.00000%

	Designated Maturity:	One month

Floating Rate Day
	Count Fraction:	30/360

	Reset Dates:	The first day of each Calculation Period.

	Compounding:	Inapplicable

	Business Days:	New York

	Business Day Convention:	Modified Following

3.	Additional Provisions:
1) Each party hereto is hereby advised and acknowledges that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Confirmation relating to such Transaction, as applicable. This paragraph (1) shall be deemed repeated on the trade date of each Transaction.

4.	Provisions Deemed Incorporated in a Schedule to the ISDA Form Master Agreement:

1) The parties agree that subparagraph (ii) of Section 2(c) of the ISDA Form Master Agreement will apply to any Transaction.

2) Termination Provisions. For purposes of the ISDA Form Master Agreement:

(a) "Specified Entity" is not applicable to BSFP or Counterparty for any purpose.

(b) “Breach of Agreement” provision of Section 5(a)(ii) will not apply to BSFP or Counterparty.

(c) “Credit Support Default” provisions of Section 5(a)(iii) will not apply to BSFP or Counterparty.

(d) “Misrepresentation” provisions or Section 5(a)(iv) will not apply to BSFP or Counterparty.

(e) "Specified Transaction" is not applicable to BSFP or Counterparty for any purpose, and, accordingly, Section 5(a)(v) shall not apply to BSFP or Counterparty.

(f) The "Cross Default" provisions of Section 5(a)(vi) will not apply to BSFP or to Counterparty.

(g) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to BSFP or Counterparty.

(h) The "Bankruptcy" provision of Section 5(a)(vii)(2) will not apply to Counterparty.

(i) The "Automatic Early Termination" provision of Section 6(a) will not apply to BSFP or to Counterparty.

(j) Payments on Early Termination. For the purpose of Section 6(e) of the ISDA Form Master Agreement:

(i)	Market Quotation will apply.

(ii)	The Second Method will apply.

(k) "Termination Currency" means United States Dollars.

3) Tax Representations.
(a) Payer Representations. For the purpose of Section 3(e) of the ISDA Form Master Agreement, each of BSFP and the Counterparty will make the following representations:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the ISDA Form Master Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the ISDA Form Master Agreement;

(ii)    the satisfaction of the agreement contained in Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement; and

(iii)    the satisfaction of the agreement of the other party contained in Section 4(d) of the ISDA Form Master Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Sections 4(a)(i) and 4(a)(iii) of the ISDA Form Master Agreement by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the ISDA Form Master Agreement, each of BSFP and the Counterparty make the following representations.

The following representation will apply to BSFP:

BSFP is a corporation organized under the laws of the State of Delaware and its U.S. taxpayer identification number is 13-3866307.

The following representation will apply to the Counterparty:

The beneficial owner of the payments made to it under this Agreement is either (i) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of United States Treasury Regulations, or (ii) a “non-U.S. branch of a foreign person” as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the "Regulations") for United States federal income tax purposes, and it is a "foreign person" as that term is used in section 1.6041-4(a)(4) of the Regulations for United States federal income tax purposes.

4) The ISDA Form Master Agreement is hereby amended as follows:

(a) The word “third” shall be replaced by the word “second” in the third line of Section 5(a)(i) of the ISDA Form Master Agreement;

5) Documents to be Delivered. For the purpose of Section 4(a) of the ISDA Form Master Agreement:

(1) Tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
BSFP and the Counterparty
Any document required or reasonably requested to allow the other party to make payments under this Agreement without any deduction or withholding for or on the account of any Tax or with such deduction or withholding at a reduced rate

Promptly after the earlier of (i) reasonable demand by either party or (ii) learning that such form or document is required

(2) Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
BSFP and the Counterparty

Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver this Agreement, any Confirmation , and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under this Agreement, such Confirmation and/or Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
BSFP and the Counterparty

A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing this Agreement, any relevant Credit Support Document, or any Confirmation, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Counterparty	An executed copy of the Pooling and Servicing Agreement/	Within 30 days after the date of this Agreement.	No

6) Miscellaneous. Miscellaneous

(a)	Address for Notices: For the purposes of Section 12(a) of the ISDA Form Master Agreement:

Address for notices or communications to BSFP:

Address:	383 Madison Avenue, New York, New York 10179
Attention:	DPC Manager
Facsimile:	212-272-5823

with a copy to:

Address:	One Metrotech Center North, Brooklyn, New York 11201
Attention:	Derivative Operations - 7th Floor
Facsimile:	212-272-1634

(For all purposes)

Address for notices or communications to the Counterparty:

Address:	U.S. Bank National Association US Bank Corporate Trust Services One Federal Street, 3rd Floor Mailcode: E-MA-FED Boston, MA 02110-2004
Attention:	Maryellen Hunter
Facsimile:	617-603-6638
Phone:	617-603-6401

With a copy to:

Address:	Wells Fargo Bank, N.A. 9062 Old Annapolis Rd. Columbia, Maryland 21045
Attention:	Client Manager/ PRIME 06-CL1
Facsimile:	410-715-2380
Phone:	410-884-2000

(For all purposes)

(b)	Process Agent. For the purpose of Section 13(c) of the ISDA Form Master Agreement:

BSFP appoints as its
Process Agent:       Not Applicable

The Counterparty appoints as its
Process Agent:      Not Applicable

(c)
Offices. The provisions of Section 10(a) of the ISDA Form Master Agreement will not apply to this Agreement; neither BSFP nor the Counterparty have any Offices other than as set forth in the Notices Section and BSFP agrees that, for purposes of Section 6(b) of the ISDA Form Master Agreement, it shall not in future have any Office other than one in the United States.

(d)	Multibranch Party. For the purpose of Section 10(c) of the ISDA Form Master Agreement:

BSFP is not a Multibranch Party.

The Counterparty is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is BSFP.

(f)	Credit Support Document. Not applicable for either BSFP or the Counterparty.

(g)	Credit Support Provider.

BSFP: Not Applicable

The Counterparty: Not Applicable

(h)    Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole, without regard to conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)    Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(j)    Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording.

(k)    Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any Proceedings relating to this Agreement or any Credit Support Document.

(l)    BSFP is a U.S. entity and no withholding tax is payable. In the event that BSFP is no longer a U.S. entity or its obligations or this Agreement is transferred to a non-U.S. entity then the following provisions will apply and the Termination Events in Sections 5(b)(ii) and 5(b)(iii) will no longer be exercisable by BSFP:

(a) Section 2(d)(i)(4) of the ISDA Form Master Agreement is amended by (i) deleting the words “However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:”; and (ii) deleting subsections (A) and (B).

(b)  Section 2(d)(ii) of the ISDA Form Master Agreement will not apply to Counterparty.

(c) Section 4(e) of the ISDA Form Master Agreement will not apply to the Counterparty.

(d) The definition of “Indemnifiable Tax” contained in Section 14 of the ISDA Form Master Agreement is deleted and is replaced with the following: “‘Indemnifiable Tax’ means any and all withholding tax.”

7)    "Affiliate": BSFP and Counterparty shall be deemed to not have any Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii) of the ISDA Form Master Agreement.

8)    Section 3 of the ISDA Form Master Agreement is hereby amended by adding at the end thereof the following subsection (g):

“(g)    Relationship Between Parties.

Each party represents to the other party on each date when it enters into a Transaction that:--

(1) Nonreliance. It is not relying on any statement or representation of the other party regarding the Transaction (whether written or oral), other than the representations expressly made in this Agreement in respect of that Transaction.

(2) Evaluation and Understanding.

(i) It has the capacity to evaluate (internally or through independent professional advice) the Transaction and has made its own decision to enter into the Transaction; and

(ii) It understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3) Purpose. It is an “eligible swap participant” as such term is defined in Section 35.1(b)(2) of the regulations (17 C.F.R 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of, the Commodity Exchange Act, as amended, and it is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4) Status of Parties. The other party is not acting as agent, fiduciary or advisor for it in respect of the Transaction.”

9) Trustee Capacity. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank National Association (“U.S. Bank”), not individually or personally but solely as Trustee, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Counterparty is made and intended not as personal representations, undertakings and agreements by U.S. Bank but is made and intended for the purpose of binding only the Counterparty, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank be personally liable for the payment of any indebtedness or expenses of the Counterparty or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Counterparty under this Agreement or any other related documents.

10) Proceedings. BSFP shall not institute against or cause any other person to institute against, or join any other person in instituting against, Prime Mortgage Trust 2006-CL1, a trust created pursuant to the Pooling and Servicing Agreement, or U.S. Bank National Association, not individually, but solely as Trustee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law for a period of one year and one day (or, if longer, the applicable preference period) following payment in full of the Certificates.

11) Set-off.  Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. The provisions for Set-off set forth in Section 6(e) of the ISDA Form Master Agreement shall not apply for purposes of this Transaction.

12) Additional Termination Events. The following Additional Termination Events will apply:

(a) If a Rating Agency Downgrade has occurred and BSFP has not, complied with Section 13 below, then an Additional Termination Event shall have occurred with respect to BSFP and BSFP shall be the sole Affected Party with respect to such an Additional Termination Event;

(b) If, upon the occurrence of a Swap Disclosure Event (as defined in paragraph 15 below) BSFP has not, within 10 Business Days after such Swap Disclosure Event complied with any of the provisions set forth in clause (iii) of paragraph 15 below, then an Additional Termination Event shall have occurred with respect to BSFP and BSFP shall be the sole Affected Party with respect to such Additional Termination Event

13) Rating Agency Downgrade. In the event that BSFP’s long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “AA-” by Standard and Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc. (“S&P”) or its long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”) (and together with S&P, the “Swap Rating Agencies”, and such rating thresholds as defined above, “Approved Rating Thresholds”), then within 30 days after such rating withdrawal or downgrade, BSFP shall, at its own expense, either (i) cause another entity to replace BSFP as party to this Agreement that meets or exceeds the Approved Rating Thresholds on terms substantially similar to this Agreement or (ii) obtain a guaranty of, or a contingent agreement of another person with the Approved Rating Thresholds, to honor, BSFP’s obligations under this Agreement.

14) Additional Provisions. Notwithstanding the terms of Sections 5 and 6 of the ISDA Form Master Agreement, if Counterparty has satisfied its payment obligations under Section 2(a)(i) of the ISDA Form Master Agreement, then unless BSFP is required pursuant to appropriate proceedings to return to Counterparty or otherwise returns to Counterparty upon demand of Counterparty any portion of such payment, (a) the occurrence of an event described in Section 5(a) of the ISDA Form Master Agreement with respect to Counterparty shall not constitute an Event of Default or Potential Event of Default with respect to Counterparty as the Defaulting Party and (b) BSFP shall be entitled to designate an Early Termination Event pursuant to Section 6 of the ISDA Form Master Agreement only as a result of a Termination Event set forth in either Section 5(b)(i) or Section 5(b)(ii) of the ISDA Form Master Agreement with respect to BSFP as the Affected Party or Section 5(b)(iii) of the ISDA Form Master Agreement with respect to BSFP as the Burdened Party. For purposes of the Transaction to which this Agreement relates, Counterparty’s only obligation under Section 2(a)(i) of the ISDA Form Master Agreement is to pay the Fixed Amount on the Fixed Rate Payer Payment Date.

15) Compliance with Regulation AB.

(i)    BSFP agrees and acknowledges that Structured Asset Mortgage Investments II Inc. (“Depositor”) is required under Regulation AB as defined under the Pooling and Servicing Agreement, to disclose certain financial information regarding BSFP or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between BSFP or its group of affiliated entities, if applicable, and Counterparty, as calculated from time to time in accordance with Item 1115 of Regulation AB.

(ii)    It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Business Day after the date hereof, Depositor requests from BSFP the applicable financial information described in Item 1115 of Regulation AB (such request to be based on a reasonable determination by Depositor, in good faith, that such information is required under Regulation AB) (the “Swap Financial Disclosure”).

(iii)    Upon the occurrence of a Swap Disclosure Event, BSFP, at its own expense, shall (1)(a) either (i) provide to Depositor the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® or Microsoft Excel® format but not in .pdf format) or (ii) provide written consent to Depositor to incorporation by reference of such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the reports of the Trust filed pursuant to the Exchange Act, (b) if applicable, cause its outside accounting firm to provide its consent to filing or incorporation by reference of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure in the Exchange Act Reports of the Depositor, and (c) provide to the Depositor any updated Swap Financial Disclosure with respect to BSFP or any entity that consolidates BSFP within five days of the release of any such updated Swap Financial Disclosure; (2) secure another entity to replace BSFP as party to this Agreement on terms substantially similar to this Agreement, which entity (or a guarantor therefor) meets or exceeds the Approved Rating Thresholds and which satisfies the Rating Agency Condition and which entity is able to comply with the requirements of Item 1115 of Regulation AB, or (3) obtain a guaranty of BSFP’s obligations under this Agreement from an affiliate of BSFP that is able to comply with the financial information disclosure requirements of Item 1115 of Regulation AB, and cause such affiliate to provide Swap Financial Disclosure and any future Swap Financial Disclosure, such that disclosure provided in respect of such affiliate will satisfy any disclosure requirements applicable to the Swap Provider.

(iv)    BSFP agrees that, in the event that BSFP provides Swap Financial Disclosure to Depositor in accordance with clause (iii)(1) of paragraph 15 or causes its affiliate to provide Swap Financial Disclosure to Depositor in accordance with clause (iii)(3) of paragraph 15, it will indemnify and hold harmless Depositor, its respective directors or officers and any person controlling Depositor, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such Swap Financial Disclosure or caused by any omission or alleged omission to state in such Swap Financial Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v)    If Depositor reasonably requests, BSFP shall provide such other information as may be necessary for Depositor to comply with Item 1115 of Regulation AB.

(vi)    Depositor shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of Depositor’s rights explicitly specified in this paragraph 15.

NEITHER THE BEAR STEARNS COMPANIES INC. NOR ANY SUBSIDIARY OR AFFILIATE OF THE BEAR STEARNS COMPANIES INC. OTHER THAN BSFP IS AN OBLIGOR OR A CREDIT SUPPORT PROVIDER ON THIS AGREEMENT.

5.     Account Details and
Settlement Information:
Payments to BSFP:
Citibank, N.A., New York
ABA Number: 021-0000-89, for the account of
Bear, Stearns Securities Corp.
Account Number: 0925-3186, for further credit to
Bear Stearns Financial Products Inc.
Sub-account Number: 102-04654-1-3
Attention: Derivatives Department

Payments to Counterparty: Wells Fargo Bank, National Association ABA Number: 121000248 Account Name: 3970771416 For Further Credit to: PRIME 2006-CL1, Account #50906301

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to BSFP a facsimile of the fully-executed Confirmation to 212-272-9857. For inquiries regarding U.S. Transactions, please contact Susan Donlon by telephone at 212-272-2364. For all other inquiries please contact Derivatives Documentation by telephone at 353-1-402-6233. Originals will be provided for your execution upon your request.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

BEAR STEARNS FINANCIAL PRODUCTS INC.

By:

Name: Title:

Counterparty, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

U.S. BANK NATIONAL ASSOCIATION, NOT INDIVIDUALLY, BUT SOLELY AS TRUSTEE OF THE PRIME MORTGAGE TRUST 2006-CL1, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-CL1

By:

Name: Title:

lm

SCHEDULE I
(all such dates subject to adjustment in
accordance with the Business Day Convention)

From and including	To but excluding	Notional Amount (USD)
Effective Date	7/25/2006	184,999,917.51
7/25/2006	8/25/2006	180,741,231.90
8/25/2006	9/25/2006	176,573,923.12
9/25/2006	10/25/2006	172,496,058.50
10/25/2006	11/25/2006	168,505,745.87
11/25/2006	12/25/2006	164,601,132.68
12/25/2006	1/25/2007	160,780,405.23
1/25/2007	2/25/2007	157,041,787.81
2/25/2007	3/25/2007	153,383,541.93
3/25/2007	4/25/2007	149,803,965.55
4/25/2007	5/25/2007	146,301,392.31
5/25/2007	6/25/2007	142,874,190.79
6/25/2007	7/25/2007	139,520,763.79
7/25/2007	8/25/2007	136,228,299.65
8/25/2007	9/25/2007	132,996,005.22
9/25/2007	10/25/2007	129,823,090.54
10/25/2007	11/25/2007	126,708,768.94
11/25/2007	12/25/2007	123,652,257.23
12/25/2007	1/25/2008	120,652,775.82
1/25/2008	2/25/2008	117,709,548.93
2/25/2008	3/25/2008	114,821,804.65
3/25/2008	4/25/2008	111,988,775.17
4/25/2008	5/25/2008	109,209,696.83
5/25/2008	6/25/2008	106,483,810.31
6/25/2008	7/25/2008	103,819,188.67
7/25/2008	8/25/2008	101,205,852.46
8/25/2008	9/25/2008	98,643,067.43
9/25/2008	10/25/2008	96,130,103.94
10/25/2008	11/25/2008	93,666,237.06
11/25/2008	12/25/2008	91,250,746.69
12/25/2008	1/25/2009	88,882,917.65
1/25/2009	2/25/2009	86,562,039.79
2/25/2009	3/25/2009	84,287,408.10
3/25/2009	4/25/2009	82,058,322.76
4/25/2009	5/25/2009	79,874,089.31
5/25/2009	6/25/2009	77,734,018.63
6/25/2009	7/25/2009	76,975,097.80
7/25/2009	8/25/2009	75,121,984.11
8/25/2009	9/25/2009	73,312,350.04
9/25/2009	10/25/2009	71,545,192.46
10/25/2009	11/25/2009	69,819,531.11
11/25/2009	12/25/2009	68,134,408.09
12/25/2009	1/25/2010	66,488,887.36
1/25/2010	2/25/2010	64,882,054.25
2/25/2010	3/25/2010	63,313,014.96
3/25/2010	4/25/2010	61,780,896.11
4/25/2010	5/25/2010	60,284,844.24
5/25/2010	6/25/2010	58,824,025.41
6/25/2010	7/25/2010	57,397,624.71
7/25/2010	8/25/2010	56,004,845.87
8/25/2010	9/25/2010	54,507,114.13
9/25/2010	10/25/2010	53,044,716.74
10/25/2010	11/25/2010	51,616,835.51
11/25/2010	12/25/2010	50,222,670.96
12/25/2010	1/25/2011	48,861,441.88
1/25/2011	2/25/2011	47,532,384.94
2/25/2011	3/25/2011	46,234,754.29
3/25/2011	4/25/2011	44,967,821.13
4/25/2011	5/25/2011	43,730,873.34
5/25/2011	6/25/2011	42,523,215.13
6/25/2011	7/25/2011	41,344,166.61
7/25/2011	8/25/2011	40,193,063.49
8/25/2011	9/25/2011	39,069,256.68
9/25/2011	10/25/2011	37,972,111.98
10/25/2011	11/25/2011	36,901,009.71
11/25/2011	12/25/2011	35,855,344.40
12/25/2011	1/25/2012	34,834,524.48
1/25/2012	2/25/2012	33,837,971.92
2/25/2012	3/25/2012	32,865,121.98
3/25/2012	4/25/2012	31,915,422.84
4/25/2012	5/25/2012	30,988,335.38
5/25/2012	6/25/2012	30,083,332.84
6/25/2012	7/25/2012	29,199,900.55
7/25/2012	8/25/2012	28,337,535.68
8/25/2012	9/25/2012	27,495,746.93
9/25/2012	10/25/2012	26,674,054.30
10/25/2012	11/25/2012	25,871,988.81
11/25/2012	12/25/2012	25,089,092.27
12/25/2012	1/25/2013	24,324,917.03
1/25/2013	2/25/2013	23,579,025.72
2/25/2013	3/25/2013	22,850,991.06
3/25/2013	4/25/2013	22,140,395.56
4/25/2013	5/25/2013	21,446,831.37
5/25/2013	6/25/2013	20,769,900.03
6/25/2013	7/25/2013	20,109,212.24
7/25/2013	8/25/2013	19,464,387.67
8/25/2013	9/25/2013	18,835,054.75
9/25/2013	10/25/2013	18,220,850.50
10/25/2013	11/25/2013	17,621,420.27
11/25/2013	12/25/2013	17,036,417.61
12/25/2013	1/25/2014	16,465,504.05
1/25/2014	2/25/2014	15,908,348.93
2/25/2014	3/25/2014	15,364,629.23
3/25/2014	4/25/2014	14,834,029.36
4/25/2014	Termination Date	14,316,241.06

EXHIBIT N

[RESERVED]

EXHIBIT O

FORM OF TRUSTEE LIMITED POWER OF ATTORNEY

FORM OF TRUSTEE LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that U.S. Bank National Association, a New York banking corporation, having a place of business at One Federal Street, 3rd Floor, New York, N.Y. 10004, as Trustee (and in no personal or other representative capacity) under the Pooling and Servicing Agreement, dated as of May 1, 2006, by and among Structured Asset Mortgage Investments II Inc., the Trustee and EMC Mortgage Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms not defined herein have the definitions assigned to such terms in the Agreement), relating to the Prime Mortgage Trust, Certificates, Series 2006-1, hereby appoints _______________, in its capacity as a Servicer under the Agreement, as the Trustee’s true and lawful Special Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, but only in its capacity as Trustee aforesaid, to perform all acts and execute all documents as may be customary, necessary and appropriate to effectuate the following enumerated transactions in respect of any mortgage, deed of trust, promissory note or real estate owned from time to time owned (beneficially or in title, whether the Trustee is named therein as mortgagee or beneficiary or has become mortgagee or beneficiary by virtue of endorsement, assignment or other conveyance) or held by or registered to the Trustee (directly or through custodians or nominees), or in respect of which the Trustee has a security interest or other lien, all as provided under the applicable Agreement and only to the extent the respective Trustee has an interest therein under the Agreement, and in respect of which the Servicer is acting as servicer pursuant to the Agreement (the “Mortgage Documents”).

This appointment shall apply to the following enumerated transactions under the Agreement only:

1. The modification or re-recording of any Mortgage Document for the purpose of correcting it to conform to the original intent of the parties thereto or to correct title errors discovered after title insurance was issued and where such modification or re-recording does not adversely affect the lien under the Mortgage Document as insured.

2. The subordination of the lien under a Mortgage Document to an easement in favor of a public utility company or a state or federal agency or unit with powers of eminent domain including, without limitation, the execution of partial satisfactions/releases, partial reconveyances and the execution of requests to trustees to accomplish same.

3. The conveyance of the properties subject to a Mortgage Document to the applicable mortgage insurer, or the closing of the title to the property to be acquired as real estate so owned, or conveyance of title to real estate so owned.

4. The completion of loan assumption and modification agreements in respect of Mortgage Documents.

5. The full or partial satisfaction/release of a Mortgage Document or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related note.

6. The assignment of any Mortgage Document, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7. The full assignment of a Mortgage Document upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related note.

8. With respect to a Mortgage Document, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of a deed in lieu of foreclosure; and

f.
the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage Document or state law to expeditiously complete said transactions in paragraphs 8(a) through 8(e), above.

9. Demand, sue for, recover, collection and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee under the Mortgage Documents, and to use or take any lawful means for recovery thereof by legal process or otherwise.

10. Endorse on behalf of the Trustee all checks, drafts and/or negotiable instruments made payable to the Trustee in respect of the Mortgage Documents.

The Trustee gives the Special Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by this Limited Power of Attorney, subject to the terms and conditions set forth in the Agreement including the standard of care applicable to servicers in the Agreement, and hereby does ratify and confirm what such Special Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

IN WITNESS WHEREOF, the Trustee has caused its corporate name and seal to be hereto signed and affixed and these presents to be acknowledged by its duly elected and authorized officer this ___ day of ___ , 2006.

U.S. Bank National Association, as Trustee

By:

WITNESS: ____________________________________________ Name: Title:	Name: Title: WITNESS: _________________________________________________ Name: Title:

STATE OF NEW YORK
SS
COUNTY OF NEW YORK

On ______________, 2006, before me, the undersigned, a Notary Public in and for said state, personally appeared __________________, personally known to me to be the person whose name is subscribed to the within instrument, and such person acknowledged to me that such person executed the within instrument in such person’s authorized capacity, and that by such signature on the within instrument the entity upon behalf of which such person acted executed the instrument.

WITNESS my hand and official seal.

Notary Public

EXHIBIT P

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer - transaction party having borrower contact
Master Servicer - aggregator of pool assets
Securities Administrator - waterfall calculator
Back-up Servicer - named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian - safe keeper of pool assets
Trustee - fiduciary of the transaction

Note: The definitions above describe the essential function that the party performs, rather than the party’s title. So, for example, in a particular transaction, the trustee may perform the “paying agent” and “securities administrator” functions, while in another transaction, the securities administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:    X - obligation
[X] - under consideration for obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Securities Admin	Custodian	Trustee (nominal)
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)
Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements. (In this transaction there is no external enhancement or other support.)
		X		X

EXHIBIT Q

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked “Monthly Statements to Certificateholders” are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Securities Administrator based on information received from the party providing such information; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report. All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the Securities Administrator and the Depositor.

Form	Item	Description	Servicers	Master Servicer	Securities Administrator	Custodian	Trustee (nominal)	Depositor	Sponsor
10-D	Must be filed within 15 days of the distribution date for the asset-backed securities.
	1	Distribution and Pool Performance Information
Item 1121(a) - Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.			X (Monthly Statements to Certificateholders)
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.			X (Monthly Statements to Certificateholders)
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:			X (Monthly Statements to Certificateholders)
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.			X (Monthly Statements to Certificateholders)
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
X (Monthly Statements to Certificateholders)
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.			X (Monthly Statements to Certificateholders)
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.			X (Monthly Statements to Certificateholders)
		(4) Beginning and ending principal balances of the asset-backed securities.			X (Monthly Statements to Certificateholders)
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
X (Monthly Statements to Certificateholders)
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.			X (Monthly Statements to Certificateholders)
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
X (Monthly Statements to Certificateholders)
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
					X (Monthly Statements to Certificateholders)			Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period.	X	X	X (Monthly Statements to Certificateholders)
		In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets. (methodology)	X
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
			X	X	X (Monthly Statements to Certificateholders)
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	X	X	X (Monthly Statements to Certificateholders)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	X	X	X (if agreed upon by the parties)			X
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.			X (Monthly Statements to Certificateholders)
		(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,						X
information regarding any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
			X	X	X			X
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
								X	X
		Item 1121(b) - Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).						X
	2	Legal Proceedings
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
X
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)			X
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q			X
	6	Significant Obligors of Pool Assets
		Item 1112(b) - Significant Obligor Financial Information*						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) - Derivative Counterparty Financial Information*
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below.
	9	Exhibits
		Distribution report			X
		Exhibits required by Item 601 of Regulation S-K, such as material agreements						X
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
			X	X	X			X	X
	1.02	Termination of a Material Definitive Agreement	X	X	X			X	X
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:

Sponsor (Seller), Depositor, Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers, Certificate Administrator, Trustee, significant obligor, credit enhancer (10% or more), derivatives counterparty, Custodian
			X	X	X	X		X	X
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the Monthly Statement to Certificateholders
				X	X
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement			X			X
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”						X
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]						X
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 3.18]						X
	6.02	Change of Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.
			X	X	X			X
		Reg AB disclosure about any new servicer is also required.	X
		Reg AB disclosure about any new trustee is also required.					X (to the extent of a new trustee)
		Reg AB disclosure about any new securities administrator is also required.			X
	6.03	Change in Credit Enhancement or Other External Support [In this transaction there is no external enhancement or other support.]
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
					X			X
		Reg AB disclosure about any new enhancement provider is also required.			X			X
	6.04	Failure to Make a Required Distribution			X
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
X
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.						X
	7.01	Regulation FD Disclosure	X	X	X			X
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.						X
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event.
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K item as indicated above.
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) - Significant Obligor Financial Information						X
Item 1114(b)(2) - Credit Enhancement Provider Financial Information
		Determining applicable disclosure threshold						X
		Obtain required financial information or effecting incorporation by reference						X
Item 1115(b) - Derivative Counterparty Financial Information
		Determining current maximum probable exposure						X
		Determining current significance percentage			X
		Notify derivative counterparty of significance percentage and request required financial information			X
		Obtain required financial information or effecting incorporation by reference						X
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)							X
		Depositor						X
Trustee
		Issuing entity						X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator of 20% or more of pool assets as of the Cut-off Date						X
		Custodian				X
Item 1119 - Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
		Sponsor (Seller)							X
		Depositor						X
Trustee
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Securities Administrator			X
		Originator						X
		Custodian				X
		Credit Enhancer/Support Provider						X
		Significant Obligor						X
		Item 1122 - Assessment of Compliance with Servicing Criteria	X	X	X	X
		Item 1123 - Servicer Compliance Statement	X	X

EXHIBIT R

ADDITIONAL DISCLOSURE NOTIFICATION

Structured Asset Mortgage Investments II Inc.

383 Madison Avenue
New York, New York 10179
Fax: (212) 272-2000
E-mail: regabnotifications@bear.com

Wells Fargo Bank, N.A. as Securities Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail: cts.sec.notifications@wellsfargo.com

Attn: Corporate Trust Services - Prime Mortgage Trust 2006-CL1-SEC REPORT PROCESSING

RE: **Additional Form [ ] Disclosure**Required

Ladies and Gentlemen:

In accordance with Section 4.13 of the Pooling and Servicing Agreement, dated as of May 1, 2006, among EMC Mortgage Corporation, as Seller, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator and U.S. Bank National Association as Trustee. The Undersigned hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [   ].

Description of Additional Form [   ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [   ] Disclosure:

Any inquiries related to this notification should be directed to [   ], phone number: [   ]; email address: [   ].

[NAME OF PARTY] as [role]

By:

Name: Title::

EXHIBIT S-1

NATIONAL CITY SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

NATIONAL CITY MORTGAGE COMPANY

                                                                                       Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of October 1, 2001

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01 Defined Terms

ARTICLE II

Section 2.01 Agreement to Purchase
Section 2.02 Purchase Price
Section 2.03 Servicing of Mortgage Loans
Section 2.04 Record Title and Possession of Mortgage Files;
Maintenance of Servicing Files
Section 2.05 Books and Records
Section 2.06 Transfer of Mortgage Loans
Section 2.07 Delivery of Mortgage Loan Documents
Section 2.08 Quality Control Procedures
Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults
ARTICLE III

Section 3.01 Representations and Warranties of the Company
Section 3.02 Representations and Warranties as to
Individual Mortgage Loans
Section 3.03 Repurchase; Substitution
Section 3.04 Representations and Warranties of the Purchaser
ARTICLE IV

Section 4.01 Company to Act as Servicer
Section 4.02 Collection of Mortgage Loan Payments
Section 4.03 Realization Upon Defaulted Mortgage Loans
Section 4.04 Establishment of Custodial Accounts;
Deposits in Custodial Accounts
Section 4.05 Permitted Withdrawals from the
Custodial Account
Section 4.06 Establishment of Escrow Accounts;
Deposits in Escrow Accounts
Section 4.07 Permitted Withdrawals From Escrow Account
Section 4.08 Payment of Taxes, Insurance and Other
Charges; Maintenance of Primary Mortgage
Insurance Policies; Collections Thereunder
Section 4.09 Transfer of Accounts
Section 4.10 Maintenance of Hazard Insurance
Section 4.11 Maintenance of Mortgage Impairment
Insurance Policy
Section 4.12 Fidelity Bond, Errors and Omissions
Insurance
Section 4.13 Title, Management and Disposition of REO Property
Section 4.14 Notification of Maturity Date

ARTICLE V

Section 5.01 Distributions
Section 5.02 Statements to the Purchaser
Section 5.03 Monthly Advances by the Company
Section 5.04 Liquidation Reports

ARTICLE VI

Section 6.01 Assumption Agreements
Section 6.02 Satisfaction of Mortgages and Release
of Mortgage Files
Section 6.03 Servicing Compensation
Section 6.04 Annual Statement as to Compliance
Section 6.05 Annual Independent Certified Public
Accountants’ Servicing Report
Section 6.06 Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01 Company Shall Provide Information as Reasonably
Required

ARTICLE VIII

Section 8.01 Indemnification; Third Party Claims
Section 8.02 Merger or Consolidation of the Company
Section 8.03 Limitation on Liability of the Company and Others
Section 8.04 Company Not to Assign or Resign
Section 8.05 No Transfer of Servicing
ARTICLE IX

Section 9.01 Events of Default
Section 9.02 Waiver of Defaults

ARTICLE X

Section 10.01 Termination

ARTICLE XI

Section 11.01 Successor to the Company
Section 11.02 Amendment
Section 11.03 Recordation of Agreement
Section 11.04 Governing Law
Section 11.05 Notices
Section 11.06 Severability of Provisions
Section 11.07 Exhibits
Section 11.08 General Interpretive Principles
Section 11.09 Reproduction of Documents
Section 11.10 Confidentiality of Information
Section 11.11 Recordation of Assignment of Mortgage
Section 11.12 Assignment by Purchaser
Section 11.13 No Partnership
Section 11.14 Execution: Successors and Assigns
Section 11.15 Entire Agreement
Section 11.16 No Solicitation
Section 11.17 Closing
Section 11.18 Cooperation of Company with Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 and is executed between EMC MORTGAGE CORPORATION, as Purchaser (the "Purchaser"), and NATIONAL CITY MORTGAGE COMPANY (the "Company").

W I T N E&#1 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of this Agreement and the related Term Sheet.

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Ohio, or (iii) a day on which banks in the State of New York or Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet, which are expected to be the dates set forth in the related Confirmation.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: National City Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The Trade Confirmation Letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Moody’s and “A” or higher by either Standard & Poor’s or Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: National City Bank Ohio, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate, if any.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)	a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)	a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(22)	a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(23)	the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(24)	product type (i.e. fixed, 3/1, 5/1, etc.);

(25)	credit score and/or mortgage score, if applicable;

(26)	the Lender Paid Mortgage Insurance Rate;

(27)	a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(28)  the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Moody’s Investors Service, Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the related Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage       Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to sixty (60) days after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event any of the first two (2) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With the respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With the respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) Unless set forth in the related Term Sheet, in the event the Mortgage Loan had an LTV at origination greater than 80.00%, either (i) the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer or (ii) the Mortgage Loan was insured as to payment defaults by a Lender Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, as applicable, have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; With respect to any Primary Mortgage Insurance Policy, the mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) Unless otherwise specified in the related Term Sheet, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b) The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contriburions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated or a notice of default sent within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the CustodialAccount.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts;
Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services shall be $2,000 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, plus (iv) unless otherwise stated in the related Confirmation or related Term Sheet, any amount received by the Company that represents a prepayment penalty with respect to a Mortgage Loan, minus (v) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2002, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2002 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. Such periodic, special or other reports, information or documentation furnished to the Purchaser at the Purchaser’s request pursuant to the preceding sentence shall be at the expense of the Purchaser. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing; provided, further, however, that the Company shall give sixty (60) days written notice to the Purchaser of any merger, conversion or consolidation to which the Company shall be a party, or of any Person succeeding to the business of the Company, and the Purchaser, at it sole option, shall make the determination as to whether such successor of the Company shall continue to service the Mortgage Loans hereunder.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Company:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Sheila N. Hansford
Telecopier No.: (937) 910-4137

Servicing contact:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: T. Jackson Case

(ii)  if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
245 Park Avenue
New York, New York 10167
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, and customer portfolio and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. From and after the Closing Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser’s behalf, to personally by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Company,. In addition, the Purchaser or any of its affiliates shall not solicit any Mortgagor for any other financial products or services. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Purchasr or any affiliate of the Purchaser which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16 The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information. With respect to each Pass-Through Transfer, the Purchaser shall provide thirty (30) days notice of such transfer, unless otherwise agreed by the parties in the related Confirmation. With respect to each Whole Loan Transfer, limits on frequency of Reconstitution may be provided in the related Confirmation or related Term Sheet for the related Mortgage Loans.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:________________________
Name:
Title:

NATIONAL CITY MORTGAGE COMPANY
Company

By: _______________________
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]By:____________________________

By:____________________________
Name:__________________________
Title:_________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[______________________]

By:______________________________
Name:____________________________
Title:___________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a) In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)	In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c) In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between National City Mortgage Company, a ________ corporation, located at 3232 Newmark Drive, Miamisburg, Ohio 45342 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at ______________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of October 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

NATIONAL CITY MORTGAGE COMPANY

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT REG AB

TO THE PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is Amendment Reg AB (the “Amendment Reg AB”), dated as of March 1, 2006 (the “Amendment Date”), by and between EMC Mortgage Corporation (the “Purchaser”), and National City Mortgage, Co. (the “Company”) to that certain Seller’s Purchase, Warranties and Servicing Agreement dated as of October 1, 2001 between the Company and the Purchaser (the “Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Agreement be amended to reflect certain agreed upon revisions to the terms of the Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Agreement is hereby amended as follows:

DEFINED TERMS

[Capitalized terms not defined are presumed to be defined in the applicable Agreement.]

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 7(a).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 3(c).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete material functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer other than the Company engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company and shall not include a mortgage broker that does not fund loans.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE 1
COMPLIANCE WITH REGULATION AB

Section 1 Intent of the Parties.

The Purchaser and the Company acknowledge and agree that the purpose of Article 1 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings and will provide such comparable disclosure in unregistered offerings to the extent such disclosure becomes consistent with industry practice. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings. Neither the Purchaser nor any Depositor shall exercise its right to request (if any request is required) delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate as set forth herein with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

Section 2 Additional Representations and Warranties of the Company.

(a) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 3 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date and unless otherwise disclosed in such information provided under Section 3: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (v) there are no material legal or governmental proceedings pending (or known to be contemplated by Government authorities) against the Company, or to the knowledge of the Company, any Subservicer or any Third-Party Originator; and (vi) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 3, the Company shall, within five business days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 3 Information to Be Provided by the Company.

In connection with any Securitization Transaction the Company shall (i) within five business days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a) If so requested by the Purchaser or any Depositor, the Company shall provide (or cause each Third-Party Originator or Subservicer, as applicable, to provide) such information, as mutually agreed upon by the Purchaser or any Depositor and the Company (or such Third-Party Originator or Subservicer, as applicable), regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the originator’s form of organization;

(B) a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be materialin the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C) a description of any material legal proceedings pending (or known to be contemplated by governmental authorities) against the Company, or to the knowledge of the Company, each Third-Party Originator and each Subservicer; and

(D) a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified and noticed to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(b) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (.pdf) file, or other such electronic format as mutually agreed upon by the Purchaser or the Depositor and the Company, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the Purchaser or Depositor, as applicable (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction[, and shall also be addressed to and for the benefit of the Company, its assignees and such Third-Party Originator. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and cause each Subservicer to so provide such information (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction;
(2) the extent of outsourcing the Servicer utilizes;
(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; and
(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition would have a material impact on pool performance or on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, at the time the Company knows or should have known of any of the circumstances in subsection (i) of this paragraph, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation proceedings pending or governmental proceedings known to be contemplated against the Company, any Subservicer or any Third-Party Originator, as applicable, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3(d) should be sent to EMC by e-mail to regABnotifications@bear.com. In addition, each such notice other than those pursuant to Section 3(d)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3(d)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(e) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least fifteen calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to the related Securitization Transaction.

(f) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB as applicable to the Company. The Company shall also provide a monthly report, in the form of Exhibit C hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit D with respect to defaulted mortgage loans and Exhibit E, with respect to realized losses and gains, with each such report. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten Business Days following such request.

(g) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):
(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(h) The Company shall provide, as may be reasonably requested by the Purchaser, any Master Servicer or any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder to the Purchaser, any Master Servicer and any Depositor.

Section 4 Servicer Compliance Statement.

On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s activities as servicer during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 5 Report on Assessment of Compliance and Attestation.

(a) On or before March 1 of each calendar year, commencing in 2007, the
Company shall:

(i) deliver to the Purchaser, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit B hereto;

(ii) deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 6(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv) deliver and cause each Subservicer and Subcontractor described in clause (iii) to provide to the Purchaser, any Master Servicer any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by the appropriate officer of the Company in the form attached hereto as Exhibit A; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any offering document or registration statement.

The Company acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b) Each assessment of compliance provided by a Subservicer pursuant to
Section 5(a)(i) shall address each of the Servicing Criteria specified on Exhibit B hereto. An assessment of compliance provided by a Subcontractor pursuant to Section 5(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 6.

Section 6 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2, 3(c), (e), (f) and (g), 4, 5, and 07 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3(d) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 4, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 5 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 5 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 5 and 7 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 5, in each case as and when required to be delivered.

Section 7 Indemnification; Remedies.

(a) The Company shall indemnify the Purchaser and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and the Depositor (each, an “Indemnified Party”), and shall hold each of them (each, an “Indemnified Party”) harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under this Article 1 by or on behalf of the Company, or provided under this Article 1 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Article I, including particularly the failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii) any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date; or

(iv) if the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b)          (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, or any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, if such failure or breach is not cured within two (2) Business Days after the Company receives written notice of such failure or breach (which may be provided by e-mail), and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 4 or 5, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date of written notice from the Master Servicer shall constitute an Event of Default (notwithstanding any other provision in this Agreement or any Reconstitution Agreement to the contrary) with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(c) Notification and Cooperation. The parties hereto further agree, and any Indemnified Party not a party hereto is deemed to agree, as a condition to its reliance on such indemnification, that the Company’s indemnification obligations under this Section 7 are subject to the following terms and conditions:

(i) An Indemnified Party seeking indemnification hereunder shall give written notice to the Company within a reasonable time after the Indemnified Party receives notice of an indemnifiable claim provided that failure to give such notice within a reasonable time shall not invalidate the Company’s obligations to indemnify such Indemnified Party except if, and then only to the extent that, such failure materially prejudices the Indemnifying Party or its ability to defend such claim, and the Indemnifying Party shall have the burden of proving such material prejudice;
(ii) The Company shall undertake the defense of the action or claim with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party (which counsel shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party);
(iii) The Indemnified Party shall have the right to participate and assist in, but not control, the defense of such claim and employ separate counsel in any action or claim, at the expense of the Indemnified Party (i.e., at its own expense), provided that if the interests of the Company and the Indemnified Party diverge, the Indemnified Party shall be entitled to separate counsel at the Company’s expense, provided such expense is reasonable; and
(iv) The Company shall not settle or compromise any claim suit or action against the Indemnified Party without the express prior written consent of the Indemnified Party.

(d) Exclusive Remedy. Except for remedies under the Agreement and remedies that cannot be waived as a matter of law and injunctive relief, the rights under this Section 7 shall be the exclusive remedy for breaches of this Section 7 (including any covenant, obligation, representation or warranty contained herein or therein).

(e) Limitations. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated under this Section 7 to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any indemnifiable claims or losses to the extent that such claims or losses result directly from the willful misconduct, bad faith or negligent acts of the Indemnified Party.

(f) The parties hereto agree that any written notice under this Section 7 may be made via email.

Section 8 Third Party Beneficiary.

For purposes of this Article I and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

NATIONAL CITY MORTGAGE CO. (Seller)

By:
Name:	Kelly C. Johnson
Title:	Senior Vice President

EMC MORTGAGE CORPORATION (Purchaser)

By:
Name:
Title:

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made , not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

(5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor “participating in the servicing function” pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: ________________________
By:  _________________________
Name:  _______________________
Title:  ________________________

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Company [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) were prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) were reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT C

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT D

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT E

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

*      For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*      For escrow advances - complete payment history

        (to calculate advances from last positive escrow balance forward)

*      Other expenses -  copies of corporate advance history showing all payments

*      REO repairs > $1500 require explanation

*      REO repairs >$3000 require evidence of at least 2 bids.

*      Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*       Unusual or extraordinary items may require further documentation.

13.           The total of lines 1 through 12.

3.  Credits:

14-21.     Complete as applicable. Required documentation:

*       Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

          Letter of Proceeds Breakdown.

*       Copy of EOB for any MI or gov't guarantee

*       All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT S-2

FIFTH THIRD SERVICING AGREEMENT

EMC MORTGAGE CORPORATION

Purchaser,

FIFTH THIRD MORTGAGE COMPANY

Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of September 1, 2002

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	[Reserved)
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing
ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Matrix
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and Fifth Third Mortgage Company, with offices located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the "Company").

W I T N ES S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or in the State of Ohio, or (iii) a day on which banks in the State of New York or in the State of Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company: Fifth Third Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: Fifth Third Mortgage Company, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles,
consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6)   the original months to maturity of the Mortgage Loan;

(7)  the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)  a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24)  credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26)  a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans. In the event of any conflict, inconsistency or discrepancy between any of the provisions of this Agreement and any of the servicing provisions of the related Term Sheet, the provisions of the related Term Sheet shall control and be binding upon the Purchaser and the Company.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred, except with respect to any liabilities, claims and/or obligations that arose as a result of the Purchaser’s ownership of the Mortgage Loans during its period of ownership.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 180 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 360th day from the date of the related Closing Date, upon the Purchaser’s request, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 [Reserved.]

Section 2.10  Modification of Obligations. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been more than 1X30 days delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy , Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are classified as a (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost”, “threshold”, or “predatory” loan under any other applicable state, federal or local law; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting matrix attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh)  In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage. The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium.

Unless otherwise indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to “lender-paid” mortgage insurance. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. Coverage with respect to each Lender Primary Mortgage Insurance Policy is that set forth in the related Confirmation. All provisions of such Lender Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2003, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2003 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, which consent shall not be unreasonable withheld, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:

Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: Stephen Johnson
Telecopier No.: 513-534-4194

With a copy to:

Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: David Powell
Telecopier No.: 513-358-8697

With a copy to:
Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: Therese Paul

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Steve Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)   the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans. In no event shall there be more than four (4) Persons with the status of “Purchaser” per pool of Mortgage Loans under this Agreement.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company. This Section 11.16 shall also not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor based upon relationships or data other than with respect to the related Mortgage Loan and any of the related Mortgage Loan Documents.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution"), which in no event shall there be more than four (4) Reconstitutions per pool of Mortgage Loans, of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant (including updating or “bringing down” any representations or warranties with respect to the Mortgage Loans if such Reconstitution Date is in the same calendar month as the related Closing Date). In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:________________________
Name:
Title:

FIFTH THIRD MORTGAGE COMPANY
Company

By: _______________________
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company, or an opinion of title, if applicable.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Section 3.01 and Section 3.02 of the Purchase Agreement to be untrue in any material respect; provided, however, that if the date hereof is not in the same calendar month as the Closing Date, the Company makes no statements with regard to the representations and warranties made by the Company in Section 3.02 of the Purchase Agreement.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a) In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b) In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c) In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By: _____________________________
Name: ___________________________
Title: ____________________________

_________________________________
Assignee

By: _____________________________
Name: ___________________________
Title: ____________________________

_________________________________
Company

By: _____________________________
Name: ___________________________
Title: ____________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #__________________________________________
BORROWER:________________________________________________
PROPERTY: _________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

__________________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING MATRIX

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between Fifth Third Mortgage Company, an Ohio corporation, located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of September 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

FIFTH THIRD MORTGAGE COMPANY

By: _____________________________
Name: ___________________________
Title: ____________________________

EMC MORTGAGE CORPORATION

By: _____________________________
Name: ___________________________
Title: ____________________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NUMBER ONE
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of April 1, 2006

among

EMC MORTGAGE CORPORATION,
as Purchaser

and

FIFTH THIRD MORTGAGE COMPANY,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of April, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Fifth Third Mortgage Company, as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Delinquency Recognition Policies: The generally accepted industry standard that defines the proper means of reporting delinquency status (such as MBA versus OTS methodology) and the processing standard for addressing residential mortgage loans of the same type as the Mortgage Loans at various stages throughout default (such as the Fannie Mae Guide or FHLMC Guide standards).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit N and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit N).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB. Any subservicer shall meet the qualifications set forth in Section 4.01.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to EMC by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(xx):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use Delinquency Recognition Policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit J hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit K with respect to defaulted mortgage loans and Exhibit Q, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

15. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit M. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance and Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance and Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

17. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit P hereto delivered to the Company concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

19. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

21. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit L hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit O and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b) The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

24. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

25. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

• The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

• The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

• The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

FORM OF COMPANY CERTIFICATION

Re:         The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit O is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit O and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit P:

EXHIBIT P

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]
Date: _________________________

By: _________________________
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit Q:

EXHIBIT Q

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

*       For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*      For escrow advances - complete payment history

        (to calculate advances from last positive escrow balance forward)

*      Other expenses -  copies of corporate advance history showing all payments

*      REO repairs > $1500 require explanation

*      REO repairs >$3000 require evidence of at least 2 bids.

*      Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*      Unusual or extraordinary items may require further documentation.

13.          The total of lines 1 through 12.

3.  Credits:

14-21.    Complete as applicable. Required documentation:

*     Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

       Letter of Proceeds Breakdown.

*     Copy of EOB for any MI or gov't guarantee

*     All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:  For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

FIFTH THIRD MORTGAGE COMPANY, as Company

By:
Name:
Title:

EXHIBIT S-3

EVERHOME SERVICING AGREEMENT

______________________________________________________________________________

EMC MORTGAGE CORPORATION
Owner

and

ALLIANCE MORTGAGE COMPANY
Servicer

SUBSERVICING AGREEMENT

Dated as of August 1, 2002

_________________________________________________________________

EXHIBITS

Schedule A	Mortgage Loan Schedule
Exhibit A	Acknowledgement Agreement
Exhibit B	Custodial Account Letter Agreement
Exhibit C	Escrow Account Letter Agreement
Exhibit D	Form of Request for Release
Exhibit E	Loan Level Format for Tape Input
Exhibit F	Reporting Data for Defaulted Loans

THIS IS A SUBSERVICING AGREEMENT, dated as of August 1, 2002, and is executed between EMC Mortgage Corporation (the “Owner”) and Alliance Mortgage Company (the “Servicer”).

W I T N E S S E T H :

WHEREAS, the Servicer has agreed to service, from time to time, certain of the other mortgage loans acquired by the Owner, which loans are currently being serviced by other servicers pursuant to other servicing agreements.

WHEREAS, the Owner and the Servicer desire that, from and after the date hereof, the Mortgage Loans which from time to time are subject to this Agreement be serviced in accordance with the terms and provisions of this Agreement instead of the existing servicing agreements.

WHEREAS, the Owner has approached Wells Fargo Bank Minnesota, National Association (the “Master Servicer”) to supervise the servicing of the Mortgage Loans on behalf of the Owner.

WHEREAS, the Owner and the Servicer intend that the Master Servicer is an intended third party beneficiary of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.00 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) that are in accordance with the Fannie Mae Guide.

Acknowledgement Agreement: An acknowledgement agreement attached hereto in the form of Exhibit A.

Adjustment Date: As to each ARM Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Subservicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

ARM Loans: First lien, conventional, 1-4 family residential Mortgage Loans with interest rates which adjust from time to time in accordance with the related Index and are subject to Periodic Rate Caps and Lifetime Rate Caps and which may permit conversion to fixed interest rates.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or the jurisdiction in which the Servicer conducts its servicing activities, or (iii) a day on which banks in the State of New York or the jurisdiction in which the Servicer conducts its servicing activities are authorized or obligated by law or executive order to be closed.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: The separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled “[Servicer] Custodial Account in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors” and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

Custodian: Wells Fargo Bank Minnesota, National Association, or such other custodian as Owner shall designate.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

Due Date: Each day on which payments of principal and interest are required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled “[Servicer] Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors” and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: Fannie Mae, or any successor thereto.

Fannie Mae Guide: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

Freddie Mac Guide: The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

Full Principal Prepayment: A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

GAAP: Generally accepted accounting procedures, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to each ARM Loan, on the related Adjustment Date, the index used to determine the Mortgage Interest Rate on each such ARM Loan.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: With respect to each ARM Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

Margin: With respect to each ARM Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

Master Servicer: Wells Fargo Bank Minnesota, National Association, its successors in interest and assigns, or any successor thereto designated by the Owner.

Monthly Advance: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

Monthly Payment: With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each Adjustment Date for such Mortgage Loan to equal the Index for such Mortgage Loan plus the Margin for such Mortgage Loan, and subject to the limitations on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

Mortgage Loan: An individual Mortgage Loan described herein and as further identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The original mortgage loan legal documents held by the Custodian.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The initial group of Mortgage Loans being specifically identified on Schedule A attached hereto; it being agreed that Schedule A may be supplemented from time to time by agreement of the parties to add additional Mortgage Loans pursuant to an Acknowledgement Agreement.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Nonrecoverable Advance: Any advance previously made by the Servicer pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds. The determination by the Servicer that is has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

Officers’ Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

Owner: EMC Mortgage Corporation, its successors in interest and assigns (including the Trustee in connection with a Pass-Through Transfer).

Partial Principal Prepayment: A Principal Prepayment by a Mortgagor of a partial principal balance of a Mortgage Loan.

Pass-Through Transfer: The sale or transfer of same or all of the Mortgage Loans to a trust as part of a publicly issued or privately placed, rated or unrated Mortgage pass-through transaction.

Periodic Rate Cap: With respect to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including any Trustee or the Master Servicer) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

(iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation (including any Trustee or the Master Servicer) incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances and amounts of all the Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities (including money market or common trust funds for which any Trustee or the Master Servicer or any affiliate thereof acts as a manager or an advisor) and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: The sum of the differences between interest actually received in a Due Period as a result of a full or partial prepayment or other unscheduled receipt of principal (including as a result of a liquidation) on each Mortgage Loan as to which such a payment is received and the interest portion of the Monthly Payment of such Mortgage Loan scheduled to be due at the applicable Mortgage Loan Remittance Rate.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

Prime Rate: The prime rate of U.S. money center banks as published from time to time in The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Qualified Appraiser: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, which appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Depository: (a) The Custodian or (b) a depository, the accounts of which are insured by the FDIC and the short term debt ratings and the long term deposit ratings of which are rated in one of the two highest rating categories by each of the Rating Agencies.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac.

Rating Agency: Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies Inc., Moody’s Investors Service, Inc. and Fitch, Inc.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Provisions: The provisions of the Federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day. The first Remittance Date shall occur on August 18, 2002.

REO Disposition: The final sale by the Servicer of any REO Property.

REO Disposition Proceeds: Amounts received by the Servicer in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

Servicer: Alliance Mortgage Company, or any of its successors in interest or any successor under this Agreement appointed as herein provided.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Servicer of its servicing obligations relating to each Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the applicable Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable from the interest portion of such Monthly Payment collected by the Servicer or as otherwise provided under Section 4.05.

Servicing Fee Rate: A rate per annum equal to (i) 0.05% with respect to each Mortgage Loan which is less than ninety days delinquent and (ii) 0.375% with respect to each Mortgage Loan which is ninety or more days delinquent.

Servicing File: The documents, records and other items pertaining to a particular Mortgage Loan, and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer’s possession.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

Servicing Transfer Date: With respect to each Mortgage Loan, the date on which the Owner transfers the servicing of the related Mortgage Loan to the Servicer.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan after giving effect to payments of principal due, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing Principal Prepayments.

Trustee: The Person appointed as trustee in connection with any Pass-Through Transfer.

Whole Loan Transfer: The sale or transfer of some or all of the ownership interest in the Mortgage Loans by the Owner to one or more third parties in whole loan or participation format, which third party may be Fannie Mae or Freddie Mac.

ARTICLE II
SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Servicing of Mortgage Loans.

The Servicer does hereby agree to service the Mortgage Loans, but subject to the terms of this Agreement. The Servicer shall deliver an Acknowledgement Agreement to the Owner on each Servicing Transfer Date with respect to the Mortgage Loans transferred on such date. The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

Section 2.02 Maintenance of Servicing Files.

The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Servicer acknowledges that the ownership of each Mortgage Loan, including the Note, the Mortgage, all other Mortgage Loan Documents and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the exclusive benefit of the Owner as the owner of the related Mortgage Loans. Any portion of the related Servicing Files retained by the Servicer shall be appropriately identified in the Servicer’s computer system to clearly reflect the ownership of the related Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer’s servicing of the Mortgage Loans, such written instructions shall not be required.

Section 2.03 Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer’s computer system to clearly reflect the ownership of the Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File (or copies thereof) during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

Section 2.04 Transfer of Mortgage Loans.

No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section 2.04. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in accordance with Sections 10.02 and 11.12, provided, however, that the transferee will not be deemed to be an Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an assignment and assumption of this Agreement reasonably acceptable to the Servicer (except as provided in Section 10.02 with respect to a Pass-Through transfer by the initial Owner). The Owner also shall advise the Servicer in writing of the transfer. Upon receipt of notice of the permitted transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.05 Delivery of Mortgage Loan Documents.

The Servicer shall forward to the Custodian on behalf of the Owner original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 promptly after their execution; provided, however, that the Servicer shall provide the Custodian on behalf of the Owner with a certified true copy of any such document submitted for recordation promptly after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its execution. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D. The Custodian shall deliver to the Servicer within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SERVICER

The Servicer represents, warrants and covenants to the Owner that as of the date hereof or as of such date specifically provided herein:

(a) The Servicer is a validly existing corporation in good standing under the laws of the state of its organization and is qualified to transact business in, is in good standing under the laws of, and possesses all authority necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such qualification or license has been made upon the Servicer by any such state, and in any event the Servicer is in compliance with the laws of each such State to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Servicer has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer’s articles of incorporation or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(d) There is no litigation pending or, to the Servicer’s knowledge, threatened with respect to the Servicer which is reasonably likely to have a material adverse effect on the execution, delivery or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained;

(f) The Servicer is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac. The Servicer is in good standing to service mortgage loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(g) No written statement, report or other document furnished or to be furnished pursuant to the Agreement contains or will contain any statement that is or will be inaccurate or misleading in any material respect or omits to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and

(h) No fraud or misrepresentation of a material fact with respect to the servicing of a Mortgage Loan has taken place on the part of the Servicer.

ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Servicer to Act as Servicer.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Owner’s reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and shall exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in accordance with Accepted Servicing Practices in compliance with the servicing provisions of the Fannie Mae Guide, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, and title insurance, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Loan Documents, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guide, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer. The Owner may, at its option, deliver powers-of-attorney to the Servicer sufficient to allow the Servicer as servicer to execute all documentation requiring execution on behalf of Owner with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however, that unless the Servicer has obtained the prior written consent of the Owner, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month’s principal and one month’s interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

Notwithstanding anything in this Agreement to the contrary, in the event of a Principal Prepayment in full or in part, the Servicer may not waive any prepayment penalty or portion thereof required by the terms of the related Mortgage Note unless (i) the enforceability thereof is limited (A) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (B) due to acceleration in connection with a foreclosure or other involuntary payment, or (ii) the enforceability is otherwise limited or prohibited by applicable law. If the Servicer waives or does not collect all or a portion of a prepayment penalty relating to a Principal Prepayment in full or in part due to any action or omission of the Servicer, other than as provided above, the Servicer shall deposit the amount of such prepayment penalty (or such portion thereof as had been waived for deposit) into the Custodial Account for distribution in accordance with the terms of this Agreement.

Notwithstanding anything in this Agreement to the contrary, if a REMIC election is made, the Servicer shall not (unless the related mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause the related REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions" after the "startup date" of such REMIC under the REMIC Provisions.

The Servicer shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. Any such subservicer must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer’s fee shall not exceed the Servicing Fee.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer’s option, from electing to service the related Mortgage Loans itself. In the event that the Servicer’s responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer’s own funds without reimbursement from the Owner.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such subservicer including no obligation, duty or liability of Owner to pay such subservicer’s fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with reasonable diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03 Realization Upon Defaulted Mortgage Loans.

The Servicer shall use its reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account and the requirements of the Fannie Mae Guide, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. The Servicer shall use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions as Servicing Advances; provided, however, that it shall be entitled to reimbursement therefor as provided in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection. After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Section 4.04  Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be established with a Qualified Depository. To the extent such funds are not deposited in a Custodial Account, such funds may be invested in Permitted Investments for the benefit of the Owner (with any income earned thereon for the benefit of the Servicer). Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Custodial Account, as appropriate, out of the Servicer’s own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account or Accounts no later than the second Business Day after receipt of funds and retain therein the following payments and collections:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans received after the related Servicing Transfer Date;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate received after the related Servicing Transfer Date;

(iii) all Liquidation Proceeds and REO Disposition Proceeds received after the related Servicing Transfer Date;

(iv) any net amounts received by the Servicer after the related Servicing Transfer Date in connection with any REO Property pursuant to Section 4.13;

(v) all Insurance Proceeds received after the related Servicing Transfer Date including amounts required to be deposited pursuant to Sections 4.08 and 4.10, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the loan documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property received after the related Servicing Transfer Date other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances as provided in Section 5.03;

(viii) any amounts received after the related Servicing Transfer Date and required to be deposited in the Custodial Account pursuant to Section 6.02; and

(ix) with respect to each full or partial Principal Prepayment received after the related Servicing Transfer Date, any Prepayment Interest Shortfalls, to the extent of the Servicer’s aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

(i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Servicer’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made;

(iii) to reimburse itself for unreimbursed Servicing Advances and Monthly Advances, the Servicer’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the related Servicing Transfer Date related to such Mortgage Loan;

(iv) to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) any payable Servicing Fee;

(v) to reimburse itself for any Nonrecoverable Advances;

(vi) to transfer funds to another Qualified Depository in accordance with Section 4.09 hereof;

(vii) to reimburse itself as provided in Section 8.03 hereof;

(viii) to remove funds inadvertently placed in the Custodial Account in error by the Servicer; and

(ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be established with a Qualified Depository. To the extent such funds are not deposited in an Escrow Account, such funds may be invested in Permitted Investments. Funds deposited in an Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Escrow Account, as appropriate, out of the Servicer’s own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts no later than the second Business Day after receipt of funds and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from an Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07. Except as provided in Section 4.07, the Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

(ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in connection with an acquisition of REO Property;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

(viii) to remove funds inadvertently placed in an Escrow Account in error by the Servicer; and

(ix) to clear and terminate the Escrow Account on the termination of this Agreement.

As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

Section 4.08 Payment of Taxes, Insurance and Other Charges, Maintenance of Primary Mortgage Insurance Policies, Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor when due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the appraised value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a Qualified Appraiser, such appraisal to be included in the Servicing File, is reduced to 80.00% or less. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. The Servicer shall notify the Owner of any such transfer within 15 Business Days of transfer.

Section 4.10 Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best’s Key Rating Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

Section 4.11 [RESERVED].

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide. The Servicer shall, upon request of Owner, deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Owner. The Servicer shall notify the Owner within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Owner and its successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee. Any such Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

The Servicer shall assume the responsibility for marketing each REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition if a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, unless (i) the Owner shall have been supplied with an Opinion of Counsel (at the Servicer’s expense) to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on “prohibited transactions” of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer’s expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property.

Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as “foreclosure property” within a meaning of Section 860G(a)(8) of the Code, (ii) subject the related trust to the imposition of any federal or state income taxes on “net income from foreclosure property” with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.

The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Owner. The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

Notwithstanding anything to the contrary set forth in this Section 4.13, the parties hereto hereby agree that the Owner, at its option, shall be entitled to manage, conserve, protect and operate each REO Property for its own benefit (such option, an “REO Option”). In connection with the exercise of an REO Option, the prior two paragraphs and the related provisions of Section 4.03 and Section 4.04(iii) (such provisions, the “REO Marketing Provisions”) shall be revised as follows. Following the acquisition of any Mortgaged Property, the Servicer shall submit a detailed invoice to the Owner for all related Servicing Advances and, upon exercising the REO Option, the Owner shall promptly reimburse the Servicer for such amounts. In the event the REO Option is exercised with respect to an REO Property, Section 4.04 (iii) shall not be applicable thereto. References made in Section 4.03 with respect to the reimbursement of Servicing Advances shall, for purposes of such REO Property, be deemed to be covered by this paragraph. The Owner acknowledges that, in the event it exercises an REO Option, with respect to the related REO Property, there shall be no breach by the Servicer based upon or arising out of the Servicer’s failure to comply with the REO Marketing Provisions.

Section 4.14 Notification of Adjustments.

With respect to each Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with requirements of applicable law and the related electronic data received on the Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related electronic data received on the Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. The Servicer shall promptly, upon written request by the Owner, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer of the receipt of notice from the Owner that the Servicer has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused to the Owner thereby.

ARTICLE V
PAYMENTS TO THE OWNER

Section 5.01 Remittances.

On each Remittance Date, the Servicer shall remit to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the related preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, other than Principal Prepayments received after the end of the preceding calendar month, plus, to the extent not already deposited in the Custodial Account, the sum of (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03 and (iii) all Prepayment Interest Shortfalls the Servicer is required to make up pursuant to Section 4.04, minus (iv) any amounts attributable to Monthly Payments collected after the related Servicing Transfer Date but due on a Due Date or Dates subsequent to the last day of the related Due Period, which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding related Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 5.02 Statements to the Owner.

The Servicer shall furnish to the Owner an individual Mortgage Loan accounting report (a “Report”), as of the last Business Day of each month (or August 31, 2002, in the case of the initial Report), in the Servicer’s assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner no later than the fifth Business Day of the month of the related Remittance Date (or September 5, 2002, in the case of the initial Report) on a disk or tape or other computer-readable format, in such format as may be mutually agreed upon by both the Owner and the Servicer, and in hard copy, which Report shall contain the following:

(i) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(ii) the amount of servicing compensation received by the Servicer during the prior distribution period;

(iii) the aggregate Stated Principal Balance of the Mortgage Loans;

(iv) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

(v) such other reports as may reasonably be required by the Owner.

The Servicer shall also provide with each such Report a trial balance, sorted in the Owner’s assigned loan number order, and such other loan level information as described on Exhibits E and F, in electronic tape form.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Owner with such information concerning the Mortgage Loans as is necessary for the Owner to prepare its federal income tax return as the Owner may reasonably request from time to time.

In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

Section 5.03 Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of Monthly Payments, adjusted to the related Mortgage Loan Remittance Rate, which are delinquent at the close of business on the related Determination Date; provided, however, that the amount of any such deposit may be reduced by the Amount Held for Future Distribution (as defined below) then on deposit in the Custodial Account. Any portion of the Amount Held for Future Distribution used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial Account on any future Remittance Date to the extent that the funds that are available in the Custodial Account for remittance to the Owner on such Remittance Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

The “Amount Held for Future Distribution” as to any Remittance Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding Determination Date which were received after the related Servicing Transfer Date on account of (i) Liquidation Proceeds, Insurance Proceeds, and Principal Prepayments received or made in the month of such Remittance Date, and (ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

The Servicer’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the final disposition or liquidation of the Mortgaged Property, unless the Servicer deems such advance to be nonrecoverable from Liquidation Proceeds, REO Disposition Proceeds or Insurance Proceeds with respect to the applicable Mortgage Loan. In such latter event, the Servicer shall deliver to the Owner an Officer’s Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has obtained a recent appraisal and has made the reasonable determination that any additional advances are nonrecoverable from Liquidation or Insurance Proceeds with respect to the applicable Mortgage Loan.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree. The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

ARTICLE VI
GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guide. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

Notwithstanding the foregoing paragraphs of this section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Custodian with a certification and request for release by a Servicing Officer, which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been so deposited, and a request for delivery to the Servicer of the portion of the Mortgage Loan Documents held by the Custodian. Upon receipt of such certification and request, the Owner shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer and the Servicer shall prepare and deliver for execution by the Owner or at the Owner’s option execute under the authority of a power of attorney delivered to the Servicer by the Owner any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within two Business Days to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, upon request of the Servicer and delivery to the Custodian of a servicing receipt signed by a Servicing Officer, the Custodian shall release the portion of the Mortgage Loan Documents held by the Custodian to the Servicer. Such servicing receipt shall obligate the Servicer to promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has promptly delivered to the Owner or the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such documents were delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner or the Custodian, as applicable, to the Servicer.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account the Servicing Fee; provided, however, that in connection with any Mortgage Loans sold by the Owner to Fannie Mae, the Servicer may deduct its Servicing Fee from amounts due the Owner pursuant to Section 5.01. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges and other ancillary fees (excluding any prepayment penalties) shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

The Servicer shall pay on behalf of the Owner any and all guarantee fees due in connection with Mortgage Loans sold by the Owner to Fannie Mae. The amount of such guarantee fees shall be deducted by the Servicer from the amounts due the Owner pursuant to Section 5.01; provided that if the guarantee fees exceed such amount, the Servicer shall provide the Owner with an original invoice for the amount of any such excess, and the Owner shall pay such invoice by wire transfer to the account designated by the Servicer within 45 days of receipt of such invoice.

Section 6.04 Annual Statement as to Compliance; Financial Statements.

The Servicer will deliver to the Owner not later than 90 days following the end of each fiscal year of the Servicer, an Officers’ Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof except for such defaults as such Officers in their good faith judgment believe to be immaterial.

Upon request by the Owner or the Master Servicer, the Servicer will deliver to such requesting party a copy of the audited (if such financial statements are available, otherwise unaudited) financial statements of the Servicer for the most recent fiscal year of the Servicer.

Section 6.05 Annual Independent Certified Public Accountants’ Servicing Report.

Not later than 90 days following the end of each fiscal year of the Servicer, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner to the effect that such firm has examined certain documents and records relating to the Servicer’s servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Servicer’s servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

Section 6.06 Owner’s Right to Examine Servicer Records.

The Owner shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the applicable federal or state government regulations.

Section 6.07 Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contribution” to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

Section 6.08 Non-solicitation.

The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section. Nothing contained herein shall prohibit the Servicer from (i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Servicer offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor’s request.

ARTICLE VII
REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Servicer Shall Provide Information as Reasonably Required.

The Servicer shall furnish to the Owner upon request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service or other regulatory agency requirements. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

ARTICLE VIII
THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Owner, its successors and assigns, any agent of the Owner, and the Master Servicer, and hold each of such Persons harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that such Person may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein. The Servicer shall immediately notify the Owner or other indemnified Person if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and such other Indemnified Person and with counsel reasonably satisfactory to the Owner and such Person) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other indemnified Person in respect of such claim but failure to so notify the Owner and such other indemnified Person shall not limit its obligations hereunder. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner and such other indemnified Person unless such settlement includes an unconditional release of the Owner and such other indemnified Person from all liability that is the subject matter of such claim. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a federal savings bank under the laws the United States except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform in any way its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, which consent shall not be unreasonably withheld, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Custodial Account pursuant to Section 4.05.

Section 8.04 Reserved.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer’s independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which approval shall not be unreasonably withheld; provided that the Servicer may assign the Agreement and the servicing hereunder without the consent of Owner to an affiliate of the Servicer to which all servicing of the Servicer is assigned so long as (i) such affiliate is a Fannie Mae and Freddie Mac approved servicer and (ii) if it is intended that such affiliate be spun off to the shareholders of the Servicer, such affiliate have a GAAP net worth of at least $25,000,000 and (iii) such affiliate shall deliver to the Owner a certification pursuant to which such affiliate shall agree to be bound by the terms and conditions of this Agreement and shall certify that such affiliate is a Fannie Mae and Freddie Mac approved servicer in good standing.

ARTICLE IX
DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

(i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after written notice thereof (it being understood that this subparagraph shall not affect Servicer’s obligation pursuant to Section 5.01 to pay default interest on any remittance received by the Owner after the Business Day on which such payment was due); or

(ii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, the breach of which has a material adverse effect and which continue unremedied for a period of sixty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Servicer ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such entities are then operating in a capacity similar to that in which they operate on the date hereof) as a mortgage loan servicer for more than thirty days to the extent such entities perform similar functions; or

(vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein; or

(viii) the Servicer ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer’s ability to perform its obligations hereunder;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor’s possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer’s sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X
TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; (ii) by mutual consent of the Servicer and the Owner in writing; (iii) termination by the Owner pursuant to Section 9.01, (iv) sixty (60) days prior written notice by the Owner to the Servicer or (v) one hundred twenty (120) days prior written notice by the Servicer to the Owner.

If the Owner at its option elects to terminate all of the rights of the Servicer hereunder in accordance with subsection (iv) of the preceding paragraph, the Owner shall pay the Servicer an amount equal to (i) if such termination occurs within the six month period following the Servicing Transfer Date, an amount equal to $50.00 per Mortgage Loan, (ii) if such termination occurs during the period which is seven months to twelve months following the Servicing Transfer Date, an amount equal to $25.00 per Mortgage Loan, (iii) if such termination occurs during the period which is thirteen months to fifteen months following the Servicing Transfer Date, an amount equal to $15.00 per Mortgage Loan and (iv) if such termination occurs during the period which is sixteen (16) months or more following the Servicing Transfer Date, an amount equal to $10.00.

Simultaneously with any such termination and the transfer of servicing hereunder, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

Section 10.02 Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole Loan Transfer or a Pass-Through Transfer.

The Servicer acknowledges and the Owner agrees that with respect to some or all of the Mortgage Loans, the Owner may effect either (1) one or more Whole Loan Transfers, or (2) one or more Pass-Through Transfers.

The Servicer shall cooperate with the Owner in connection with any Whole Loan Transfer or Pass-Through Transfer contemplated by the Owner pursuant to this Section. In connection therewith, and without limitation, the Owner shall deliver any reconstitution agreement or other document related to the Whole Loan Transfer or Pass-Through Transfer to the Servicer at least 15 days prior to such transfer and the Servicer shall (i) execute any such reconstitution agreement which contains provisions substantially similar to those herein or otherwise reasonably acceptable to the Owner and the Servicer and which restates the representations and warranties contained in Article III as of the date of transfer (except to the extent any such representation or warranty is not accurate on such date); provided, however, that Servicer agrees that any such reconstitution agreement in connection with a Whole Loan Transfer to Fannie Mae will be reasonably acceptable to the Servicer if it obligates the Servicer to service the Mortgage Loans identified therein and to remit and report, all in accordance with the Fannie Mae Guide; and provided, further, that only a notice of transfer identifying the Mortgage Loans to be transferred need be given in the case of a Pass-Through Transfer by the initial Owner to Structured Asset Mortgage Investments, Inc. (“SAMI”) and by SAMI to the Trustee in connection with such Pass-Through Transfer; and (ii) deliver to the Owner for inclusion in any prospectus or other offering material such publicly available information regarding the Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information reasonably requested by the Owner, and to deliver to the Owner any similar non-public, unaudited financial information, in which case the Owner shall bear the cost of having such information audited by certified public accountants if the Owner desires such an audit, or as is otherwise reasonably requested by the Owner and which the Servicer is capable of providing without unreasonable effort or expense, and to indemnify the Owner and its affiliates for material misstatements or omissions contained (i) in such information and (ii) on the Mortgage Loan Schedule.

With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, effected by the Owner, Owner (i) shall reimburse Servicer for all reasonable out-of-pocket third party costs and expenses related thereto and (ii) shall pay Servicer a reasonable amount representing time and effort expended by Servicer related thereto (which amount shall be reasonably agreed upon by Servicer and Owner prior to the expenditure of such time and effort); provided, however, that for each Whole Loan Transfer and/or Pass-Through Transfer, the sum of such amounts described in subsections (i) and (ii) above shall in no event exceed $5,000. For purposes of this paragraph, all Whole Loan Transfers and/or Pass-Through Transfers made to the same entity within the same accounting cycle shall be considered one Whole Loan Transfer or Pass-Through Transfer.

All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

Section 10.03 Master Servicer.

The Servicer, including any successor servicer hereunder, shall be subject to the supervision of the Master Servicer, which Master Servicer shall be obligated to ensure that the Servicer services the Mortgage Loans in accordance with the provisions of this Agreement. The Master Servicer, acting on behalf of the Owner, shall have the same rights as the Owner to enforce the obligations of the Servicer under this Agreement. The Master Servicer shall be entitled to terminate the rights and obligations of the Servicer under this Agreement upon the failure of the Servicer to perform any of its obligations under this Agreement if such failure constitutes an Event of Default as provided in Article X of this Agreement. Notwithstanding anything to the contrary, in no event shall the Master Servicer assume any of the obligations of the Owner under this Agreement.

Section 10.04 Transfer of Servicing for Defaulted Loans.

The Owner shall have the option, exercisable in its sole discretion and upon reasonable written notice to the Servicer, to transfer to a third-party servicer any Mortgage Loan that is more than sixty (60) days delinquent with respect to Monthly Payments. Upon such transfer, the Owner will reimburse the Servicer for all unreimbursed Monthly Advances and Servicing Advances with respect to such Mortgage Loan and the reasonable costs and expenses incurred by the Servicer in connection with the transfer of servicing with respect to such Mortgage Loan.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Servicer.

Prior to termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01 or 10.01(ii), the Owner shall (i) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree. In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Owner under Section 8.01, it being understood and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Section 8.04, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Monthly Advances and Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor’s acceptance of appointment as such, the Servicer shall notify the Owner of such appointment.

All reasonable costs and expenses incurred in connection with replacing the Servicer upon its resignation or the termination of the Servicer in accordance with the terms of this Agreement, including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an Event of Default and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement, shall be payable on demand by the resigning or terminated Servicer without any right of reimbursement therefor.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner at the Owner’s expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing the Mortgage Loans.

Section 11.04 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Servicer:

Alliance Mortgage Company
8100 Nations Way
Jacksonville, Florida 32256
Attention: Carolyn Cragg
Telecopier No.: (904) 281-6206

and,

Alliance Mortgage Company
8100 Nations Way
Jacksonville, Florida 32256
Attention: Michael C. Koster
Telecopier No.: (904) 281-6145

(ii) if to the Owner:

Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2880

(iii) if to the Master Servicer:

11000 Broken Land Parkway
Columbia, Maryland 21044
Attention: Master Servicing - Bear Stearns
Telecopier No.: (410) 884-2360

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi) the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

Section 11.11 Assignment by the Owner.

The Owner shall have the right, without the consent of the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement reasonably acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. In no event shall Owner sell a partial interest in any Mortgage Loan. All references to the Owner in this Agreement shall be deemed to include its assignees or designees. It is understood and agreed between the Owners and the Servicer that no more than five (5) Persons shall have the right of owner under this Agreement at any one time.

Section 11.12 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

Section 11.13 Execution, Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.05, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

Section 11.14 Entire Agreement.

Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.

EMC MORTGAGE CORPORATION

By:
Name:	Ralene Ruyle
Title:	President

ALLIANCE MORTGAGE COMPANY

By:
Name:	Carolyn S. Cragg
Title:	Senior Vice President

[TPW: NYLEGAL:94446.6] 17297-00095 01/23/2003 5:25 PM

EXHIBIT A

FORM OF
ACKNOWLEDGEMENT AGREEMENT

On this ____ day of __________ 200__, EMC Mortgage Corporation (the “Owner”) hereby delivers the mortgage loans identified on Schedule A attached hereto (the “Mortgage Loans”) to Alliance Mortgage Corporation (the “Servicer”) and the Servicer hereby agrees to service the mortgage loans identified on Schedule A attached hereto (the “Mortgage Loans”) pursuant to the Subservicing Agreement dated as of August 1, 2002 by and between the Owner and the Servicer.

ALLIANCE MORTGAGE CORPORATION

By:
Name:
Title:

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT
(date)

To:______________________
_________________________
_________________________
(the “Depository”)

As “Servicer” under the Subservicing Agreement, dated as of August 1, 2002, (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “Alliance Mortgage Company Custodial Account, in trust for EMC Mortgage Corporation, Owner of Whole Loan Mortgages, and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:____________________
Name:__________________
Title:_________________

The undersigned, as “Depository”, hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[         ]
(name of Depository)
By:____________________
Name:__________________
Title:_________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

(date)

To:___________________________
______________________________
______________________________
(the “Depository”)

As “Servicer” under the Subservicing Agreement, dated as of August 1, 2002 (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “Alliance Mortgage Company Escrow Account, in trust for EMC Mortgage Corporation, Owner of Whole Loan Mortgages, and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:____________________
Name:__________________
Title:_________________

The undersigned, as “Depository”, hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[         ]
(name of Depository)
By:____________________
Name:__________________
Title:_________________

EXHIBIT D

REQUEST FOR RELEASE OF DOCUMENTS

To:   Wells Fargo Bank Minnesota, National Association
1015 10th Avenue S.E.
Mpls., MN 55414
Attn: ________________

Re: Custodial Agreement dated as of ________, among _____________________.   and Wells Fargo Bank Minnesota, National Association, as Custodian

In connection with the administration of the Mortgage Loans held by you as Custodian for the Owner pursuant to the above-captioned Custody Agreement, we request the release, and hereby acknowledge receipt, of the Custodian’s Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_______	1.	Mortgage Paid in Full
_______	2.	Foreclosure
_______	3.	Substitution
_______	4.	Other Liquidation (Repurchases, etc.)
_______	5.	Nonliquidation [Reason:_______________________________]
Address to which Custodian should
Deliver the Custodian’s Mortgage File:         __________________________________________
__________________________________________
__________________________________________

By:_______________________________________
(authorized signer)
Issuer:_____________________________________
Address:___________________________________

___________________________________

Date:______________________________________

Custodian

Wells Fargo Bank Minnesota, National Association

Please acknowledge the execution of the above request by your signature and date below:

____________________________________	_________________
Signature	Date
Documents returned to Custodian:
____________________________________	_________________
Custodian	Date

EXHIBIT E

LOAN LEVEL FORMAT FOR TAPE INPUT,
SERVICER PERIOD REPORTING

The format for the tape should be:

1. Record length of 240
2. Blocking factor of 07 records per block
3. ASCII
4. Unlabeled tape
5. 6250 or 1600 BPI (please indicate)

Field Name	Position	Length	COBOL “picture”
Master Servicer No.	001-002	2	“01”
Unit Code	003-004	2	“ “
Loan Number	005-014	10	X(10)
Borrower Name	015-034	20	X(20)
Old Payment Amount	035-045	11	S9(9)V9(02)
Old Loan Rate	046-051	6	9(2)V9(04)
Servicer Fee Rate	052-057	6	9(2)V9(04)
Servicer Ending Balance	058-068	11	S9(9)V9(02)
Servicer Next Due Date	069-076	8	CCYYMMDD
Curtail Amt 1 - Before	077-087	11	S9(9)V9(02)
Curtail Date 1	088-095	8	CCYYMMDD
Curtail Amt 1 - After	096-106	11	S9(9)V9(02)
Curtail Amt 2 - Before	107-117	11	S9(9)V9(02)
Curtail Date 2	118-125	8	CCYYMMDD
Curtail Amt 2 - After	126-136	11	S9(9)V9(02)
Curtail Amt 3 - Before	137-147	11	S9(9)V9(02)
Curtail Date 3	148-155	8	CCYYMMDD
Curtail Amt 3 - After	156-166	11	S9(9)V9(02)
New Payment Amount	167-177	11	S9(9)V9(02)
New Loan Rate	178-183	6	9(2)V9(04)
Index Rate	184-189	6	9(2)V9(04)
Remaining Term	190-192	3	9(3)
Liquidation Amount	193-203	11	S9(9)V9(02)
Action Code	204-205	2	X(02)
Scheduled Principal	206-216	11	S9(9)V9(02)
Scheduled Interest	217-227	11	S9(9)V9(02)
Scheduled Ending Balance	228-238	11	S9(9)V9(02)
FILLER	239-240	2	X(02)

Trailer Record:

Number of Records	001-006	6	9(06)
FILLER	007-240	234	X(234)

Field Names and Descriptions:

Field Name	Description
Master Servicer No.	Hard code as “01” used internally
Unit Code	Hard code as “ “ used internally
Loan Number	Investor’s loan number
Borrower Name	Last name of borrower
Old Payment Amount	P&I amount used for the applied payment
Old Loan Rate	Gross interest rate used for the applied payment
Servicer Fee Rate	Servicer’s fee rate
Servicer Ending Balance	Ending actual balance after a payment has been applied
Servicer Next Due Date	Borrower’s next due date for a payment
Curtailment Amount 1 - Before	Amount of curtailment applied before the payment
Curtailment Date 1	Date of curtailment should coincide with the payment date applicable to the curtailment
Curtailment Amount 1 - After	Amount of curtailment applied after the payment
Curtailment Amount 2 - Before	Amount of curtailment applied before the payment
Curtailment Date 2	Date of curtailment should coincide with the payment date applicable to the curtailment
Curtailment Amount 2 - After	Amount of curtailment applied after the payment
Curtailment Amount 3 - Before	Amount of curtailment applied before the payment
Curtailment Date 3	Date of curtailment should coincide with the payment date applicable to the curtailment
Curtailment Amount 3 - After	Amount of curtailment applied after the payment
New Payment Amount	For ARM, Equal, or Buydown loans, when a payment change occurs, this is the scheduled payment
New Loan Rate	For ARM loans, when the gross interest rate change occurs, this is the scheduled rate
Index Rate	For ARM loans, the index rate used in calculating the new gross interest rate
Remaining Term	For ARM loans, the number of months left on the loan used to determine the new P&I amount
Liquidation Amount	The payoff amount of the loan
Action Code	For delinquent loans:
12 -- Relief Provisions
15 -- Bankruptcy/Litigation
20 -- Referred for Deed-in-lieu, short sale
30 -- Referred to attorney to begin foreclosure
60 -- Loan Paid in full
70 -- Real Estate Owned
Scheduled Principal	Amount of principal from borrower payment due to bondholder
Scheduled Interest	Amount of interest from borrower payment due to bondholder
Scheduled Ending Balance	Ending scheduled balance of loan
FILLER	Should be filled with spaces

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Data must be submitted to Wells Fargo Bank in an Excel spreadsheet format with fixed field names and data type. The Excel spreadsheet should be used as a template consistently every month when submitting data.

Table: Delinquency
Name	Type	Size
Servicer Loan #	Number (Double)	8
Investor Loan #	Number (Double)	8
Borrower Name	Text	20
Address	Text	30
State	Text	2
Due Date	Date/Time	8
Action Code	Text	2
FC Received	Date/Time	8
File Referred to Atty	Date/Time	8
NOD	Date/Time	8
Complaint Filed	Date/Time	8
Sale Published	Date/Time	8
Target Sale Date	Date/Time	8
Actual Sale Date	Date/Time	8
Loss Mit Approval Date	Date/Time	8
Loss Mit Type	Text	5
Loss Mit Estimated Completion Date	Date/Time	8
Loss Mit Actual Completion Date	Date/Time	8
Loss Mit Broken Plan Date	Date/Time	8
BK Chapter	Text	6
BK Filed Date	Date/Time	8
Post Petition Due	Date/Time	8
Motion for Relief	Date/Time	8
Lift of Stay	Date/Time	8
RFD	Text	10
Occupant Code	Text	10
Eviction Start Date	Date/Time	8
Eviction Completed Date	Date/Time	8
List Price	Currency	8
List Date	Date/Time	8
Accepted Offer Price	Currency	8
Accepted Offer Date	Date/Time	8
Estimated REO Closing Date	Date/Time	8
Actual REO Sale Date	Date/Time	8

ཉ	Items in bold are MANDATORY FIELDS. We must receive information in those fields every month in order for your file to be accepted.

The Action Code Field should show the applicable numeric code to indicate that a special action is being taken. The Action Codes are the following:

12-Relief Provisions
15-Bankruptcy/Litigation
20-Referred for Deed-in-Lieu
30-Referred fore Foreclosure
60-Payoff
65-Repurchase
70-REO-Held for Sale
71-Third Party Sale/Condemnation
72-REO-Pending Conveyance-Pool Insurance claim filed

Wells Fargo Bank will accept alternative Action Codes to those above, provided that the Codes are consistent with industry standards. If Action Codes other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Action Codes prior to sending the file.

Description of Action Codes:
Action Code 12 - To report a Mortgage Loan for which the Borrower has been granted relief for curing a delinquency. The Action Date is the date the relief is expected to end. For military indulgence, it will be three months after the Borrower’s discharge from military service.

Action Code 15 - To report the Borrower’s filing for bankruptcy or instituting some other type of litigation that will prevent or delay liquidation of the Mortgage Loan. The Action Date will be either the date that any repayment plan (or forbearance) instituted by the bankruptcy court will expire or an additional date by which the litigation should be resolved.

Action Code 20 - To report that the Borrower has agreed to a deed-in-lieu or an assignment of the property. The Action Date is the date the Servicer decided to pursue a deed-in-lieu or the assignment.

Action Code 30 - To report that the decision has been made to foreclose the Mortgage Loan. The Action Date is the date the Servicer referred the case to the foreclosure attorney.

Action Code 60 - To report that a Mortgage Loan has been paid in full either at, or prior to, maturity. The Action Date is the date the pay-off funds were remitted to the Master Servicer.

Action Code 65 - To report that the Servicer is repurchasing the Mortgage Loan. The Action Date is the date the repurchase proceeds were remitted to the Master Servicer.

Action Code 70 - To report that a Mortgage Loan has been foreclosed or a deed-in-lieu of foreclosure has been accepted, and the Servicer, on behalf of the owner of the Mortgage Loan, has acquired the property and may dispose of it. The Action Date is the date of the foreclosure sale or, for deeds-in-lieu, the date the deed is recorded on behalf of the owner of the Mortgage Loan.

Action Code 71 - To report that a Mortgage Loan has been foreclosed and a third party acquired the property, or a total condemnation of the property has occurred. The Action Date is the date of the foreclosure sale or the date the condemnation award was received.

Action Code 72 - To report that a Mortgage Loan has been foreclosed, or a deed-in-lieu has been accepted, and the property may be conveyed to the mortgage insurer and the pool insurance claim has been filed. The Action Date is the date of the foreclosure sale, or, for deeds-in-lieu, the date of the deed for conventional mortgages.

The Loss Mit Type field should show the approved Loss Mitigation arrangement. The following are acceptable:

ASUM-	Approved Assumption
BAP-	Borrower Assistance Program
CO-	Charge Off
DIL-	Deed-in-Lieu
FFA-	Formal Forbearance Agreement
MOD-	Loan Modification
PRE-	Pre-Sale
SS-	Short Sale
MISC-	Anything else approved by the PMI or Pool Insurer

Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property. The acceptable codes are:
Mortgagor
Tenant
Unknown
Vacant

AMENDMENT NUMBER ONE
to the

SUBSERVICING AGREEMENT

Dated as of January 1, 2006

between

EMC MORTGAGE CORPORATION,
as Owner

and

EVERHOME MORTGAGE COMPANY (F/K/A ALLIANCE MORTGAGE COMPANY),
as Servicer

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of January, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as owner (the “Owner”) and Everhome Mortgage Company (f/k/a Alliance Mortgage Company), as servicer (the “Servicer”) in connection with the Subservicing Agreement, dated as of August 1, 2002, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Pass-Through Transfer.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit I and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Owner, the Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Pass-Through Transfer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit I).

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement related thereto that are identified in Item 1122(d) of Regulation AB.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting the definition of Pass-Through Transfer in Section 1.01 and replacing it with the following:

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial, which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following after clause (h):

(i) Servicer has delivered to the Owner financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Servicer since the date of the Servicer’s financial information that would reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement;

(j) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Owner, the Master Servicer and any Depositor: (1) the Servicer is not aware and has not received notice that any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Servicer; (3) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Servicer’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Servicer’s financial condition that could have a material adverse impact on the performance by the Servicer of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Servicer that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB.

(k) If so requested by the Owner or any Depositor on any date, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (j) of this Article or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(l) Notwithstanding anything to the contrary in the Agreement, the Servicer shall (or shall cause each Subservicer to) (i) immediately notify the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer or any Subservicer of a type contemplated by Item 1117 of Regulation AB, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (7) of paragraph (j) of this Article (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer of a type contemplated by Item 1119 of Regulation AB, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, except as provided in clause (m) below, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s material obligations under this Agreement or any Reconstitution Agreement related thereto and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this clause (l), other than those pursuant to (l)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (l)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(m) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement related thereto by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner, the Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner, the Master Servicer and such Depositor, all information reasonably requested by the Owner, the Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

6. Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence of Section 4.01:

In addition, the Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

7. Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following as the last paragraph of Section 4.02:

The Servicer shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the Prepayment Charge is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Servicer is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Owner by the Remittance Date.

8. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Servicer will use delinquency recognition policies as described to and approved by the Owner, and shall revise these policies as requested by the Owner from time to time.

9. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Owner.

The Servicer shall furnish to Owner an individual Mortgage Loan accounting report (a “Report”), as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner no later than the fifth Business Day of the month of the related Remittance Date on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both the Owner and the Servicer, and in hard copy, which Report shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Servicer during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Servicer in accordance with Section 4.04(ix) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Servicer during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Article III herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the related originator and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan; and

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the related originator.

In addition, the Servicer shall provide to the Owner such other information known or available to the Servicer, without unreasonable effort or expense unless participants in the asset-backed securities market reasonably consider such item standard, that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Owner in its sole commercially reasonable discretion. The Servicer shall also provide with each such Report a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the company, the Purchaser and the Master Servicer, Exhibit F with respect to defaulted loans and Exhibit L, with respect to realized losses and gains, in electronic tape form.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide Owner with such information concerning the Mortgage Loans to the extent known or reasonably available to the Servicer and as is necessary for Owner to prepare its federal income tax return as Owner may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

10. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Servicer will deliver to the Owner and the Master Servicer, not later than March 1st of each calendar year beginning in 2007, an Officers’ Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use to the extent used in connection with a Pass-Through Transfer for compliance with Regulation AB or as otherwise required by law. Copies of such statement shall be provided by the Servicer to the Owner upon request and by the Owner to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer with respect to the applicable Mortgage Loans and such servicing responsibilities as and when required with respect to the Servicer.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1st of each calendar year beginning in 2007, an officer of the Servicer shall execute and deliver an Annual Certification to the Owner, the Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit G. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer with respect to the applicable Mortgage Loans and such servicing responsibilities as and when required with respect to the Servicer.

(c) If the Servicer cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Owner, at its sole option, may permit a cure period for the Servicer to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Servicer to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Owner as set forth in Section 6.04(c), and Owner may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01 (except the Servicer shall be entitled to any reimbursements set forth in the Agreement). Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

11. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved].

12. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.09:

Section 6.09 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Servicer shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Servicer shall deliver to the Owner or its designee, the Master Servicer and any Depositor on or before March 1st of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Owner, the Master Servicer and any Depositor regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, or as otherwise reasonably required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Servicer that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Servicer;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

(c) An assessment by such officer of the Servicer’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit K hereto delivered to the Owner concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1st of each calendar year beginning in 2007, the Servicer shall furnish to the Owner or its designee, the Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, or as otherwise reasonably required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Servicer shall cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.15 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Owner, the Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Section 6.09.

If the Servicer cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Owner, at its sole option, may permit a cure period for the Servicer to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Servicer to timely comply with this Section 6.09 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Owner as described herein, and Owner may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01 (except the Servicer shall be entitled to any reimbursements set forth in the Agreement). Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

13. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.10 Intent of the Parties; Reasonableness.

The Owner and the Servicer acknowledge and agree that a purpose of clause (j) of Article III, 5.02, 6.04, 6.09 and 10.02 of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Owner, the Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Owner or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Servicer shall cooperate fully with the Owner to deliver to the Owner (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner or any Depositor to permit the Owner or such Depositor to reasonably comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

14. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following:

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer (or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Pass-Through Transfer, appoint a successor servicer reasonably acceptable to the Master Servicer for such Pass-Through Transfer) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same.

15. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

16. Article X of the Agreement is hereby amended effective as of the date hereof by restating Section 10.02 in its entirety as follows:

Section 10.02. Cooperation of Servicer with a Reconstitution.

The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Owner 's sole option, the Owner may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, effected by the Owner, Owner (i) shall reimburse Servicer for all reasonable out-of-pocket third party costs and expenses related thereto and (ii) shall pay Servicer a reasonable amount representing time and effort expended by Servicer related thereto (which amount shall be reasonably agreed upon by Servicer and Owner prior to the expenditure of such time and effort); provided, however, that for each Whole Loan Transfer and/or Pass-Through Transfer, the sum of such amounts described in subsections (i) and (ii) above shall in no event exceed $5,000. For purposes of this paragraph, all Whole Loan Transfers and/or Pass-Through Transfers made to the same entity within the same accounting cycle shall be considered one Whole Loan Transfer or Pass-Through Transfer.

The Servicer agrees to execute in connection with any agreements among the Owner, the Servicer, and any servicer in connection with a Whole Loan Transfer, an assignment, assumption and recognition agreement, or, at Owner’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Servicer than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 10.02, the Servicer agrees that it is required to perform the obligations described in Exhibit H hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Owner, the Servicer agrees (1) to reasonably cooperate with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Owner, provided the Servicer had the ability to negotiate such Reconstitution Agreements in good faith; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Servicer shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Servicer, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Servicer as are reasonably agreed upon by the Servicer and the Owner or any such other participant;

(iii) within 5 Business Days after request by the Owner, the information with respect to the Servicer (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit J for convenience of reference only, as determined by Owner in its sole commercially reasonable discretion. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall provide the information required pursuant to this clause with respect to the Subservicer;

(iv) within 5 Business Days after request by the Owner,

(a) information regarding any legal proceedings pending (or known to be contemplated) against the Servicer (as servicer) and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit J for convenience of reference only, as determined by Owner in its sole commercially reasonable discretion,

(b) information regarding affiliations with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit J for convenience of reference only, as determined by Owner in its sole commercially reasonable discretion, and

(c) information regarding relationships and transactions with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit J for convenience of reference only, as determined by Owner in its sole commercially reasonable discretion; and

(v) for the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer or any Subservicer of a type contemplated by Item 1117 of Regulation AB, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer of a type contemplated by Item 1119 of Regulation AB, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s material obligations under this Agreement or any Reconstitution Agreement related thereto and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships;

(vi) as a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement related thereto by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(vii) in addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Pass-Through Transfer that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(viii) the Servicer shall provide to the Owner, the Master Servicer and any Depositor upon reasonable request, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit J and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Servicer shall indemnify the Owner, each affiliate of the Owner, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, the Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any written or electronic information, report, certification, data, accountants’ letter or other written or electronic material provided under this Section 10.02 by or on behalf of the Servicer, or provided under this Section 10.02 by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer of its obligations under this Section 10.02, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 10.02, including any failure by the Servicer to identify pursuant to Section 11.15 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Article III or in a writing furnished pursuant to clause (k) of Article III and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to clause (k) of Article III to the extent made as of a date subsequent to such closing date; or

  (iv)the negligence bad faith or willful misconduct of the Servicer in connection with its performance under this Section 10.02.

  If the indemnification provided for herein is unavailable or insufficient, as the result of a court of law holding such indemnification void on the basis of public policy, to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

  In the case of any failure of performance described above, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

  This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement, and with respect thereto this Agreement shall remain in full force and effect.

17. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.15:

Section 11.15. Use of Subservicers and Subcontractors.

(a) The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement related thereto unless the Servicer complies with the provisions of paragraph (b) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement related thereto unless the Servicer complies with the provisions of paragraph (d) of this Section.

(b) The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with clauses (j) and (m) of Article III, 6.04, 6.09 and 10.02 of this Agreement to the same extent as if such Subservicer were the Servicer with respect to the Mortgage Loans subserviced by the Subservicer, and to provide the information required with respect to such Subservicer under clause (l) of Article III of this Agreement; provided, however, that the Servicer is responsible for providing that information if the Subservicer does not deliver any Annual Statement of Compliance, Assessment of Compliance or Attestation Report. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner, the Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.09 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Servicer shall promptly upon request provide to the Owner, the Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Owner, the Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 6.09 and 10.02 of this Agreement to the same extent as if such Subcontractor were the Servicer with respect to the Mortgage Loans for which the Subcontractor is participating in the servicing function; provided, however, that the Servicer is responsible for providing the information if the Subcontractor does not deliver any Assessment of Compliance or Attestation Report. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.09, in each case as and when required to be delivered.

18. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.16:

Section 11.16. Third-Party Beneficiary.

For purposes of this Agreement, the Master Servicer shall be considered a third party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

19. The Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

20. The Agreement is hereby amended as of the date hereof by deleting Exhibit F in its entirety and replacing it with the following:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

21. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit G:

EXHIBIT G

FORM OF SERVICER CERTIFICATION

Re:          The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF SERVICER] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

22. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit H:

EXHIBIT H

SERVICER’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•
The Servicer shall (i) possess the ability to service to securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a master servicer in format acceptable to such master servicer by the 10th calendar day of each month.

•
The Servicer shall provide an acceptable annual certification (officer’s certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1st of each year).

•	The Servicer shall allow for the Owner, the master servicer or their designee to perform a review of audited financials and net worth of the Servicer.

•
The Servicer shall provide information on each Custodial Account as requested by the master servicer or the Owner, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•	The Servicer shall maintain its servicing system in accordance with the requirements of the master servicer.

23. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit I:

EXHIBIT I

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit I is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit I and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

24. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit J is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit J and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Servicer’s form of organization;

-a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Servicer that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Servicer, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Servicer, and the extent of outsourcing the Servicer uses;

-a description of any material changes to the Servicer’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Servicer’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Servicer’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio for the past three years; and

-the Servicer’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1117

-describe any legal proceedings pending against the Servicer or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Servicer, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Servicer, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Servicer, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

25. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF SERVICER] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

*      For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*       For escrow advances - complete payment history

         (to calculate advances from last positive escrow balance forward)

*       Other expenses -  copies of corporate advance history showing all payments

*       REO repairs > $1500 require explanation

*       REO repairs >$3000 require evidence of at least 2 bids.

*       Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*       Unusual or extraordinary items may require further documentation.

13.          The total of lines 1 through 12.

1.       Credits:

14-21.     Complete as applicable. Required documentation:

*       Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

          Letter of Proceeds Breakdown.

*       Copy of EOB for any MI or gov't guarantee

*       All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:  For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: ________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

27. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

28. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Owner

By:
Name:
Title:

EVERHOME MORTGAGE COMPANY (F/K/A ALLIANCE MORTGAGE COMPANY), as Servicer

By:
Name:
Title:

EXHIBIT S-4

U.S. CENTRAL CREDIT UNION SERVICING AGREEMENT

EMC MORTGAGE CORPORATION

                Purchaser

and

U.S. CENTRAL CREDIT UNION

                Company

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of June 1, 2002

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files;
Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to
Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts;
Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the
Custodial Account
Section 4.06	Establishment of Escrow Accounts;
Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other
Charges; Maintenance of Primary Mortgage
Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment
Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions
Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release
of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public
Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably
Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS

A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, a Delaware corporation, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas, 75014-1358 (the "“Purchaser"), and U.S. CENTRAL CREDIT UNION, a Kansas corporation, with offices located at 7300 College Blvd., Suite 6700, Overland Park, Kansas 66210 (the "Company").

W I T N ES S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans by the Servicer;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Servicer and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

Balloon Mortgage Loans: Any Mortgage Loan for which the related Monthly Payments, other than the Monthly Payment due on the maturity date thereof, are computed on the basis of a period to full amortization ending on a date that is later than such maturity date.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (A) a Saturday or Sunday, or (B) a legal holiday in the State of New York or Kansas or (C) a day on which banks in the State of New York or Kansas are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company: U.S. Central Credit Union and its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Senior Vice President, Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Servicer (by an appraiser who met the requirements of the Servicer and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Servicer or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled “[_____________________], in trust for the [Purchaser], Owner of Mortgage Loans” and shall be established in an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (A) within FDIC or NCUSIF insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (B) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any Servicer) or (C) with an entity which is an institution whose deposits are insured by the FDIC or the NCUSIF, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short term ratings by any applicable Rating Agency, and which is either (i) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (ii) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (iii) a national banking association under the federal banking laws, (iv) a principal subsidiary of a bank holding company, or (v) a credit union duly organized, validly existing and in good standing pursuant to state or federal law, or (D) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any Servicer) and of any creditors or depositors of the institution in which such account is maintained or (E) in a separate non-trust account without FDIC, NCUSIF or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (C), (D) or (E) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (A) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (B) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled “__________________, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors” and shall be established in an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (A) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (B) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Master Servicer: Any Person who, pursuant to the Master Servicing Agreement, receives information and funds related to Mortgage Loans from one or more Servicers, processes such information and relays it and the appropriate funds to either the Company or the Purchaser. The Master Servicer shall meet the qualifications and requirements for a Servicer as set forth in this Agreement.

Master Servicing Agreement: The agreement between the Master Servicer and the Company pursuant to which the Master Servicer is designated and agrees to act as the Master Servicer, which agreement shall not be inconsistent with this Agreement.

Monthly Advance: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

A. the Company's Mortgage Loan identifying number;

B. the Mortgagor's first and last name;

C. the street address of the Mortgaged Property including the city, state and zip code;

D. a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

E. the type of residential property constituting the Mortgaged Property;

F. the original months to maturity of the Mortgage Loan;

G. the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

H. the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

I. the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

J. the Origination Date of the Mortgage Loan;

K. the stated maturity date;

L. the amount of the Monthly Payment at origination;

M. the amount of the Monthly Payment as of the related Cut-off Date;

N. the original principal amount of the Mortgage Loan;

O. the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

P. a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

Q. a code indicating the documentation style (i.e. full, alternative, etc.);

R. the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

S. the date on which the first payment is or was due;

T. a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

U. a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

V. the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan;

W. product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

X. credit score and/or mortgage score, if applicable;

Y. a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

Z. a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

AA. the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable; and

BB. a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

A. the number of Mortgage Loans;

B. the current aggregate outstanding principal balance of the Mortgage Loans;

C. the weighted average Mortgage Interest Rate of the Mortgage Loans;

D. the weighted average maturity of the Mortgage Loans; and

E. the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

NCUA: The National Credit Union Administration

NCUSIF: The National Credit Union Share Insurance Fund

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Originator: As to each Mortgage Loan, the financial institution that originated said Mortgage Loan.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

A. direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

B. (i) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu¬tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (ii) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC or the NCUSIF;

C. repurchase obligations with a term not to exceed thirty (30) days and with respect to any security described in clause (A) above and entered into with a depository institution or trust company (acting as principal) described in clause B.(i) above;

D. securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in¬vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur¬ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand¬ing principal balances of all of the Mortgage Loans and Permitted Investments;

E. commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga¬tions payable on demand or on a specified date not more than one year after the date of issuance there¬of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

F. any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

G. any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru¬ment¬al¬ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause A.) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob¬li¬ga¬tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur¬ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(HH), or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation and its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A “real estate mortgage investment conduit,” as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Servicer of any REO Property.

REO Disposition Proceeds: Amounts received by the Servicer in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (A) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (B) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (C) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicer: Any Person who is servicing the Mortgage Loans for the Company. Each Servicer shall meet the qualifications and requirements as set forth in this Agreement.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (A) the preservation, restoration and protection of the Mortgaged Property, (B) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (C) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (D) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (E) any expenses reasonably sustained by the Servicer with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (F) compliance with the obligations under Section 4.08.

Servicing Agreement: The agreement between the Company and a Servicer for the servicing of the Mortgage Loans, which agreement shall not be inconsistent with this Agreement and shall contain all of the servicing terms and conditions of this Agreement.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (A) the Servicing Fee Rate and (B) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Company and by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement and a Servicing Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, on a servicing retained basis. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (A) all scheduled principal due after the related Cut-off Date, (B) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by Servicer on behalf of the Company or any successor to the Company after the related Cut-off Date shall belong to the Company), and (C) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall cause any such prepaid amounts to be deposited into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to cause a Servicer to service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall cause the Servicer to maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Servicer’s servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05 Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for causing the Originator to maintain, and Originator shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Originator’s computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its control, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall cause the Servicer to maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide or cause to be provided to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall cause the Servicer to keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, and the Company shall cause the Servicer to note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement, an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company, and the Company shall have granted its written consent. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall, and shall cause the Servicer to, mark their respective books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall cause to be delivered and released to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8) and (16) in Exhibit A hereto shall be delivered to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot cause to be delivered the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, cause to be delivered such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall cause to be delivered such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to cause delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall bear responsibility for the payment of all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall cause the preparation, in recordable form, of all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee and shall deliver said assignments to Purchaser. Company shall be responsible for recording the initial assignments of mortgage promptly following receipt of Purchaser’s written request therefor.

Company shall provide an original or duplicate original (including a digitally imaged version of the original) of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall cause to be forwarded to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall cause to be provided to the Purchaser, or its designee, a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company or Servicer, as specified in the written request, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company or Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company or Servicer, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company or Servicer pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company warrants and represents that the Originator has an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program is capable of evaluating and monitoring the overall quality of Originator’s loan production and servicing activities. The program is designed to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any material Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Servicer.

In the event any of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due and Purchaser provides Company with written notice within four (4) months of the related Cut-off Date, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

Section 2.10 Modification of Obligations.

Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, renewal, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

A. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Kansas and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

B. The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

C. Neither the execution and delivery of this Agreement and the related Term Sheet, nor the purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

D. There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

E. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

F. The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

G. The origination practices used by the Originator with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination business. The servicing practices used by the Servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Servicer, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

H. The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut off Date;

I. The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

J. Servicer is an approved servicer of residential mortgage loans for Fannie Mae, FHLMC or HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to service mortgage loans for Fannie Mae or FHLMC and no event has occurred which would make Servicer unable to comply with said eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

K. The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

L. No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

M. The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for the Company causing the Servicer to perform such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for causing Servicer to service and administer the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

N. Company has delivered to the Purchaser financial statements for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

O. The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

A. The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

B. The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

C. All payments due prior to the related Cut off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Servicer has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Servicer’s servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

D. There are no defaults by Servicer in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

E. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

F. The Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

G. All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guide, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

H. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are classified as a (i) “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (ii) “high cost”, “threshold”, or “predatory” loan under any other applicable state, federal or local law; the Servicer maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and Company shall make such evidence available for inspection at the Servicer’s office during normal business hours upon reasonable advance notice;

I. The Mortgage has not been satisfied in whole or canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

J. The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (i) the lien of non delinquent current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (a) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (b) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (iii) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

K. The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae or FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on site or off site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

L. The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, either the Company or the Servicer will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest (subject to the exceptions contained in (J)(i), (ii) and (iii) above) and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest (subject to the exceptions contained in (J)(i), (ii) and (iii) above). The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of causing Servicer to service the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

M. Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (J)(i), (ii) and (iii) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

N. There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

O. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and the Company is not aware of any rights that are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

P. All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause M. above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

Q. Each Mortgage Loan was originated in conformity with the underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

R. The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

S. The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

T. If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

U. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

V. All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) (a) organized under the laws of such state, or (b) qualified to do business in such state, or (c) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank or federally chartered credit union or state chartered credit union having principal offices in such state, or (d) not doing business in such state;

W. The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above;

X. The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

Y. No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

Z. The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

AA. Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort¬gage Note requires a monthly payment which is suffi¬cient (i) during the period prior to the first adjust¬ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (ii) during the period following each Adjust¬ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi¬sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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HH. Any Mortgage Loan with an LTV at origination over 80.00%, is insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer, and such Primary Mortgage Insurance Policy shall be issued in accordance with the Fannie Mae Guide. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith;

II. The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

JJ. None of the Mortgage Loans are secured by an interest in a leasehold estate that expires before the stated maturity date of the Mortgage Loan. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

KK. Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Other than a Balloon Mortgage Loan, each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

LL. As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

MM. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

NN. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

OO. No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

PP. The Mortgagor for each Mortgage Loan is a natural person;

QQ. None of the Mortgage Loans are Co-op Loans;

RR. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Servicer and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (i) the maximum amount permitted under applicable law and (ii) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

SS. With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

TT. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

UU. None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

VV. All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Servicer has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

WW. Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee, or such delivery has been waived by the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, and the Purchaser shall have delivered to the Company, within ninety (90) days following such sixty (60) day period, written notice requiring the Company to repurchase the Mortgage Loans, then all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon the earlier of (A) discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (B) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, or (C.) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's “start up day” (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (A) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (B) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and covenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

A. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon Purchaser by any such state, and in any event the Purchaser is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of this Agreement.;

B. The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, and has duly executed and delivered this Agreement and the related Term Sheet;

C. None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

D. There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

E. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

F. The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

G. The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

H. The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Company as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Servicer and Master Servicer.

The Company shall cause one or more Servicers to service and administer the Mortgage Loans in accordance with the provisions of this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall cause the Servicer shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser, the Company and the Servicer.

Consistent with the terms of this Agreement and the related Term Sheet, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Servicer has obtained the prior written consent of the Purchaser, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (A) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (B) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Servicer may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Servicer (A) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (B) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Servicer shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Servicer shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall cause the Servicer to employ Accepted Servicing Practices. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company on behalf of Servicer.

The Company shall have the right to cause a Master Servicer to receive information and funds related to Mortgage Loans from one or more Servicer, process such information and relay it and the appropriate funds to either the Company or the Purchaser, all in accordance with the Master Servicing Agreement.

The Company represents and warrants that each Servicer and the Master Servicer is an entity that engages in the business of servicing loans, is authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Servicer or Master Servicer to perform its obligations hereunder and under the Servicing Agreement or Master Servicing Agreement, as appropriate, and is a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. Each Servicer and the Master Servicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Servicing Agreement or Master Servicing Agreement. While each Servicer and the Master Servicer will perform any and all of the servicing responsibilities hereunder, the Company shall not be released from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of each Servicer and the Master Servicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of each Servicer and the Master Servicer from its own funds. Company shall notify Purchaser promptly in writing upon the appointment of each Servicer and the Master Servicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of a Servicer and the Master Servicer and arrange for any and all servicing responsibilities to be performed by a successor Servicer or Master Servicer meeting the requirements in the preceding paragraph. In the event that the Company's right to use a Servicer to service the Mortgage Loans under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Servicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Servicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and a Servicer or Master Servicer or any reference herein to actions taken by or through the Servicer, Master Servicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it were servicing and administering the Mortgage Loans itself. The Company shall be entitled to enter into an agreement with each Servicer and the Master Servicer for indemnification of the Company by the Servicer or Master Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Servicer or Master Servicer to perform any and all of the servicing duties, responsibilities and obligations hereunder.

Any Servicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Servicer shall be deemed to be between the Servicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Servicer including no obligation, duty or liability of Purchaser to pay the Servicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Servicer has received such payment.

Any Master Servicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Master Servicer shall be deemed to be between the Master Servicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Master Servicer including no obligation, duty or liability of Purchaser to pay the Master Servicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Master Servicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company shall cause the Servicer to proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company shall cause Servicer to take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Servicer waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Servicer will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall cause Servicer to use its best efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall cause Servicer to use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (A) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (B) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser and convey such approval to Servicer as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall cause Servicer to notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by Servicer in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event either the Company or the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall cause Servicer to promptly provide the Company and the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that a minimum of 15% of the related pool of Mortgage Loans sold to Purchaser on the related Closing Date are ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment; and provided further that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Servicer, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Company shall cause Servicer to manage, conserve, protect and operate each such REO Property for the certificate holders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Section 860F(a)(2)(E) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall cause Servicer to, either itself or through an agent selected by Servicer, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall cause Servicer to perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section " Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall cause Servicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC or the NCUSIF up to the FDIC or NCUSIF insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall cause Servicer to deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

A. all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

B. all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

C. all Liquidation Proceeds;

D. any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall cause Servicer to provide the Purchaser with written detail itemizing all of such amounts;

E. all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

F. all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

G. any Monthly Advances;

H. with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

I. any amounts required to be deposited by the Servicer pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Servicer’s own funds, without reimbursement therefor; and

J. any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and have the Servicer withdraw such interest from the Custodial Account pursuant to Section 4.05 D. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.
Section 4.05 Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

A. to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

B. to reimburse itself for Monthly Advances, the Servicer’s right to reimburse itself pursuant to this subclause B. being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Servicer’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

C. to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (or REO administration fees described in Section 4.13), the Servicer’s right to reimburse itself pursuant to this subclause C. with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

D. to pay to the Company (i) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (ii) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

E. to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

F. to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

G. to remove funds inadvertently placed in the Custodial Account by the Servicer; and

H. to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall cause Servicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC or the NCUSIF, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall cause Servicer to deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

A. all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

B. all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

C. all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall cause Servicer to make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to receive any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall cause Servicer to pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Servicer only:

A. to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

B. to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

C. to refund to the Mortgagor any funds as may be determined to be overages;

D. for transfer to the Custodial Account in accordance with the terms of this Agreement;

E. for application to restoration or repair of the Mortgaged Property;

F. to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

G. to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall cause Servicer to pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor from Purchaser; and

H.  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall cause Servicer to maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall cause Servicer to determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for Servicer making the timely payment of all such bills, and the Company shall cause Servicer to effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company shall cause Servicer to maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only (A) with the approval of Purchaser, (B) after the Current LTV is eighty percent (80%) or less, or (C) as required by applicable law or regulation. The Company shall not allow Servicer to cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not allow Servicer to take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall cause Servicer to promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall cause Servicer to obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company shall cause Servicer to agree to prepare and present, on behalf of the Company and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause the Servicer to cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (A) the maximum insurable value of the improvements securing such Mortgage Loan or (B) the greater of (i) the outstanding principal balance of the Mortgage Loan, and (ii) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the maximum insurable value of the improvements securing such Mortgage Loan or (C) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall cause the Servicer to notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall cause the Servicer to immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall cause the Servicer to also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall cause the Servicer to, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company shall cause the Servicer to agree to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause the Servicer to deliver to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall cause the Servicer to maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Servicer against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company or the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall cause the Servicer to deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and the Company shall cause the Servicer to obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, the Company shall cause the Servicer to provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall cause the Servicer to notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Servicer receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall cause the Servicer to continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall cause the Servicer to, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause the Servicer to shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall cause the Servicer to shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and the Company shall cause the Servicer to forward copies thereof to the Purchaser.

The Company shall cause the Servicer to use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall cause the Servicer to report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. The Company shall cause the Servicer to provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall cause the Servicer to shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall cause the Servicer to distribute by wire transfer of immediately available funds to the Purchaser (A) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (B) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03, plus, (C) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Servicer’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (C) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (B), (C) and (D) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall cause the Servicer to pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two (2) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall cause the Servicer to provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall cause the Servicer to furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Servicer’s assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

A. With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

B.  with respect to each Monthly Payment, the amount of such remittance allocable to interest;

C. the amount of servicing compensation received by the Servicer during the prior distribution period;

D. the aggregate Stated Principal Balance of the Mortgage Loans;

E. the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 4.05;

F. the number and aggregate outstanding principal balances of Mortgage Loans (i) delinquent (a) 30 to 59 days, (b) 60 to 89 days, (c) 90 days or more; (ii) as to which foreclosure has commenced; and (iii) as to which REO Property has been acquired; and

The Company shall cause the Servicer to also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall cause the Servicer to prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, The Company shall cause the Servicer to provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

Section 5.03 Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall cause the Servicer to deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Servicer’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Servicer deems such advance to be nonrecoverable. In such event, the Company shall cause the Servicer to deliver to the Purchaser a certificate signed by a Servicing Officer to the effect that an officer of the Servicer has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall cause the Servicer to submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall cause the Servicer to also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company shall cause the Servicer to, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause to the extent permitted by law; provided, however, that the Company shall cause the Servicer to not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Service will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Company will provide the Purchaser with written notice of the finalization of each such assumption agreement. Where an assumption is allowed pursuant to this Section 6.01 and not required by law, the Servicer, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. Where an assumption is required by law, the Servicer is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. The Company shall provide the Purchaser and the primary mortgage insurer, if any, with written notice of the finalization of each such substitution of liability agreement.

In connection with any such assumption or substitution of liability, the Company shall cause the Servicer to follow the underwriting standards attached hereto as Exhibit H. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall cause the Servicer to notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company or the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall cause the Servicer to immediately notify the Purchaser that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such information , release or cause to be released to the Servicer, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall cause the Servicer to promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Servicer the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company shall cause the Servicer to, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall cause the Servicer to maintain the Fidelity Bond and errors and omissions insurance insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Servicer. Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Purchaser when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Purchaser a Servicing Officer’s Certificate certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a Servicing Officer’s Certificate stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Servicer.

Section 6.03 Servicing Compensation.

As compensation for causing the Servicer to service the Mortgage Loans hereunder, the Company shall be entitled to have the Servicer: (A) withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) and remit to the Company; or (B) to remit to the Company from funds retained from interest payments collected on the Mortgage Loans, the amounts provided for as the Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (C). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be conveyed by Servicer to the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be responsible for all expenses incurred by Servicer in connection with Servicer’s servicing activities hereunder, and the Company shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company shall cause the Servicer to deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Servicer beginning in January of 2002, a certificate signed by a Servicing Officer stating, as to each signatory thereof, that (A) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (B) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. The Company shall cause the Servicer to provide copies of such statement to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Servicer’s fiscal year end beginning in January of 2002, the Company shall cause the Servicer to, at its expense, cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Servicer’s servicing of mortgage loans of the same type as the Mortgage Loans pursuant to the Servicing Agreement and servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Servicer’s servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (A) such exceptions as such firm shall believe to be immaterial, and (B) such other exceptions as shall be set forth in such statement. The Company shall cause the Servicer to provide copies of such statement to the Purchaser. In addition, on an annual basis, the Company shall cause the Servicer to provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Servicer, during normal business hours, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relates to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement or the Servicing Agreement.

The Company shall cause the Servicer to provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE CAUSED TO BE PREPARED BY SERVICER BY COMPANY

Section 7.01 Company shall cause the Servicer to Provide Information as Reasonably Required.

The Company shall cause the Servicer to furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Servicer under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Servicer under this Agreement or the Servicing Agreement. The Company shall cause the Servicer to agree to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Servicer for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall cause the Servicer to furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall cause the Servicer to make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY AND SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company or the Servicer to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company or the Servicer with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall, and shall cause or direct any Servicer to, follow any lawful written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Servicer to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company or Servicer. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company or the Servicer.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (A) having a GAAP net worth of not less than $25,000,000, (B) the deposits of which are insured by the FDIC, NCUSIF, SAIF and/or BIF, (C) which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (D) who is a Fannie Mae or FHLMC approved seller/servicer in good standing, provided however that in lieu of the Company complying with clauses (C) and (D) herein, the Company may cause a Servicer to comply therewith.

The Company shall cause the Servicer to keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement, or, if the Servicer fails to meet the requirements of this paragraph, the Company shall promptly replace such Servicer with a Servicer who meets the requirements of this paragraph.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (A) having a GAAP net worth of not less than $25,000,000, (B) the deposits of which are insured by the FDIC, NCUSIF, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (C) who is a Fannie Mae or FHLMC approved seller/servicer in good standing. Notwithstanding this Section 8.02 or any other provision of this Agreement, Purchaser acknowledges that Midwest Loan Services, Inc., shall be permitted to serve as Servicer hereunder without triggering any default under or breach of this Agreement for so long as Midwest Loan Services, Inc., maintains a net worth of at least $1,000,000.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to cause Servicer to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance reasonably acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 Transfer of Servicing.

With respect to the retention of the Company to cause Servicer to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion. Notwithstanding the provisions of this or the following paragraph or any other provision of this Agreement, Company may substitute a Servicer with another Servicer with the approval of the Purchaser, which approval shall not be unreasonably withheld.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or delegate its duties hereunder or any portion thereof without (A) satisfying the requirements set forth herein or (B) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

A. any failure by the Company to cause to be remitted to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

B. failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

C. a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

D. the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

E. the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

F. Servicer ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan servicer for more than thirty days; or

G. the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement ; or

H. the Servicer ceases to be (i) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (ii) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to cause its obligations hereunder to be performed; or

I. the Servicer fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (C), (D) or (E) above, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (C), (D) or (E) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (A) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (B) by mutual consent of the Company and the Purchaser in writing; or (C) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01, 10.01 (B) or (C), the Purchaser shall (A) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (B) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly cause the Servicer to deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by Servicer hereunder, and the Servicer shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Purchaser shall notify the Company via facsimile of such appointment. The Company shall notify the Purchaser once the successor begins servicing the related Mortgage Loan(s)

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Purchaser’s expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(A) if to the Company:

U.S. Central Credit Union
7300 College Boulevard, Suite 600
Overland Park, Kansas 66210
Attention: Karen Pease

With a copy to:

U.S. Central Credit Union
7300 College Boulevard, Suite 600
Overland Park, Kansas 66210
Attention: Law Department

(B) if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75014-1358
Attention: Ralene Ruyle
Telecopier: 972-444-2880

With a copy to:

Bear Stearns Mortgage Capital Corp.
383 Madison Avenue
New York, New York 10179
Attention: Michelle Sterling
Telecopier: 212-272-5591

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

A. the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

B. accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

C. references herein to “Articles”, “Sections”, Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

D. a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

E. the words “herein”, “hereof “, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

F. the term “include” or “including” shall mean without limitation by reason of enumeration; and

G. headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (A) consents, waivers and modifications which may hereafter be executed, (B) documents received by any party at the closing, and (C) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Purchaser’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, but with fifteen (15) days prior written notice given to the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

A. Company’s Non-Solicitation. From and after the related Closing Date, the Company agrees that it will not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Company’s behalf, to solicit in any manner whatsoever any Mortgagor to prepay or refinance a Mortgage Loan. The Company shall (i) not sell the name of any Mortgagor, and (ii) use its best efforts to prevent the sale of the name of any Mortgagor by the Company’s wholly owned subsidiaries and affiliates, to any person or entity for the direct or indirect purpose of allowing such person or entity to solicit the refinancing of any Mortgage Loan.

B. Purchaser’s Nonsolicitation. From and after the related Closing Date, the Purchaser agrees that it will not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Purchaser’s behalf, to solicit in any manner whatsoever any Mortgagor to prepay or refinance a Mortgage Loan. The Purchaser shall (i) not sell the name of any Mortgagor, and (ii) use its best efforts to prevent the sale of the name of any Mortgagor by the Purchaser’s wholly owned subsidiaries and affiliates, to any person or entity for the direct or indirect purpose of allowing such person or entity to solicit the refinancing of any Mortgage Loan.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

A. at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

B. all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

C. the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

D. the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

E. all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a “Reconstitution Date”) at the Purchaser's sole option, the Purchaser may effect a sale (each, a “Reconstitution”) of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

A.  one or more third party purchasers in one or more in whole loan transfers (each, a “Whole Loan Transfer”); or

B. one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a “Pass-Through Transfer”).

The Company agrees to execute in connection with any agreements in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (i) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (ii) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (iii) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a “Reconstitution Date”). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (a) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (b) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:	Ralene Ruyle
Title:	Executive Vice President

NETWORK LIQUIDITY ACCEPTANCE COMPANY, LLC U.S. CENTRAL CREDIT UNION Company

By:
Name:	David A. Dickens
Title:	Senior Vice President

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original or a certified copy of the policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

[Date]

To: [_______________________]
(the "Depository")
As “Company” under the Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002 (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “[______________________________________], in trust for the [Purchaser], Owner of Mortgage Loans”. All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[___________________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund, or by the National Credit Union Share Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________________]

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
[Date]

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of June 1, 2002 (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “[__________________________], in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[___________________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund, or by the National Credit Union Share Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________________]

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among _______________ (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (a) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (b) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

a. Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b. Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c. There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

d. Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

e. Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f. Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

h. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

a. Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

b. Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d. Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

a. Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

c. Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d. No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

e. No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

 In the case of Company,

_________________________________________
_________________________________________
_________________________________________
_________________________________________
_________________________________________
With a copy to ______________________________________.

In the case of Assignor,

_________________________________________
_________________________________________
_________________________________________
_________________________________________

In the case of Assignee,

_________________________________________
_________________________________________
_________________________________________
_________________________________________
with a copy to _____

_________________________________________
_________________________________________
_________________________________________
_________________________________________

8.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

a. The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator:     ________________________

Supplemental PMI Insurer:     ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:      ________________________

b. The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

c. The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

d. Clause (vi) of Section 6.1 is amended to read as follows:

“Servicer ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan servicer for more than thirty days, or the Servicer fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

The trial balance file shall contain the following fields:

(RYLAND) FORMAT, SERVICER PERIOD REPORTING
The format should be:
1. Record length of 240
2. ASCII
3. All dates should have DD of "01".

#	M/O	Field Name	Position	Length	COBOL "Picture"	Justify
1.	O	Master Servicer No.	001-002	2
2.	O	Unit Code	003-004	2
3.	M	Loan Number	005-014	10	X(10)
4.	O	Borrower Name	015-034	20	X(20)
5.	O	Old Payment Amount	035-045	11	S(9)V9(02)
6.	O	Old Loan Rate	046-051	6	9(2)V9(04)
7.	O	Servicer Fee Rate	052-057	6	9(2)V9(04)
8.	M	Servicer Ending Balance	058-068	11	S9(9)V9(02)
9.	M	Servicer Next Due Date	069-076	8	CCYYMMDD
10.	O	Curtail Amt 1 - Before	077-087	11	S9(9)V9(02)
11.	O	Curtail Date 1	088-095	8	CCYYMMDD
12.	O	Curtail Amt 1 - After	096-106	11	S9(9)V9(02)
13	O	Curtail Amt 2 - Before	107-117	11	S9(9)V9(02)
14.	O	Curtail Date	118-125	8	CCYYMMDD
15.	O	Curtail Amt 2 - After	126-136	11	9(9)V9(02)
16.	O	Curtail Amt 3 - Before	137-147	11	9(9)V9(02)
17.	O	Curtail Date	148-155	8	CCYYMMDD
18	O	Curtail Amt 3 - After	156-166	11	9(9)V9(02)
19	O	New Payment Amount	167-177	11	9(9)V9(02)
20.	O	New Loan Rate	178-183	6	(2)V9(04)
21.	O	Index Rate	184-189	6	(2)V9(04)
22.	O	Remaining Term	190-192	3	(3)
23.	O	Liquidation Amount	193-203	11	9(9)V9(02)
24.	O	Action Code	204-205	2	(02)
25.	O	Scheduled Principal	206-216	11	9(9)V9(02)
26.	O	Scheduled Interest	217-227	11	9(9)V9(02)
27.	O	Scheduled Ending Balance	228-238	11	9(9)V9(02)
28.	O	FILLER	239-240	2	(02)
Trailer Record
1.	O	Number of Records	001-006	6	9(06)
2.	O	FILLER	007-240	234	X(234)

Field Names and Descriptions:

Field Name	Description

Master Servicer No.	Hard code as "01" used internally

Unit Code	Hard code as " " used internally

Loan Number	Investor’s loan number

Borrower Name	Last name of borrower

Old Payment Amount	P&I amount used for the applied payment

Old Loan Rate	Gross interest rate used for the applied payment

Servicer Fee Rate	Servicer's fee rate

Servicer Ending Balance	Ending actual balance after a payment has been applied

Servicer Next Due Date	Borrower's next due date for a payment

Curtailment Amount 1 - Before	Amount of curtailment applied before the payment

Curtailment Date 1	Date of curtailment should coincide with the payment date applicable to the curtailment

Curtailment Amount 1 - After	Amount of curtailment applied after the payment

Curtailment Amount 2 - Before	Amount of curtailment applied before the payment

Curtailment Date 2	Date of curtailment should coincide with the payment date applicable to the curtailment

Curtailment Amount 2 - After	Amount of curtailment applied after the payment

Curtailment Amount 3 - Before	Amount of curtailment applied before the payment

Curtailment Date 3	Date of curtailment should coincide with the payment date applicable to the curtailment

Curtailment Amount 3 - After	Amount of curtailment applied after the payment

New Payment Amount	For ARM, Equal, or Buydown loans, when a payment change occurs, this is the scheduled payment

New Loan Rate	For ARM loans, when the gross interest rate change occurs, this is the scheduled rate

Index Rate	For ARM loans, the index rate used in calculating the new gross interest rate

Remaining Term	For ARM loans, the number of months left on the loan used to determine the new P&I amount

Liquidation Amount	The payoff amount of the loan
Action Code	For delinquent loans:
12 -- Relief Provisions
15 -- Bankruptcy/Litigation
20 -- Referred for Deed-in-lieu, short sale
30 -- Referred to attorney to begin foreclosure
60 -- Loan Paid in full
70 -- Real Estate Owned
Scheduled Principal	Amount of principal from borrower payment due to bondholder

Scheduled Interest	Amount of interest from borrower payment due to bondholder

Scheduled Ending Balance	Ending scheduled balance of loan

FILLER	Should be filled with spaces

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)
_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan has been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

UNDERWRITING GUIDELINES

Eligibility

Loan Eligibility

Eligible Products:

Fixed Rate 30 Year Mortgage
Fixed Rate 15 Year Mortgage
One Year Treasury ARM
Three/One Treasury ARM
Five/One Treasury ARM
Seven/One Treasury ARM
Ten/One Treasury ARM
Balloon Mortgages

Eligible Borrower:
U.S. Citizen
Permanent Resident Alien

Occupancy:
Primary Residence - Owner Occupied
Second/Vacation Home - Owner Occupied

Property Type:
Single Family
PUD
Condominium
2 - 4 Family

Credit Grade
Standards: A+, A (as defined by NLACU.S. Central’s credit grades)

Income
Documentation
Full Doc
Stated Income

CREDIT GRADES

Credit Quality	Credit Score	Payment History, Bankruptcy, Foreclosure, Major Adverse Credit	Ratios
A +	720 +	Payment History: No 0x30 in past 12 months. No other delinquencies Bankruptcies: None Foreclosures: None Major Adverse Credit: None reported in the past 24 months.	ARM 33/38% FIXED 36/40%
A	680-719	Payment History: No 0x30 in past 12 months. No other delinquencies Bankruptcies: None in past 7 years Foreclosures: None in past 7 years Major Adverse Credit: None reported in the past 24 months.	ARM 33/38% FIXED 36/40%

Full Income Documentation
Property Type	Maximum Loan Amount	Purchase or Rate/Term Refi	Cash-out Refi		Maximum Cash Out
	Max LTV	Max CLTV	Max LTV	Max CLTV
Primary Residence, Owner Occupied
• Single family unit (detached, semi-detached, attached) • PUD (attached or detached) • Condo 1 to 4 stories	$300,000	95%	95%	75%	75%	$200,000
	$400,000	90%	95%	75%	75%	$200,000
	$650,000	80%	95%	70%	75%	$200,000
	$1,000,000	70%	95%	65%	75%	$200,000
Primary Residence, Owner Occupied
• 2 to 4 units (detached, semi-detached, attached) • PUD (attached or detached) • Condo 1 to 4 stories	$300,000	85%	85%
	$400,000	80%	85%
	$650,000	75%	85%
	$1,000,000	65%	85%
Second/Vacation, Owner Occupied
• Single family unit (detached, semi-detached, attached) • PUD (attached or detached) • Condo 1 to 8 stories	$300,000	85%	85%
	$400,000	80%	85%
	$650,000	75%	85%
	$1,000,000	65%	85%

Stated Income Documentation
Property Type	Maximum Loan Amount	Purchase or Rate/Term Refi	Cash-out Refi		Maximum Cash Out
	Max LTV	Max CLTV	Max LTV	Max CLTV
Primary Residence, Owner Occupied
• Single family unit (detached, semi-detached, attached) • PUD (attached or detached) • Condo 1 to 4 stories	$300,000	75%	75%	Not eligible	Not eligible	N/A
	$400,000	75%	75%	Not eligible	Not eligible	N/A
	$650,000	70%	75%	Not eligible	Not eligible	N/A
	$1,000,000	65%	75%	Not eligible	Not eligible	N/A
Primary Residence, Owner Occupied
• 2 to 4 units (detached, semi-detached, attached) • PUD (attached or detached) • Condo 1 to 4 stories	$300,000	70%	70%
	$400,000	65%	70%
	$650,000	65%	70%
	$1,000,000	60%	70%
Second/Vacation, Owner Occupied
• Single family unit (detached, semi-detached, attached) • PUD (attached or detached) • Condo 1 to 8 stories	$300,000	70%	70%
	$400,000	65%	70%
	$650,000	65%	70%
	$1,000,000	60%	70%

For stated income documentation, the reserve requirement should be equal to at least 6 months PITI (principal, interest, taxes and insurance) liquid reserves remaining after closing, exclusive of closing costs and cash-out received unless the member has at least a $50,000 equity investment in the subject property.

Fannie Mae Desktop Underwriter

Loans underwritten by Fannie Mae Desktop Underwriter are acceptable for this program as long as they fall within NLACU.S. Central’s LTV guidelines, have full appraisals and meet the below additional requirements. For each loan that has been underwritten by Fannie Mae Desktop Underwriter, NLAC U.S. Central requires that a printed copy of the Fannie Mae Desktop Underwriter Feedback certificate be submitted to NLAC U.S. Central in the loan file and that certificate must contain the following information:

•	Borrower Name,
•	Lender Case Number,
•	Recommendation of “Approved-Eligible” or “Approved-Ineligible”,
•	Verification Messages/ Approval Conditions,
•	Observations,
•	Total LTV Calculated by Fannie Mae Desktop Underwriter,
•	The full credit report provided by Fannie Mae Desktop Underwriter.

Each approval condition must be satisfied with the exception of loan balance exceeding Fannie Mae loan limits.

The following Credit Standards will apply to all loans approved through Desktop Underwrite:
•	Full documentation loans must have a credit score of 620 or above.
•	Stated Income documentation must have a credit score of 680 or above.
•	Housing history - no 30 day lates in the past 12 months and no 60 day lates in the past 24 months
•
Bankruptcy/Foreclosure - On Full documentation loans, a minimum of 4 years must have elapsed from discharge for credit scores of 680 or greater, loans with a credit score of 679 or less a minimum of 7 years must have elapsed. Stated Income loans require a minimum of 7 years since discharge.

Maximum Debt-to-income ““DTI”” ratios for fixed rate loans are 36/40% and 33/38% for ARM loans. ARM loans are qualified at the rate that could be in effect at the start of the second year. Flexibility in ratio guidelines may be allowed with adequate compensating factors and a minimum FICO credit score based on the product:

Grade	Standard DTI Ratio	Ratio with compensating factors
A+, A	38% (ARM) 40% (FRM)	42% (ARM) 45% (FRM)

A minimum of two of the following compensating factors are required for DTI parameters to exceed stated program guidelines:
•	Borrower’s own equity reduces LTV by 10% below program maximum;
•	Housing payment and total debt are less than or equal to the Borrower’s current payment levels;
•	Six months reserves where two or fewer months reserves are required by the program;
•	LTV is 65% or less; or
•	Ability to dedicate more income to housing expense as evidenced by residual income (a standard of $2,000); only applies to full documentation program.

In addition to at least two compensating factors as stated above, a minimum FICO credit score for full documentation is required as follows:
•	680 credit score

No exception to LTV or CLTV parameters is allowed in conjunction with a DTI exception. All loans must have a full appraisal.

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between EMC MORTGAGE CORPORATION, as Purchaser, a Delaware corporation, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas, 75014-1358 (the "Purchaser"), and NETWORK LIQUIDITY ACCEPTANCE COMPANY, LLCU.S. CENTRAL CREDIT UNION, a ________________ Kansas corporation, with offices located at 7300 College Blvd., Suite 6700, Overland Park, Kansas 66210 (the "Company"), is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of June 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions:

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:
Name:
Title:

U.S. CENTRAL CREDIT UNION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NO. 1 TO PURCHASE, WARRANTIES AND SERVICING
AGREEMENT

THIS AMENDMENT NO. 1, effective as of January 13, 2003, amends the Purchase, Warranties and Servicing Agreement by and between EMC Mortgage Corporation (the “Purchaser”) and U.S. Central Credit Union (the “Company”), previously entered into as of June 1, 2002 (the “Agreement”).

RECITALS

1.  WHEREAS, the Company sells to the Purchaser, and the Purchaser purchases from the Company, from time to time, pursuant to the Agreement, certain conventional residential Mortgage Loans, on a servicing retained basis; and

WHEREAS, in connection with future sales of Mortgage Loans to the Purchaser, the Company and the Purchaser wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree ‘to amend the Agreement as follows:

Section 1.01 of the Agreement shall be amended as follows: (a) The following definitions of Cash-Out Refinancing and Rate/Term Refinancing shall be added.

“Cash-Out Refinancing: As defined in the Fannie Mae Guide under the heading Cash-Out Refinance,” but only for Mortgage Loans that were eligible for sale to Fannie Mae or FHLMC upon origination thereof.

“Rate/Term Refinancing: As defined in the Fannie Mae Guide under the heading Limited Cash-Out Refinance,” but only for Mortgage Loans that were eligible for sale to Fannie Mae or FHLMC upon origination thereof.

(b) Item P of the definition of “Mortgage Loan Schedule” shall be revised as follows: “P. a code indicating the purpose of the Mortgage Loan (i.e., purchase, Cash- Out Refinancing, Rate/Term Refinance);”

2.  Subsection 3.02 H of the Agreement shall be deleted in its entirety and replaced with the following: Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, “covered”, or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia or North Carolina, or the City of New York.”

3.  All other terms and conditions of’ the Agreement remain unchanged and in full force and effect.

4.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

	EMC Mortgage Corporation		U.S. Central Credit Union

By:		By:
NAME:		NAME:
ITS: (Title)		ITS: (Title)

AMENDMENT No. 2

to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of March 1, 2006

between

EMC MORTGAGE CORPORATION
as Purchaser

and

U.S. CENTRAL FEDERAL CREDIT UNION,
as Company

This AMENDMENT (this “Amendment”) is made and entered into as of the 1st day of March, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and U.S. Central Federal Credit Union, as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into one or more amendments to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The United States Securities and Exchange Commission.

Company Information: As defined in Section 11.18 herein.

Delinquency Recognition Policies: The generally accepted industry standard that defines the proper means of reporting delinquency status (such as MBA versus OTS methodology) and the processing standard for addressing residential mortgage loans of the same type as the Mortgage Loans at various stages throughout default (such as the Fannie Mae Guide or FHLMC Guide standards).

Depositor: With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as depositor, as such term is defined in Regulation AB, for such Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person which originated the Mortgage Loans purchased by the Company, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between a wholly-owned subsidiary of the Company (the “Subsidiary”) and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Subsidiary, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) at the time the Subsidiary purchased the Mortgage Loans described in clause (i) above, an agreement between the Company and the Subsidiary existed whereby the Mortgage Loans purchased by the Subsidiary were sold immediately to the Company; (iii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iv) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (v) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit K for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit K and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any certification required by the Sarbanes-Oxley Act of 2002 with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit K).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed, or caused to be performed, by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB. For purposes of this Agreement, the term Subservicer may include a Servicer. Any Subservicer shall meet the qualifications set forth in paragraph 8 of Section 4.01, except that, with respect to the Company or Charlie Mac, LLC, acting as Subservicer, the prerequisites for FHLMC or Fannie Mae approval, good standing and compliance with the eligibility requirements for lenders shall not apply.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser, other than a Securitization Transaction.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, including any Prepayment Charge, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

4. Article III of the Agreement is hereby amended effective as of the date hereof by restating Section 3.01N in its entirety as follows:

N. Company has delivered to the Purchaser financial statements for the Company’s last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

5. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01P:

P. The Company hereby represents to the Purchaser, any Securitization Master Servicer and any Depositor, as of the date on which Company Information is first provided to the Purchaser, any Securitization Master Servicer or any Depositor and as of the date of each Securitization Transaction, and except as has been otherwise disclosed in writing to the Purchaser, any Securitization Master Servicer and any Depositor prior to such date: (1) neither the Company nor any Subservicer is aware of, or has received any notice of, any default, early amortization or any other performance trigger having occurred as to any other securitization due to any act or failure to act of the Company or any Subservicer; (2) no material noncompliance with applicable servicing criteria as to any other securitization of residential mortgage loans involving the Company or any Subservicer as servicer has been disclosed or reported by the Company or any Subservicer; (3) the Company or any Subservicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s or any Subservicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (5) there are no aspects of the Company’s or any Subservicer’s financial condition that could have a material adverse impact on the performance by the Company or any Subservicer of its servicing obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company, any Subservicer or any Third-Party Originator that would be material to investors in the securities issued in such Securitization Transaction; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

6.  Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01Q:

Q Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph P of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to EMC by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 3.01Q, other than those pursuant to Section 3.01Q(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01Q(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(xx):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

8.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding this paragraph after the first sentence of Section 4.01:

In addition, the Company shall cause information regarding the borrower credit files related to such Mortgage Loan to be furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

9. Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 4.15:

Section 4.15. Confirmation

If so requested in writing by the Purchaser, any Securitization Master Servicer or any Depositor on any date following the date on which information is first provided to the Purchaser, any Securitization Master Servicer or any Depositor under Section 11.18, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01P of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

10. Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 4.16:

Section 4.16. Notification of Succession.

As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Securitization Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Securitization Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Securitization Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Securitization Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

11. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting the phrase “Pass-Through Transfer” as it appears in the third and fourth paragraphs of Section 4.01 and inserting in lieu thereof the phrase “Securitization Transaction”.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by inserting the following sentence immediately following the last sentence in the tenth paragraph of Section 4.01:

Furthermore, the Company will also indemnify and hold harmless Purchaser, any Depositor and any Securitization Master Servicer from any loss, liability or expense arising out of the Company’s use of a Subservicer or Subcontractor to perform any and all of the servicing duties, responsibilities and obligations hereunder.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Servicer shall not waive any Prepayment Charge or portion thereof unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership or other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the enforceability thereof shall have been permanently limited due to acceleration in connection with a foreclosure or other involuntary payment, or (iv) in the Servicer’s reasonable judgment, (x) such waiver relates to a default or a reasonably foreseeable default, (y) such waiver would maximize recovery of total proceeds taking into account the value of such Prepayment Charge and related Mortgage Loan and (z) doing so is standard and customary in servicing Mortgage Loans (including any waiver of a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is related to a default or reasonably foreseeable default). Except as provided in the preceding sentence, in no event will the Servicer waive a Prepayment Charge in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default. If the Servicer waives or does not collect all or a portion of a Prepayment Charge relating to a Principal Prepayment in full or in part due to any action or omission of the Servicer, other than as permitted above, the Servicer shall deposit from its own funds without any right of reimbursement therefor the amount of such Prepayment Charge (or such portion thereof as had been waived for deposit) into the Custodial Account for distribution in accordance with the terms of this Agreement. In connection with any waiver of a Prepayment Charge by the Servicer, the Servicer shall account for such waiver in its monthly reports as agreed upon by the Servicer and the Purchaser.

14 . Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use Delinquency Recognition Policies.

15. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the second and third sentences of Section 4.04 and replacing it with the following:

The Custodial Account shall be an Eligible Account. Funds shall be deposited into the Custodial Account within two (2) Business Days of receipt or invested in Permitted Investments for the benefit of the Purchaser. Funds received for Mortgage Loans that have been included in a Securitization Transaction will be deposited into a Custodial Account maintained at a federally insured depository institution.

16. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall cause the Servicer to furnish to the Securitization Master Servicer at such address as designated by the Purchaser from time to time an individual loan accounting report, as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

A. with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

B. with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

C. with respect to each Mortgage Loan, the amount of servicing compensation received by the Servicer during the prior distribution period;

D. the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

E. with respect to each Mortgage Loan, the current Mortgage Interest Rate;

F. with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

G. with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company or the Servicer in accordance with Section 4.04(viii) during the prior distribution period;

H. [Reserved];

I. the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

J. with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

K. with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

L. with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company or the Servicer during the prior distribution period;

M. with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company or the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

N. with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company or the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

O. with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

P. with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

Q. a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

R. with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein; and

S. with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide or cause any Servicer to provide to the Securitization Master Servicer at such address as designated by the Purchaser from time to time such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time. The Company shall also provide to the Securitization Master Servicer at such address as designated by the Purchaser from time to time a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Securitization Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit M, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

17. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser, any Securitization Master Servicer and any Depositor using best efforts by March 1, but it no event later than March 15 of each calendar year beginning in 2007, an Officers’ Certificate signed by an authorized officer of the Company (an “Annual Statement of Compliance”), to the effect that (i) a review of the activities of the Company during the preceding calendar year (or applicable portion thereof) and of its performance under this Agreement or other applicable Reconstitution Agreement during such period has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Servicer, the Company shall deliver an Annual Statement of Compliance of the Servicer as described above as to each Servicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Securitization Transaction, using best efforts by March 1, but in no event later than March 15 of each calendar year beginning in 2007, an authorized officer of the Company shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Securitization Master Servicer and any related Depositor and any other Person that will be responsible for signing the certification required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act on behalf of an asset-backed issuer for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit J. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Servicer, the Company shall deliver an Annual Certification of the Servicer as described above as to each Servicer as and when required with respect to the Company.

The Company acknowledges that the parties identified in this Clause (b) may rely on the certification provided by the Company pursuant to this clause (b) in signing such parties’ own forms of annual certifications and filing such with the Commission.

(c) Failure of the Company to timely comply with this Section 6.04 with respect to its own Officer’s Certificate or its own Annual Certification shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. Failure of the Company to comply with this Section 6.04 with respect to an Officer’s Certificate or Annual Certification to be executed by a Subservicer or Servicer shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 8.01 and at law or equity or to damages, including injunctive relief and specific performance, direct the Company, at the Company’s expense, to terminate the servicing rights and responsibilities of said Subservicer or Servicer with respect to the Mortgage Loans being serviced by said Subservicer or Servicer and to replace such Subservicer or Servicer with another Subservicer or Servicer. In the event that the Company does not begin to make such a replacement within ten (10) Business Days of receiving written notice from the Purchaser directing that such replacement be made, Purchaser may, in addition to whatever rights the Purchaser may have under Sections 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary. For purposes of this paragraph only, and with respect to any Mortgage Loans that has been securitized, the term “Purchaser” shall include the related Securitization Master Servicer, who may exercise the rights and remedies of the Purchaser provided for by this paragraph; provided, however, that the Securitization Master Servicer shall not constitute the Purchaser for purposes of, and shall have no rights pursuant to, Section 8.01.

18. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

19. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each Servicer to service or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction, the Company shall deliver to the Purchaser or its designee, any Securitization Master Servicer and any Depositor using best efforts by March 1, but in no event later than March 15 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Securitization Master Servicer and any Depositor regarding the Company’s assessment of compliance with the applicable Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report shall be addressed to the Purchaser, such Securitization Master Servicer and such Depositor and signed by an authorized officer of the Company, and shall address each of the “Applicable Servicing Criteria” specified on Exhibit K hereto (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit K) delivered to the Purchaser at the time of any Securitization Transaction.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction, using best efforts by March 1, but it no event later than March 15 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Securitization Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act.

The Company shall cause each Servicer, Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Securitization Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in this Section 6.07.

Failure of the Company to timely comply with this Section 6.07 with respect to its own Assessment of Compliance or Attestation Report shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser, and Purchaser may, in addition to whatever rights the Purchaser may have under Section 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. Failure of the Company to comply with this Section 6.04 with respect to an Assessment of Compliance or Attestation Report pertaining to a Servicer, Subservicer and each Subcontractor shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 8.01 and at law or equity or to damages, including injunctive relief and specific performance, direct the Company, at the Company’s expense, to terminate the servicing rights and responsibilities of said Servicer, Subservicer or Subcontractor with respect to the Mortgage Loans being serviced by said Servicer, Subservicer or Subcontractor and to replace such Servicer, Subservicer or Subcontractor with another Servicer, Subservicer or Subcontractor. In the event that the Company does not begin to make such a replacement within ten (10) Business Days of receiving written notice from the Purchaser directing that such replacement be made, Purchaser may, in addition to whatever rights the Purchaser may have under Sections 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary. For purposes of this paragraph only, and with respect to any Mortgage Loans that has been securitized, the term “Purchaser” shall include the related Securitization Master Servicer, who may exercise the rights and remedies of the Purchaser provided for by this paragraph; provided, however, that the Securitization Master Servicer shall not constitute the Purchaser for purposes of, and shall have no rights pursuant to, Section 8.01.

Each assessment of compliance provided by a Subservicer pursuant to the preceding paragraph shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit K hereto delivered concurrently with the appointment of such Subservicer.

20. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that the purpose of Sections 3.01P, 3.01Q, 4.15, 4.16, 5.02, 6.04, 6.07, 11.18 and 11.19 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. The Company hereby agrees to cooperate with the requests of the Purchaser and any Depositor made in connection with such unregistered offerings to provide such parties the information referenced in Exhibit L to this Agreement as it pertains to the Company, any Subservicer and any Subcontractor.

None of the Purchaser, any Securitization Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Securitization Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any publicly offered Securitization Transaction, the Company shall fully cooperate with the Purchaser and any Securitization Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Securitization Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Securitization Master Servicer or any Depositor to permit the Purchaser, such Securitization Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

21. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting Article IX in its entirety and replacing it with the following:

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

A. The occurrence of any one or more of the following shall constitute an event of default under this Agreement (each, an “Event of Default”):

(i) any failure by the Company to cause to be remitted to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) a Servicer ceases to be approved by either Fannie Mae or Freddie Mac as a mortgage loan servicer for more than thirty days; or

(iii) a Servicer ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer’s ability to cause its obligations hereunder to be performed; or

(iv) a Servicer fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

(v) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(vi) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(vii) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(viii) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(ix) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement; or

(x) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer, such decree or order shall have remained in force undischarged or unstayed for a period of sixty days, and the Company shall not have replaced the Servicer with another Servicer within thirty days following the end of said sixty day period; or

(xi) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property, and the Company shall not have replaced said Servicer with another Servicer within thirty days of the Company learning of the Servicer giving such consent; or

(xii) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations, and the Company shall not have replaced said Servicer with another Servicer within thirty days of the Company learning of the Servicer making such admission; or

(xiii)  the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Company, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement, and the Company shall not have replaced said Servicer with another Servicer within thirty days of the Company learning of the Servicer making said attempt.

B.  Upon the occurrence of any Event of Default, Purchaser may, so long as an Event of Default shall not have been either remedied or waived in the manner provided for in Section 9.02 below, at its option, by notice in writing to the Company (except in the case of an Event of Default under subclauses (vi), (vii) or (viii) above, in which case, automatically and without notice), Purchaser shall be entitled, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 or otherwise under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, exercise the Assigned Rights (defined below) as permitted in Section 9.03 below. If the Event of Default is one described in subclause (ii), (iii) or (iv) above, Purchaser may exercise the Assigned Rights as permitted in Section 9.03 below, but only with respect to those Mortgage Loans being serviced by the related Servicer. If the Event of Default is one described in subclause (i), (v), (vi), (vii), (viii) or (ix), then Purchaser may exercise the Assigned Rights as permitted in Section 9.03 below with respect to all, but not less than all, of the Mortgage Loans that Company is then causing to be serviced for Purchaser pursuant to this Agreement.

Except as otherwise specifically provided herein, none of the Purchaser, any Securitization Master Servicer or any Depositor shall be entitled to terminate the rights and obligations of the Company or any Subservicer under this Agreement and in and to the Mortgage Loans if a failure of the Company to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than Mortgage Loans involved with a Securitization Transaction.

C.  Immediately upon the Purchaser exercising the Assigned Rights pursuant to clause (B) above, the Purchaser will have terminated the rights and servicing related obligations (but no other obligations) of the Company under this Agreement with respect to the related Mortgage Loans (which may be all Mortgage Loans) and to said Mortgage Loans and the proceeds thereof without compensating the Company for the same. Furthermore, all authority and power of the Company under this Agreement, with respect to the affected Mortgage Loans, shall pass to and be vested in the Purchaser. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all affected Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the affected Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to reasonably cooperate with the Purchaser and such successor in effecting provisions of Article 9 of this Agreement, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

  Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

Section 9.03 Assignment of Servicing Rights and Obligations

Subject to the restrictions contained herein, the Company hereby makes an assignment to the Purchaser of the Company’s loan servicing-related rights and obligations (the “Assigned Rights”) set forth in that certain Purchase, Warranties and Servicing Agreement, dated as of July 1, 2002, by and between the Company and Charlie Mac, LLC (formerly Network Liquidity Acceptance Company, LLC), as amended; provided, however, that this assignment is limited to those Mortgage Loans that the Company is causing to be serviced for Purchaser pursuant to this Agreement. While the assignment of the Assigned Rights is being made as of the date of this Agreement, the Company and the Purchaser agree that the Purchaser will not exercise, and that the Purchaser shall not be authorized to exercise, any of the Assigned Rights unless and until the conditions permitting the exercise of said rights set forth in Section 6.04, Section 6.07 or Section 9.01, as applicable, are fully met. Any attempt by the Purchaser to exercise any of the Assigned Rights in any manner that does not meet the requirements of this Agreement shall be null and void.

In the event and to the extent that the Purchaser exercises the Assigned Rights with respect to any Mortgage Loan, the Company will no longer be obligated to cause the related Mortgage Loan(s) to be serviced for the benefit of the Purchaser; provided, however, that the Company will be obligated to assist the Purchaser in transferring the servicing of said Mortgage Loans to the Purchaser as described in this Agreement. In connection with any such transfer the Company shall, at its own expense and in addition to the provisions of Section 9.01(C), reimburse the Purchaser or its successor servicer for all costs and expenses incurred by the Purchaser or such successor in connection with the purchase of a Tax Service Contract and Flood Zone Service Contract with respect to each related Mortgage Loan.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by deleting Section 11.04 in its entirety and replacing it with the following:

Section 11.04. Governing Law.

This Agreement and each related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a “Reconstitution Date”) at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, by way of a transfer to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a “Whole Loan Transfer”); or

(b) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any Servicer in connection with a Whole Loan Transfer or a Securitization Transaction, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto or, at Purchaser’s request, a seller’s warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that, with respect to each Reconstitution, it is required to perform the obligations described in Exhibit N hereto.

With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a “Reconstitution Date”).

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant, with the Purchaser being responsible for the costs relating to the delivery of such information;

(iii)  within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit L for convenience of reference only, as determined by Purchaser in its sole reasonable discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) if so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable,

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit L for convenience of reference only. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Servicer, the Company shall provide the information required pursuant to this clause with respect to the Servicer;

(vi) within 5 Business Days after request by the Purchaser in writing and in form and substance reasonably satisfactory to the Purchaser and the Depositor,

(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Servicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit L for convenience of reference only,

(b) information regarding affiliations with respect to (i) the Company (as originator and as servicer), (ii) each Third-Party Originator, and (iii) each Servicer, with respect to those parties to a Securitization Transaction as are identified in writing by the Purchaser to the Company in advance of such Securitization Transaction, all as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit L for convenience of reference only, and

(c) information regarding relationships and transactions with respect to (i) the Company (as originator and as servicer), (ii) each Third-Party Originator, and (iii) each Servicer, with respect to those parties to a Securitization Transaction as are identified in writing by the Purchaser to the Company in advance of such Securitization Transaction, all as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit L for convenience of reference only;

(vii) if so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Securitization Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any other parties identified in writing by the requesting party with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement regarding any Mortgage Loans in a Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets to the extent such criteria pertain to substituted or pre-funded pool assets;

If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the Company under this Agreement, commencing with the first such report due not less than 10 Business Days following such request; and

(x) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit L and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Securitization Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided in written form (including electronic form) under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under Sections 4.15, 4.16, 6.04, 6.07, 6.08, 11.18 or 11.19, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 4.15, 4.16, 6.04, 6.07, 6.08, 11.18 or 11.19, including any failure by the Company to identify pursuant to Section 11.19(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Sections 3.01P or 4.15 or in a writing furnished pursuant to Section 4.15 and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 4.15 to the extent made as of a date subsequent to such closing date; or

(iv) the negligence, bad faith or willful misconduct of the Company in connection with its performance under the last paragraph of Section 4.02 or Sections 4.15, 4.16, 6.04, 6.07, 6.08, 11.18 or 11.19.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described in (iii) above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a Securitization Master Servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company or any Subservicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

24. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Servicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 11.19. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraphs (c) and (d) of this Section.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Securitization Master Servicer, any Depositor or any other Person to the utilization of any Subservicer (or any subservicer utilized by a Subservicer). The Company shall cause any Subservicer used by the Company (or any subservicer used by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 11.19 and with Sections 3.01P, 4.15, 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Securitization Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) It shall not be necessary for the Company to seek the consent of the Purchaser, any Securitization Master Servicer, any Depositor or any other Person to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Securitization Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Securitization Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 6.07 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subcontractor under Section 6.07, in each case as and when required to be delivered.

25. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third Party Beneficiary.

For purposes of this Agreement, each Securitization Master Servicer shall be considered a third-party beneficiary of the last paragraph of Section 4.02 and Sections 4.15, 4.16, 6.04, 6.07, 6.08, 11.18 and 11.19 of this Agreement, entitled to all the rights and benefits thereof as if it were a direct party to those Sections of this Agreement.

26. The Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and replacing it with Annex A hereto:

27. The Agreement is hereby amended as of the date hereof by adding Annex B hereto as a new Exhibit F:

28. The Agreement is hereby amended effective as of the date hereof by adding Annex C hereto as a new Exhibit J:

29. The Agreement is hereby amended effective as of the date hereof by adding Annex D hereto as a new Exhibit K:

30. The Agreement is hereby amended effective as of the date hereof by adding Annex E hereto as a new Exhibit L:

31. The Agreement is hereby amended as of the date hereof by adding Annex F hereto as a new Exhibit M:

32. References in this Agreement to “this Agreement” or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreement as amended by this Agreement. Except as expressly amended and modified by this Agreement, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In the event of a conflict between this Agreement and any other document or agreement, including without limitation the Existing Agreement, this Agreement shall control.

33. The Company and the Purchaser acknowledge and agree that the terms of this Agreement shall be kept confidential and its contents will not be divulged to any party without the other party’s consent, except to the extent that (a) the disclosure of which is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) disclosed to any one or more of such party’s employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such person’s duties for such party, to the extent such party has procedures in effect to inform such person of the confidential nature thereof; or (c) the disclosure is necessary in a prospectus, prospectus supplement, or private placement memorandum relating to a securitization of the Mortgage Loans.

34. This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement. This Amendment will become effective as of the date first mentioned above. This Amendment shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION as Purchaser

By:
Name:
Title:

U.S. CENTRAL FEDERAL CREDIT UNION, as Company

By:
Name:
Title:

ANNEX A

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan “paid in full” amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

ANNEX B

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current “as is” value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

ANNEX C

EXHIBIT J

FORM OF ANNUAL CERTIFICATION

Re:         The [     ] agreement dated as of [     l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Securitization Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Securitization Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Securitization Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Securitization Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Securitization Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

ANNEX D

EXHIBIT K

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	[X] if obligated under transaction documents

ANNEX E

EXHIBIT L

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit L is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit L and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each Subservicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction:

-a description of the Subservicer’s form of organization;

-a description of how long the Subservicer has been servicing residential mortgage loans; a general discussion of the Subservicer’s experience in servicing assets of any type as well as a more detailed discussion of the Subservicer’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Subservicer’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Subservicer that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, whether any default or servicing related performance trigger has occurred as to any other prior securitization of the same asset type due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Subservicer’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Subservicer’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Securitization Transaction, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Subservicer’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Subservicer on the Mortgage Loans and the Subservicer’s overall servicing portfolio for the past three years; and

-the Subservicer’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

-information as to how the Subservicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Securitization Transaction.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Securitization Transaction.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Securitization Transaction, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Securitization Transaction.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Securitization Transaction, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

ANNEX F

EXHIBIT M

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

*      For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*      For escrow advances - complete payment history

        (to calculate advances from last positive escrow balance forward)

*      Other expenses -  copies of corporate advance history showing all payments

*      REO repairs > $1500 require explanation

*      REO repairs >$3000 require evidence of at least 2 bids.

*      Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*      Unusual or extraordinary items may require further documentation.

13.          The total of lines 1 through 12.

3.  Credits:

14-21.    Complete as applicable. Required documentation:

*     Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

       Letter of Proceeds Breakdown.

*     Copy of EOB for any MI or gov't guarantee

*      All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.           The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT N

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to cause the Mortgage Loans to be serviced in accordance with the applicable Reconstitution Agreements; (ii) cause the Mortgage Loans to be serviced on a “Scheduled/Scheduled” reporting basis (with advances being made through the liquidation of an REO Property), (iii) cause compensating interest payments on payoffs and curtailments to be made, and (iv) cause remitting and reporting to the related Securitization Master Servicer in format acceptable mutually acceptable to Company and such Securitization Master Servicer to be made by the 18th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the related Securitization Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under applicable Reconstitution Agreements (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

• The Company shall allow for the Purchaser, the related Securitization Master Servicer or their designee to perform a review of the audited financial statements of the Company.

• The Company shall provide information on each Custodial Account, and each Custodial Account shall comply with the requirements for such account, both as set forth in the related Reconstitution Agreements.

• The Company shall maintain its servicing system so as to be able to provide the Securitization Master Servicer with the information the Company is required to provide or have provided to the Securitization Master Servicer pursuant to the Reconstitution Agreements.

EXHIBIT S-5

WELLS FARGO SERVICING AGREEMENT

EXECUTION COPY
October 28, 2004

EMC MORTGAGE CORPORATION

Purchaser

and

WELLS FARGO BANK, N.A.

Company

______________________________________________________

AMENDED AND RESTATED MASTER
SELLER'S WARRANTIES AND SERVICING AGREEMENT

Dated as of November 1, 2005

______________________________________________________

Fixed Rate and Adjustable Rate Mortgage Loans

ARTICLE I
DEFINITIONS
ARTICLE II
CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS
ARTICLE III
REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH
ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS
ARTICLE V
PAYMENTS TO PURCHASER
ARTICLE VI
GENERAL SERVICING PROCEDURES
ARTICLE VII
COMPANY TO COOPERATE
ARTICLE VIII
THE COMPANY
ARTICLE IX
SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS
ARTICLE X
DEFAULT
ARTICLE XI
TERMINATION
ARTICLE XII
MISCELLANEOUS PROVISIONS

EXHIBITS

Exhibit A	Form of Assignment and Conveyance Agreement
Exhibit B	Custodial Agreement
Exhibit C	Contents of Each Retained Mortgage File, Servicing File and Custodial Mortgage File
Exhibit D	Servicing Criteria
Exhibit E	Form of Sarbanes Certification
Exhibit F	Form of Sarbanes-Oxley Back-Up Certification
Exhibit G	Form of Assignment, Assumption and Recognition Agreement
Exhibit H	Electronic Data File

This is an Amended and Restated Master Seller's Warranties and Servicing Agreement for residential first mortgage loans, dated and effective as of November 1, 2005, and is executed between EMC Mortgage Corporation, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").

W I T N ES S E T H

WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser from time to time (each a “Transaction”) certain residential Mortgage Loans which shall be delivered as whole loans (each a “Loan Package”) on various dates (each a “Closing Date”) as provided for in certain Assignment and Conveyance Agreements by and between the Purchaser and the Company as executed from time to time; and
WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

Agency/Agencies: Fannie Mae, Freddie Mac or GNMA, or any of them as applicable.

Agency Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Securitization Transaction or Whole Loan Transfer.

Agreement: This Amended and Restated Master Seller's Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

Assignment and Conveyance Agreement: With respect to each Transaction, the agreement between the Purchaser and the Company conveying to the Purchaser all the right, title and interest of the Company in and to the related Mortgage Loans listed on the related Mortgage Loan Schedule, a form of which is attached hereto as Exhibit A.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS, including assignment of the MIN Number which will appear either on the Mortgage or the Assignment of Mortgage to MERS.

Assignment of Mortgage Note and Pledge Agreement: With respect to a Cooperative Loan, an assignment of the Mortgage Note and Pledge Agreement.

Assignment of Proprietary Lease: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Apartment is located to effect the assignment of such Proprietary Lease.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located or are authorized or obligated by law or executive order to be closed.

Buydown Agreement: An agreement between the Company and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the Mortgagor’s funds in the early years of a Mortgage Loan.

Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full Monthly Payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

Closing Date: The date or dates, set forth in the related Commitment Letter, on which from time to time the Purchaser shall purchase and the Company shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule for each Transaction.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commission: The United States Securities and Exchange Commission.

Commitment Letter: The commitment letter executed in relation to each Transaction that sets forth, among other things, the Purchase Price for the related Mortgage Loans.

Company: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

Company Information: As defined in Section 9.01(f)(i)(A).

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Cooperative: The entity that holds title (fee or an acceptable leasehold estate) to all of the real property that the Project comprises, including the land, separate dwelling units and all common areas.

Cooperative Apartment: The specific dwelling unit relating to a Cooperative Loan.

Cooperative Lien Search: A search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Company if the Cooperative Loan is a refinanced Mortgage Loan, (b) filings of financing statements and (c) the deed of the Project into the Cooperative.

Cooperative Loan: A Mortgage Loan that is secured by Cooperative Shares and a Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment.

Cooperative Shares: The shares of stock issued by a Cooperative, owned by the Mortgagor, and allocated to a Cooperative Apartment.

Covered Loan: A Mortgage Loan categorized as “Covered” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit B.

Custodial Mortgage File: The items referred to as items (1), (2), (4), (5) and (10) in Exhibit C annexed hereto to be delivered by the Company to the Custodian on the related Closing Date with respect to a particular Mortgage Loan, and any additional documents required to be added to the Custodial Mortgage File and delivered to the custodian pursuant to this Agreement.

Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

Cut-off Date: With respect to each Transaction, the first day of the month in which the related Closing Date occurs.

Deleted Mortgage Loan: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Determination Date: The Business Day immediately preceding the related Remittance Date.

Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending in the first day of the month of the Remittance Date.

Electronic Data File: The final electronic file of the Mortgage Loans, in relation to each Transaction, provided by Company to the Purchaser on or before the related Closing Date.

Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 10.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

Gross Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Interest Rate, as set forth in the Mortgage Loan Schedule.

High Cost Loan: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as “High Cost” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Home Loan: A Mortgage Loan categorized as “Home Loan” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Incremental Interest: As to any Incremental Rate Mortgage Loan, the amount of interest accrued on such Mortgage Loan attributable to the Incremental Rate; provided, however, that with respect to any payment of interest received in respect of such a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment of interest that bears the same relationship to the total amount of such payment of interest as the Incremental Rate, if any, in respect of such Mortgage Loan bears to the Mortgage Interest Rate shall be allocated to the Incremental Interest with respect thereto.

Incremental Rate: For an Incremental Rate Mortgage Loan, the per annum increase to the initial Mortgage Interest Rate set forth in the addendum to the related Mortgage Note, which increase takes effect upon the occurrence of certain specified conditions prior to the first Adjustment Date and remains in effect until the first Adjustment Date.

Incremental Rate Mortgage Loan: A Mortgage Loan for which the related Mortgage Note includes an addendum that allows for an increase to the initial Mortgage Interest Rate upon the occurrence of certain specified conditions.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan for which an interest-only payment feature is allowed during the interest-only period set forth in the related Mortgage Note.

Lender Paid Mortgage Insurance Policy or LPMI Policy: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefor.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: Mortgage Identification Number used to identify mortgage loans registered under MERS.

Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date, required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan or in the case of an Interest Only Mortgage Loan, payments of (i) interest, or (ii) principal and interest, if applicable, on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or the Pledge Agreement securing the Mortgage Note for a Cooperative Loan.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note in accordance with the provisions of the Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Retained Mortgage File, the Custodial Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy and evidence of the related PMI Policy, if any.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: With respect to each Transaction, a schedule of Mortgage Loans, which shall be attached to the related Assignment and Conveyance Agreement, setting forth the following information with respect to each Mortgage Loan: (1) the Company’s Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, a Cooperative Loan, planned unit development or condominium; (4) the current Mortgage Interest Rate; (5) the current net Mortgage Interest Rate; (6) the current Monthly Payment; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the related Cut-off Date after deduction of payments of principal due on or before the related Cut-off Date whether or not collected; (11) the Loan-to-Value; (12) the next Adjustment Date; (13) the lifetime Mortgage Interest Rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company; (16) a code indicating whether the Mortgage Loan contains pledged assets; (17) a code indicating whether the Mortgage Loan has balloon payments; (18) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan; (16) a field indicating whether the Mortgage Loan is a Home Loan; and (17) the Servicing Fee.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, or with respect to a Cooperative Loan, the Cooperative Apartment.

Mortgagor: The obligor on a Mortgage Note.

Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and certified by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

Periodic Interest Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date pursuant to the terms of the Mortgage Note.

Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Pledge Agreement: With respect to a Cooperative Loan, the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease.

Pledge Instruments: With respect to a Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Mortgage Note and Pledge Agreement.

PMI Policy: A policy of primary mortgage guaranty insurance evidenced by an electronic form and certificate number issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

Project: With respect to a Cooperative Loan, all real property owned by the related Cooperative including the land, separate dwelling units and all common areas.

Proprietary Lease: With respect to a Cooperative Loan, a lease on a Cooperative Apartment evidencing the possessory interest of the Mortgagor in such Cooperative Apartment.

Purchaser: EMC Mortgage Corporation, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

Purchase Price: The purchase price for each Loan Package shall be as stated in the related Commitment Letter.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchased or post-purchased quality assurance procedures (which may involve, among other things, review of a sample or mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Qualified Depository: A deposit account or accounts maintained with a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor’s Ratings Group or Prime-1 by Moody’s Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein.

Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than and not more than two percent (2%) greater than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan and (v) comply with each representation and warranty set forth in Sections 3.01 and 3.02.

Rating Agency/Agencies: Any nationally recognized statistical Rating Agency, or its successors, including Standard & Poor’s, a division of The McGraw-Hill Companies, Moody’s Investors Service, Inc. and Fitch Ratings.

Recognition Agreement: An agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or Securitization Transaction.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement may be removed from this Agreement and reconstituted as part of a Securitization Transaction, Agency Transfer or Whole Loan Transfer pursuant to Section 9.01 hereof. The Reconstitution Date shall be such date as the Purchaser shall designate.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

Repurchase Price: Unless agreed otherwise by the Purchaser and the Company, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser through the last day of the month in which such repurchase takes place, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Retained Mortgage File: The items referred to as items (3), (6), (7), (8) and (9) in Exhibit C annexed hereto with respect to a particular Mortgage Loan that are not required to be delivered to the Custodian pursuant to this Agreement, and any additional documents required to be added to the Retained Mortgage File pursuant to this Agreement.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 9.01(e)(iii).

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08 and 4.10 (excluding the Company’s obligations to pay the premiums on LPMI Policies).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The per annum percentage for each Mortgage Loan, as stated in the Commitment Letter.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Retained Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.03.

Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Stock Certificate: With respect to a Cooperative Loan, a certificate evidencing ownership of the Cooperative Shares issued by the Cooperative.

Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Subsidy Account: An account maintained by the Company specifically to hold all Subsidy Funds to be applied to individual Subsidy Loans.

Subsidy Funds: With respect to any Subsidy Loans, funds contributed by the employer of a Mortgagor in order to reduce the payments required from the Mortgagor for a specified period in specified amounts.

Subsidy Loan: Any Mortgage Loan subject to a temporary interest subsidy agreement pursuant to which the monthly interest payments made by the related Mortgagor will be less than the scheduled monthly interest payments on such Mortgage Loan, with the resulting difference in interest payments being provided by the employer of the Mortgagor. Each Subsidy Loan will be identified as such in the related Electronic Data File.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Time$aver® Mortgage Loan: A Mortgage Loan which has been refinanced pursuant to a Company program that allows a rate/term refinance of an existing Company serviced loan with minimal documentation.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Securitization Transaction or Agency Transfer.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.01 Conveyance of Mortgage Loans; Possession of Custodial Mortgage Files; Maintenance of Retained Mortgage Files and Servicing Files.

Pursuant to an Assignment and Conveyance Agreement, on the related Closing Date, the Company, simultaneously with the payment of the Purchase Price by the Purchaser, shall thereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement and the related Assignment and Conveyance Agreement, all the right, title and interest of the Company in and to the Mortgage Loans listed on the respective Mortgage Loan Schedule annexed to such Assignment and Conveyance Agreement, together with the Retained Mortgage Files and Custodial Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03, the Company shall deliver the Custodial Mortgage File for each Mortgage Loan comprising the related Loan Package to the Custodian.

The contents of each Retained Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Custodial Mortgage File and the originals of the documents in each Retained Mortgage File not delivered to the Custodian. The possession of each Retained Mortgage File and Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Custodial Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03 or 6.02. All such costs associated with the release, transfer and re-delivery to the Company shall be the responsibility of the Purchaser other than any related recording costs (especially in instances of breach).

In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, the MERS® System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser as beneficial owner of such Mortgage Loans.

Section 2.02 Books and Records; Transfers of Mortgage Loans.

From and after the sale of the Mortgage Loans to the Purchaser in the related Loan Package on each Closing Date, all rights arising out of such Mortgage Loans including but not limited to all funds received on or in connection with such Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of such Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of such Mortgage Loans.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae Selling and Servicing Guide, as amended from time to time.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of such Mortgage Loan and thereafter in accordance with applicable laws and regulations.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the last Business Day of the month. If such notification is not received as specified above, the Company’s duties to remit and report as required by Section 5 shall begin with the next Due Period.

Section 2.03 Custodial Agreement; Delivery of Documents.

On each Closing Date with respect to each Mortgage Loan comprising the related Loan Package, the Company shall deliver and release to the Custodian the related Custodial Mortgage File as set forth in Exhibit C attached hereto.

The Custodian shall certify its receipt of any Mortgage Loan Documents actually received on or prior to such Closing Date and as required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser will be responsible for the fees and expenses of the Custodian.

Upon the Purchaser’s request, the Company shall deliver to Purchaser or its designee within ten (10) days after such request such contents of the Retained Mortgage file so requested. In the event that the company fails to deliver to the Purchaser or its designee the requested contents of the Retained Mortgage File within such ten-day period, and if the Company does not cure such failure within five (5) days following receipt of written notification of such failure, the Company shall repurchase each related Mortgage Loan at the price and in the manner specified in Section 3.03.

The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty days of its submission for recordation.

In the event the public recording office is delayed in returning any original document which the Company is required to deliver at any time to the Custodian in accordance with the terms of the Custodial Agreement or which the Company is required to maintain in the related Retained Mortgage File, the Company shall deliver to the Custodian or to the Retained Mortgage File, as applicable, within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver such document to the Custodian or to the Retained Mortgage File, as applicable, by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

In the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the Company immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

Section 3.01 Company Representations and Warranties.
The Company hereby represents and warrants to the Purchaser that, as of the related Closing Date:

(a)	Due Organization and Authority.

The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

(b)	Ordinary Course of Business.

The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, who is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)	No Conflicts.

Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(d)	Ability to Service.

The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)	Reasonable Servicing Fee.

The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

(f)	Ability to Perform.

The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

(g)	No Litigation Pending.

There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

(h)	No Consent Required.

No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

(i)	Selection Process.

The Mortgage Loans were selected from among either the outstanding fixed rate or adjustable rate one- to four-family mortgage loans in the Company's mortgage banking portfolio at the related Closing Date as to which the representations and warranties set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

(j)	No Untrue Information.

Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

(k)	Sale Treatment.

The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

(l)	No Material Change.

There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements;

(m)	No Brokers’ Fees.

The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans; and

(n)	MERS.

The Company is a member of MERS in good standing.

Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

(a)	Mortgage Loans as Described.

The information set forth in the respective Mortgage Loan Schedule and the information contained on the respective Electronic Data File delivered to the Purchaser is true and correct;

(b)	Payments Current.

All payments required to be made up to the related Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been thirty (30) days delinquent more than one time within twelve (12) months prior to the related Closing Date;

(c)	No Outstanding Charges.

There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d)	Original Terms Unmodified.

The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement was delivered to the Custodian pursuant to the terms of the Custodial Agreement;

(e)	No Defenses.

The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(f)	No Satisfaction of Mortgage.

The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(g)	Validity of Mortgage Documents.

The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;

(h)          No Fraud.

No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, or the Mortgagor, or to the best of the Company’s knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(i)	Compliance with Applicable Laws.

Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit and privacy protection, equal credit opportunity, disclosure or predatory and abusive lending laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(j)	Location and Type of Mortgaged Property.

The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single, contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or a Cooperative Apartment, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae requirements, or the underwriting guidelines of the company, regarding such dwellings, and no residence or dwelling is a mobile home. As of the respective date of the appraisal for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the underwriting guidelines of the Company and, to the best of the Company’s knowledge, since the date of such appraisal, no portion of the Mortgage Property has been used for commercial purposes outside of the underwriting guidelines of the Company;

(k)    Valid First Lien.

The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)	the lien of current real property taxes and assessments not yet due and payable;

(2)
covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)
other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the Cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

(l)    Full Disbursement of Proceeds.

The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)	Consolidation of Future Advances.

Any future advances made prior to the related Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Seller shall not make future advances after the related Cut-Off Date;

(n)    Ownership.

The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

(o)    Origination/Doing Business.

The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(p)    LTV, PMI Policy.

Each Mortgage Loan has an LTV as set forth in the related Mortgage Loan Schedule and related Electronic Data File. Except as indicated on the Electronic Data File, those Mortgage Loans with an LTV greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy. If the Mortgage Loan is insured by a PMI Policy for which the Mortgage pays all premiums, the coverage will remain in place until (i) the LTV is decreased to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. All provisions of such PMI Policy and LPMI Policy have been and are being complied with, such PMI Policy and LPMI Policy is in full force and effect, and all premiums due thereunder have been paid. The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor or in the case of an LPMI Policy, obligates the Company, thereunder to maintain the PMI Policy or LPMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. No prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such PMI Policy or LPMI Policy;

(q)    Title Insurance.

The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of Paragraph (k) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(r)    No Defaults.

There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

(s)    No Mechanics' Liens.

There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (q) above;

(t)    Location of Improvements; No Encroachments.

Except as insured against by the title insurance policy referenced in Paragraph (q) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(u)	Payment Terms.

Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than 60 days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than 2.00% on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Loan Schedule for such Mortgage Loan. Each adjustable rate Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate; provided however, with respect to any Interest Only Mortgage Loans, the Mortgage Note allows a Monthly Payment of interest only during the period prior to the first Adjustment Date and upon the first adjustment to the Mortgage Interest Rate, the Mortgage Note requires a Monthly Payment of principal and interest, sufficient to fully amortize the outstanding principal balance over the then remaining term of such Mortgage Loan. As to each adjustable rate Mortgage Loan, if the related Mortgage Interest Rate changes on an adjustment date, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization;

(v)    Customary Provisions.

The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(w)    Occupancy of the Mortgaged Property.

As of the date of origination, the Mortgaged Property was lawfully occupied under applicable law;

(x)    No Additional Collateral.

The Mortgage Note is not and has not been secured by any collateral, pledged account, except as indicated on the Electronic Data File, or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (k) above;

(y)    Deeds of Trust.

In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(z)    Acceptable Investment.

The Company has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(aa)    Transfer of Mortgage Loans.

If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment upon the insertion of the name of the assignee and recording information is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(bb)    Mortgaged Property Undamaged.

The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

(cc)    Collection Practices; Escrow Deposits.

The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

(dd)    No Condemnation.

There is no proceeding pending or to the best of the Company’s knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

(ee)    The Appraisal.

The Servicing File contains an appraisal of the related Mortgaged Property. As to each Time$aver® Mortgage Loan, the appraisal may be from the original of the existing Company-serviced loan, which was refinanced via such Time$aver® Mortgage Loan. The appraisal was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(ff)    Insurance.

The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is at least equal to the lesser of (a) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (b) the greater of (i) the outstanding principal balance of the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

(gg)	Servicemembers’ Civil Relief Act.

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act, as amended;

(hh)	No Graduated Payments or Contingent Interests.

The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ii)	No Construction Loans.

No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

(jj)	Underwriting.

Each Mortgage Loan was underwritten in accordance with the underwriting guidelines of the Company, which were in effect at the time the Mortgage Loan was originated; and the Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(kk)	Buydown Mortgage Loans.

With respect to each Mortgage Loan that is a Buydown Mortgage Loan:

(i)
On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae or Freddie Mac guidelines;

(ii)
The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under Fannie Mae or Freddie Mac guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

(iii)	The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan;

(iv)	As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae or Freddie Mac regarding buydown agreements.

(ll)	Delivery of Custodial Mortgage Files.

Any documents required to be delivered by the Company under this Agreement have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Retained Mortgage File and Custodial Mortgage File in compliance with Exhibit C hereto;

(mm)	No Violation of Environmental Laws.

There is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn)	No Bankruptcy.

No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and to the best of the Company’s knowledge, as of the related Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

(oo)    HOEPA.

No Mortgage Loan is a High Cost Loan or Covered Loan;

(pp)    Cooperative Loans.

With respect to each Cooperative Loan:

(i)
The Cooperative Shares are held by a person as a tenant-stockholder in a Cooperative. Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same. The Proprietary Lease term expires no less than five years after the Mortgage Loan term or such other term acceptable to Fannie Mae or Freddie Mac;

(ii)
A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the Cooperative is located;

(iii)
(a) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (b) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (c) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (d) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (e) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (f) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple or under a leasehold that complies with the requirements of the Fannie Mae Guidelines; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

(iv)	The Company has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor;

(v)
Each Stock Power (i) has all signatures guaranteed or (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Company undertakes to convert the ownership of the collateral securing the related Cooperative Loan;

(qq)    Georgia Fair Lending Act.

There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(rr)    Methodology.

The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(ss)	Imposition of a Premium.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Company shall recommend that such prepayment premium is not imposed in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(tt)	Single Premium Credit Life.

No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance products) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(uu)    No Arbitration Provision.

With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(ww)	Credit Reporting.

With respect to each Mortgage Loan, the Company has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e. favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; and

(xx)	Illinois Interest Act.

Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act.

Section 3.03 Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Custodial Mortgage Files or Retained Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

Within ninety (90) days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such breach within 120 days of the related Closing Date, the Company shall, if the breach cannot be cured, at the Purchaser's option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan within ninety (90) days of the written notice of the breach or the failure to cure, whichever is later. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. If the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall cause MERS to designate on the MERS® System to remove the Purchaser as the beneficial holder with respect to such Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. With respect to any Deleted Mortgage loan, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such repurchase or substitution obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this Section 3.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event a Mortgage Loan pays off in full on or before the related Closing Date, the Company must repay the Purchaser the difference between the Unpaid Principal Balance of such Mortgage Loan as of the date of pay off and the Unpaid Principal Balance multiplied by the purchase price percentage adjusted, if necessary in accordance with the Commitment Letter.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a Subcontractor, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Company shall be responsible for any and all acts of a Subcontractor, and the Company’s utilization of a Subcontractor shall in no way relieve the liability of the Company under this Agreement.

Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, with written consent of the Purchaser, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

The Company shall cause to be maintained for each Cooperative Loan a copy of the financing statements and shall file and such financing statements and continuation statements as necessary, in accordance with the Uniform Commercial Code applicable in the jurisdiction in which the related Cooperative Apartment is located, to perfect and protect the security interest and lien of the Purchaser.

The Company shall apply any Principal Prepayment on an Interest Only Mortgage Loan to the then-outstanding principal balance, at which time the interest-only payment feature shall be extinguished. The related Monthly Payment shall thereafter consist of both principal and interest components, and the amount of such Monthly Payment shall not change prior to the next Adjustment Date.

Section 4.02 Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03 Collection of Mortgage Loan Payments.

Continuously from the related Cut-off Date until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04 Establishment of and Deposits to Custodial Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A. in trust for the Purchaser and/or subsequent purchasers of Mortgage Loans - P & I." The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. Any funds deposited into the Custodial Account shall at all times be insured to the fullest extent allowed by applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

The Company shall deposit in the Custodial Account within one (1) Business Day of Company’s receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(i)	all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii)	all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)	all Liquidation Proceeds;

(iv)
all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and Section 4.15;

(v)	all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

(vi)	any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.03, 6.01 or 6.02;

(vii)
any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

(viii)
with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

(ix)	any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy;

(x)	any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16; and

(xi)	an amount from the Subsidy Account that when added to the Mortgagor’s payment will equal the full monthly amount due under the related Mortgage Note.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05 Permitted Withdrawals From Custodial Account.

The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i)	to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)
to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)
to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan. Upon Purchaser's request, the Company shall provide documentation supporting the Company's Servicing Advances;

(iv)	to pay itself interest on funds deposited in the Custodial Account;

(v)	to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 8.01;

(vi)
to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vii)	to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

(viii)	to remove funds inadvertently placed in the Custodial Account by the Company; and

(ix)	to clear and terminate the Custodial Account upon the termination of this Agreement.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06 Establishment of and Deposits to Escrow Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

The Company shall deposit in the Escrow Account or Accounts within one (1) Business Days of Company’s receipt, and retain therein:

(i)	all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)	all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)	all payments on account of Buydown Funds.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account or Accounts may be made by the Company only:

(i)
to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii)
to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)	to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv)	for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v)	for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi)	to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)	to remove funds inadvertently placed in the Escrow Account by the Company;

(viii)	to remit to Purchaser payments on account of Buydown Funds as applicable; and

(ix)	to clear and terminate the Escrow Account on the termination of this Agreement.

Section 4.08 Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09 Protection of Accounts.

The Company may transfer the Custodial Account, the Subsidy Account or the Escrow Account to a different Qualified Depository from time to time with prior written notice to Purchaser.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf, as permitted by applicable law.

If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the required amount of coverage for the Mortgaged Property and if the Mortgagor does not obtain such coverage, the Company shall immediately force place the required coverage on the Mortgagor’.

All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11 Maintenance of Mortgage Impairment Insurance.

In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of the Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

Section 4.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be with a company acceptable to Fannie Mae or Freddie Mac and in amounts at least equal to the amounts acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

Section 4.13 Inspections.

If any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a record of each such inspection and shall provide the Purchaser with copies of such upon request.

Section 4.14 Restoration of Mortgaged Property.

The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i)	the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)	the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

(iii)	the Company shall verify that the Mortgage Loan is not in default; and

(iv)	pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15 Maintenance of PMI Policy; Claims.

Each Mortgage Loan has an LTV as indicated on the Mortgage Loan Schedule and Electronic Data File. Except as indicated on the Electronic Data File, with respect to each Mortgage Loan with an LTV in excess of 80% at the time of origination, the Company shall, without any cost to the Purchaser maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy or LPMI Policy insuring a portion of the unpaid principal balance of the Mortgage Loan as to payment defaults. If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy and LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy or LPMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy or LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy or LPMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy or LPMI Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.16 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

The Purchaser shall have the option to manage and operate the REO Property provided the Purchaser gives written notice of its intention to do so within thirty (30) days after such REO Property is acquired in foreclosure or by deed in lieu of foreclosure. The election by the Purchaser to manage the REO Property shall not constitute a termination of any rights of the Company pursuant to Section 11.02. Upon the Company's receipt of such written notice, it shall be relived of any obligation to manage, conserve, protect, operate, dispose or sell the Mortgaged Property for the Purchaser, or its designee. All such duties will become the obligation of the Purchaser, or its designee. In such connection, upon the Mortgaged Property being acquired on behalf of the Purchaser, or its designee, the Company shall fully cooperate with Purchaser to transfer management of the REO Property to Purchaser, or its designee, and shall immediately submit a statement of expenses to the Purchaser for reimbursement within 30 days for all Monthly Advances and Servicing Advances. If Company does not receive reimbursement of such expenses from the Purchaser within the 30-days of the statement of expenses, Company shall be permitted to withdraw such amount from the Custodial Account pursuant to Section 4.05.

In the event the Purchaser does not elect to manage an REO Property, the Company shall manage, conserve and protect the related REO Property for the Purchaser. The Company, either itself or through an agent selected by the Company, shall manage the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Company as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Company and Purchaser shall be entered into with respect to such purchase money mortgage.

The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17 Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.18 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19 Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

Section 4.20 Application of Buydown Funds.

With respect to each Buydown Mortgage Loan, the Company shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement). With respect to each Buydown Mortgage Loan, the Company will distribute to the Purchaser on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Company or the insurer under any related Primary Insurance Policy) the Company shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Purchaser all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account. Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Purchaser in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan. If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in its entirety during the related Buydown Period, the Company shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement. If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Company shall distribute to the Purchaser on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

Section 4.21 Notification of Adjustments.

With respect to each adjustable rate Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. Upon the discovery by the Company or the receipt of notice from the Purchaser that the Company has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused the Purchaser thereby.

Section 4.22 Confidentiality/Protection of Customer Information.

The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 (the “Interagency Guidelines”), if applicable. For purposes of this Section 4.22, the term “Customer Information” shall have the meaning assigned to it in the Interagency Guidelines.

Section 4.23 Fair Credit Reporting Act

The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 4.24 Establishment of and Deposits to Subsidy Account.

The Company shall segregate and hold all Subsidy Funds collected and received pursuant to the Subsidy Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Subsidy Accounts, in the form of time deposit or demand accounts, titled “Wells Fargo Bank, N.A., in trust for the Purchaser, its successors or assigns, and/or subsequent purchasers of residential Mortgage Loans, and various Mortgagors.” The Subsidy Account shall be an eligible deposit account established with an eligible institution.

The Company shall, from time to time, withdraw funds from the Subsidy Account for the following purposes:

(i)	to deposit in the Custodial Account in the amounts and in the manner provided for in Section 4.04(xi);
(ii)	to transfer funds to another eligible institution in accordance with Section 4.09 hereof;
(iii)	to withdraw funds deposited in error; and
(iv)	to clear and terminate the Subsidy Account upon the termination of this Agreement.

Notwithstanding anything to the contrary elsewhere in this Agreement, the Company may employ the Escrow Account as the Subsidy Account to the extent that the Company can separately identify any Subsidy Funds deposited therein.

Section 4.25 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 6.06, in each case as and when required to be delivered.

ARTICLE V

PAYMENTS TO PURCHASER

Section 5.01 Remittances.

On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, and minus (e) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. Such interest shall be remitted by wire transfer of immediately available funds within one Business Day following agreement by the Purchaser and the Company of the penalty amount. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to Purchaser.

Not later than the Remittance Date, the Company shall furnish to the Purchaser a monthly remittance advice in the standard form of electronic Alltel® file, as to the period ending on the last day of the preceding month. If requested by the Purchaser prior to the related Closing Date, the first monthly remittance advice due to the Purchaser following such Closing Date shall be furnished by the 12th calendar day, or if such day is not a Business Day, then the preceding Business Day.

Section 5.03 Monthly Advances by Company.

On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, REO Disposition Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Transfers of Mortgaged Property.

The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, immediately notify the Purchaser and exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without Purchaser’s consent.

To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.

If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the outstanding principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 6.04 Annual Statements as to Compliance.

(i) The Company shall deliver to the Purchaser, on or before February 28, 2006, an Officer's Certificate, stating that (x) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or similar agreements has been made under such officer's supervision, and (y) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

(ii) On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (a) a review of the Company’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (b) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 6.05 Annual Independent Public Accountants' Servicing Report.

Except with respect to Securitization Transactions occurring on or after January 1, 2006, on or before February 28, 2006, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, Company shall be considered to have fulfilled its obligations under this Section 6.05.

Section 6.06 Report on Assessment of Compliance and Attestation.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction occurring on or before March 1 of each calendar year, commencing in 2007, the Company shall:

(i)
deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit D hereto;

(ii)
deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)
cause each Subservicer and each Subcontractor, determined by the Company pursuant to Section 425(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and such Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section 6.06; and

(iv)
deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit E.

The Company acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

Section 6.07 Remedies.

(i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article 9, Section 6.04, Section 6.05 or Section 6.06, or any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A), or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date, shall, except as provided in sub-clause (ii) of this Section, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent than any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 6.04, Section 6.05 or Section 6.06, including any failure by the Company to identify any Subcontract “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 6.08 Right to Examine Company Records.

The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

Section 6.09 Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined Section 860(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

ARTICLE VII

COMPANY TO COOPERATE

Section 7.01 Provision of Information.

During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser’s expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 7.02 Financial Statements; Servicing Facility.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two (2) fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company's indemnification pursuant to Section 3.03, or the failure of the Company to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company shall keep in full effect its existence, rights and franchises and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved company in good standing and has a net worth of no less than $25 million. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

Section 8.03 Limitation on Liability of Company and Others.

Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 8.04 Limitation on Resignation and Assignment by Company.

The Purchaser has entered into this Agreement with the Company and subsequent Purchaser will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing rights hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 12.01.

Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder (other than pursuant to Section 4.01) or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

ARTICLE IX

SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS

Section 9.01 Securitization Transactions; Whole Loan Transfers and Agency Transfers

The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers, Agency Transfer or Securitization Transactions, retaining the Company as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the Reconstitution Date, the Mortgage Loans transferred may cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 9.01 is rejected by the transferee, the Company shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer, Agency Transfer or Securitization Transaction in accordance with this Section 9.01. In connection therewith:

(a)
the Company shall make all representations and warranties with respect to the Mortgage Loans as of the related Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer, Agency Transfer or Securitization Transaction;

(b)
the Company shall negotiate in good faith and execute any seller/servicer agreements required to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

(c)	the Company shall provide as applicable:

(i)
any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

(ii)
such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency or the Purchaser, as the case may be, in connection with such Whole Loan Transfers, Agency Transfers or Securitization Transactions. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Seller and Seller's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a Servicing Fee for each Mortgage Loan, at no less than the applicable Servicing Fee Rate; and

(iii)	at any time as required by any Rating Agency, such additional documents from the related Retained Mortgage File to the Custodian as may be required by such Rating Agency;

(d)
the Company shall with respect to any Mortgage Loans that are subject to a Securitization Transaction occurring on or before December 31, 2005,in which the filing of a Sarbanes-Oxley Certification directly with the Commission is required, by February 28, 2006, or in connection with any additional Sarbanes-Oxley Certification required to be filed upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer’s Certification substantially in the form attached hereto as Exhibit F, to the entity filing the Sarbanes-Oxley Certification directly with the Commission (such as the Purchaser, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity’s affiliates and the officers, directors and agents of such entity and such entity’s affiliates, and shall indemnify such entity or persons arising out of any breach of Company’s obligations or representations relating thereto as provided in such Officer’s Certification.

(e)
the Company shall, in connection with any Securitization Transaction occurring on or after January 1, 2006, the Company shall (1) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (i), (ii), (iii) and (vii) of this subsection (e), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this subsection (e).

(i)
if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (1) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (2) each Third-Party Originator, and (3) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)	the originator’s form of organization;

(B)
a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)	a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer; and

(D)
a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of a Securitization Transaction:

(1)	the sponsor;
(2)	the depositor;
(3)	the issuing entity;
(4)	any servicer;
(5)	any trustee;
(6)	any originator;
(7)	any significant obligor;
(8)	any enhancement or support provider; and
(9)	any other material transaction party.

(ii)
If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (1) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (2) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii)
If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108 of Regulation AB. Such information shall include, at a minimum:

(A)	the Servicer’s form of organization;

(B)
a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)
whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2)	the extent of outsourcing the Servicer utilizes;

(3)
whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)	whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)	such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)
a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)
information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)
information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)	a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)
a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)
information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(iv)
If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (1) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(e)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

(v)
As a condition to the succession to the Company or any Subservicer as servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with is reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(vi)	(A)
The Company shall represent to the Purchaser, as of the date on which information is first provided to the Purchaser under this Section 9.01(e) that, except as disclosed in writing to the Purchaser prior to such date: (1) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (2) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (3) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (4) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (5) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (6) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(B)
If so requested by the Purchaser on any date following the date on which information is first provided to the Purchaser under this Section 9.01(e), the Company shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in sub clause (A) above or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(vii)
In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information reasonably available to the Company regarding the performance of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)    (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under Sections 9.01(c) and (e) by or on behalf of the Company, or provided under Sections 9.01(c) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 9.01(c) and (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A) or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

(g)
the Purchaser and each Person who controls the Purchaser shall indemnify the Company, each affiliate of the Company, each Person who controls any of such parties or the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Company, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)    (A) any untrue statement of a material fact contained or alleged to be contained in any offering materials related to a Securitization Transaction, including without limitation the registration statement, prospectus, prospectus supplement, any private placement memorandum, any offering circular, any computational materials, and any amendments or supplements to the foregoing (collectively, the “Securitization Materials”) or (B) the omission or alleged omission to state in the Securitization Materials a material fact required to be stated in the Securitization Materials or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is other than a statement or omission arising out of, resulting from, or based upon the Company Information.

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date the Company shall prepare an Assignment of Mortgage in blank or to the trustee from the Company acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers, Agency Transfer or Securitization Transactions. The Company shall pay all preparation and recording costs associated with the initial Assignment of Mortgage. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements. If required at any time by a Rating Agency, Purchaser or successor purchaser in connection with any Whole Loan Transfer, Agency Sale or Securitization Transaction, the Company shall deliver such additional documents from its Retained Mortgage File within thirty (30) Business Days to the Custodian, successor purchaser or other designee of the Purchaser as said Rating Agency, Purchaser or successor purchaser may require.

All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfer or Securitization Transactions or (ii) that are subject to a Securitization for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

ARTICLE X

DEFAULT

Section 10.01 Events of Default.

Each of the following shall constitute an Event of Default on the part of the Company:

(i)
any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(ii)
failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

(iii)	failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

(iv)
a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)
the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(vi)
the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations; or

(vii)	the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

(viii)
the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02 Waiver of Defaults.

By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE XI

TERMINATION

Section 11.01 Termination.

This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02 Termination Without Cause.

The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

The Company shall be entitled to receive, as such liquidated damages, upon the transfer of the servicing rights, an amount equal to: (i) 2.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .25% is paid per annum, (ii) 3.25% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .375% is paid per annum, and (iii) 3.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .44% or greater is paid per annum.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Successor to Company.

Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01, 11.01 (ii) or 11.02 the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Section 3.03, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsection (h) with respect to the sale of the Mortgage Loans and subsections (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

The Company shall deliver promptly to the successor servicer the funds in the Custodial Account, Subsidy Account and Escrow Account and all Servicing Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02 Amendment.

This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

Section 12.03 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

Section 12.04 Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i) if to the Company with respect to servicing and investor reporting issues:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: John B. Brown, MAC X2401-042

If to the Company with respect to all other issues:

Wells Fargo Bank, N.A.
7430 New Technology Way
Frederick, MD 21703
Attention: Structured Finance Manager, MAC X3906-012

In each instance with a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel, MAC X2401-06T

or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

(ii) if to Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Dr., Suite 200
Irving, TX 75038
Attention: Ralene Ruyle

With a copy to:

Bear Stearns Mortgage Capital Corp.
383 Madison Avenue
New York, NY 10179
Attention: Baron Silverstein

Section 12.06 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07 Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 12.09 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 12.10 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form attached as Exhibit G and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11 Solicitation of Mortgagor.

Neither party shall, after the related Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither (i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.

[Intentionally Blank - Next Page Signature Page]

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser		WELLS FARGO BANK, N.A. Company

By:	By:
Name:	Name:
Title:	Title:

STATE OF	)
	)	ss.:
COUNTY OF___________	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared __________________, known to me to be _________________ of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public My Commission expires _________________

STATE OF	)
	)	ss.:
COUNTY OF___________	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared _____________________________________, known to me to be the ______________________________ of EMC Mortgage Corporation, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public My Commission expires _________________

EXHIBIT A
FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

On this _____ day of __________, 20___, Wells Fargo Bank, N.A. (the "Seller") as the Seller under that certain Amended and Restated Master Mortgage Loan Purchase Agreement, ("Purchase Agreement") and as the Company under that certain Amended and Restated Master Seller's Warranties and Servicing Agreement (the "Servicing Agreement") each dated as of _______________, 20___, (collectively, the "Agreements") does hereby sell, transfer, assign, set over and convey to EMC Mortgage Corporation as the Purchaser (the "Purchaser") under the Purchase Agreement, and Purchaser hereby accepts from Seller, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A, together with the Custodial Mortgage Files and Retained Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03 of the Servicing Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The Servicing Files retained by the Seller pursuant to Section 2.01 of the Servicing Agreement shall be appropriately marked to clearly reflect the sale of the related Mortgage Loans to the Purchaser.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreements.

EMC MORTGAGE CORPORATION Purchaser		WELLS FARGO BANK, N.A. Company

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

CUSTODIAL AGREEMENT

EXHIBIT C

CONTENTS OF EACH RETAINED MORTGAGE FILE,
SERVICING FILE AND CUSTODIAL MORTGAGE FILE

With respect to each Mortgage Loan, the Retained Mortgage File and Custodial Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Retained Mortgage File or Servicing File or delivered to the Custodian pursuant to Sections 2.01 and 2.03 of the Seller's Warranties and the Servicing Agreement to which this Exhibit is attached (the "Agreement"):

1.
The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of   without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).

3.
The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

Further, with respect to MERS Mortgage Loans, (a) the Mortgage names MERS as the Mortgagee and (b) the requirements set forth in the Electronic Tracking Agreement have been satisfied, with a conformed recorded copy to follow as soon as the same is received by the Company.

4.	the originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.
The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in the Custodial Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]."

6.
Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

7.	The electronic form of PMI Policy as identified by certificate number.

8.	The original mortgagee policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

9.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

10.	Original power of attorney, if applicable.
11.	For each Cooperative Loan, the original or a seller certified true copy of the following:

The original Pledge Agreement entered into by the Mortgagor with respect to such Cooperative Loan;

UCC-3 assignment in blank (or equivalent instrument), sufficient under the laws of the jurisdiction where the related Cooperative Apartment is located to reflect of record the sale and assignment of the Cooperative Loan to the Purchaser;

Original assignment of Pledge Agreement in blank showing a complete chain of assignment from the originator of the related Cooperative Loan to the Company;

Original Form UCC-1 and any continuation statements with evidence of filing thereon with respect to such Cooperative Loan;

Cooperative Shares with a Stock Certificate in blank attached;

Original Proprietary Lease;

Original Assignment of Proprietary Lease, in blank, and all intervening assignments thereof;

Original recognition agreement of the interests of the mortgagee with respect to the Cooperative Loan by the Cooperative, the stock of which was pledged by the related Mortgagor to the originator of such Cooperative Loan; and

Originals of any assumption, consolidation or modification agreements relating to any of the items specified above.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company’s agent(s):

12.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

13.	Residential loan application.

14.	Mortgage Loan closing statement.

15.	Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

16.	Verification of acceptable evidence of source and amount of down payment.

17.	Credit report on the Mortgagor.

18.	Residential appraisal report.

19.	Photograph of the Mortgaged Property.

20.	Survey of the Mortgage property, if required by the title company or applicable law.

21.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

22.	All required disclosure statements.

23.	If available, termite report, structural engineer's report, water potability and septic certification.

24.	Sales contract, if applicable.

25.
Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

26.	Amortization schedule, if available.

27.	Payment history for any Mortgage Loan that has been closed for more than 90 days.

In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

EXHIBIT D

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
Pool Asset Administration (cont’d)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT E

FORM OF SARBANES CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [Name of Servicer], certify to [the Owner], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Servicer Servicing Information”);

(2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

(3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement; and

    (5) The Compliance Statement, the Servicing Assessment and the Attestation Report required to be provided by the Servicer pursuant to the Agreement have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:
Name:
Title:

EXHIBIT F

FORM OF SARBANES-OXLEY BACK-UP CERTIFICATION

I, ______________________, Vice President of Wells Fargo Bank, N.A. (the "Servicer"), certify to __________________, and its officers, directors, agents and affiliates (the "Sarbanes Certifying Party"), and with the knowledge and intent that they will rely upon this certification, that:

(i)
Based on my knowledge, the information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the Sarbanes Certifying Party which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to the Securitization, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

(ii)	The servicing information required to be provided to the Sarbanes Certifying Party by the Servicer under the relevant servicing agreement has been provided to the Sarbanes Certifying Party;

(iii)
I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreement and based upon the review required by the relevant servicing agreement, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Sarbanes Certifying Party, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreement; and

(iv)
I have disclosed to the Sarbanes Certifying Party all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the relevant servicing agreement.

(v)
The Servicer shall indemnify and hold harmless the Sarbanes Certifying Party and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Sarbanes Certifying Party, then the Servicer agrees that it shall contribute to the amount paid or payable by the Sarbanes Certifying Party as a result of the losses, claims, damages or liabilities of the Sarbanes Certifying Party in such proportion as is appropriate to reflect the relative fault of the Sarbanes Certifying Party on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:
By:
Name:
Title:

EXHIBIT G

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

____________, 20__

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated ___________________, 20____ between _________________, a _________________ corporation having an office at _________________ ("Assignor") and _________________, having an office at _________________ ("Assignee"):

For and in consideration of the sum of one dollar ($1.00) and other valuable consideration the receipt and sufficiency of which are hereby acknowledge, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under that certain Seller's Warranties and Servicing Agreement, (the "Seller's Warranties and Servicing Agreement"), dated as of _________________, by and between _________________ (the "Purchaser"), and _________________ (the "Company"), and the Mortgage Loans delivered thereunder by the Company to the Assignor, and that certain Custodial Agreement, (the "Custodial Agreement"), dated as of _________________, by and among the Company, the Purchaser and _________________ (the "Custodian").

2. The Assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Seller's Warranties and Servicing Agreement or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Seller's Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Seller's Warranties and Servicing Agreement or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto.

3. That Assignee warrants and represent to, and covenants with, the Assignor and the Company pursuant to Section 12.10 of the Seller's Warranties and Servicing Agreement that:

a. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Seller's Warranties and Servicing Agreement, the Mortgage Loans and the Custodial Agreement, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as purchaser thereunder;

b. The Assignee understands that the Mortgage Loans have not been registered under the 33 Act or the securities laws of any state;

c. The purchase price being paid by the Assignee for the Mortgage Loans are in excess of $250,000.00 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

d. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person. In this connection, neither the Assignee nor any person authorized to act therefor has offered to Mortgage Loans by means of any general advertising or general solicitation within the meaning of Rule 502(c) of US Securities and Exchange Commission Regulation D, promulgated under the Securities Act;

e. The Assignee considers itself a substantial sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

f. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

g. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner which would constitute a distribution of the Mortgage Loans under the 33 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

h. Either (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

i. The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans and the Seller's Warranties and Servicing Agreements is:

Attention: _________________

The Assignee's wire transfer instructions for purposes of all remittances and payments related to the Mortgage Loans and the Seller's Warranties and Servicing Agreement is:

Attention: _________________

4. From and after the date hereof, the Company shall note the transfer of the Mortgage Loans to the Assignee in its books and records, the Company shall recognize the Assignee as the owner of the Mortgage Loans and the Company shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Seller’s Warranties and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, the Company and the Assignee that the Seller’s Warranties and Servicing Agreement shall be binding upon and inure to the benefit of the Company and the Assignee and their respective successors and assigns.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

Assignor	Assignee

By:	By:
Name:	Name:
Its:	Its:
Tax Payer Identification No.:	Tax Payer Identification No.:

EXHIBIT H

ELECTRONIC DATA FILE

(1)	the street address of the Mortgaged Property including the city, state, county and zip code;

(2)	a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a cooperative, a townhouse, manufactured housing or a unit in a condominium project;

(3)	the Mortgage Interest Rate as of the Cut-off Date;

(4)	the current Monthly Payment;

(5)	loan term, number of months;

(6)	the stated maturity date;

(7)	the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

(8)	the Loan-to-Value Ratio;

(9)	a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan;

(10)	a code indicating whether the Mortgage Loan is a temporary buydown (Y or N);

(11)	the Servicing Fee Rate;

(12)	a code indicating whether the Mortgage Loan is covered by lender-paid mortgage insurance (Y or N);

(13)	a code indicating whether the Mortgage Loan is a Time$aver® Mortgage Loan (Y or N);

(14)	the Mortgagor's first and last name;

(15)	a code indicating whether the Mortgaged Property is owner-occupied;

(16)	the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(17)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(18)	the last Due Date on which a Monthly Payment was actually applied to the actual principal balance;

(19)	the original principal amount of the Mortgage Loan;

(20)	a code indicating the purpose of the loan (i.e., purchase, financing, rate/term refinancing, cash-out refinancing);

(21)	the Mortgage Interest Rate at origination;

(22)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(23)
a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2’s and current pay stub or 2 years 1040’s for self employed borrowers), alternative or reduced);

(24)	a code indicating if the Mortgage Loan is subject to a PMI Policy;

(25)	the Appraised Value of the Mortgage Property;

(26)	the sale price of the Mortgaged Property, if applicable;

(27)	the Mortgagor’s Underwriting FICO Score;

(28)	term of prepayment penalty in years;

(29)	a code indicating the product type;

(30)	a code indicating the credit grade of the Mortgage Loan;

(31)	the unpaid balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of all payments of principal;

(32)	the Note date of the Mortgage Loan;

(33)	the mortgage insurance certificate number and percentage of coverage, if applicable;

(34)	the Mortgagor’s date of birth;

(35)	the MIN Number for each Mortgage Loan, if applicable;

(36)	employer name;

(37)	subsidy program code;

(38)	servicer name;

(39)	the combined Loan-to-Value Ratio;

(40)	the total Loan-to-Value Ratio;

(41)	whether the Mortgage Loan is convertible (Y or N);

(42)	a code indicating whether the Mortgage Loan is a relocation loan (Y or N);

(43)	a code indicating whether the Mortgage Loan is a leasehold loan (Y or N);

(44)	a code indicating whether the Mortgage Loan is an Alt A loan (Y or N);

(45)	a code indicating whether the Mortgage Loan is a no ratio loan (Y or N);

(46)	a code indicating whether the Mortgage Loan is a Pledged Asset Mortgage Loan (Y or N);

(47)	effective LTV percentage for Pledged Asset Mortgage Loans;

(48)	citizenship type code;

(49)	a code indicating whether the Mortgage Loan is a conforming or non-conforming loan, based on the original loan balance;

(50)	the name of the client for which the Mortgage Loan was originated;

(51)	the program code;

(52)	the loan sub doc code;

(53)	the remaining interest-only term for Interest Only Mortgage Loans;

The Company shall provide the following
For the Home Mortgage Disclosure Act (HMDA):

(54)	the Mortgagor’s and co-Mortgagor’s (if applicable) ethnicity;

(55)	the Mortgagor’s and co-Mortgagor’s (if applicable) race;

(56)	lien status;

(57)	for cash-out refinance loans, the cash purpose;

(58)	the Mortgagor’s and co-Mortgagor’s (if applicable) gender;

(59)	the Mortgagor’s and co-Mortgagor’s (if applicable) social security numbers;

(60)	the number of units for the property;

(61)	the year in which the property was built;

(62)	the qualifying monthly income of the Mortgagor;

(63)	the number of bedrooms contained in the property;

(64)	a code indicating first time buyer (Y or N);

(65)	the total rental income, if any;

The Seller shall provide the following
for the adjustable rate Mortgage Loans (if applicable):

(66)	the maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(67)	the Periodic Interest Rate Cap;

(68)	the Index;

(69)	the next Adjustment Date;

(70)	the Gross Margin; and

(71)	the lifetime interest rate cap.

MASTER MORTGAGE LOAN PURCHASE AGREEMENT

This is an Amended and Restated Master Mortgage Loan Purchase Agreement (the "Agreement"), dated as of November 1, 2004 by and between EMC Mortgage Corporation, having an office at 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") and Wells Fargo Bank, N.A., having an office at 1 Home Campus, Des Moines, Iowa 50328-0001 (the "Seller").

W I T N E S S E T H

WHEREAS, the Seller agrees to sell, and the Purchaser agrees to purchase, from time to time certain conventional residential mortgage loans (the "Mortgage Loans") on a servicing retained basis as described herein:

WHEREAS, the Mortgage Loans shall be delivered as pools of whole loans (each a “Loan Package”) on various dates as provided herein (each a “Closing Date”); and

WHEREAS, the parties intend hereby to set forth the terms and conditions upon which the proposed Transactions will be effected.

NOW THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  All capitalized terms not otherwise defined herein have the respective meanings set forth in the Amended and Restated Master Seller's Warranties and Servicing Agreement, dated as of the date herewith (the“Master Seller's Warranties and Servicing Agreement").

SECTION 2. Agreement to Purchase. The Seller agrees to sell, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the applicable related Cut-off Date in an amount as set forth in the related Commitment Letters or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans in the related Loan Package accepted by the Purchaser on the related Closing Date. The Mortgage Loans will be delivered pursuant to the Master Seller's Warranties and Servicing Agreement.

SECTION 3.  Mortgage Schedules. The Seller will provide the Purchaser with certain information constituting a listing of the Mortgage Loans to be purchased under this Agreement for each Transaction (the "Mortgage Loan Schedule"). Each Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" under the Master Seller's Warranties and Servicing Agreement.

SECTION 4.  Purchase Price. The purchase price for each Loan Package (the "Purchase Price") shall be the percentage of par as stated in the related Commitment Letter, multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed in the related Loan Package, after application of scheduled payments of principal for such related Loan Package due on or before the related Cut-off Date whether or not collected. The purchase price for a Loan Package may be adjusted as stated in the related Commitment Letter.

In addition to the Purchase Price, the Purchaser shall pay to the Seller, at closing, accrued interest on the initial principal amount of the Mortgage Loans at the weighted average Mortgage Loan Remittance Rate for each Loan Package from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

With respect to each Loan Package, the Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Seller after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

SECTION 5.  Examination of Mortgage Files. Prior to each Closing Date, the Seller shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Seller's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Seller. Such examination may be made by the Purchaser or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after such related Closing Date, upon prior reasonable notice to the Seller. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under the Master Seller's Warranties and Servicing Agreement.

Prior to Seller’s receipt of the Purchase Price, the Purchaser shall cause the Custodian to act as bailee for the sole and exclusive benefit of the Seller pursuant to the Custodial Agreement and act only in accordance with Seller’s instructions. Upon the Seller’s receipt of the Purchase Price, the Seller shall provide notification to the Custodian to release ownership of the Mortgage Loan Documents contained in the Custodial Mortgage File. Such notification shall be in a form of a written notice by facsimile or other electronic media, with a copy sent to the Purchaser. Subsequent to such release, such Mortgage Loan Documents shall be retained by the Custodian for the benefit of the Purchaser. All Mortgage Loan Documents related to Mortgage Loans not purchased by the Purchaser on the Closing Date, shall be maintained by the Custodian for the benefit of the Seller and shall be returned to the Seller within two (2) Business Days after the Closing Date.

SECTION 6.  Representations, Warranties and Agreements of Seller. The Seller agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Section 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement, as of each related Closing Date. The meaning of the term "Agreement" as used in Sections 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement shall include this Agreement. The Seller, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the related Closing Date:

a) neither the Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loans a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

b) the Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction other than the Purchaser.

SECTION 7.  Representation, Warranties and Agreement of Purchaser. The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the related Closing Date.

a) the Purchaser understands that the Mortgage Loans have not been registered under the Securities Act or the securities laws of any state;

b) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person;

c) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

d) the Purchaser has been furnished with all information regarding the Mortgage Loans which it has requested from the Seller or the Company; and

e) neither the Purchaser nor anyone acting on its behalf offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loan, any interest in any Mortgage Loan or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loan a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

SECTION 8.  Closing. The closing for the purchase and sale of each Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

a) all of the representations and warranties of the Seller under this Agreement and under the Master Seller's Warranties and Servicing Agreement shall be true and correct as of such related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Master Seller's Warranties and Servicing Agreement;

b) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

c) the Seller shall have delivered and released to the Custodian under the Master Seller's Warranties and Servicing Agreement all documents required pursuant to the related Custodial Agreement, and

d) all other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on such related Closing Date the applicable Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

SECTION 9.  Closing Documents. With respect to the Mortgage Loans, the Closing Documents shall consist of the following documents:

On the initial Closing Date:

1.	the Master Seller's Warranties and Servicing Agreement, in three counterparts;

2.	this Agreement in two counterparts;

3.
the Custodial Agreement, dated as November 30, 1999, by and between EMC Mortgage Corporation as Owner, and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, N.A.) attached as an exhibit to the Master Seller's Warranties and Servicing Agreement;

4.
the Mortgage Loan Schedule for the related Loan Package, one copy to be attached to each counterpart of the Master Seller's Warranties and Servicing Agreement, to each counterpart of this Agreement, and to each counterpart of the Custodial Agreement, as the Mortgage Loan Schedule thereto;

5.	a Receipt and Certification, as required under the Custodial Agreement;

6.	an Opinion of Counsel of the Seller, in the form of Exhibit 1 hereto; and

7.	an Assignment and Conveyance Agreement for the related Mortgage Loans.

On each subsequent Closing Date, the following documents:

1.	the Mortgage Loan Schedule for the related Loan Package;

2.	an Assignment and Conveyance Agreement for the related Mortgage Loans; and

3.	a Receipt and Certification, as required under the Custodial Agreement.

SECTION 10.  Costs. The Purchaser shall pay any commissions due its salesmen, the legal fees and expenses of its attorneys and the costs and expenses associated with the Custodian. The Seller shall be responsible for reasonable costs and expenses associated with any preparation of the initial assignments of mortgage. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including fees for title policy endorsements and continuations and the Seller's attorney fees, shall be paid by the Seller.

SECTION 11.  Servicing The Mortgage Loans shall be serviced by the Seller in accordance with the terms of the Master Seller's Warranties and Servicing Agreement. The Seller shall be entitled to servicing fees calculated as provided therein, at the Servicing Fee Rate.

SECTION 12.  Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers a Consolidated Statement of Operations of the Seller for the most recently completed two fiscal years respecting which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Purchaser shall also make available any comparable interim statements to the extent any such statements have been prepared by the seller in a format intended or otherwise suitable for the public at large. The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans in its own portfolio and loans serviced for others (if any), including foreclosure and delinquency ratios.

The Seller also agrees to allow access to a knowledgeable (as shall be determined by the Seller) financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

SECTION 13.  Mandatory Delivery. The sale and delivery on each Closing Date of the related Mortgage Loans described on the respective Mortgage Loan Schedules is mandatory, it being specifically understood and agreed that each Mortgage Loan must be unique and identifiable on such related Closing Date and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver the Mortgage Loans on or before such related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

SECTION 14.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address shown on the first page hereof, or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice of communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 15.  Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.

SECTION 16.  Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 17.  Place of Delivery and Governing Law. This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal Law.

Each of the Seller and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Seller or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

SECTION 18.  Further Agreements. The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Without limiting the generality of the foregoing, the Seller shall reasonably cooperate with the Purchaser in connection with the initial resales of the Mortgage Loans by the Purchaser. In that connection, the Seller shall provide to the Purchaser: (i) any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request, and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser in connection with such resales. The requirement of the Seller pursuant to (ii) above shall terminate on the related Closing Date, except as provided pursuant to Article IX of the Master Seller’s Warranties and Servicing Agreement. Prior to incurring any out-of-pocket expenses pursuant to this paragraph, the Seller shall notify the Purchaser in writing of the estimated amount of such expense. The Purchaser shall reimburse the Seller for any such expense following its receipt of appropriate details thereof.

SECTION 19.  Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, an undivided 100% ownership interest in the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

SECTION 20.  Successors and Assigns; Assignment of Purchase Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective successors and assigns of the Seller and the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the consent of the Purchaser.

SECTION 21. Waivers; Other Agreements. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 22. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 23. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

f) the term "include" or "including" shall mean without limitation by reason of enumeration.

SECTION 24. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
[Signatures Follow]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

EMC MORTGAGE CORPORATION (Purchaser)

By:
Name:
Title:

WELLS FARGO BANK, N.A. (Seller)

By:
Name:
Title:

EXHIBIT 1

FORM OF OPINION OF COUNSEL

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Re: Mortgage Loan Sale by Wells Fargo Bank, N.A. (the “Company”) to EMC Mortgage Corporation (the “Purchaser”) of first lien mortgage loans (the “Mortgage Loans”) pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and the Purchaser, dated as of November 1, 2005.

Dear Sir/Madam:

I am @ of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Bank, N.A. (the “Company”), with respect to certain matters in connection with the sale by the Company of Mortgage Loans pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and EMC Mortgage Corporation (the “Purchaser”), dated as of November 1, 2005, (the “Agreements”), which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Master Seller’s Warranties and Servicing Agreement.

I have examined the following documents:

1.	the Amended and Restated Master Seller’s Warranties and Servicing Agreement;

2.	the Amended and Restated Master Mortgage Loan Purchase Agreement;

3.	the Custodial Agreement;

4.	the form of endorsement of the Mortgage Notes; and

5.	such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Agreements. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is my opinion that;

1.	The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

2.
The Company has the power to engage in the transactions contemplated by the Agreements, the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Agreements, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

3.
Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Agreements, each dated as of November 1, 2005, by and between the Company and the Purchaser, and (b) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Agreements was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4.
Each of the Agreements, the Custodial Agreement, and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, convervatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser’s ownership of the Mortgage Loans.

5.
The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements and the Custodial Agreement, and by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

6.
Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Agreements, and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

7.
Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

8.
There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements and the Custodial Agreement.

9.
For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Agreements.

10.
The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser’s direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser’s direction, to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

Sincerely,
@
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@/@

EXHIBIT S-6

GMAC SERVICING AGREEMENT

____________________________________________________________________________________

EMC MORTGAGE CORPORATION
Owner

GMAC MORTGAGE CORPORATION
Servicer

SERVICING AGREEMENT

Dated as of May 1, 2001

____________________________________________________________________________________

EXHIBITS

Exhibit A     Mortgage Loan Schedule

Exhibit B      Custodial Account Letter Agreement

Exhibit C      Escrow Account Letter Agreement

Exhibit D     Form of Request for Release

Exhibit E     Loan Level Scheduled-Scheduled Remittance Tape Layout

THIS IS A SERVICING AGREEMENT, dated as of May 1, 2001, and is executed between EMC Mortgage Corporation (the "Owner") and GMAC Mortgage Corporation (the "Servicer").

W I T N E S S E T H :

WHEREAS, the Owner is the owner of the Mortgage Loans;

WHEREAS, the Owner and the Servicer wish to prescribe the permanent management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01 Defined Terms
Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) that are in accordance with the Fannie Mae Guide.

Adjustment Date: As to each ARM Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

ARM Loans: First lien, conventional, 1-4 family residential Mortgage Loans with interest rates which adjust from time to time in accordance with the related Index and are subject to Periodic Rate Caps and Lifetime Rate Caps and which do not permit conversion to fixed interest rates.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Iowa or the Commonwealth of Pennsylvania, or (iii) a day on which banks in the States of New York, Iowa or Pennsylvania are authorized or obligated by law or executive order to be closed.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: The separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "GMAC Mortgage Corporation Custodial Account in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

Custodian: Wells Fargo Bank Minnesota, N.A., or such other custodian as Owner shall designate.

Cut-off Date: As identified on the related Confirmation.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

Due Date: Each day on which payments of principal and interest are required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Effective Date: As identified on the related Confirmation.

Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "GMAC Mortgage Corporation Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: Fannie Mae, or any successor thereto.

Fannie Mae Guide: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

Freddie Mac: Freddie Mac, or any successor thereto.

Freddie Mac Guide: The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

Full Principal Prepayment: A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

GAAP: Generally accepted accounting procedures, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to each ARM Loan, on the related Adjustment Date, the index used to determine the Mortgage Interest Rate on each such ARM Loan.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: With respect to each ARM Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

Margin: With respect to each ARM Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

Monthly Advance: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

Monthly Payment: With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each Adjustment Date for such Mortgage Loan to equal the Index for such Mortgage Loan plus the Margin for such Mortgage Loan, and subject to the limitations on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

Mortgage Loan: An individual Mortgage Loan described herein, and as further identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The original mortgage loan legal documents held by the Custodian.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans attached hereto as Exhibit A, such schedule being acceptable to the Owner and the Servicer.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling.

Mortgagor: The obligor on a Mortgage Note. The Mortgagor is a natural person who is a party to the Mortgage Note and Mortgage in an individual capacity.

Nonrecoverable Advance: Any advance previously made by the Servicer pursuant to Section 5.03 or any expenses incurred pursuant to Section 4.08 which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds. The determination by the Servicer that is has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

  OTS: Office of Thrift Supervision, its successors and assigns.

Owner: EMC Mortgage Corporation, its successors in interest and assigns.

Partial Principal Prepayment: A Principal Prepayment by a Mortgagor of a partial principal balance of a Mortgage Loan.

Pass-Through Transfer: The sale or transfer of same or all of the Mortgage Loans to a trust as part of a publicly issued or privately placed, rated or unrated Mortgage pass-through transaction.

Periodic Rate Cap: With respect to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; pro-vided that obligations of Freddie Mac or Fannie Mae shall be Per-mitted Invest-ments only if, at the time of investment, they are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch IBCA Inc.;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch IBCA Inc. and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Cor-poration;

(iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumen-tality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch IBCA Inc. at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances and amounts of all the Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch IBCA Inc. at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., Moody's Investors Service, Inc. and Fitch IBCA Inc.;

(vii)  any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc. and Fitch IBCA Inc.; and

(viii) GMAC Variable Denomination Adjustable Rate Demand Notes constituting unsecured, senior debt obligations of General Motors Acceptance Corporation as outlined in the prospectus dated June 17, 1998 and rated by Moody’s in its highest short-term rating category available and rated at least D-1 by Fitch;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: The sum of the differences between interest actually received in a Due Period as a result of a full or partial prepayment or other unscheduled receipt of principal (including as a result of a liquidation) on each Mortgage Loan as to which such a payment is received and the interest portion of the Monthly Payment of such Mortgage Loan scheduled to be due at the applicable Mortgage Loan Remittance Rate; provided, however, Prepayment Interest Shortfalls shall not include Full Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs which are remitted by the Servicer to the Owner on such Remittance Date.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

Prime Rate: The prime rate of U.S. money center banks as published from time to time in
The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan, full or partial, which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Qualified Appraiser: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, which appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Depository: (a) The Custodian or (b) a depository, the accounts of which are insured by the FDIC through the BIF or the SAIF and the short term debt ratings and the long term deposit ratings of which are rated in one of the two highest rating categories by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Service, Inc., Fitch IBCA Duff & Phelps.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Provisions: The provisions of the Federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Servicer of any REO Property.

REO Disposition Proceeds: Amounts received by the Servicer in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicer: GMAC Mortgage Corporation, or any of its successors in interest or any successor under this Agreement appointed as herein provided.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred prior to, on and subsequent to the Effective Date in the performance by the Servicer of its servicing obligations relating to each Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one--twelfth of the product of (a) the applicable Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (not including recoveries of interest from Liquidation Proceeds or otherwise) of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The Servicing Fee Rate shall be a rate per annum equal to 0.25%.

Servicing File: The documents, records and other items pertaining to a particular Mortgage Loan, and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan after giving effect to payments of principal due, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Whole Loan Transfer: The sale or transfer of some or all of the ownership interest in the Mortgage Loans by the Owner to one or more third parties in whole loan or participation format, which third party may be Fannie Mae or Freddie Mac.

ARTICLE II
SERVICING OF MORTGAGE LOANS;
POSSESSION OF SERVICING FILES;
BOOKS AND RECORDS;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Servicing of Mortgage Loans.

From and after the Effective Date, the Servicer does hereby agree to service the Mortgage Loans, but subject to the terms of this Agreement. The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

Section 2.02 Maintenance of Servicing Files.

The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Servicer acknowledges that the ownership of each Mortgage Loan, including the Note, the Mortgage, all other Mortgage Loan Documents and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the exclusive benefit of the Owner as the owner of the related Mortgage Loans. Any portion of the related Servicing Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

Section 2.03 Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File (or copies thereof) upon reasonable request during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

Section 2.04. Transfer of Mortgage Loans.

The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe from time to time, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section 2.04. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in accordance with Sections 10.02 and 11.12, provided, however, that the transferee will not be deemed to be an Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an assignment and assumption of this Agreement reasonably acceptable to the Servicer. The Owner also shall advise the Servicer in writing of the transfer. Upon receipt of notice of the permitted transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.05 Delivery of Mortgage Loan Documents.

The Servicer shall forward to the Custodian on behalf of the Owner original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 promptly after their execution; provided, however, that the Servicer shall provide the Custodian on behalf of the Owner with a certified true copy of any such document submitted for recordation promptly after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its execution. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D. The Custodian shall deliver to the Servicer promptly, and in no event later than within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

Section 2.06 Quality Control Procedures.

The Servicer must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its servicing activities. The purpose of the program is to ensure that the Mortgage Loans are serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SERVICER

The Servicer represents, warrants and covenants to the Owner that as of the Effective Date or as of such date specifically provided herein:

(a) The Servicer is a validly existing corporation in good standing under the laws of the State of its organization and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such qualification or license has been made upon the Servicer by any such state, and in any event the Servicer is in compliance with the laws of each such State to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Servicer has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer's articles of incorporation or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(d) There is no litigation pending or, to the Seller’s knowledge, threatened with respect to the Servicer which is reasonably likely to have a material adverse effect on the execution, delivery or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained;

(f) The collection and servicing practices used by the Servicer, with respect to each Mortgage Note and Mortgage have been in all material respects legal. With respect to escrow deposits and payments that the Servicer collects, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

  (g) The Servicer is in good standing to service mortgage loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(h) No written statement, report or other document furnished or to be furnished pursuant to the Agreement contains or will contain any statement that is or will be inaccurate or misleading in any material respect or omits to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading;

(i) No fraud or misrepresentation of a material fact with respect to the servicing of a Mortgage Loan has taken place on the part of the Servicer;

(j) At the time Servicer commenced servicing the Mortgage Loans, either (i) each Mortgagor was properly notified with respect to Servicer's servicing of the related Mortgage Loan in accordance with the Cranston Gonzalez National Affordable Housing Act of 1990, as the same may be amended from time to time, and the regulations provided in accordance with the Real Estate Settlement Procedures Act or (ii) such notification was not required;

(k) At the time Servicer commenced servicing the Mortgage Loans, all applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents were notified of the transfer of the servicing of the Mortgage Loans to Servicer, or its designee, and Servicer currently receives all related notices, tax bills and insurance statements. Additionally, any and all costs, fees and expenses associated with the Servicer’s commencement of the servicing of the Mortgage Loans, including the costs of any insurer notifications, the transfer or implementation of tax service contracts, flood certification contracts, and any and all other servicing transfer-related costs and expenses have been paid for by the Servicer and will, in no event, be the responsibility of the Owner; and

(l) The collection and servicing practices with respect to each Mortgage Note and Mortgage have been in all material respects legal. With respect to escrow deposits and payments that the Servicer collects, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Servicer to Act as Servicer.
The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Owner's reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and shall exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in accordance with Accepted Servicing Practices in compliance with the servicing provisions of the Fannie Mae Guide, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, and title insurance, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Loan Documents, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guide, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer. The Owner shall, upon reasonable request, deliver powers-of-attorney to the Servicer sufficient to allow the Servicer as servicer to execute all documentation requiring execution on behalf of Owner with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however, that unless the Servicer has obtained the prior written consent of the Owner, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month's principal and one month's interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

The Servicer shall perform all of its servicing responsibilities hereunder or may, with the Owner's prior written approval, cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. Any such subservicer that the Owner shall be requested to consent to must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer's fee shall not exceed the Servicing Fee.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange, with the Owner's prior written approval, for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself. In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer's own funds without reimbursement from the Owner.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such Subservicer including no obligation, duty or liability of Owner to pay such subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the Effective Date until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with reasonable diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03 Realization Upon Defaulted Mortgage Loans.

The Servicer shall use its reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account and the requirements of the Fannie Mae Guide, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. The Servicer shall use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall notify the Owner in writing of the commencement of foreclosure proceedings. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions as Servicing Advances; provided, however, that it shall be entitled to reimbursement therefor from the related Mortgaged Property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection. After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be established with a Qualified Depository. To the extent such funds are not deposited in a Custodial Account, such funds may be invested in Permitted Investments for the benefit of the Owner (with any income earned thereon for the benefit of the Servicer). Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Custodial Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account or Accounts no later than the second Business Day after receipt of funds and retain therein the following payments and collections:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans received after the Cut-off Date;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

(iii) all Liquidation Proceeds and REO Disposition Proceeds received after the Cut-off Date;

(iv) any net amounts received by the Servicer after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

(v) all Insurance Proceeds received after the Cut-off Date including amounts required to be deposited pursuant to Sections 4.08 and 4.10, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property received after the Cut-off Date other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances as provided in Section 5.03;

(viii) any amounts received after the Cut-off Date and required to be deposited in the Custodial Account pursuant to 6.02; and

(ix) with respect to each full or partial Principal Prepayment received after the Cut-off date, any Prepayment Interest Shortfalls, to the extent of the Servicer’s aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the Qualified Depository shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iv).

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

(i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made;

(iii) to reimburse itself for unreimbursed Servicing Advances and unreimbursed Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the Cut-off Date related to such Mortgage Loan;

(iv) to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) any payable Servicing Fee;

(v) to reimburse itself for any Nonrecoverable Advances:

(vi) to transfer funds to another Qualified Depository in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account in error by the Servicer; and

(viii) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be established with a Qualified Depository. To the extent such funds are not deposited in an Escrow Account, such funds may be invested in Permitted Investments. Funds deposited in an Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Escrow Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts no later than the second Business Day after receipt of funds and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from an Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

(ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in connection with an acquisition of REO Property;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

(viii) to remove funds inadvertently placed in an Escrow Account in error by the Servicer; and

(ix) to clear and terminate the Escrow Account on the termination of this Agreement.

As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the appraised value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a Qualified Appraiser, such appraisal to be included in the Servicing File, is reduced to 80.00% or less. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. The Servicer shall notify the Owner of any such transfer within 15 Business Days of transfer.

Section 4.10 Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best's Key Rating Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

Section 4.11 Adjustments to Mortgage Interest Rate and Monthly Payment.

On each applicable Adjustment Date, the Mortgage Interest Rate shall be adjusted, in compliance with the requirements of the related Mortgage and Mortgage Note, to equal the sum of the Index plus the Margin (rounded in accordance with the related Mortgage Note) subject to the applicable Periodic Rate Cap and Lifetime Rate Cap, as set forth in the Mortgage Note. The Servicer shall execute and deliver the notices required by each Mortgage and Mortgage Note and applicable laws and regulations regarding interest rate adjustments.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide. The Servicer shall, upon request of Owner, deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Owner. The Servicer shall notify the Owner within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Owner and its successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee. Any such Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

The Servicer shall notify the Owner in accordance with prudent servicing practices of each acquisition of REO Property upon such acquisition, and thereafter assume the responsibility for marketing such REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition, unless a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held and (i) the Owner shall have been supplied with an Opinion of Counsel to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on “prohibited transactions” of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer’s expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property and (ii) if, with the written consent of the Owner, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Servicer as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement between the Servicer and Owner shall be entered into with respect to such purchase money mortgage.

The Servicer shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as “foreclosure property” within a meaning of Section 860G(a)(8) of the Code, (ii) subject the related trust to the imposition of any federal or state income taxes on “net income from foreclosure property” with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.

The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Owner. The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

Notwithstanding anything to the contrary set forth in this Section 4.13, the parties hereto hereby agree that the Owner, at its option, shall be entitled to manage, conserve, protect and operate each REO Property for its own benefit (such option, an "REO Option"). In connection with the exercise of an REO Option, the prior two paragraphs and the related provisions of Section 4.03 and Section 4.04(iii) (such provisions, the “REO Marketing Provisions”) shall be revised as follows. Following the acquisition of any Mortgaged Property, the Servicer shall submit a detailed invoice to the Owner for all related Servicing Advances and, upon exercising the REO Option, the Owner shall promptly reimburse the Servicer for such amounts. In the event the REO Option is exercised with respect to an REO Property, Section 4.04 (iii) shall not be applicable thereto. References made in Section 4.03 with respect to the reimbursement of Servicing Advances shall, for purposes of such REO Property, be deemed to be covered by this paragraph. The Owner acknowledges that, in the event it exercises an REO Option, with respect to the related REO Property, there shall be no breach by the Servicer based upon or arising out of the Servicer's failure to comply with the REO Marketing Provisions.

ARTICLE V

PAYMENTS TO THE OWNER

Section 5.01 Remittances.

On each Remittance Date, the Servicer shall remit to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the related preceding Determination Date, except (a) Partial Principal Prepayments received on or after the first day of the month in which the Remittance Date occurs shall be remitted to the Owner on the next following Remittance Date, (b) Full Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the Remittance Date of such month, and (c) Full Principal Prepayments received after the 15th day of the month shall be remitted to the Owner on the next following Remittance Date, each net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus, to the extent not already deposited in the Custodial Account, the sum of (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03 and (iii) all Prepayment Interest Shortfalls the Servicer is required to make up pursuant to Section 4.04, minus (iv) any amounts attributable to Monthly Payments collected after the Cut-off Date but due on a Due Date or Dates subsequent to the last day of the related Due Period, which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding related Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 5.02 Statements to the Owner.

The Servicer shall furnish to the Owner an individual Mortgage Loan accounting report (a “Report”), as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner (i) no later than the fifth Business Day of the following month of the related Remittance Date on a disk or tape or other computer-readable format, in such format as may be mutually agreed upon by both the Owner and the Servicer, and (ii) no later than the tenth Business Day of the following month of the related Remittance Date in hard copy, which Report shall contain the following:

(i)	with respect to each Monthly Payment, the amount of such remittance allocable to interest

(ii)	the amount of servicing compensation received by the Servicer during the prior distribution period;

(iii)	the aggregate Stated Principal Balance of the Mortgage Loans;

(iv)
the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

(v)	such other reports as may reasonably be required by the Owner.

The Servicer shall also provide a trial balance, sorted in the Owner's assigned loan number order, and such other loan level scheduled-scheduled remittance information as described on Exhibit E, in electronic tape form, with each such Report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Owner with such information concerning the Mortgage Loans as is necessary for the Owner to prepare its federal income tax return as the Owner may reasonably request from time to time.

In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

Section 5.03 Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of Monthly Payments, adjusted to the related Mortgage Loan Remittance Rate, which are delinquent at the close of business on the related Determination Date; provided, however, that the amount of any such deposit may be reduced by (i) the Amount Held for Future Distribution (as defined below) then on deposit in the Custodial Account, plus (ii) with respect to the initial Remittance Date, the Non-held Early Pay Amount (as defined below). Any portion of the Amount Held for Future Distribution used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial Account on any future Remittance Date to the extent that the funds that are available in the Custodial Account for remittance to the Owner on such Remittance Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

The “Amount Held for Future Distribution” as to any Remittance Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding Determination Date which were received after the Cut-off Date on account of (i) Liquidation Proceeds, Insurance Proceeds, and Partial Principal Prepayments received or made in the month of such Remittance Date, (ii) Full Principal Payments received after the 15th day of the month in the month of such Remittance Date, and (iii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date. The "Non-held Early Pay Amount" shall be the total of the amounts on account of payments which represent early receipt of scheduled payments of principal and interest received on or prior to the Cut-off Date.

The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the final disposition or liquidation of the Mortgaged Property, unless the Servicer deems such advance to be nonrecoverable from Liquidation Proceeds, REO Disposition Proceeds or Insurance Proceeds with respect to the applicable Mortgage Loan. In such latter event, the Servicer shall deliver to the Owner an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has obtained a recent appraisal and has made the reasonable determination that any additional advances are nonrecoverable from Liquidation or Insurance Proceeds with respect to the applicable Mortgage Loan.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in--lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree. The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, with the approval of the Owner (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guide. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

Notwithstanding the foregoing paragraphs of this section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Custodian with a certification and request for release by a Servicing Officer, which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been so deposited, and a request for delivery to the Servicer of the portion of the Mortgage Loan Documents held by the Custodian, and unless the related Mortgage Loans are the subject of a Pass-Through Transfer, such request is to be acknowledged by the Owner. Upon receipt of such certification and request, the Owner shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer and the Servicer shall prepare and deliver for execution by the Owner or at the Owner's option execute under the authority of a power of attorney delivered to the Servicer by the Owner any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within two Business Days to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, upon request of the Servicer and delivery to the Custodian of a servicing receipt signed by a Servicing Officer (and unless the related Mortgage Loans are the subject of a Pass-Through Transfer, acknowledged by the Owner), the Custodian shall release the portion of the Mortgage Loan Documents held by the Custodian to the Servicer. Such servicing receipt shall obligate the Servicer to promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has promptly delivered to the Owner or the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such documents were delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner or the Custodian, as applicable, to the Servicer.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amounts provided for as the Servicer's Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges and other ancillary fees shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Servicer will deliver to the Owner not later than 90 days following the end of each fiscal year of the Servicer, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof except for such defaults as such Officers in their good faith judgment believe to be immaterial.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Not later than 90 days following the end of each fiscal year of the Servicer, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner to the effect that such firm has examined certain documents and records relating to the Servicer's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Servicer's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

Section 6.06 Owner's Right to Examine Servicer Records.

The Owner shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the applicable federal government agency, FDIC, OTS, or any other similar regulations.

Section 6.07 Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contribution” to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

Section 6.08 Non-solicitation.

The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section. Nothing contained herein shall prohibit the Servicer from (i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Seller offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor’s request.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Servicer Shall Provide Information as Reasonably Required.

The Servicer shall furnish to the Owner upon request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service, OTS, FDIC or other regulatory agency requirements. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Owner and hold it harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Owner may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein. The Servicer shall immediately notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and with counsel reasonably satisfactory to the Owner) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Owner in respect of such claim but failure to so notify the Owner shall not limit its obligations hereunder. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner unless such settlement includes an unconditional release of the Owner from all liability that is the subject matter of such claim. The provisions of this Section 8.01 shall survive termination of this Agreement. In no event will either Purchaser or Seller be liable to the other party to this Agreement for incidental or consequential damages, including, without limitation, loss of profit or loss of business or business opportunity, regardless of the form of action whether in contract, tort or otherwise.

Section 8.02 Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform in any way its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, which consent shall not be unreasonably withheld, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Owner upon written demand.

Section 8.04 Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

  With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which approval shall not be unreasonably withheld; provided that the Servicer may assign the Agreement and the servicing hereunder without the consent of Owner to an affiliate of the Servicer to which all servicing of the Servicer is assigned so long as (i) such affiliate is a Fannie Mae and Freddie Mac approved servicer and (ii) if it is intended that such affiliate be spun off to the shareholders of the Servicer, such affiliate have a GAAP net worth of at least $10,000,000 and (iii) such affiliate shall deliver to the Owner a certification pursuant to which such affiliate shall agree to be bound by the terms and conditions of this Agreement and shall certify that such affiliate is a Fannie Mae and Freddie Mac approved servicer in good standing.

ARTICLE IX
DEFAULT
Section 9.01 Events of Default.
In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

(i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of three (3) Business Days after written notice thereof (it being understood that this subparagraph shall not affect Servicer's obligation pursuant to Section 5.01 to pay default interest on any remittance received by the Owner after the Business Day on which such payment was due); or

(ii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, the breach of which has a material adverse effect and which continue unremedied for a period of sixty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Servicer ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such entities are then operating in a capacity similar to that in which they operate on the Closing Date) as a mortgage loan servicer for more than thirty days to the extent such entities perform similar functions; or

(vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein.

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) termination by the Owner pursuant to Section 9.01. Simultaneously with any such termination and the transfer of servicing hereunder, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

Section 10.02 Removal of Mortgage Loans from Inclusion under this Agreement upon a Whole  Loan Transfer or a Pass-Through Transfer.

The Servicer acknowledges and the Owner agrees that with respect to some or all of the Mortgage Loans, the Owner may effect either (1) one or more Whole Loan Transfers, or (2) one or more Pass-Through Transfers.

The Servicer shall cooperate with the Owner in connection with any Whole Loan Transfer or Pass-Through Transfer contemplated by the Owner pursuant to this Section. In connection therewith, and without limitation, the Owner shall deliver any reconstitution agreement or other document related to the Whole Loan Transfer or Pass-Through Transfer to the Servicer at least 15 days prior to such transfer (or 30 days if such transfer is to take place in March, June, September or December) and the Servicer shall execute any such reconstitution agreement which contains provisions substantially similar to those herein or otherwise reasonably acceptable to the Owner and the Servicer and which restates the representations and warranties contained in Article III as of the date of transfer (except to the extent any such representation or warranty is not accurate on such date).

With respect to each Whole Loan Transfer or Pass--Through Transfer, as the case may be, effected by the Owner, Owner (i) shall reimburse Servicer for all reasonable out-of-pocket third party costs and expenses related thereto and (ii) shall pay Servicer a reasonable amount representing time and effort expended by Servicer related thereto (which amount shall be reasonably agreed upon by Servicer and Owner prior to the expenditure of such time and effort); provided, however, that for each Whole Loan Transfer and/or Pass--Through Transfer, the sum of such amounts described in subsections (i) and (ii) above shall in no event exceed $5,000. For purposes of this paragraph, all Whole Loan Transfers and/or Pass--Through Transfers made to the same entity within the same accounting cycle shall be considered one Whole Loan Transfer or Pass--Through Transfer.

All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Servicer.

Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01 or 10.01(ii), the Owner shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Owner under Section 8.01, it being understood and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Section 8.04, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Servicer shall notify the Owner of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner at the Owner's expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing the Mortgage Loans.

Section 11.04 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Servicer:

500 Enterprise Road
Horsham, Pennsylvania 19044
Attention: Mr. Frank Ruhl
Telecopier No.: (215) 682-3396

(ii) if to the Owner:

Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Owner's expense.

Section 11.12 Assignment by the Owner.

The Owner shall have the right, without the consent of the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement reasonably acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. In no event shall Owner sell a partial interest in any Mortgage Loan. All references to the Owner in this Agreement shall be deemed to include its assignees or designees. It is understood and agreed between the Owners and the Servicer that no more than five (5) Persons shall have the right of owner under this Agreement at any one time.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

Section 11.14 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

Section 11.15 Entire Agreement.

Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.

GMAC MORTGAGE CORPORATION Servicer

By:
Name:
Title:

EMC MORTGAGE CORPORATION Owner

By:
Name:
Title:

EXHIBIT A

MORTGAGE LOAN SCHEDULE

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT
(date)

To:______________________
_________________________
_________________________
(the "Depository")

As "Servicer" under the Servicing Agreement, dated as of  , (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[Servicer] Custodial Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:____________________
Name:__________________
Title:_________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[     ]
(name of Depository)
By:____________________
Name:__________________
Title:_________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

(date)

To:___________________________
______________________________
______________________________
(the "Depository")

As "Servicer" under the Servicing Agreement, dated as of   (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[Servicer] Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:____________________
Name:__________________
Title:_________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[     ]
(name of Depository)
By:____________________
Name:__________________
Title:_________________

EXHIBIT D

REQUEST FOR RELEASE

EXHIBIT E

LOAN LEVEL SCHEDULED-SCHEDULED
REMITTANCE TAPE LAYOUT

Amendment No. 1 to the Servicing Agreement

This is Amendment No. 1 dated October 1, 2001 to that certain Servicing Agreement (the “Agreement”) dated as of May 1, 2001 between EMC MORTGAGE CORPORATION, as Owner and GMAC MORTGAGE CORPORATION, as Servicer.

W I T N E S S E T H :

WHEREAS, the Owner is the owner of the Mortgage Loans and the Servicer is the servicer of the Mortgage Loans; and

WHEREAS, the Owner and the Servicer wish to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Seller agree that the following amendment shall be made to the Agreement:

(a) The following shall replace (i)(a), (b) and (c) in the first paragraph of Section 5.01:

“(i) all amounts credited to the Custodial Account as of the close of business on the related preceding Determination Date, except Principal Prepayments received on or after the first day of the month in which the Remittance Date occurs shall be remitted to the Owner on the next following Remittance Date,”

(b) Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

(c) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(d) Except as such amendments are made herein, the Agreement shall remain in full force and effect.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Owner and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Owner

By:
Name:
Title:

GMAC MORTGAGE CORPORATION Servicer

By:
Name:
Title:

AMENDMENT NO. 2 TO THE MORTGAGE LOAN PURCHASE AGREEMENT

This is Amendment No. 2 dated August 1, 2004 to that certain Mortgage Loan Purchase Agreement (the “Agreement”) dated as of May 1, 2001 between EMC MORTGAGE CORPORATION, as Purchaser and GMAC MORTGAGE CORPORATION, as Seller.

W I T N E S S E T H:

WHEREAS, the Purchaser is the Purchaser of the Mortgage Loans and the Seller is the Seller of the Mortgage Loans; and

WHEREAS, the Purchaser and the Seller wish to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Seller agree that the following amendment shall be made to the Agreement:

1.	Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

2.
Section 7.03. Repurchase: Paragraph 4, as identified below, is hereby deleted in its entirety:

“In addition to such cure and repurchase obligation, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses (exclusive of any marketing costs incurred by the Purchaser for the sale of any Mortgage Loan to a third party and exclusive of any potential profits on the sale of any Mortgage Loan) resulting from a breach by the Seller of the representations and warranties contained in this Section 7. It is understood and agreed that the obligations set forth in this Section 7.03 to cure or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided herein constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.”

3.	Section 7.03. Repurchase. The last sentence of Paragraph 3 is hereby deleted in its entirety and replaced with the following:

“Repurchase Price” shall be an amount equal to (i) the outstanding principal balance of such Mortgage Loan as of the date that such Mortgage Loan is to be repurchased, plus (ii) accrued interest thereon at the current net rate for the related Mortgage Loan from the date on which interest has last been paid and distributed to the Purchaser to the last Business Day on the related month of repurchase, plus (iii) any outstanding escrow, servicing or corporate advances related thereto made by Seller or Seller’s servicer, plus (iv) any other losses, damages, penalties, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses suffered by the Purchaser in connection with such Mortgage Loan. In the event a Mortgage Loan is eligible for repurchase under this Agreement, but the Purchaser and Seller agree not to effectuate such repurchase, Seller agrees that is shall remain obligated to the Purchaser for any amounts specified in clause (iv) of the preceding sentence.

4.
THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

5.	Except as such amendments are made herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

GMAC MORTGAGE CORPORATION Seller

By:
Name:
Title:

AMENDMENT NUMBER THREE
to the

SERVICING AGREEMENT

Dated as of December 20, 2005

between

EMC MORTGAGE CORPORATION,
as Owner

and

GMAC MORTGAGE CORPORATION,
as Servicer

This AMENDMENT NUMBER THREE (this “Amendment”) is made and entered into this 20th day of December, 2005, by and between EMC Mortgage Corporation, a Delaware corporation, as owner (the “Owner”) and GMAC Mortgage Corporation, as servicer (the “Servicer”) in connection with the Servicing Agreement, dated as of May 1, 2001, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction document.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Qualified Correspondent: Any Person from which the Servicer purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Servicer and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Servicer, in accordance with underwriting guidelines designated by the Servicer (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Servicer within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Servicer in origination of mortgage loans of the same type as the Mortgage Loans for the Servicer’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Servicer on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Servicer; and (iv) the Servicer employed, at the time such Mortgage Loans were acquired by the Servicer, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Servicer.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit G for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit G and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Owner, Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit G).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Servicer.

3. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new clause (m):

(m) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Owner, any Master Servicer and any Depositor: (1) the Servicer is not aware and has not received notice that any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other securitization involving residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (3) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Servicer’s servicing policies and procedures with respect to the servicing function it will perform under this Agreement or any Reconstitution Agreement has occurred in the preceding three years; (5) there are no aspects of the Servicer’s financial condition that could have a material adverse impact on the performance by the Servicer of its servicing obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Servicer that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB.

4. Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 4.14:

Section 4.14 Financial Statements.

Upon request by the Purchaser, the Servicer shall provide its financial statements of its parent for the previous two fiscal years.

5. The Agreement is hereby amended effective as of the date hereof by moving clauses (a) through (m) of Article III to Section 3.01.

6. The Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02:

Section 3.02 Updates.

(a) If so requested by the Owner or any Depositor on any date, the Servicer shall, within five Business Days, and in no event later than seven Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (m) of this Article III or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(b) If so requested by the Owner or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) notify the Owner, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (7) of paragraph (m) of Section 3.01 (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3.02(b), other than those pursuant to Section 3.02(b)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(b)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(c) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, any Master Servicer and any Depositor, at least fifteen (15) calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner, any Master Servicer and such Depositor, all information reasonably requested by the Owner, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

7. Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence of Section 4.01:

In addition, the Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

8. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Servicer will use delinquency recognition policies as utilized by the Servicer in connection with the servicing of mortgage loans on its own securitizations.

9. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Owner.

The Servicer shall furnish to the Owner an individual Mortgage Loan accounting report (a “Report”), as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner (i) no later than the fifth Business Day of the following month of the related Remittance Date on a disk or tape or other computer-readable format, in such format as may be mutually agreed upon by both the Owner and the Servicer, and (ii) no later than the tenth Business Day of the following month of the related Remittance Date in hard copy, which Report shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Servicer during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Servicer in accordance with Section 4.04(viii) during the prior distribution period;

(viii) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(ix) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Servicer during the prior distribution period;

(x) with respect to each Mortgage Loan, the amount of any Servicing Advances made by the Servicer with respect to such Mortgage Loan, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xi) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xii) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xiii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Servicer and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xiv) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Servicer in accordance with Section 3.03 herein.

For any Mortgage Loan in a Pass-Through Transfer, the Servicer shall also furnish the following items in the Report to the Master Servicer, provided that if these items are included in the report to the Owner they need not be incorporated in the Report:

(i) the beginning and ending balances of the Custodial Account and Escrow Account;

(ii) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer for all Mortgage Loans during the prior distribution period pursuant to Section 4.05; and

(iii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach.

In addition, the Servicer shall provide to the Owner such other information known or available to the Servicer that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Owner in its reasonable discretion. Notwithstanding the foregoing, the Servicer shall be under no obligation to provide information that the Owner deems required under Regulation AB if (i) the Servicer does not reasonably believe that such information is required under Regulation AB and (ii) the Servicer is not providing such information for (A) its own securitizations, or (B) any third party securitizations with mortgage loans serviced by the Servicer[, unless the Owner pays all reasonable actual costs incurred by the Servicer in connection with the preparation and delivery of such information and the Servicer is given reasonable time to establish the necessary systems and procedures to produce such information; provided, however, that the costs incurred by the Servicer in connection with establishing the necessary systems and procedures will be split pro rata with any other purchaser that makes a request for similar information.

The Servicer shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Servicer, the Owner and any Master Servicer, Exhibit H or such other agreeable format with respect to defaulted mortgage loans and Exhibit I, with respect to realized losses and gains, with each such report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide Owner with such information concerning the Mortgage Loans as is necessary for Owner to prepare its federal income tax return as Owner may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

10. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Servicer will deliver to the Owner and any Master Servicer, using its best efforts to deliver on March 1, but in no event later than March 15, of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Owner (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, using its best efforts to deliver on March 1, but in no event later than March 15, of each calendar year beginning in 2007, an officer of the Servicer shall execute and deliver an Officers’ Certificate (an “Annual Certification”) to the Owner, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit F.

In the event that the Servicer fails to timely comply with this Section 6.04 after the cure period set forth herein, commencing on March 15th of the related year, the Owner shall use its commercially reasonable efforts to obtain written or verbal statements or assurances from the Commission, by March 30th of the related year (or such extension of time granted by the Commission so that it can review the facts surrounding any requests made by the Owner) that such failure to provide the required Assessment of Compliance and Attestation Report on a timely basis, and a one time additional failure by the Servicer to comply with this Section 6.04, will not result in any adverse effect on the Owner or its affiliates with respect to any Shelf Registration on Form S-3 of the Owner or any of its affiliates. Any costs or expenses incurred by the Owner in obtaining such statement or assurances from the Commission shall be reimbursed to the Owner by the Servicer. In the event that the Owner is unable to receive any such assurances from the Commission after the use of such commercially reasonable efforts by March 30th (or any extension period granted by the Commission) of the related year, such failure by the Servicer to comply with this Section 6.04 shall be deemed an Event of Default, automatically at such time, without notice and without any cure period, and Owner may, in addition to whatever rights the Owner may have under Section 8.01, subject to the limitation expressed therein, and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01 . Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Failure to provide the Annual Statement of Compliance or Annual Certification will be treated as a failure of the Servicer to perform its duties under the Agreement and will be subject to the indemnification provisions of Section 8.01, subject to the limitation expressed therein, of the Agreement. This indemnification is understood by the parties hereto to cover any gross negligence, bad faith or willful misconduct of the Servicer in connection with its performance hereunder. For any indemnification from the Servicer to any Master Servicer, the Servicer in no event will be liable for punitive or consequential damages, regardless of the form of action, whether in contract, tort or otherwise.

If the indemnification provided for therein is unavailable or insufficient to hold harmless the Owner, each affiliate of the Owner, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described above, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

11. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved].

12. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.09:

Section 6.09 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Servicer shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Servicer shall use its best efforts to deliver to the Owner or its designee, any Master Servicer and any Depositor on March 1, but in no event later than March 15 of each calendar year beginning in 2007 a report (an “Assessment of Compliance”) reasonably satisfactory to the Owner, any Master Servicer and any Depositor regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer. Such report shall be addressed to the Owner and such Depositor and signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit G hereto delivered to the Owner concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Servicer shall use its best efforts to deliver to the Owner or its designee, any Master Servicer and any Depositor on March 1, but in no event later than March 15 of each calendar year beginning in 2007 a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Servicer Accounting Oversight Board.

The Servicer shall cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Owner, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.09. Each assessment of compliance provided by a Subservicer shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit G hereto delivered to the Owner concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment.

In the event that the Servicer fails to timely comply with this Section 6.09 after the cure period set forth herein, commencing on March 15th of the related year, the Owner shall use its commercially reasonable efforts to obtain written or verbal statements or assurances from the Commission, by March 30th of the related year (or such extension of time granted by the Commission so that it can review the facts surrounding any requests made by the Owner) that such failure to provide the required Assessment of Compliance and Attestation Report on a timely basis, and a one time additional failure by the Servicer to comply with this Section 6.09, will not result in any adverse effect on the Owner or its affiliates with respect to any Shelf Registration on Form S-3 of the Owner or any of its affiliates. Any costs or expenses incurred by the Owner in obtaining such statement or assurances from the Commission shall be reimbursed to the Owner by the Servicer. In the event that the Owner is unable to receive any such assurances from the Commission after the use of such commercially reasonable efforts by March 30th (or any extension period granted by the Commission) of the related year, such failure by the Servicer to comply with this Section 6.09 shall be deemed an Event of Default, automatically at such time, without notice and without any cure period, and Owner may, in addition to whatever rights the Owner may have under Section 8.01, subject to the limitation expressed therein, and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01 . Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Failure to provide the Assessment of Compliance or Attestation Report will be treated as a failure of the Servicer to perform its duties under the Agreement and will be subject to the indemnification provisions of Section 8.01, subject to the limitation expressed therein, of the Agreement. This indemnification is understood by the parties hereto to cover any gross negligence bad faith or willful misconduct of the Servicer in connection with its performance hereunder. For any indemnification from the Servicer to any Master Servicer, the Servicer in no event will be liable for punitive or consequential damages, regardless of the form of action, whether in contract, tort or otherwise.

If the indemnification provided for therein is unavailable or insufficient to hold harmless the Owner, each affiliate of the Owner, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described above, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

13. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.10:

Section 6.10 Intent of the Parties; Reasonableness.

The Owner and the Servicer acknowledge and agree that a purpose of Section 3.01(m), 4.14, Sections 5.02, 6.04, 6.09 and 10.02 of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Owner, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Servicer shall cooperate fully with the Owner to deliver to the Owner (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner or any Depositor to permit the Owner or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

Notwithstanding anything to the contrary herein, the Servicer shall be under no obligation to provide information that the Owner deems required under Regulation AB if (i) the Servicer does not reasonably believe that such information is required under Regulation AB and (ii) the Servicer is not providing such information for its own securitizations unless the Owner pays all reasonable costs incurred by the Servicer in connection with the preparation and delivery of such information and the Servicer is given reasonable time to establish the necessary systems and procedures to produce such information; provided, however, that the costs incurred by the Servicer in connection with establishing the necessary systems and procedures will be split pro rata with any other purchaser that makes a request for similar information.

14. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer (or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Owner may have under Section 8.01, subject to the limitation expressed therein, and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

15. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a Master Servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

16. Article X of the Agreement is hereby amended effective as of the date hereof by restating Section 10.02 in its entirety as follows:

Section 10.02. Cooperation of Servicer with a Reconstitution.

The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a “Reconstitution Date”) at the Owner’s sole option, the Owner may effect a sale (each, a “Reconstitution”) of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(1) one or more third party purchasers in one or more in whole loan transfers (each, a “Whole Loan Transfer”); or

(2) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, the Servicer shall (i) following request by the Owner or any Depositor, use best efforts to provide within five, and in no event later than seven Business Days the Owner and such Depositor (or, as applicable, cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (d) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Owner and any Depositor (in writing and in form and substance reasonably satisfactory to the Owner and such Depositor) the information specified in paragraph (d) of this Section.

(a) If so requested by the Owner or any Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this clause (a), a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(1) the Servicer’s form of organization;

(2) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Owner or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(i) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(ii) the extent of outsourcing the Servicer utilizes;

(iii) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(iv) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(v) such other information as the Owner or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(3) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(4) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

(5) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(6) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(7) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(8) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(b) If so requested by the Owner or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) notify the Servicer, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Owner or any Subservicer and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Owner, and (E) the Owner’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Owner’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Servicer and any Depositor a description of such proceedings, affiliations or relationships.

As a condition to the succession to the Owner or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Owner or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Owner or any Subservicer, the Owner shall provide to the Servicer, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Servicer and such Depositor, all information reasonably requested by the Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

In addition to such information as the Owner, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Owner or any Subservicer, the Owner or such Subservicer, as applicable, shall, to the extent the Owner or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

The Owner shall provide to the Servicer, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Owner or any Subservicer or the Owner or such Subservicer’s performance hereunder.

Notwithstanding the foregoing, the Servicer shall be under no obligation to provide information that the Owner deems required under Regulation AB if (i) the Servicer does not reasonably believe that such information is required under Regulation AB and (ii) the Servicer is not providing such information for (A) its own securitizations, or (B) any third party securitizations with mortgage loans serviced by the Servicer[, unless the Owner pays all reasonable actual costs incurred by the Servicer in connection with the preparation and delivery of such information and the Servicer is given reasonable time to establish the necessary systems and procedures to produce such information; provided, however, that the costs incurred by the Servicer in connection with establishing the necessary systems and procedures will be split pro rata with any other purchaser that makes a request for similar information..

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

17. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.16:

Section 11.16. Use of Subservicers and Subcontractors.

(a) The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (d) of this Section.

(b) It shall not be necessary for the Servicer to seek the consent of the Owner to the utilization of any subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with Sections 3.01(m), 4.14, 6.04, 6.09 and 10.02 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 3.02(b) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.09 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Servicer shall promptly upon request provide to the Owner, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Owner, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 6.09 and 10.02 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.09, in each case as and when required to be delivered.

18. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.17:

For purposes of this Agreement, and with respect to any Mortgage Loan in a Pass-Through Transfer, the related Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement, with respect to such Mortgage Loans.

19. The Agreement is hereby amended effective as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

20. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

FORM OF SERVICER CERTIFICATION

Re: The [         ] agreement dated as of [     l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF SERVICER] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

21. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit G:

EXHIBIT G

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

22. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit H:

EXHIBIT H

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

23. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit I:

EXHIBIT I

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

*      For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*      For escrow advances - complete payment history

        (to calculate advances from last positive escrow balance forward)

*      Other expenses -  copies of corporate advance history showing all payments

*      REO repairs > $1500 require explanation

*      REO repairs >$3000 require evidence of at least 2 bids.

*      Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*      Unusual or extraordinary items may require further documentation.

13.          The total of lines 1 through 12.

3.      Credits:

14-21.    Complete as applicable. Required documentation:

*      Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

         Letter of Proceeds Breakdown.

*       Copy of EOB for any MI or gov't guarantee

*       All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:    For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

24. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

25. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION as Owner

By:
Name:
Title:

GMAC MORTGAGE CORPORATION, as Servicer

By:
Name:
Title:

EXHIBIT S-7

CITIMORTGAGE SERVICING AGREEMENT

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
(Initial Purchaser)

CITIMORTGAGE, INC.
(Seller and Servicer)

Fixed Rate Mortgage Loans

Dated and effective as of August 1, 2003

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

This is a Mortgage Loan Purchase and Servicing Agreement (the “Agreement”), dated and effective as of August 1, 2003, by and between EMC MORTGAGE CORPORATION, (the "Initial Purchaser," and the Initial Purchaser or the Person, if any, to which the Initial Purchaser has assigned its rights and obligations hereunder as Purchaser with respect to a Mortgage Loan, and each of their respective successors and assigns, the “Purchaser”), and CITIMORTGAGE, INC. (the "Seller").

WITNESSETH:

WHEREAS, Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, certain mortgage loans (the “Mortgage Loans”) on a non-recourse, servicing retained basis, and which shall be delivered as whole loans on the date provided herein (the “Closing Date”);

WHEREAS, Each Mortgage Loan is secured by a mortgage, deed of trust or other instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule; and

WHEREAS, Purchaser and Seller wish to prescribe the manner of the purchase, conveyance, management, servicing and control of the Mortgage Loans.

NOW THEREFORE, In consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01 Definitions.

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Agreement: This Mortgage Loan Purchase and Servicing Agreement, including all exhibits hereto, and all amendments hereof and supplements hereto.

Appraised Value: As to any Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made for the originator of the Mortgage Loan at the origination of the Mortgage Loan or the sales price of the Mortgaged Property, whichever is less, pro-vided, however, that in the case of a no cash out Refinanced Mortgage Loan, such value may be based solely upon the original appraisal.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, that when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale of the Mortgage Loan to Purchaser.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the States of New York ,Missouri and Texas are authorized or obligated by law or executive order to be closed.

Citibank: Citibank (New York State) and any successors or assigns.

Closing Date: August 14, 2003, or such other date as may be mutually agreed to by Seller and Purchaser.

Closing Documents: The documents required pursuant to Section 8.01.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 10.09 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity identified by the Purchaser, and its successors and assigns, as custodian for the Purchaser.

Customary Servicing Procedures: Procedures (including collection procedures) (i) that Seller customarily employs and exercises in servicing and administering mortgage loans for its own account; (ii) which are in accordance with accepted mort-gage servicing practices of prudent lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and (iii) which are in accordance with Fannie Mae and FHLMC servicing practices and procedures (including any waivers obtained by Seller).

Cut-off Date: August 1, 2003.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced with a Qualified Substitute Mortgage Loan in accordance with this Agreement.

Determination Date: The sixteenth (16th) day, or if such sixteenth (16th) day is not a Business Day, the Business Day immediately preceding such sixteenth (16th) day, of the month of the related Remittance Date.

Due Date: The day of the month of the related Remittance Date on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to each Remittance Date, the period beginning on the second day of the month preceding the month of the Remittance Date, and ending on the first day of the month in which the Remittance Date occurs.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Seller or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Seller (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Seller (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Seller shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 10.11 which shall be entitled "CitiMortgage, Inc., in trust for the [Purchaser], Owner of Fixed Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance pre-miums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 14.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto and any waivers obtained by Seller.

FDIC: The Federal Deposit Insurance Corporation or any successor organization.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond required to be obtained by Seller pursuant to Section 10.16.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Initial Purchaser: EMC Mortgage Corporation.

Liquidating Loan: A Mortgage Loan as to which, prior to the close of business on the Business Day next preceding the Due Date, (a) has become an REO Property or (b) Seller and the Mortgagor have agreed in writing that Seller will accept a deed to the related Mortgaged Property in lieu of foreclosure in whole or partial satisfaction of the Mortgage Loan.

Liquidation Proceeds: Cash (other than REO Disposi-tion Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of the Mortgage Loan, trustee's sale, fore-closure sale or other-wise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the origination date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the origination date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Monthly Payment: With respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

Mortgage: The mortgage, deed of trust or other instru-ment creating a first lien on an estate in fee simple in real property securing a Mortgage Note, including any rider incorporated by reference therein.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each mortgage loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule. The term Mortgage Loan includes, without limitation, the contents of the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, insurance proceeds, Condemnation Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The documents listed in Exhibit H hereto pertaining to any Mortgage Loan.

Mortgage Loan Remittance Rate: As to each Mortgage Loan, the annual rate of interest payable to Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans attached hereto as Exhibit F, such schedule setting forth the information listed on Schedule I attached hereto.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, consisting of a single parcel of property considered to be real estate under the law of the state in which it is located improved by a residential dwelling.

Mortgagor: The obligor on a Mortgage Note.

Officers' Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President, a Senior Vice President or a Vice President and by the Treasurer or the Secre-tary or one of the Assistant Treasurers or Assistant Secretaries of Seller, or by other duly authorized officers or agents of Seller and delivered to Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel.

OTS: Office of Thrift Supervision, or any successor thereto.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincor-porated organization or government or any agency or political subdivision thereof.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date and is not accompanied by an amount of interest repre-sent-ing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: The price paid on the Closing Date by Purchaser to Seller in exchange for the Mortgage Loans purchased on the Closing Date as calculated as provided in Section 4.01.

Purchase Price Percentage: As defined in Section 4.01.

Purchaser: The Initial Purchaser and any subsequent permitted holder or holders of the Mortgage Loans.

Qualified Insurer: Any insurer acceptable to Seller and qualified to do business in the state in which any related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Qualified Substitute Mortgage Loan: A mortgage loan substituted by Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (a) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall plus interest thereon equal to the related Mortgage Interest Rate will be distributed by Seller to Purchaser in the month of substitution), (b) have a Mortgage Interest Rate equal to the Mortgage Interest Rate of the Deleted Mortgage Loan, (c) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, and (d) comply as of the date of substitution with each representa-tion and warranty set forth in Section 6.01.

Rating Agency: Standard & Poor's, Fitch, Inc., Moody’s Investor Services or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

  Record Date: The close of business of the last Busi-ness Day of the month preceding the month of the related Remit-tance Date.

Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The eighteenth (18th) day of any month, begin-ning in September, 2003, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following such eighteenth (18th) day or if the Mortgage Loans have been sold to third party investors, the Remittance Date, the first Business Day immediately preceding such eighteenth (18th) day.

REO Account: The account or accounts maintained pursuant to Section 10.17.

REO Disposition: The final sale by Seller of a Mortgaged Property acquired by Seller in foreclosure or by deed in lieu of foreclosure.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 10.17.

REO Property: A Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure, as described in Section 10.17.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (a) the product of the Stated Principal Balance of the Mortgage Loan times (i) during the period of the first twelve (12) months following the Closing Date, the greater of (x) the Purchase Price Percentage and (y) 100%, or (ii) for any date thereafter, the lesser of (x) the Purchase Price Percentage and (y) 100%, plus (b) interest on such Stated Principal Balance at a rate equal to the Mortgage Loan Remittance Rate from the date to which interest has last been paid and distributed to Purchaser to the first day of the month following the month of repurchase.

Seller: CitiMortgage, Inc., its successors and assigns.

Servicing Advances: All customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by Seller of its servicing obligations, including, but not limited to, the cost of (a) the inspection, preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (d) compliance with the obligations under Section 10.13.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee Purchaser shall pay to Seller, which shall, for each month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Section 10.10) of related Monthly Payments collected by Seller, or as otherwise provided under Section 10.10.

Servicing Fee Rate: With respect to each Mortgage Loan, the servicing fee rate of .25% per annum.

Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit H, the originals of which are delivered to the Purchaser or its designee pursuant to Section 5.03.

Servicing Officer: Any officer of the Seller involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Seller to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan, (a) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (b) all amounts previously distributed to Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.

Subservicer: Any mortgage loan servicing institution other than Seller which is responsible for the servicing and administration of any Mortgage Loan or any successor appointed pursuant to any Subservicing Agreement; provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement.

Subservicing Account: As defined in Section 10.06.

Subservicing Agreement: Each agreement providing for the servicing of any of the Mortgage Loans by a Subservicer.

Subservicing Fee: As to each Mortgage Loan, the monthly fee payable to the Subservicer, paid by Seller from its Servicing Fee.

Section 1.02 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)
the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)
references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)
a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)	the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)	the term "include" or "including" shall mean without limitation by reason of enumeration.

ARTICLE II

AGREEMENT TO PURCHASE

Section 2.01 Agreement to Purchase.

Seller agrees to sell, and Purchaser agrees to purchase, Mortgage Loans having an Stated Principal Balance of $54,938,421.65as of Cut-off Date, or in such other amount as agreed by Purchaser and Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by Purchaser on the Closing Date.

ARTICLE III

MORTGAGE LOAN SCHEDULE

Section 3.01 Mortgage Loan Schedule.

Seller shall deliver the Mortgage Loan Schedule to Purchaser at least five (5) Business Days prior to the Closing Date.

ARTICLE IV

PURCHASE PRICE

Section 4.01 Purchase Price.

The Purchase Price for the Mortgage Loans shall be 100.623925% (the “Purchase Price Percentage”) of the aggregate Stated Principal Balance of the Mortgage Loans, as of the Cut-off Date. Purchaser will pay to Seller accrued interest on the Stated Principal Balance of each Mortgage Loan as of the Cut-off Date at its Mortgage Loan Remittance Rate from the Cut-off Date up to and including the day preceding the Closing Date, prorated on the basis of a 360 day year consisting of twelve (12) months of thirty (30) days each.

Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased, (a) all scheduled principal due after the Cut-off Date, (b) all other recoveries of principal collected on or after the Cut-off Date (provided, however, that all scheduled payments of principal due on or before the Cut-off Date and collected by Seller after the Cut-off Date shall belong to Seller), and (c) all payments of interest on the Mortgage Loans net of the Servicing Fee (minus that portion of any such interest payment that is allocable to the period prior to the Cut-off Date). The Stated Principal Balance of each Mortgage Loan as of the Cut-off Date is determined after application to the reduction of principal of payments of principal due on or before the Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date. Therefore, for the purposes of this Agreement, payments of scheduled principal and interest prepaid for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts (minus the applicable Servicing Fee) shall be the property of Purchaser. Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of Purchaser, for remittance by Seller to Purchaser on the first Remittance Date such payment is to be applied. All payments of principal and interest, less the applicable Servicing Fee, due on a Due Date following the Cut-off Date shall belong to Purchaser.

ARTICLE V

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; DELIVERY OF MORTGAGE
LOAN DOCUMENTS; TRANSFER OF MORTGAGE LOANS

Section 5.01 Conveyance of Mortgage Loans; Possession of Mortgage Files.

Seller, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Mortgage Loans. The contents of each Mortgage File not delivered to Purchaser are and shall be held in trust by Seller for the benefit of Purchaser as the owner thereof and Seller's possession of the portion of each Mortgage File so retained is for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by Seller is in a custodial capacity only. Seller shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. Upon the purchase of the Mortgage Loans, the ownership of each Mortgage Note, Mortgage and each related Mortgage File is vested in Purchaser and the ownership of all records and documents with respect to each related Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be retained and main-tained, in trust, by Seller in such custodial capacity only. The portion of each Mort-gage File so retained shall be appropriately marked to clearly reflect the sale of the related Mortgage Loan to Purchaser. Seller shall release from its custody the contents of any Mortgage File only in accordance with written instructions from Purchaser, unless such release is required as incidental to Seller's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 6.03.

Section 5.02 Books and Records.

All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with a Mortgage Loan shall be held by Seller in trust for the benefit of Purchaser as the owner of the Mortgage Loans.

The sale of each Mortgage Loan shall be reflected on Seller's balance sheet and other financial statements as a sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by Purchaser in Seller’s computer system.

Seller shall maintain in its possession, available for inspection by the Purchaser upon reasonable notice, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC,. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or insurance proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or other imaged format.

Seller shall maintain with respect to each Mortgage Loan and shall make available for inspection upon reasonable notice by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Seller shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Seller and without cost to Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 5.03 Delivery of Mortgage Loan Documents.

Seller shall deliver to Purchaser or custodian, as directed by Purchaser, the Mortgage Loan Documents as required by Exhibit H hereto for each Mortgage Loan no later than five (5) Business Days prior to the Closing Date.

Seller shall forward to Purchaser or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution; provided, however, that Seller shall provide Purchaser or its designee, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 270 days of its submission for recordation. In the event Seller cannot deliver the original of such documents submitted for recording due to a delay by the recording office in the applicable jurisdiction, Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate from Seller confirming that such documents have been accepted for recording. Any such document shall be delivered to Purchaser or its designee promptly upon receipt thereof from the related recording office.

From time to time Purchaser shall deliver or cause to be delivered to Seller, as soon as practicable following receipt of a written request from Seller, by first class mail and at no expense to Seller, any Mortgage Loan Document needed by Seller in connection with the servicing of a Mortgage Loan. Seller’s request for the release of a Mortgage Loan Document shall specify in reasonable detail the reason for Seller’s request. During the time that any such Mortgage Loan Document is in the possession of Seller, such possession shall be deemed to be in trust for the benefit of Purchaser and Seller shall promptly return to Purchaser or its designee any Mortgage Loan Document so released when Seller’s need for such Mortgage Loan Document no longer exists. Purchaser shall indemnify and hold Seller harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Seller may sustain in connection with any third party claim in any way related to Purchaser’s or its designee’s failure to release, in a timely manner, the Mortgage Loan Documents requested by Seller. Purchaser shall pay all costs, fees and expenses in connection with the possession of the Mortgage Loan Documents.

Purchaser shall provide Seller with written notice at least fifteen (15) days prior to any transfer of the Mortgage Loan Documents.

Section 5.04 Transfer of Mortgage Loans.

The Initial Purchaser shall have the right, without the consent of Seller, to assign its interest under this Agreement with respect to all or some of the Mortgage Loans, and designate any person to exercise any rights of Purchaser hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Purchaser with respect to such Mortgage Loans; provided, however, that Seller shall not be required to recognize any assignment to the extent that it would result in Mortgage Loans being serviced for more than three (3) Purchasers hereunder. All references to Purchaser shall be deemed to include its assignee or designee.

Seller shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, Seller shall note transfers of the Mortgage Loans. No transfer of the Mortgage Loans may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, Seller shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as Purchaser of the Mortgage Loans. Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, the Mortgage Loans, provided that no such sale and transfer shall be binding upon Seller unless such transferee shall agree in writing in the form of (i) an Assignment, Assumption and Recognition Agreement attached hereto as Exhibit G, or (ii) a FNMA Tri-Party Agreement or (iii) a FHLMC Form 960; (collectively, the “Reconstitution Agreements”], to be bound by the terms of this Agreement and an executed copy of such Reconstitution Agreement shall have been delivered to Seller. Upon receipt thereof, Seller shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder to the extent such obligations relate to Mortgage Loans sold by Purchaser. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective permitted successors, assignees and designees.

Section 5.05 Quality Control Procedures.

Seller must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES;
REMEDIES FOR BREACH

Section 6.01 Representations and Warranties Regarding Individual Mortgage Loans.

Seller hereby represents and warrants to Purchaser that, as to each Mortgage Loan, as of the Closing Date (or such other date as may be specified herein):

(a)	The information set forth on the Mortgage Loan Schedule and the magnetic tape or diskette delivered to Purchaser by Seller is complete, true and correct as of the Cut-off Date;

(b)
The Mortgage Note and the Mortgage have not been assigned or pledged, and Seller has good and marketable title thereto, and Seller is the sole owner and holder of the Mortgage Loan free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and has full right and author-ity, subject to no interest or participation of, or agreement with, any other party, to sell and assign the same pursuant to this Agreement;

(c)
The Mortgage is a valid and subsisting first lien on the property therein described, and the Mortgaged Property is free and clear of any and all adverse claims, encumbrances and liens having priority over the first lien of the Mort-gage except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to the Mortgage and delivered to Purchaser establishes in Seller a valid and sub-sisting first lien on the property described therein, and Seller has full right to sell and assign the same to Purchaser;

(d)
The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if required by law, or, if necessary, to protect the interest of Purchaser. The substance of any such alteration or modification is reflected on the Mortgage Loan Schedule and has been approved by the private mortgage guaranty insurer, if any;

(e)
No instrument of release, alteration, modification or waiver has been executed in connection with the Mortgage Loan, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement which has been approved by the private mortgage guaranty insurer, if any, and except such Mortgage Loan which contains in the related Mortgage File evidence of a release or waiver or an assumption agreement discharging the original borrower from all of the debt obligations in connection with the related Mortgage Loan and providing for the assumption of all such debt obligations by the party assuming the obligations under the Mortgage Loan and, in each case, terms of which are reflected in the Mortgage Loan Schedule;

(f)
There are no defaults in complying with the terms of the Mortgage, and, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(g)
There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Seller has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(h)
There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property which are, or may be, liens prior or equal to, or coordinate with, the lien of the related Mortgage unless such lien is insured under the related title insurance policy;

(i)
All improvements which were included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property and, to Seller's knowledge, no improvements on adjoining properties encroach upon the Mortgaged Property (other than minor encroachments (i) which do not affect the value of the Mortgage Loan or the Purchaser’s interest therein and (ii) to which properties similar to the Mortgaged Property within the same jurisdiction are commonly subject and which do not interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property);

(j)
No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certif-icates, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law;

(k)
All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations, federal savings banks or national banks having authorized offices in such state, or (4) not doing business in such state;

(l)
All Mortgage Loans will be current as of the Closing Date. No payment required under any Mortgage Loan has been more than thirty (30) days delinquent prior to the Cut-off Date. All payments due prior to the Cut-off Date for such Mortgage Loan have been made as of the Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan. As of the Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Seller’s servicing collection system.

(m)
The Mortgage File contains each of the documents and instruments specified to be included therein duly executed and in due and proper form, and each such document or instrument is in form acceptable to Fannie Mae and FHLMC, and each Mortgage Note, Mortgage, and appraisal are on forms acceptable to Fannie Mae and FHLMC;

(n)
The Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and by general principles of equity. All parties to the Mortgage Note and the Mort-gage had legal capacity to execute the Mortgage Note and the Mortgage, and each Mortgage Note and Mortgage have been duly and properly executed by such parties;

(o)
Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclo-sure laws applicable to the Mortgage Loan have been complied with. None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, "covered", or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia and North Carolina. The Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Seller’s office during normal business hours upon reasonable advance notice;

(p)
The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to comple-tion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing Mortgage Loans and the recording of the Mortgage were paid;

(q)
Any future advances made prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured princi-pal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mort-gage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee's consolidated interest or by other title evidence. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(r)
All improvements upon the Mortgaged Property are insured by a generally acceptable insurer acceptable to Fannie Mae or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of Section 10.15 hereof. All individual insurance policies (collectively, the "hazard insurance policy") are the valid and binding obligation of the insurer and contain a standard mortgagee clause insuring Seller, its successors and assigns, as mortgagee. All premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Seller (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(s)
There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, viola-tion or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration;

(t)
The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counter-claim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(u)
All provisions of each primary mortgage insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a primary mortgage insurance policy obligates the Mortgagor thereunder to maintain the primary mortgage insurance policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(v)
The Mortgage Note is not secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Section 6.01(c). There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(w)
The Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure, subject only to rights of redemption, seizure and other laws that would not materially interfere with the ultimate realization of the benefits of the security;

(x)
No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller or the Mortgagor or, any other party involved in the origination of the Mortgage Loan;

(y)
The Mortgaged Property consists of a single parcel of real property with a one family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit, planned unit development unit or townhouse; provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Seller’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the origination date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(z)
There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and, to Seller's knowledge, no escrow deposits or payments of other charges or payments due Seller have been capital-ized under the Mortgage or the related Mortgage Note;

(aa)	The collection and servicing practices used by Seller with respect to the Mortgage Note and Mortgage have been in all respects legal and customary in the mortgage servicing business;

(bb)
The Mortgage Loan is covered by an ALTA or CLTA mortgage title insurance policy, or such other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC, issued by and the valid and binding obligation of a title insurer acceptable to Fannie Mae or FHLMC,and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage. Such mortgage title insurance policy insures Seller, its successors and assigns as mortgagee and the assignment to Purchaser of Seller's interest in such mortgage title insurance policy does not require the consent of or notification to the insurer, such mortgage title insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the trans-actions contemplated by this Agreement. No claims have been made under such mortgage title insurance policy and, to Seller's knowledge, no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy;

(cc)
Principal payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments which will fully amortize the Stated Principal Balance of the Mortgage Loan over its remaining term at the Mortgage Interest Rate. Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. The Mortgage Note does not permit negative amortization. None of the Mortgage Loans are “interest-only” Mortgage Loans. None of the Mortgage Loans are considered agricultural loans;

(dd)
The Mortgage Loans were originated or purchased by the Seller and were underwritten in accordance with Fannie Mae guidelines (inclusive of any negotiated items or waivers incorporated into Seller’s Fannie Mae Master Agreement);

(ee)
The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(ff)
The Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the Closing Date, the Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Seller and the Purchaser;

(gg)
The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Seller has not received notification that any such proceedings are scheduled to commence at a future date;

(hh)
The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by an appraiser approved by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(ii)
If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(jj)	The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(kk)	The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(ll)
The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(mm)	The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(nn)
As of the Closing Date, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(oo)	The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(pp)	No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(qq)	The Mortgagor for each Mortgage Loan is a natural person;

(rr)	None of the Mortgage Loans are Co-op Loans;

(ss)
With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) the amount allowable by FNMA;

(tt)
With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgaged Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgaged Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(uu)
The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(vv)	None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(ww)
Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx)	Each Mortgage Loan shall acceptable for delivery to Fannie Mae as described in the Fannie Mae Guide.

Section 6.02 Representations and Warranties Regarding Seller.

Seller hereby represents and warrants to Purchaser as of the Closing Date:

(a)
Seller is duly organized, validly existing and in good standing under the laws of Delaware and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement, and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Seller by any such state.

(b)
Seller has power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Seller, subject to applicable law; and all requisite corporate action has been taken by Seller to make this Agreement valid and binding upon Seller in accordance with its terms;

(c)
No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Seller is required or, if required, such approval has been or will, prior to the Closing Date, be obtained;

(d)
The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller and will not result in the breach of any term or provision of the charter or by-laws of Seller or result in the breach of any term or provi-sion of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Seller or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject;

(e)
The transfer, assignment and conveyance of the Mortgage Notes and the Mortgage Loans by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provi-sions in effect in any applic-able jurisdiction;

(f)
There is no action, suit, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller which, either individually or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or which would materially impair the ability of Seller to perform under the terms of this Agreement;

(g)	Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(h)
The origination and servicing practices used by the Seller and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Customary Servicing Procedures. With respect to escrow deposits and payments that the Seller, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(i)	The Seller used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller's portfolio at the Cut-off Date;

(j)	The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(k)
Seller is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Seller unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(l)	The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors;

(m)
No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(n)
The Seller acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Seller, the consideration received by Seller upon the sale of the Mortgage Loans to Purchaser under this Agreement constitutes fair consideration for the Mortgage Loans under current market conditions; and

(o)	The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 6.03 Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Sections 6.01 and 6.02 shall survive delivery of the Mortgage Loans to Purchaser, or its designee, and shall inure to the benefit of Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination, or lack of examination, of any Mortgage File.

Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of Purchaser (or which materially and adversely affects the interest of Purchaser in the related Mortgage Loan in the case of a repre-sentation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other. Purchaser agrees to give written notice of any such breach, outlining with specificity the section of this Agreement which Purchaser claims has been violated. Within sixty (60) days of the earlier of either discovery by it or notice to it of any such breach, Seller shall use its best efforts to promptly cure such breach in all material respects and, if such breach cannot be cured during such sixty (60) day period, Seller shall, at Purchaser's option and not later than ninety (90) days after its discovery or receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price.

In the event that any such breach shall involve any representation or warranty set forth in Section 6.02, and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Seller of such breach, all the Mortgage Loans shall, at Purchaser's option, be repurchased by Seller at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 6.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price (after deducting therefrom any amounts received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution).

However, Seller may, at Purchaser’s option and assuming that Seller has a Qualified Substitute Mortgage Loan, rather than repurchase any Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided, however, that any such substitution shall be effected not later than ninety (90) days after the Closing Date. If Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan.

As to any Deleted Mortgage Loan for which Seller substitutes a Qualified Substitute Mortgage Loan or Loans, Seller shall effect such substitution by delivering to Purchaser for such Qualified Substitute Mortgage Loan or Loans the Mortgage Note, the Mortgage, the Assignment of Mortgage and such other documents and agreements as are required by Section 5.03, with the Mortgage Note endorsed as required by Section 5.03. Seller shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Accrued interest on the Qualified Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution will be retained by Seller. For the month of substitution, distributions to Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and Seller shall thereafter be entitled to retain all amounts subsequently received by Seller in respect of such Deleted Mortgage Loan. Seller shall give written notice to Purchaser that such substitution has taken place and shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitu-tion of the Qualified Substitute Mortgage Loan. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitu-tion, the covenants, representations and warranties set forth in Sections 6.01 and 6.02.

For any month in which Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall (plus interest thereon equal to the related Mortgage Interest Rate) shall be distributed by Seller in the month of substitution pursuant to Section 11.01. Accordingly, on the date of such substitution, Seller will deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such cure, repurchase and substitution obligation, Seller shall indemnify Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach or alleged breach of Seller's representations and warranties contained in this Article VI. It is understood and agreed that the obligations of Seller set forth in this Section 6.03 to cure or repurchase a defective Mortgage Loan and to indemnify Purchaser as provided in this Section 6.03 constitute the sole remedies of Purchaser respecting a breach of the foregoing representations and warranties. The provisions of this Section 6.03 shall survive termination of this Agreement.

Within five (5) Business Days of the repurchase of a Mortgage Loan or substitution of a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan by Seller, Purchaser agrees to return, such repurchased or Deleted Mortgaged Loan to Seller, together with the related Mortgage File and all the documents included therein.

ARTICLE VII

CLOSING

Section 7.01 Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. The closing shall, at Purchaser's option, be either by telephone, confirmed by letter or wire as the parties shall agree or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

(a)
All of the representations and warranties of Seller under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, or both, would constitute a default under this Agreement;

(b)
Purchaser and Seller shall have received, or Seller's attorneys shall have received in escrow, all Closing Documents as specified in Section 8.01 of this Agreement, in such forms as are agreed upon and acceptable to Purchaser and Seller, duly executed by all signatories as required pursuant to the respective terms thereof;

(c)	Seller shall have delivered and released to Purchaser or its designee all documents required to be so delivered hereunder; and

(d)	All other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, Purchaser shall pay to Seller on the Closing Date the Purchase Price, plus accrued interest pursuant to Section 4.01 of this Agreement, by wire transfer of immediately available funds to the account designated by Seller in Exhibit I attached hereto.

ARTICLE VIII

CLOSING DOCUMENTS

Section 8.01. Closing Documents.

The Closing Documents shall consist of the following:

(a)	This Agreement, in two (2) counterparts; and

(b)	The Mortgage Loan Schedule, one copy to be attached hereto.

ARTICLE IX

COSTS

Section 9.01 Costs.

Each party shall bear its own costs and expenses. Purchaser will pay any commissions due its salesmen, the legal fees and expenses of its attorneys and all expenses relating to any review of the Mortgage Loans performed by Purchaser. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including recording fees and Seller's attorneys' fees, shall be paid by Seller.

ARTICLE X

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 10.01 Seller to Act as Servicer.

Seller shall service and administer the Mortgage Loans in accordance with this Agreement and Customary Servicing Procedures and shall have full power and authority, acting alone or through Subservicers as provided in Section 10.02, to do or cause to be done any and all things in connection with such servicing and administration which Seller may deem necessary or desirable and consistent with the terms of this Agreement and exercise the same care that it customarily employs for its own account. Seller may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and Seller shall diligently pursue all of its rights against such agents or independent contractors.

Consistent with the terms of this Agreement, Seller may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Seller's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that Seller shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate or the Monthly Payment amount, defer or forgive the payment of any principal or interest, change the outstanding principal amount (except for actual payments of principal), make any future advances or extend the final maturity date on such Mortgage Loan. Without limiting the generality of the fore-going, Seller in its own name or in the name of a Subservicer is hereby authorized and empowered by Purchaser when Seller believes it appropriate and reasonable in its best judgment, to execute and deliver, on behalf of itself and Purchaser, all instruments of satisfaction or cancella-tion, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mort-gaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of Purchaser pursuant to the provisions of Section 10.17. Seller shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accor-dance with applicable state and feder-al law and shall provide to the Mortgagors any reports required to be provided to them thereby. Purchaser shall furnish to Seller and any Subservicer any powers of attorney and other docu-ments reasonably necessary or appropri-ate to enable Seller and any Subservicer to carry out their servicing and administra-tive duties under this Agreement.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Seller (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Seller, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Seller will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Seller shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Seller shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

Section 10.02 Subservicing Agreements Between Seller and Subservicers.

Seller may enter into Subservicing Agreements with Subservicers for the servicing and administration of the Mortgage Loans. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provi-sions set forth in Section 10.06. Subject to Section 16.01, Seller and the Subservicers may make amend-ments to the Subservicing Agreements or enter into different forms of Subservicing Agree-ments; pro-vided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agree-ment, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be mate-rially adverse to the interests of Purchaser, without the consent of Purchaser. Any variation from the provisions set forth in Section 10.06 relating to insur-ance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to Seller, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited.

As part of its servicing activities hereunder, Seller, for the benefit of Purchaser, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as Seller, in its good faith busi-ness judgment, would require were it the owner of the related Mortgage Loans. Seller shall pay the costs of such enforce-ment at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent, if any, that such recovery exceeds all amounts due hereunder in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

Section 10.03 Successor Subservicers.

Seller shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accor-dance with the terms and condi-tions of such Subservicing Agree-ment. In the event of termination of any Subservicer, all servicing obliga-tions of such Subservicer shall be assumed simultan-eously by Seller without any act or deed on the part of such Subservicer or Seller, and Seller either shall service directly the related Mort-gage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 10.02. If Seller enters into a Subservicing Agreement with a successor Subservicer, Seller shall use reasonable efforts to have the successor Subservicer assume liability for the representations and warranties made by the terminated Subservicer in respect of the related Mortgage Loans, and in the event of any such assumption by the successor Subservicer, Seller may, in the exercise of its business judg-ment, release the terminated Subservicer from liability for such representations and warranties.

Section 10.04 Liability of Seller.

Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrange-ments between Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, Seller shall remain obligated and liable to Purchaser for the servicing and administer-ing of the Mortgage Loans in accordance with the provisions of Section 10.01 without diminu-tion of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnifica-tion from the Subservicer for any acts and omissions and to the same extent and under the same terms and condi-tions as if Seller alone were servicing and adminis-ter-ing the Mortgage Loans and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Seller alone and Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay Subservicer's fees and expenses except pursuant to an assumption of Seller's obligations pursuant to Section 16.01. For purposes of this Agree-ment, Seller shall be deemed to have received payments on Mortgage Loans when the Subservicer has received such pay-ments. Seller shall be entitled to enter into any agreement with a Subservicer for indemnification of Seller by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemni-fication. Seller shall pay all fees and expenses of the Subservicer from its own funds, the Servicing Fee or other amounts permitted to be retained by or reimbursed to Seller hereunder.

The Seller will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

In the event that the Seller's responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser, the Seller shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Seller. The Seller shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Seller's own funds without reimbursement from the Purchaser.

Section 10.05 No Contractual Relationship Between Subservicers and Purchaser.

Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such and not as Seller shall be deemed to be between the Subservicer and Seller alone, and Purchaser shall not be deemed a party thereto and shall have no claims, rights, obliga-tions, duties or liabilities with respect to the Subservicer except as set forth in Section 16.01.

Section 10.06 Subservicing Accounts.

In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account, and shall be segregated on the books of the Subservicer and relate only to the Mortgage Loans subject to this Agreement and other mortgage loans owned or serviced by Seller. All funds depos-ited in the Subservicing Account with respect to the Mortgage Loans shall be held for the benefit of Purchaser. The Subservicer shall deposit in the Subservicing Account on a daily basis all amounts of the type described in clauses (a) through (f) of Section 10.09, received by the Subservicer with respect to the Mortgage Loans. On the date set forth in the related Subservicing Agreement (the "Subservicer Remittance Date"), the Subservicer will be required to remit all such amounts to Seller, except, if applicable, any Monthly Payment received which consti-tutes a late recovery with respect to which a Subservicer Advance (as defined below) was previ-ously made; and, if the Subservicing Agreement so provides, the Subservicer will also be required to remit, with respect to each Mortgage Loan for which the Monthly Payment due on the immediately preced-ing Due Date was delinquent as of the Subservicer Remittance Date, an amount equal to such Monthly Pay-ment net of the related Subservicing Fee (a "Subservicer Advance"). The Subservicer may deduct from each remittance, as provided above, an amount equal to Subservicing Fees to which it is then entitled to the extent not previously paid to or retained by it. Seller is not obligated to require in a Subservicing Agreement that any Subservicer make Subservicing Advances as described above; provided, however, that Seller shall be responsible for making Servicing Advances with respect to such Mortgage Loans.

Section 10.07 Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, Seller shall take such action as it shall deem to be in the best interest of Purchaser. In the event that any payment due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, Seller shall commence foreclosure proceedings in accordance with its customary and usual foreclosure procedures. In such connection, Seller shall from its own funds make all necessary and proper Servicing Advances through final disposition but only to the extent that Seller shall determine, in its good faith judgment, that the amount of a proposed Servicing Advance is recoverable. Seller shall be reimbursed for all Servicing Advances in accordance with this Agreement.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Seller as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Seller shall on the date said termination takes effect or, upon notice to Seller for any trailing bills paid by Seller, be reimbursed for any unreimbursed monthly advances of the Seller's funds made pursuant to Section 11.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan. In the event of any such termination, the provisions of Section 16.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Seller, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Seller provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Seller shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Seller shall either itself or through an agent selected by Seller, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting as required by law.

Section 10.08 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, Seller will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. Further, Seller will take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in any Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 10.09 Establishment of Custodial Account; Deposits in Custodial Account.

Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the "Custodial Account"). The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt. The creation of any Custodial Account shall be evidenced by (a) a certification in the form of Exhibit B hereto, in the case of an account estab-lished with Citibank, or (b) a letter agree-ment in the form of Exhibit C hereto, in the case of an account held by a depository other than Citibank. In either case, a copy of such certification or letter agreement shall be furnished to Purchaser within five (5) Business Days afterthe Closing Date and a copy to any subsequent purchaser upon request.

Seller shall deposit in the Custodial Account on a daily basis, or as and when received from the Subservicer, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date):

(a)	all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(b)	all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(c)	all Liquidation Proceeds;

(d)
all proceeds received by Seller under any title, hazard, private mortgage guaranty or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures;

(e)
all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

(f)	any amount required to be deposited in the Custodial Account pursuant to Sections 11.01, 11.03 and 12.02;

(g)
any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 6.03, and all amounts required to be deposited by Seller in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Section 6.03;

(h)	all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures, the loan documents or applicable law; and

(i)
with respect to each full or partial Principal Prepayment any amounts to the extent that collections of interest are less than one (1) full month’s interest at the applicable Mortgage Loan Remittance Rate (“Prepayment Interest Shortfalls”), such Prepayment Interest Shortfalls will be deposited by Seller to the extent of its aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees need not be deposited by Seller in the Custodial Account. Any interest or earnings on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of Seller and Seller shall be entitled to retain and withdraw such interest from the Custodial Account.

Section 10.10 Withdrawals From the Custodial Account.

Seller shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(a)	to make payments to Purchaser in the amounts and in the manner provided for in Section 11.01;

(b)
to temporarily reimburse itself for advances of Seller funds made pursuant to Section 11.03, Seller's right to permanently reimburse itself pursuant to this subclause (b) being limited to amounts received on the related Mortgage Loan which represent payments of principal and/or interest respecting which any such advance was made;

(c)
to reimburse itself first for all unreimbursed Servicing Advances, second for unreimbursed advances of Seller funds made pursuant to Section 11.03, and third for any unpaid Servicing Fees, Seller's right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, amounts representing proceeds of insurance policies covering the related Mortgaged Property and such other amounts as may be collected by Seller from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reim-bursement, Seller's right thereto shall be prior to the rights of Purchaser unless Seller is required to repurchase a Mortgage Loan pursuant to Section 6.03, in which case Seller's right to such reimbursement shall be subsequent to the payment to Purchaser of the repurchase price pursuant to Section 6.03 and all other amounts required to be paid to Purchaser with respect to such Mortgage Loan;

(d)
to reimburse itself for all unreimbursed Servicing Advances, advances of Seller funds made pursuant to Section 11.03 and unpaid Servicing Fees to the extent that such amounts are nonrecoverable by Seller pursuant to subclause (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by Seller pursuant to Section 6.03, and to reimburse itself for such amounts to the extent that such amounts are not recovered from the disposition of REO Property pursuant to Section 10.17 hereof;

(e)	to reimburse itself for subsequent trailing bills related to a previously disposed of REO Property in which distribution of the net cash proceeds has occurred;

(f)	to reimburse itself for expenses incurred by and reimbursable to it pursuant to Section 13.01;

(g)	to pay to itself any interest earned on funds deposited in the Custodial Account, such withdrawal to be made monthly not later than the Remittance Date;

(h)	to withdraw any amounts inadvertently deposited in the Custodial Account;

(i)	to clear and terminate the Custodial Account upon the termination of this Agreement; and

(j)	to withdraw Service Fees to the extent deposited therein.

On each Remittance Date, Seller shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 11.01(c) and (d), Seller is not obligated to remit on such Remittance Date. Seller may use such with-drawn funds only for the purposes described in this Section 10.10.

Section 10.11 Establishment of Escrow Account; Deposits in Escrow Account.

Seller shall segregate and hold or cause any Subservicer to segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the "Escrow Account"). The Escrow Account shall be an Eligible Account. In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by Seller. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit J. The original of such letter agreement shall be furnished to the Purchaser within five (5) Business Days after the Closing Date, and upon request to any subsequent purchaser.

Seller or the Subservicer shall deposit in the Escrow Account on a daily basis, and retain therein: (a) all Escrow Payments collec-ted on account of the Mortgage Loans, for the purpose of effect-ing timely payment of any such items as required under the terms of this Agreement, and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property. Seller shall make withdrawals therefrom only in accordance with Section 10.12 hereof. As part of its servicing duties, Seller or the Subservicer shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

Section 10.12 Withdrawals From Escrow Account.

Withdrawals from the Escrow Account shall be made by Seller or the Subservicer only (a) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance pre-miums, fire and hazard insurance premiums or other items consti-tuting Escrow Payments for the related Mortgage, (b) to reimburse Seller for any Servicing Advance made by Seller pursuant to Section 10.13 hereof with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late payments or collec-tions of Escrow Payments there-under, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), such withdrawal to be made monthly not later than the Remittance Date or (h) to clear and terminate the Escrow Account upon the termina-tion of this Agreement.

Section 10.13 Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, Seller or the Subservicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of private mortgage guaranty insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by Seller in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that a Mortgage does not provide for Escrow Payments, Seller shall determine that any such payments are made by the Mortgagor at the time they first become due. Seller assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Seller will maintain in full force and effect primary mortgage insurance policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Seller will not cancel or refuse to renew any primary mortgage insurance policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement primary mortgage insurance policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Seller shall not take any action which would result in non-coverage under any applicable primary mortgage insurance policy of any loss which, but for the actions of the Seller would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 12.01, the Seller shall promptly notify the insurer under the related primary mortgage insurance policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the primary mortgage insurance policy. If such primary mortgage insurance policy is terminated as a result of such assumption or substitution of liability, the Seller shall obtain a replacement primary mortgage insurance policy as provided above.

In connection with its activities as servicer, the Seller agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any private mortgage insurance policy in a timely fashion in accordance with the terms of such primary mortgage insurance policy and, in this regard, to take such action as shall be necessary to permit recovery under any primary mortgage insurance policy respecting a defaulted Mortgage Loan. Pursuant to Section 10.09, any amounts collected by the Seller under any primary mortgage insurance policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 10.10.

Section 10.14 Transfer of Accounts.

Seller may transfer the Custodial Account or the Escrow Account to a different depository institution; provided such new account at such depositary institution is an Eligible Account. Such transfer to a non-Citigroup affiliate shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 10.15 Maintenance of Hazard Insurance.

Seller shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) Seller will cause to be maintained a flood insurance policy meeting the requirements of the current guide-lines of the Federal Insurance Administration with a gener-ally acceptable insurance carrier, in an amount representing coverage not less than the least of (a) the out-standing principal balance of the Mortgage Loan, (b) the full insurable value of the Mortgaged Property, or (c) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, each as amended. Seller shall also maintain on property acquired upon foreclos-ure, or by deed in lieu of fore-closure, of any Mortgage Loan, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insur-ance and, to the extent required and available under the Flood Disaster Protection Act of 1973, each as amended, flood insurance in an amount required above. Any amounts collected by Seller under any such policies (other than amounts to be depos-ited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or property acquired in liquida-tion of the Mortgage Loan, or to be released to the Mortgagor in accordance with Customary Servicing Procedures) shall be depos-ited in the Custodial Account, subject to with-drawal pursuant to Section 10.10. It is understood and agreed that no earthquake or other additional insurance need be required by Seller of any Mortgagor or maintained on property acquired in respect of a Mortgage Loan, other than pursuant to such appli-cable laws and regulations as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to Seller and its successors and/or assigns, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to Seller. Seller shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent.

Section 10.16 Fidelity Bond; Errors and Omissions Insurance.

Seller shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Seller Employees"). Any such fidelity bond and errors and omissions insurance shall protect and insure Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions, failure to maintain any insurance policies required pursuant to this Agreement, and negligent acts of such Seller Employees. Such fidelity bond shall also protect and insure Seller against losses in connection with the release or satis-faction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 10.16 requiring such fidelity bond and errors and omis-sions insurance shall diminish or relieve Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Seller shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Seller shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. Upon request by Purchaser, Seller shall provide Purchaser with an insurance certificate certifying coverage under this Section 10.16, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 10.17 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Purchaser, or in the event Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by Seller, at expense of Purchaser, from an attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than Purchaser shall acknowledge in writing that such title is being held as nominee for Purchaser.

Seller shall manage, conserve, protect and operate each REO Property for Purchaser solely for the purpose of its prompt disposition and sale. Seller shall either itself or through an agent selected by Seller, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Seller shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as Seller deems to be in the best interest of Purchaser.

With respect to all REO Property, Seller shall hold all funds collected and received in connection with the operation of the REO Property separate and apart from its own funds or general assets and shall establish and maintain with respect to all REO Property an REO Account or Accounts, in the form of a non-interest bearing demand account, titled "[Seller] in trust for Purchaser-Fixed Rate Mortgage Loans as tenants in common" unless an Opinion of Counsel is obtained by Seller to the effect that the classi-fication as a grantor trust for federal income tax purposes of the arrangement under which the Mortgage Loans and the REO Property are held will not be adversely affected by holding such funds in another manner. Such REO Account shall be established with Seller or, with the prior consent of Purchaser, with a commercial bank, a mutual savings bank or a savings and loan association. The creation of the REO Account shall be evidenced by (a) a certifi-cation in the form shown in Exhibit D hereto, in the case of an account established with Citibank, or (b) a letter agreement in the form shown in Exhibit E hereto, in the case of an account held by a depository other than Citibank. In either case, an original of such certification or letter agreement shall be furnished to Purchaser upon request.

Seller shall cause to be deposited on a daily basis in the REO Account all revenues received with respect to the conservation and disposition of the related REO Property and shall withdraw therefrom funds necessary for the proper opera-tion, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 10.15 hereof and the fees of any managing agent acting on behalf of Seller. Seller shall not be entitled to retain interest paid or other earnings, if any, on funds deposited in such REO Account. Seller shall make distributions as required on each Remittance Date to Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Seller shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property as soon as practicable but in any event within three (3) years after title has been taken to such REO Property. If a purchase money mortgage is taken in accordance with such sale, such purchase money mortgage shall not be held pursuant to this Agreement.

The disposition of REO Property shall be carried out by Seller and shall be made at such price, and upon such terms and conditions, as Seller deems to be in the best interests of Purchaser. Upon the request of Purchaser, and at Purchaser's expense, Seller shall cause an appraisal of the REO Property to be performed for Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the REO Account and, as soon as practical there-after, the expenses of such sale shall be paid, Seller shall reimburse itself for any and all related unreimbursed Servicing Advances, unpaid Servicing Fees, any and all unreimbursed advances made and any appraisal performed and the net cash proceeds of such sale remaining in the REO Account shall be distributed to Purchaser.

Upon request, with respect to any REO Property, Seller shall furnish to Purchaser a statement covering Seller's efforts in connection with the sale of that REO Prop-erty and any rental of the REO Property incidental to the sale thereof for the previous month (together with an operat-ing state-ment). That statement shall be accompanied by such other infor-mation as Purchaser shall reasonably request.

ARTICLE XI

PAYMENTS TO PURCHASER

Section 11.01 Distributions.

On each Remittance Date, Seller shall remit by wire transfer of immediately available funds to the account designated in writing by Purchaser of record on the preceding Record Date (a) all amounts deposited in the Custodial Account as of the close of business on the preceding Determination Date (net of all amounts withdrawable therefrom pursuant to Section 10.10), plus (b) all amounts, if any, which Seller is obli-gated to distribute pursuant to Section 11.03, minus (c) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subse-quent to the related Due Period, minus (d) any amounts attributable to Principal Prepayments received after the last day of the calendar month preceding the month of the Remittance Date, which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayments in accordance with Section 10.09(h), minus (e) any amounts attributable to reimbursement for unreimbursed Servicing Advances, advance of Seller funds, and unpaid Servicing Fees pursuant to Section 10.10(d), and minus (f) any amounts attributable to reimbursement for subsequent trailing bills related to a previously disposed of REO Property in which distribution of net cash proceeds has occurred pursuant to Section 10.10(e).

With respect to any remittance received by Purchaser after the Business Day on which such payment was due, Seller shall pay to Purchaser interest on any such late payment at arate equal to the overnight federal funds effective rate, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by Seller to Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. The payment by Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by Seller.

To the extent that the amount of a remittance or distribution to Purchaser made hereunder is in greater than the amount thereof properly to be remitted pursuant to the terms of this Agreement, Seller will give prompt written notice thereof to Purchaser after Seller's discovery thereof, including the amount of such remittance or distribution that was paid in error. If, by the Remittance Date immediately following such notice, Purchaser has not reimbursed the Custodial Account or Seller, as applicable, for the amount of such erroneous remittance or distribution (without any liability on the part of Purchaser for interest thereon), Seller shall be entitled to withhold such amount from the remittance to be made on such Remittance Date.

Section 11.02 Statements to Purchaser.

Not later than seven (7) Business Days after each month end, Seller shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Seller's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. The corresponding individual loan accounting report shall be on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Seller, and shall contain the information set forth in Exhibit L hereto.
In addition, within a reasonable period of time after the end of each calendar year, Seller will furnish a report to each Person that was a Purchaser at any time during such calendar year. Such report shall state the aggregate of amounts (a) remitted on each Remittance Date which is allocable to principal and allocable to interest and (b) of servicing compensation received by Seller as servicer on each Remittance Date for such calendar year or, in the event such Person was a Purchaser of record during only a portion of such calendar year, for the applicable portion of such year. Such obligation of Seller shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by Seller pursuant to any requirements of the Internal Revenue Code of 1986 as from time to time in force.

Seller shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the trans-actions contemplated hereby. In addition, Seller shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

Section 11.03  Advances by Seller.

On the Business Day immediately preceding each Remit-tance Date, Seller shall deposit in the Custodial Account an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determina-tion Date. This deposit may be offset by any funds held for a future distribution not due on the current Remittance Date. Seller's obligation to make such advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all other payments or recoveries (including proceeds under any title, hazard or other insurance policy, or condemnation awards) with respect to the Mortgage Loan, provided, however, that such obligation shall cease if (a) there has been a final disposition of the Mortgage Loan or (b) if Seller, in its good faith judgment, determines that such advances would not be recoverable pursuant to Section 10.10(d). The determination by Seller that an advance, if made, would be nonrecoverable, shall be evidenced by an Officer's Certificate of Seller, delivered to Purchaser, which details the reasons for such determination and contains an appraisal of the value of the Mortgaged Property.

Section 11.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Seller shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Seller and Purchaser. The Seller shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE XII

GENERAL SERVICING PROCEDURE

Section 12.01 Assumption Agreements.

Seller will use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note to the extent permitted by law, provided that Seller shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, Seller will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, Seller will not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related private mortgage guaranty policy, if any. If Seller reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Seller may enter into an assumption and modifica-tion agree-ment with the person to whom such property has been con-veyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applica-ble law, the Mort-gagor remains liable thereon. In connection with any such assump-tion, the outstanding principal amount, the Monthly Payment and the Mortgage Interest Rate of the re-lated Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased. If an assumption is allowed pursuant to this Section 12.01, Seller with the prior consent of the private mortgage guaranty insurer, if any, is authorized to enter into a substitution of liability agreement with Purchaser of the Mortgaged Property pursuant to which the origi-nal Mortgagor is released from liability and Purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any fee collected by Seller for entering into any such assumption agreement will be retained by Seller as additional servicing compensation.

In connection with any such assumption or substitution of liability, the Seller shall follow the underwriting practices and procedures of the Seller. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Seller diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Seller shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Seller for entering into an assumption or substitution of liability agreement shall belong to the Seller.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Seller shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Seller may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 12.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 12.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by Seller of a notification that payment in full will be escrowed in a manner customary for such purposes, Seller or the Subservicer will obtain, in accordance with Section 5.03 hereof, the portion of the Mortgage File that is in the possession of the Purchaser, prepare and process any required satisfaction or release of the Mortgage and notify Purchaser as provided in Section 11.02.

In the event Seller grants a satisfaction or release of a Mort-gage without having obtained payment in full of the indebtedness secured by the Mortgage or should Seller otherwise prejudice any right Purchaser may have under the mortgage instru-ments, Seller, upon written demand of Purchaser, shall remit within two (2) Business Days to Purchaser the Stated Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Seller shall maintain the Fidelity Bond and errors and omissions insurance as provided for in Section 10.16 insuring Seller against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the proce-dures set forth herein.

Section 12.03 Servicing Compensation.

As compensation for its services hereunder, Seller shall be entitled to retain from interest payments on the Mort-gage Loans the Servicing Fee. Additional servicing compensation in the form of assumption fees and late payment charges shall be retained by Seller or any related Subservicer to the extent not required to be deposited in the Custodial Account. Seller shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 12.04 Annual Statement as to Compliance.

The Seller will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Seller beginning in March 2004, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Seller during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Seller has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Seller to the Purchaser upon request.

Section 12.05 Annual Independent Public Accountants' Servicing Report.

Within ninety (90) days of Seller's fiscal year end beginning in March 2004, the Seller at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Seller's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Seller's servicing has been conducted in compliance with the agreements examined pursuant to this Section 12.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Seller to the Purchaser. In addition, on an annual basis, Seller shall provided Purchaser with copies of its audited financial statements.

Section 12.06 Purchaser's Right to Examine Seller Records.

Purchaser shall have the right, at all reasonable times upon reasonable notice and as often as reasonably required, to examine and audit any and all of the books, records or other information of Seller whether held by Seller or by another on behalf of Seller, which are relevant to the performance or observance by Seller of the terms, covenants or condi-tions of this Agreement.

Section 12.07 Seller Shall Provide Access/Information as Reasonably Required.

Seller shall provide to Purchaser access to any documentation regarding the Mortgage Loans which may be required by applicable regulations (the "Regulations"). Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of Seller.

In addition, Seller shall furnish upon request by Purchaser, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and the Regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and direc-tions Purchaser may require. Seller agrees to execute and deliver all such instruments and take all such action as Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Seller for the most recently completed two (2) fiscal years for which such statements are available.

ARTICLE XIII

SELLER

Section 13.01 Indemnification; Third Party Claims.

In addition to the indemnification provided in Section 6.03, Seller shall indemnify and hold harmless Purchaser against any and all claims, losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Purchaser may sustain in any way related to the failure of Seller to perform its duties, obligations, covenants and agreements and service the Mortgage Loans in strict compliance with the terms of this Agreement. Seller shall immediately notify Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and Seller shall assume (with the consent of Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judg-ment or decree which may be entered against Seller or Purchaser in respect of such claim. Seller shall provide Purchaser with a written report of all expenses and advances incurred by Seller pursuant to this Section 13.01 and Purchaser shall promptly reim-burse Seller for all amounts advanced by it pur-suant to the preceding sentence except when the claim in any way relates to Seller's failure to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or a breach of representation or warranty set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser or its designee becomes record owner of any Mortgaged Property, Seller shall not be deemed to have failed to perform its obligations hereunder where it fails to act in response to any notice delivered to the record holder of the Mortgaged Property if (i) statutory notice was not delivered to Seller, (ii) Seller had no actual knowledge of the situation surrounding such notice and (iii) Seller's inaction was due entirely to Seller's lack of receipt of such notice. The provisions of this Section 13.01 shall survive termination of this Agreement.

Section 13.02 Merger or Consolidation of Seller.

Seller will keep in full effect its existence, rights and franchises as a corporation, and will obtain and preserve its qualification to do business as a foreign corpora-tion in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to substantially all of the business of Seller (whether or not related to loan servic-ing), shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the con-trary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (ii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 13.03 Limitation on Liability of Seller and Others.

Seller and any director, officer, employee or agent of Seller may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. Subject to the terms of Section 13.01, Seller shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to Seller's duty to service the Mortgage Loans in accord-ance with this Agreement; provided, however, that the Seller may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Seller shall be entitled to be reimbursed therefor from the Purchaser upon written demand.
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Section 13.04 Seller Not to Resign.

Seller shall not assign this Agreement nor resign from the obligations and duties hereby imposed on it except by mutual consent of Seller and Purchaser or upon the determination that Seller's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by Seller. Notwithstanding the foregoing, Seller shall have the right to assign its rights under this Agreement to Citigroup, Inc. or any subsidiary of Citigroup, Inc.

Section 13.05 No Transfer of Servicing.

With respect to the retention of the Seller to service the Mortgage Loans hereunder, the Seller acknowledges that the Purchaser has acted in reliance upon the Seller's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Seller shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may assign any compensation arising from servicing under this Agreement to an affiliate of Seller.

Without in any way limiting the generality of this Section 13.05, in the event that the Seller either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Seller (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

In the event there is a termination of servicing pursuant to this Agreement, Seller shall cause its affiliate to whom Seller transferred the servicing compensation hereunder to transfer all the right, title and interest in the servicing compensation to EMC Mortgage Corporation ("EMC") or its designee, and Seller shall indemnify EMC for any and all losses for its failure to assign such right, title and interest to the servicing compensation as required herein.

ARTICLE XIV

DEFAULT

Section 14.01 Events of Default.

In case one or more of the following Events of Default by Seller shall occur and be continuing, that is to say:

(a)
any failure by Seller to remit to Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requir-ing the same to be remedied, shall have been given to Seller by Purchaser; or

(b)
failure by Seller to duly observe or perform, in any material respect, any other covenants, obligations or agreements of Seller as set forth in this Agreement which failure continues unremedied for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

(c)
a decree or order of a court or agency or super-visory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, read-justment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Seller and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days; or

(d)
Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, read-just-ment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Seller or relating to all or substantially all of Seller's property; or

(e)
Seller shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntar-ily suspend payment of its obligations; or

(f)	Seller attempts to assign this Agreement except in compliance with the terms of this Agreement; or

(h) the Seller ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Seller's ability to perform its obligations hereunder; or

(i) the Seller fails to meet the eligibility criteria set forth in the last sentence of Section 13.02; or

(j)  the Seller ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(k) the Seller attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, Purchaser, by notice in writing to Seller (except in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice), may, in addition to whatever rights Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of Seller under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On and after the receipt by Seller of such written notice (or, in the case of an Event of Default under clauses (c), (d) or (e) above, in which case, automatically and without notice) all authority and power of Seller under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 16.01. Upon written request from Purchaser, Seller shall prepare, execute and deliver to a successor any and all documents and other instru-ments, place in such successor's possession all Mortgage Files and do or cause to be done all other acts or things neces-sary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the trans-fer and endorsement or assignment of the Mortgage Loans and related documents to the successor at Seller's sole expense. Seller agrees to cooperate with Purchaser and such successor in effecting the termination of Seller's responsi-bil-ities and rights hereunder, including, without limita-tion, the transfer to such successor for administration by it of all amounts which shall at the time be credited by Seller to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 14.02 Waiver of Defaults.

Purchaser may waive only by written notice any default by Seller in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived in writing.

ARTICLE XV

TERMINATION

Section 15.01 Termination.

This Agreement shall terminate upon either: (a) the later of the distribution to Purchaser of final payment or liquidation with respect to the last Mortgage Loan (or advances of same by Seller), or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder; (b) mutual consent of Seller and Purchaser in writing; or (c) the repurchase by Seller of all Mortgage Loans (and all REO Property which has not been sold at a price equal to 100% of the outstanding principal balance of each Mortgage Loan on the day of repurchase) plus accrued interest thereon at a rate equal to the Mortgage Loan Remittance Rate to the date of repurchase plus the appraised value of any such REO Property, such appraisal to be conducted by an appraiser mutually agreed upon by Seller and Purchaser.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

Section 16.01 Successor to Seller.

Prior to termination of Seller's responsibilities and duties under this Agreement pursuant to Sections 13.04, 14.01 or 15.01(b), Purchaser shall (a) succeed to and assume all of Seller's responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsi-bilities, duties and liabilities of Seller under this Agreement prior to the termination of Seller's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compen-sation shall be in excess of that permitted Seller under this Agreement without the consent of Purchaser. In the event that Seller's duties, responsibili-ties and liabilities under this Agreement shall be terminated pursuant to the afore-mentioned Sections, Seller shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termin-ation until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or preju-dice the rights or financial condition of its successor. The resignation or removal of Seller pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve Seller of the representations and warranties made pursuant to Sections 6.01 and 6.02 and the remedies available to Purchaser under Section 6.03, it being understood and agreed that the provisions of such Sections 6.01, 6.02 and 6.03 shall be applicable to Seller notwithstanding any such resignation or termination of Seller, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to Seller and to Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of Seller, with like effect as if originally named as a party to this Agreement. Any termination or resignation of Seller or this Agreement pursuant to Section 13.04, 14.01 or 15.01 shall not affect any claims that Purchaser may have against Seller arising prior to any such termination or resignation.

Seller shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, respon-sibilities, obligations and liabilities of Seller.

Upon a successor's acceptance of appointment as such, Seller shall notify by mail Purchaser of such appointment.

Section 16.02 Amendment.

This Agreement may be amended from time to time by Seller and Purchaser by written agreement signed by Seller and Purchaser; provided that if any of the rights, duties or obligations of Seller as such would be affected by such amendatory agreement, such agreement must also be consented to by Seller.

Section 16.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agree-ment is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by Seller at Purchaser's expense upon direction of Purchaser, but only when such direction is accompanied by an Opinion of Counsel to the effect that such recordation mate-rially and beneficially affects the interests of Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 16.04 Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided.

Section 16.05 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 16.06 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, to (a) in the case of Seller, CitiMortgage, Inc. 12855 North Outer Forty Drive, MS 74, Saint Louis, Missouri 63141, Attention: Capital Markets, with a copy to CitiMortgage, Inc., 15851 Clayton Road, MS 313, Ballwin, Missouri 63011, Attention: Investor Reporting Department, or such other address as may hereafter be furnished to Purchaser in writing by Seller and (b) in the case of Purchaser, EMC Mortgage Corporation, Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038, Attention: Ms. Ralene Ruyle; with a copy to Bear Stearns Mortgage Capital Corporation, 383 Madison Avenue, New York, New York 10179, Attention: Mary Haggerty, or such other address as may hereafter be furnished to Seller in writing by Purchaser.

Section 16.07 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such inability.

Section 16.08 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of Seller shall be rendered as an independent contractor and not as agent for Purchaser.

Section 16.09 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 13.04, this Agreement shall inure to the benefit of and be binding upon Seller, Seller and Purchaser and their respective successors and assigns.

Section 16.10 Further Assurances.

Seller understands that Purchaser may resell the Mortgage Loans as whole loans or as part of a securitization in which a third party may act as master servicer. In the event that as part of such sale or securitization, additional information regarding the Mortgage Loans or modification of the reporting requirements may be requested, Seller agrees to review such requests by Purchaser’s transferee or master servicer only if, in Seller’s judgment, fulfilling such requests would require no material modifications to Seller’s servicing processes or systems and any and all costs to provide such reports and information shall be borne by Purchaser.

Section 16.11 Cooperation of Seller with a Reconstitution.

The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, upon fifteen (15) days notice (provided Purchaser shall use its best efforts to provide thirty (30) days notice) to Seller (which notice shall include a copy of the proposed Reconstitution Agreement), the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to (subject to the limitation on the number of Purchasers in Section 5.04 hereof):

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Seller agrees to execute in connection with any agreements among the Purchaser, the Seller, and any servicer in connection with a Whole Loan Transfer, a Reconstitution Agreement. It is understood that any such Reconstitution Agreement will not contain any greater or different obligations on the part of Seller than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Seller shall provide to such Purchaser any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Seller, whether through letters of its auditors or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; . In connection with each Pass-Through Transfer, the Seller agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure information provided by Purchaser contained in any offering document relating to the Seller or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

The Seller further agrees that in the event any Mortgage Loan is transferred to Fannie Mae, the Seller shall service such Mortgage Loans in accordance with the Fannie Mae Guide, and that there shall be no cap on compensating interest payments with respect to such Mortgage Loans. The Seller agrees that with respect to such Mortgage Loans, Seller shall also provide a monthly data file tape with such information as required by Fannie Mae, as applicable.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of this Agreement, and with respect thereto this Agreement shall remain in full force and effect.

Section 16.12 Reporting with Respect to a Reconstitution.

The Seller agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 16.11 of this Agreement (a “Reconstituted Mortgage Loan”), the Seller, at its expense, shall provide the Purchaser with the information set forth in Exhibit K attached hereto for each Reconstituted Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Seller.

Section 16.13 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 16.14 or any other express or implied agreement, arrangement, or understanding to the contrary, the Seller and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

Section 16.14 No Solicitation.

Seller hereby agrees that it will not, and its affiliates will not, during the remaining term of any of the individual Mortgage Loans, take any action or cause any action to be taken by any of its agents or affiliates, or independent contractors working on its behalf, to target solicit the prepayment of said Mortgage Loans by the mortgagors, without the prior written consent and approval of the Purchaser; provided that, the foregoing shall not preclude the Seller from engaging in solicitations in monthly statements or other regular communications to borrowers in Seller’s servicing portfolio which are not directed toward the borrowers of the Mortgage Loans. Promotions undertaken by the Seller or any affiliate of the Seller which are directed solely to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspapers, radio and television advertisements shall not constitute solicitation.

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

CITIMORTGAGE, INC.

By:_____________________________
Name:___________________________
Title:____________________________

EMC MORTGAGE CORPORATION

By:_____________________________
Name:___________________________
Title:____________________________

EXHIBIT A

CONTENTS OF MORTGAGE FILES

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, all of which shall be available for inspection by Purchaser:

1.            Mortgage Loan Documents.

2.	Copy of survey of the Mortgaged Property (if the title insurance policy contains a survey exception).

3.
Copy of each instrument necessary to complete identifi-cation of any exception set forth in the exception schedule in the title policy, e.g., map or plat, restrictions, easements, sewer agreements, home asso-ciation declarations, etc.

4.	Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

5.	Residential loan application.

6.	Verification of acceptable evidence of source and amount of downpayment, if applicable.

7.	Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Seller's underwriting guidelines.

8.	Credit report on the Mortgagor.

9.	Residential appraisal report.

10.	Photograph of the property.

11.
Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination and all other papers and records developed or originated by Seller or others, required to document the Mortgage Loan or to service the Mortgage Loan.

12.	Original of the related primary mortgage guaranty insurance policy, if any, or a copy thereof.

13.	Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

14.           Business credit report, if applicable.

15.          The original of any guarantee executed in connection with the Mortgage Note.

16.           Sales contract, if applicable.

17.	If available, termite report, structural engineer’s report, water portability and septic certification.

18.	Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

19.           Name affidavit, if applicable.

EXHIBIT B

CUSTODIAL ACCOUNT CERTIFICATION

________ __, 2003

Citibank ____________ hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser and various Mortgagors - Fixed Rate Mortgages Loans"

Account Number:	__________________________

Address of office or
branch of Citibank
__________________
at which Account is
maintained:	__________________________

__________________________

Citibank ____________

By_________________________

EXHIBIT C

CUSTODIAL ACCOUNT LETTER AGREEMENT

__________ __, 2003

To:          _____________________________________
_____________________________________
_____________________________________
(the "Depository")

As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 10.09 of the Agreement, to be designated as "[Seller], in trust for Purchaser and various Mortgagors - Fixed Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

CitiMortgage, Inc.

By__________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indi-cated above, and agrees to honor withdrawals on such account as provided above.

___________________________
(Name of Depository)

By_________________________

EXHIBIT D

REO ACCOUNT CERTIFICATION

(date)

Citibank ______________ hereby certifies that it has established the non-interest bearing account described below as an REO Account pursuant to Section 10.17 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser - Fixed Rate Mortgage Loans, as tenants in common"

Account Number:	__________________________

Address of office or
branch of Citibank
____________________
at which Account is
maintained:	__________________________

__________________________

Citibank ________________

By__________________________

EXHIBIT E

REO ACCOUNT LETTER AGREEMENT

(date)

To:          _____________________________________
_____________________________________
_____________________________________
(the "Depository")

As "Seller" under Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish a non-interest bearing account, as an REO Account pursuant to Section 10.17 of the Agreement, to be desig-nated as "[Seller], in trust for Purchaser - Fixed Rate Mortgage Loans, as tenants in common." All deposits in the account shall be subject to withdrawal therefrom by order signed by Seller. This letter is submitted to you in duplicate. Please execute and return one original to us.

CitiMortgage, Inc.

By__________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indi-cated above, and agrees to honor withdrawals on such account as provided above.

_____________________________
(name of Depository)

By_________________________

EXHIBIT F

MORTGAGE LOAN SCHEDULE

(1) the Seller's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6)   the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the sales price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the Cut-off Date;

(10) the origination date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)	[a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;]

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24)	credit score and/or mortgage score, if applicable;

(25) [a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;]

(26)  a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

(4) the weighted average maturity of the Mortgage Loans.

EXHIBIT G

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (the “Agreement”) made this ______ day of __________, 2003, among   (the "Assignor"), ________________ (the "Assignee") and CitiMortgage, Inc. ("Citicorp").

In consideration of the mutual promises contained herein the parties hereto agree that the mortgage loans (the “Mortgage Loans”) listed on Attachment 1 annexed hereto (the "Mortgage Loan Schedule") now serviced by Citicorp for Assignor and its successors and assigns pursuant to the Mortgage Loan Purchase and Servicing Agreement dated as of _____________, 2003, between Assignor and Citicorp (the “Purchase and Servicing Agreement”) shall be subject to the terms of this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase and Servicing Agreement.

Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Mortgage Loans and, to the extent of the Mortgage Loans, all of its right, title and interest in, to and under the Purchase and Servicing Agreement.

Warranties

2. Assignor warrants and represents to, and covenants with, the Assignee as of the date hereof that:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans free and clear from any and all claims and encumbrances whatsoever and upon the transfer of the Mortgage Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase and Servicing Agreement to the extent of the Mortgage Loans, free and clear of all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Citicorp with respect to the Mortgage Loans or the Purchase and Servicing Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, the Mortgage Loans;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby.

3. Assignee warrants and represents to, and covenants with, Assignor and Citicorp that as of the date hereof:

(a) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound, as “Purchaser” (as such term is defined under the Purchase and Servicing Agreement), by all of the terms, covenants and conditions of the Purchase and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of Assignor and Citicorp all of Assignor's obligations as Purchaser thereunder.

Recognition of Assignee

4. From and after the date hereof, Citicorp shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans in accordance with the Purchase and Servicing Agreement, as if Assignee and Citicorp had entered into a separate purchase and servicing agreement for the servicing of the Mortgage Loans in the form of the Purchase and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of Assignor, Citicorp and Assignee that this Agreement will constitute a separate and distinct servicing agreement, and the entire agreement, between Citicorp and Assignee to the extent of the Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

5. The Mortgage Loans shall be serviced by Citicorp for Assignee in accordance with all applicable state, federal and local laws as well as in conformity with the provisions of the applicable Mortgages and Mortgage Notes, and pursuant to the terms and conditions of this Agreement.

Miscellaneous

6. All demands, notices and communications related to the Mortgage Loans, the Purchase and Servicing Agreement and this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Seller,

CitiMortgage, Inc.
12855 North Outer Forty Drive, MS 74,
Saint Louis, Missouri 63141
Attention: Capital Markets

with a copy to

CitiMortgage, Inc.
15851 Clayton Road, MS 313
Ballwin, Missouri 63011
Attention: Investor Reporting Department

(b)           In the case of Assignee

_____________________________
_____________________________
_____________________________
Attention:_____________________

(c)           In the case of Assignor,

_____________________________
_____________________________
_____________________________
Attention:_____________________

7. This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

9. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, Assignee or Citicorp may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Citicorp, respectively, hereunder.

10. This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the Purchase and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase and Servicing Agreement.

11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Modification of Purchase Agreement

12.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  Annual Statement as to Compliance.

The Company will use its best efforts to deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2004, an Officers' Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)  Annual Certification.

The Company will use its best efforts to deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 2004 a certification in the form attached hereto as Exhibit A with respect to the servicing reports delivered by the Company pursuant to this Agreement, the Company’s compliance with the servicing obligations set forth in this Agreement and any other information within the control of the Company. Such certification shall be signed by the senior officer in charge of servicing of the Company. In addition, the Company shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Company which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

(c) Event of Default.

Failure by the Servicer to duly perform, within the required time period, its obligations under Subsections (a) and (b) of this Section 12 which failure continues unremedied for a period of fifteen (15) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loan

(d) Third Party Beneficiary.

The Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to the MasterServicer herein as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

,
ASSIGNOR

By:__________________________
Name:________________________
Title:_________________________

,
ASSIGNEE

By:__________________________
Name:________________________
Title:_________________________

,
CITIMORTGAGE, INC.

By:__________________________
Name:________________________
Title:_________________________

ATTACHMENT 1

MORTGAGE LOAN SCHEDULE

ATTACHMENT 2

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

EXHIBIT A

FORM OF COMPANY CERTIFICATION

A.  For so long as the Mortgage Loans are being serviced by Seller as part of a securitization transaction and a certificate with respect to such servicing is required to be furnished by Purchaser or an agent of the Purchaser under the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder (“Sarbanes-Oxley Act”), an officer of Seller (herein, also, “Servicer”), on or before March 31, 2004 and, using its best efforts, March 15th of each year thereafter (or if not a Business Day, the immediately preceding Business Day), shall execute and deliver an officer’s certification in compliance with the Sarbanes-Oxley Act to the related master servicer certifying as to the following matters:

(i)
I have reviewed the annual statement of compliance (“Annual Statement of Compliance”) prepared by Servicer, and the annual independent public accountant’s servicing report made in accordance with the Uniform Single Attestation Program for Mortgage Bankers (“Annual Independent Public Accountant’s Servicing Report”), which have been furnished to Master Servicer pursuant to this Agreement and any subsequent servicing agreement related thereto or the Mortgage Loans (collectively, “Servicing Agreement”);

(ii)
Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant’s Servicing Report, and all final servicing reports prepared by Servicer and delivered to Master Servicer pursuant to the Servicing Agreement relating to the servicing of the Mortgage Loans, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

(iii)	Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Servicer under the Servicing Agreement has been provided to Master Servicer;

(iv)
I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and, to the best of my knowledge and based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant’s Servicing Report submitted to the Master Servicer, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance fulfilled its obligations under the Servicing Agreement; and

(v)
I have disclosed to the Master Servicer all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

B. The Servicer shall indemnify and hold harmless the Master Servicer from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations hereunder.

Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:____________________

_________________________
[Signature]
[Title]

EXHIBIT H

MORTGAGE LOAN DOCUMENTS

1.
The original Mortgage Note endorsed, "Pay to the order of  , without recourse" and signed in the name of Seller by an authorized officer. In the event that the Mortgage Loan was acquired by Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]".

2.
The original Mortgage, or a copy of the Mortgage with evidence of recording thereon certified by the appropriate recording office to be a true copy of the recorded Mortgage, or, if the original Mortgage has not yet been returned from the recording office, a copy of the original Mortgage together with a certificate of either the closing attorney, an officer of the title insurer which issued the related title insurance policy or an officer of Seller, certifying that the copy is a true copy of the original of the Mortgage which has been delivered by such officer or attorney for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

3.
The original Assignment of Mortgage from Seller, prepared in blank, which assignment shall be in form and substance acceptable for recording. In the event that the Mortgage Loan was acquired by Seller in a merger, the assignment must be by "[Seller], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by Seller while doing business under another name, the assignment must be by "[Seller], formerly known as [previous name]”.

4.
The original policy of title insurance, or, if the policy has not yet been issued, a written commitment or interim binder issued by the title insurance company, dated and certified as of the date the Mortgage Loan was funded, with a statement by the title insurance company or closing attorney on such binder or commit-ment that the priority of the lien of the related Mortgage during the period between the date of the funding of the related Mortgage Loan and the date of the related title policy (which title policy shall be dated the date of recording of the related Mortgage) is insured.

5.
Originals, or certified true copies from the appropriate recording office, of any intervening assignments of the Mort-gage with evidence of recording thereon, or, if the original intervening assignment has not yet been returned from the recording office, a certified copy of such assignment.

6.	Originals or copies of all assumption and modification agree-ments, if any.

7.             Original power of attorney, if applicable.

8.	The original or certified copy, of the Primary Mortgage Insurance Policy, if required.

EXHIBIT I

SELLER’S WIRING INSTRUCTIONS

EXHIBIT J

ESCROW ACCOUNT LETTER AGREEMENT

________ __, 2003

Citibank ____________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 11.09 of Mortgage Loan Purchase and Servicing Agreement, dated as of ___________ 1, 2003, Fixed Rate Mortgage Loans.

Title of Account:	"CitiMortgage, Inc. in trust for Purchaser and various Mortgagors - Fixed Rate Mortgages Loans"

Account Number:	__________________________

Address of office or
branch of Citibank
__________________
at which Account is
maintained:	__________________________

__________________________

Citibank ____________

By_________________________

EXHIBIT K

RECONSTITUTED MORTGAGE LOAN REPORTING

(a) Servicer Mortgage Loan Number
(b) FNMA Mortgage Loan Number (if applicable)
(c) Lender/Seller Mortgage Loan Number (if available)
(d) Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
(e) Actual Balance (actual end of month balance received from Mortgagor)
(f) Gross Rate (current gross rate)
(g) Net Rate (current passthrough)
(h) Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(p) Fannie's Laser Reporting

(iii) Remit Prin (submitted principal amount)
(iv) Remit Int (submitted interest amount)

EXHIBIT L

EXHIBIT S-8

COUNTRYWIDE SERVICING AGREEMENT

EMC Mortgage Corporation,

                                                                 Purchaser

and

Countrywide Home Loans, Inc.,

                                                                 Company

SELLER’S WARRANTIES AND SERVICING AGREEMENT

Dated as of September 1, 2002

Residential Adjustable Rate Mortgage Loans

ARTICLE I

DEFINITIONS

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; DELIVERY OF DOCUMENTS

ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01	Company to Act as Servicer.
Section 4.02	Liquidation of Mortgage Loans.
Section 4.03	Collection of Mortgage Loan Payments.
Section 4.04	Establishment of and Deposits to Custodial Account.
Section 4.05	Permitted Withdrawals From Custodial Account.
Section 4.06	Establishment of and Deposits to Escrow Account.
Section 4.07	Permitted Withdrawals From Escrow Account.
Section 4.08	Payment of Taxes, Insurance and Other Charges.
Section 4.09	Protection of Accounts.
Section 4.10	Maintenance of Hazard Insurance.
Section 4.11	Maintenance of Mortgage Impairment Insurance.
Section 4.12	Maintenance of Fidelity Bond and Errors and Omissions Insurance.
Section 4.13	Inspections.
Section 4.14	Restoration of Mortgaged Property.
Section 4.15	Maintenance of PMI and LPMI Policy; Claims.
Section 4.16	Title, Management and Disposition of REO Property.
Section 4.17	Real Estate Owned Reports.
Section 4.18	Liquidation Reports.
Section 4.19	Reports of Foreclosures and Abandonments of Mortgaged Property.
Section 4.20	Notification of Adjustments.

ARTICLE V
PAYMENTS TO PURCHASER

Section 5.01	Remittances.
Section 5.02	Statements to Purchaser.
Section 5.03	Monthly Advances by Company.

ARTICLE VI
GENERAL SERVICING PROCEDURES

Section 6.01	Transfers of Mortgaged Property.
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files.
Section 6.03	Servicing Compensation.
Section 6.04	Annual Statement as to Compliance.
Section 6.05	Annual Independent Public Accountants’ Servicing Report.
Section 6.06	Right to Examine Company Records.

This is a Seller’s Warranties and Servicing Agreement for residential adjustable rate first lien mortgage loans, dated and effective as of September 1, 2002, and is executed between EMC Mortgage Corporation, as purchaser (the “Purchaser”), and Countrywide Home Loans, Inc., as seller and servicer (the “Company”).

W I T N E S S E T H:

WHEREAS, from time to time the Purchaser has agreed to purchase from the Company and from time to time the Company has agreed to sell to the Purchaser certain Mortgage Loans (excluding the right to service the Mortgage Loans which the Company expressly retains);

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule, which is annexed hereto as Exhibit A;
WHEREAS, the Company has agreed to service, from time to time, certain of the Mortgage Loans acquired by the Purchaser in accordance with the terms and provisions of this Agreement; and

WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the management, servicing and control of the Mortgage Loans which from time to time are subject to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01	Company to Act as Servicer.

The Company shall service and administer the Mortgage Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices.

(a)  Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchasers, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification of any material term of any Mortgage Loan including any modifications that would change the Mortgage Interest Rate change the Index, Lifetime Mortgage Interest Rate Cap, Initial Rate Cap or Gross Margin of any Mortgage Loan, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month’s principal and one month’s interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchasers, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser’s reliance on the Company.

The Mortgage Loans may be subserviced by the Subservicer on behalf of the Company provided that the Subservicer is a Fannie Mae-approved lender or a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer’s fee shall not exceed the Servicing Fee.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor Subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company’s option, from electing to service the related Mortgage Loans itself. In the event that the Company’s responsibilities and duties under this Agreement are terminated pursuant to Section 9.04, 10.01 or 11.02, and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer as soon as is reasonably possible. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company’s own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer’s fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02	Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, provided that, prior to commencing foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company’s intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within 10 Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company’s obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03	Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04	Establishment of and Deposits to Custodial Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled “Countrywide Home Loans, Inc. in trust for EMC Mortgage Corporation, as purchaser of Residential Adjustable Rate Mortgage Loans and various Mortgagors”. The Custodial Account shall be established with a Qualified Depository acceptable to the Purchaser. Any funds deposited in the Custodial Account shall at all times be fully insured to the full extent permitted under applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit D-1 hereto, in the case of an account established with the Company, or by a letter agreement in the form of Exhibit D-2 hereto, in the case of an account held by a depository other than the Company. A copy of such certification or letter agreement shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

The Company shall deposit in the Custodial Account within two Business Days of receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, (other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto or with respect to each LPMI Loan, in the amount of the LPMI Fee):

(i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10, Section 4.11, Section 4.14 and Section 4.15;

(v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

(vi) any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 4.09, 5.03, 6.01 or 6.02;

(vii) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03, 3.05 or 3.07 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

(viii) with respect to each Principal Prepayment in full or in part, the Prepayment Interest Shortfall Amount, if any, for the month of distribution. Such deposit shall be made from the Company’s own funds, without reimbursement therefor up to a maximum amount per month of the Servicing Fee actually received for such month for the Mortgage Loans;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy; and

(x) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05	Permitted Withdrawals From Custodial Account.

The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances of the Company’s funds made pursuant to Section 5.03, the Company’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company’s right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03, 3.05, 3.07 or 6.02, the Company’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company’s right thereto shall be prior to the rights of Purchaser except where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03, 3.05, 3.07 or 6.02, in which case the Company’s right to such reimbursement shall be subsequent to the payment to the Purchasers of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchasers with respect to such Mortgage Loan;

(iv) to pay itself interest on funds deposited in the Custodial Account;

(v) to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 9.01;

(vi) to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vii) to clear and terminate the Custodial Account upon the termination of this Agreement; and

(viii) to withdraw funds deposited in error.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06	Establishment of and Deposits to Escrow Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, “Countrywide Home Loans, Inc., in trust for the EMC Mortgage Corporation, as purchaser of Residential Adjustable Rate Mortgage Loans and various Mortgagors”. The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit E-1 hereto, in the case of an account established with the Company, or by a letter agreement in the form of Exhibit E-2 hereto, in the case of an account held by a depository other than the Company. A copy of such certification shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

The Company shall deposit in the Escrow Account or Accounts within two Business Days of receipt, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

(ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07	Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account or Accounts may be made by the Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii) to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v) for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi) to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement; and

(viii) to withdraw funds deposited in error.

Section 4.08	Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09	Protection of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. Upon any such transfer, the Company shall promptly notify the Purchaser and deliver to the Purchaser a Custodial Account Certification or Escrow Account Certification (as applicable) in the form of Exhibit D-1 or E-1 to this agreement.

The Company shall bear any expenses, losses or damages sustained by the Purchaser because the Custodial Account and/or the Escrow Account are not demand deposit accounts.

Amounts on deposit in the Custodial Account and the Escrow Account may at the option of the Company be invested in Eligible Investments; provided that in the event that amounts on deposit in the Custodial Account or the Escrow Account exceed the amount fully insured by the FDIC (the “Insured Amount”) the Company shall be obligated to invest the excess amount over the Insured Amount in Eligible Investments on the same Business Day as such excess amount becomes present in the Custodial Account or the Escrow Account. Any such Eligible Investment shall mature no later than the Determination Date next following the date of such Eligible Investment, provided, however, that if such Eligible Investment is an obligation of a Qualified Depository (other than the Company) that maintains the Custodial Account or the Escrow Account, then such Eligible Investment may mature on such Remittance Date. Any such Eligible Investment shall be made in the name of the Company in trust for the benefit of the Purchaser. All income on or gain realized from any such Eligible Investment shall be for the benefit of the Company and may be withdrawn at any time by the Company. Any losses incurred in respect of any such investment shall be deposited in the Custodial Account or the Escrow Account, by the Company out of its own funds immediately as realized.

Section 4.10	Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer rated A:VI or better in the current Best’s Key Rating Guide (“Best’s”) against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the replacement value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer.

If a Mortgaged Property is located in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier rated A:VI or better in Best’s in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf.

If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner’s association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner’s association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

The Company shall cause to be maintained on each Mortgaged Property earthquake or such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property.

All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Company shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are rated A:VI or better in Best’s and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address. The Company shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date.

Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company’s normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11	Maintenance of Mortgage Impairment Insurance.

In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to deposited from the Company’s funds, without reimbursement therefor. Upon request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days’ prior written notice to such Purchaser.

Section 4.12	Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (“Company Employees”). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzle-ment, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Purchaser.

Section 4.13	Inspections.

The Company shall inspect the Mortgaged Property as often as deemed necessary by the Company to assure itself that the value of the Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a written report of each such inspection.

Section 4.14	Restoration of Mortgaged Property.

The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. At a minimum, the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i) the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(iii) the Company shall verify that the Mortgage Loan is not in default; and

(iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Custodial Account.

If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15	Maintenance of PMI and LPMI Policy; Claims.

(a) With respect to each Mortgage Loan with a LTV in excess of 95%, the Company shall:

(i) with respect to Mortgage Loans which are not LPMI Loans, in accordance with state and federal laws and without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy with a minimum of 35% coverage insuring that portion of the Mortgage Loan in excess of 68% (or such other percentage as stated in the related Acknowledgment Agreement) of value, and shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis, until the LTV of such Mortgage Loan is reduced to 80%. In the event that such PMI Policy shall be terminated, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy, at substantially the same fee level. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.01, the Company shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy as provided above.

(ii) with respect to LPMI Loans, maintain in full force and effect an LPMI Policy insuring that portion of the Mortgage Loan with a minimum of 35% coverage insuring that portion of the Mortgage Loan in excess of 68% (or such other percentage as stated in the related Acknowledgment Agreement) of value, and from time to time, withdraw the LPMI Fee with respect to such LPMI Loan from the Custodial Account in order to pay the premium thereon on a timely basis, until the LTV of such Mortgage Loan is reduced to 80%. In the event that the interest payments made with respect to any LPMI Loan are less than the LPMI Fee, the Company shall advance from its own funds the amount of any such shortfall in the LPMI Fee, in payment of the premium on the related LPMI Policy. Any such advance shall be a Servicing Advance subject to reimbursement pursuant to the provisions on Section 2.05. In the event that such LPMI Policy shall be terminated, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated LPMI Policy, at substantially the same fee level. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the LPMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such LPMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement LPMI Policy as provided above.

(b) In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy or LPMI Policy in a timely fashion in accordance with the terms of such PMI Policy or LPMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy or LPMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy or LPMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

(c) Purchaser, in its sole discretion, at any time, may (i) either obtain an additional PMI Policy on any Mortgage Loan which already has a PMI Policy in place, or (ii) obtain a PMI Policy for any Mortgage Loan which does not already have a PMI Policy in place. In any event, the Company agrees to administer such PMI Policies in accordance with the Agreement or any Reconstitution Agreement.

Section 4.16	Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) (A) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property.

The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03, and on the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

The Company shall withdraw the Custodial Account funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, a Subservicer, or the Company itself. The REO management fee shall be an amount that is reasonable and customary in the area where the Mortgaged Property is located. The Company shall make monthly distributions on each Remittance Date to the Purchasers of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in this Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17	Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.18	Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19	Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

Section 4.20	Notification of Adjustments.

With respect to each Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date and shall adjust the Monthly Payment on the related Payment Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. The Company shall promptly upon written request thereof, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Company, or the Purchaser that the Company has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused the Purchaser thereby.

ARTICLE V

PAYMENTS TO PURCHASER

Section 5.01	Remittances.

On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii), and minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Purchaser after the second Business Day following the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02	Statements to Purchaser.

Not later than the 10th day of each calendar month, the Company shall furnish to the Purchaser a Monthly Remittance Advice, with a trial balance report attached thereto, in the form of Exhibit F annexed hereto electronic medium mutually acceptable to the parties as to the preceding calendar month and the Due Period in the month of remittance

In addition, not more than 60 days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year. Nothing in this Section 5.02 shall be deemed to require the Company to prepare any federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of any REMIC under the REMIC Provisions.

Section 5.03	Monthly Advances by Company.

On the Business Day immediately preceding each Remittance Date, either (a) the Company shall deposit in the Custodial Account from its own funds or (b) if funds are on deposit in the Custodial Account which are not required to be remitted on the related Remittance Date, the Company may make an appropriate entry in its records that such funds shall be applied toward the related Monthly Advance (provided, that any funds so applied shall be replaced by the Company no later than the Business Day immediately preceding the next Remittance Date), in each case, in an aggregate amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. The Company’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan.

In no event shall the Company be obligated to make an advance under this section 5.03 if at the time of such advance it deems such advance to be non-recoverable. The Company shall promptly deliver an officer’s certificate to the Purchaser upon determining that any advance is non-recoverable. In the event that upon liquidation of the Mortgage Loan, the Liquidation Proceeds are insufficient to reimburse the Company for any Monthly Advances, the Company shall notify the related Purchaser of such shortfall by registered mail with sufficient supporting documentation and shall have the right to deduct such shortfall from the next remittance to be paid to the related Purchaser.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Transfers of Mortgaged Property.

The Company shall use its best efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI or LPMI Policy, if any.

If the Company reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Company shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement, a portion of such fee, up to an amount equal to one percent (1.0%) of the outstanding principal balance of the related Mortgage Loan, will be retained by the Company as additional servicing compensation, and any portion thereof in excess one percent (1.0%) shall be deposited in the Custodial Account for the benefit of the Purchaser. In connection with any such assumption or substitution of liability, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the Index, the Lifetime Mortgage Interest Rate Cap, the Initial Rate Cap or the Gross Margin of any Mortgage Loan, nor the outstanding principal amount of the Mortgage Loan shall be changed.

To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the creditworthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used by Fannie Mae with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents. In connection with any such prepayment in full, the Company shall comply with all applicable laws regarding satisfaction, release or reconveyance with respect to the Mortgage.

If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03	Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the same unpaid principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The Servicing Fee shall be payable only at the time of and with respect to those Mortgage Loans for which payment is in fact made of the entire amount of the Monthly Payment. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments collected by the Company.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges and Prepayment Penalties, shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein. Notwithstanding anything in this Agreement to the contrary, in the event of a Principal Prepayment in full, the Company shall not waive, and shall not permit the waiver of, any Prepayment Penalty or portion thereof required by the terms of the related Mortgage Note unless (i) the Company determines that such waiver would maximize recovery of Liquidations Proceeds for such Mortgage Loan, taking into account the value of such Prepayment Penalty, or (ii) (A) the enforeceability therefore is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment or (B) the enforceability is otherwise limited or prohibited by applicable law.

Section 6.04	Annual Statement as to Compliance.

The Company shall deliver to the Purchaser, on or before May 31 each year beginning May 31, 2003, an Officer’s Certificate, stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, and (ii) the Company has complied fully with the provisions of Article II and Article IV, and (iii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

Section 6.05	Annual Independent Public Accountants’ Servicing Report.

On or before May 31st of each year beginning May 31, 2003, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans and this Agreement and that such firm is of the opinion that the provisions of Article II and Article IV have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

Section 6.06	Right to Examine Company Records.

The Purchaser shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

EXHIBIT S-9

PHH SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

CENDANT MORTGAGE CORPORATION

BISHOP’S GATE RESIDENTIAL MORTGAGE TRUST

                                                                                                       Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of October 23, 2001

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Termination without cause

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of October 23, 2001 and is executed between EMC MORTGAGE CORPORATION, as Purchaser (the "Purchaser"), and Cendant Mortgage Corporation (“Cendant Mortgage”) and Bishop’s Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust) (the “Trust,” together with Cendant Mortgage, the “Company” and individually, each a “Company”), as the Company.

W I T N E&#1 60;S S E T H :

WHEREAS, Cendant Mortgage is engaged in the business, inter alia, of making loans to individuals, the repayment of which is secured by a first lien mortgage on such individuals’ residences (each, a “Mortgage Loan”). The Trust is engaged in the business of purchasing such Mortgage Loans from Cendant Mortgage and selling same to investors.

WHEREAS, Cendant Mortgage has established certain terms, conditions and loan programs, as described in Cendant Mortgage’s Program and Underwriting Guidelines (the “Company Guide”) and Purchaser may purchase Mortgage Loans that comply with the terms of such terms, conditions and loan programs. The applicable provisions of the Cendant Guide are attached hereto as Exhibit H. The Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of a letter agreement, which may be executed from time to time, by and between the Company and the Purchaser (the "Confirmation").

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

ALTA:  The American Land Title Association or any successor thereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York or New Jersey, or (iii) a day on which banks in the States of New York or New Jersey are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet, which are expected to be the dates set forth in the related Confirmation.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company: Cendant Mortgage Corporation, its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: As defined in the Recitals to this Agreement.

Cooperative: A corporation that has been formed for the purpose of cooperative apartment ownership.

Cooperative Loan: A Mortgage Loan secured with cooperative shares and the related Proprietary Lease.

Cooperative Shares: Stock, shares or membership certificates in a Cooperative.

Cooperative Unit: A specific dwelling unit in a Cooperative Building as to which exclusive occupancy rights have been granted pursuant to a Proprietary Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Cendant Mortgage Corporation, in trust for the Purchaser, Owner of Mortgage Loans” and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An FDIC insured depository institution, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " Cendant Mortgage Corporation, in trust for the Purchaser, Owner of Mortgage Loans, and various Mortgagors” and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to each adjustable rate Mortgage Loan, on each Rate Adjustment Date, the applicable rate index set forth on the Mortgage Loan Schedule, which shall be an index described on such Mortgage Loan Schedule.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note. For purposes of a Cooperative Loan, references to “Mortgage” herein shall include a security agreement.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes, without limitation, the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6)	the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; for adjustable rate Mortgage Loans, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)	a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy;

(21)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan;

(21)	product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(22)	credit score and/or mortgage score, if applicable;

(23) reserved;

(24)  a code indicating whether or not the Mortgage Loan has a prepayment fee and if so, the amount and term thereof; and

(25) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date for an adjustable rate Mortgage Loan;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage. For Cooperative Loans, the term “Mortgaged Property” shall include the “Cooperative Unit”.

Mortgagor: The obligor on a Mortgage Note.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefore obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment fee or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Proprietary Lease: The proprietary lease or occupancy agreement related to Cooperative Shares conferring exclusive occupancy rights to a Cooperative Unit.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Recognition Agreement: With respect to a Cooperative Loan, an agreement between the Cooperative and the lender, establishing the rights and obligations of both parties in the event of a default by the Mortgagor as tenant-shareholder under the related Proprietary Lease, together with any modifications or amendments thereof.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the outstanding principal balance of the Mortgage Loan, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Servicer: Cendant Mortgage Corporation

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: The Servicing Fee Rate shall be at the rate per annum set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Servicer and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the related Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Servicer does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Servicer shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Servicer in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) and (1), (2), (3), (4), (5), (6), (7), (8) and (9) for Cooperative Loans in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated by Company and serviced by Servicer in accordance with all legal requirements and with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company. Company shall retain any prepayment fee collected from the borrower in connection with such Prepaid Loan for which the Company is obligated to remit the Premium to Purchaser.

In the event either of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

Section 2.10  Modification of Obligations. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

Each Company, as to itself represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) Cendant Mortgage Corporation is an entity, duly organized, validly existing and in good standing under the laws of the State of New Jersey and Bishop’s Gate Residential Mortgage Trust is a Delaware Business Trust duly organized validly existing and in good standing under the laws of the State of Delaware. Both entities have all licenses necessary to carry out their business as now being conducted, and are licensed and qualified to transact business in and are in good standing under the laws of each state in which any Mortgaged Property is located or are otherwise exempt under applicable law from such licensing or qualification or are otherwise not required under applicable law to effect either licensing or qualification and no demand for such licensing or qualification has been made upon either Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale or servicing of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for Servicer to perform such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Cendant Mortgage has delivered to the Purchaser financial statements as to its last two fiscal years. Except as has previously been disclosed to the Purchaser in writing: (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of Cendant Mortgage and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as set forth in the notes thereto. The Trust has delivered to the Purchaser financial statements as to its last two fiscal years (the “Trust Financials”) and such Trust Financials fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of the Trust. Except as has previously been disclosed to the Purchaser in writing , there has been no change in such Trust Financials since their date and the Trust is not aware of any errors or omissions therein;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to
Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) Intentionally Omitted;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time since the origination of the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents (and maintenance charges with respect to Cooperative Loans) which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefore from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice. None of the Mortgage Loans are classified as a (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost”, “threshold”, or “predatory” loan under any other applicable state, federal or local law;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) (i) With respect to each Mortgage Loan other than a Cooperative Loan, the Mortgage is a valid, subsisting, enforceable and perfected first lien or first priority ownership interest in an estate in fee simple on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser; and (ii) with respect to each Cooperative Loan, the Mortgage creates a first lien or first priority interest on the property securing the related Mortgage Note, free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage, subject only to (a) the lien of the related Cooperative housing corporation for unpaid assessments, (b) the related Proprietary Lease being subordinated or otherwise subject to the mortgage on the related Cooperative building, and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

(k) The Mortgage Note and the related Mortgage are original and genuine (including in the case of a Cooperative Loan, the Cooperative Shares, the Proprietary Lease, and the Recognition Agreement ) and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and with respect to a Cooperative Loan, the related Proprietary Lease and Recognition Agreement. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed prior to the Cut-off Date provided that, with respect to any Mortgage Loan originated within the previous 120 days, alterations and repairs with respect to the related Mortgaged Property or any part thereof may have required an escrow of funds in an amount sufficient to pay for all outstanding work within 120 days of the origination of such Mortgage Loan, and, if so, such funds are held in escrow by the Seller, a title company or other escrow agent. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property or the related Cooperative Unit or Cooperative Building comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto, unless Purchaser has agreed in writing to purchase a Mortgage Loan that does not conform with Exhibit H, in which case the Mortgage Loan was originated in conformity with the guidelines provided by Purchaser for that Mortgage Loan. As to each adjustable rate Mortgage Loan, the Mortgage Loan bears interest at an adjustable rate as set forth in the related Mortgage Loan Schedule. Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property (and in the case of a Cooperative Loan, the Cooperative Unit thereto) is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property or the Cooperative Unit or Cooperative Building. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state. All parties doing business under an assumed name have had such name approved in each jurisdiction where such approval is required;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. Each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

(bb) (INTENTIONALLY LEFT BLANK)

(cc) (INTENTIONALLY LEFT BLANK)

(dd) (INTENTIONALLY LEFT BLANK)

(ee) (INTENTIONALLY LEFT BLANK)

(ff) (INTENTIONALLY LEFT BLANK)

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(hh) In the event the Mortgage Loan (other than any Mortgage Loan constituting either a “Custom Finance A-”, “Foreign National; Non-Warrantable Condominium,” “Condotels”, or “BASF 100% Guaranty”, all has been defined in the Underwriting Guidelines attached as Exhibit H) had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer in the following amounts:

Fixed Rate Mortgages	15 Year Mortgages	30 Year Mortgages
	As set forth below coverage of no less than ___% of Stated Principal Balance	As set forth below coverage of no less than __% of Stated Principal Balance

Fixed Rate Mortgages	15 Year Mortgages	30 Year Mortgages

LTVs 90.01% - 95%:	25%	30%
LTVs 85.01% - 90%:	12%	25%
LTVs 80.01% - 85%:	6%	12%

No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists (except for a Cooperative Loan) of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest. For adjustable rate Mortgage Loans, the installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) Intentionally Omitted;

(rr)  With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by the Company and each prepayment fee is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment fee for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgaged Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt)  The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu)  None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv)  All of the terms of any adjustable rate Mortgage Loan pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each adjustable rate Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww)  Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

(xx) With respect to each Cooperative Loan (i) there is no provision in the Proprietary Lease which requires the Mortgagor to offer for sale the shares owned by such Mortgagor first to the Cooperative for a price less than the outstanding amount of the Cooperative Loan, (ii) there is no prohibition the Proprietary Lease against pledging such shares or assigning the Proprietary Lease that has been violated in connection with the origination of the Cooperative Loan, and (iii) the Recognition Agreement provided by the Cooperative is substantially in the form of the “AZTECH” form of agreement or includes provisions which are not materially less favorable to the lender than those of such AZTECH form of agreement;

(yy)  With respect to each Cooperative Loan, as of the closing of such Cooperative Loan, the Company obtained evidence that, if the Cooperative Building is in a federally designated flood area, a flood insurance policy has been obtained in an amount equal to at least that required by applicable law, which insurance the Cooperative is obligated to maintain at the Cooperative’s cost and expense;

(zz) With respect to each Cooperative Loan, as of the Closing Date, such Cooperative Loan is secured by shares held by a “tenant-stockholder” of a corporation that qualifies as a “cooperative housing corporation” as such terms are defined in Section 216 (b) (1) of the Internal Revenue Code of 1986, as amended, and to the best of the Company’s knowledge, no Cooperative is subject to proceedings which would, if adversely determined, result in such Cooperative losing its status as a “cooperative housing corporation” under Section 216 (b) (1) of the Internal Revenue Code of 1986, as amended; and

(aa) With respect to each Cooperative Loan, the related Mortgage creates a perfected first-priority security interest in the stock in the Cooperative and the Proprietary Lease of the related Cooperative Unit which were pledged to secure such Cooperative Loan, and the Cooperative owns the Cooperative building as an estate in fee simple in real property or pursuant to a lease hold acceptable to Fannie Mae.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, or the party discovering such breach shall give prompt written notice to the other. Company shall have a period of sixty (60)days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan, subject to Purchaser’s acceptance of such substitute Loan, which Loan must comply with all of Company’s representations and warranties contained herein. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price.

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefore. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b) The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Servicing; General.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with all applicable laws and regulations, with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which Servicer may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Servicer shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Servicer may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Servicer (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Servicer shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Servicer shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Servicer shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Servicer as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Servicer provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Servicer may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of the Subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Servicer shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Servicer shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Servicer shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Servicer’s own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with the Subservicer for indemnification of the Servicer by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Servicer will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Servicer alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Servicer waive its right to any prepayment fee or premium without the prior written consent of Purchaser and Servicer will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Servicer shall use its best efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Servicer shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Servicer shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Servicer shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Servicer shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Servicer as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Servicer shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Servicer shall manage, conserve, protect and operate each such REO Property for the certificate holders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Servicer shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Servicer shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits
                             in Custodial Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Servicer shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments (with respect to the portion of Principal Prepayments constituting prepayment penalties, adjusted to one half of any amount received by the Servicer that represents a prepayment penalty with respect to a Mortgage Loan), on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Servicer shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)  any amounts required to be deposited by the Servicer pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefore; and

(x)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Servicer is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Servicer shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Servicer only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)  to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefore; and

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Servicer shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Servicer against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Servicer shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Servicer shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Servicer shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Servicer shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Servicer receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Servicer shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Servicer to the Purchaser.

The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Servicer shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Servicer as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Servicer shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Servicer shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Servicer shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Servicer shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Servicer shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, plus (iv) all amounts received by the Servicer that represent a prepayment fee with respect to a Mortgage Loan, minus (v) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Servicer shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Servicer shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Servicer during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Servicer shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Servicer shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Servicer shall deliver to the Purchaser an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Servicer and Purchaser. The Servicer shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Servicer shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Servicer the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond and errors and omissions insurance insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Purchaser when the need therefore by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefore except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Servicer will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Servicer beginning in December 31, 2001, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Servicer to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in December 31, 2001 the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Servicer to the Purchaser. In addition, on an annual basis, Servicer shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Service Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Servicer or on its behalf or otherwise, which relates to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to the FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Servicer Shall Provide Information as Reasonably Required.

The Servicer shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Servicer under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Servicer under this Agreement. The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Servicer for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Servicer shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Servicer shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

INDEMNIFICATION; OTHER PROVISIONS

Section 8.01 Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Servicer to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

Each Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefore from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

Each Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or in the case of Servicer, resign it’s obligations as Servicer unless there is a determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Servicer ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Confirmation and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Company:

Cendant Mortgage Corporation
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
Attention: Brian King

(ii) if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
245 Park Avenue
New York, New York 10167
Attention: Legal Department

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the related Confirmation. The related Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the related Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Confirmation and related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement, the related Confirmation and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Confirmation, and the related Term Sheet and the related Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:________________________
Name: _____________________
Title: ______________________

CENDANT MORTGAGE CORPORATION
as Company and Servicer

By: _______________________
Name:_____________________
Title: ______________________

BISHOP’S GATE RESIDENTIAL MORTGAGE
TRUST
Company

By:________________________
Name: _____________________
                                                                                                Title: ______________________

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name or under an assumed name, the endorsement must be by "[Company] formerly known as [previous name] or [Company dba ____________ ]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together for adjustable rate Mortgage Loans with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name or under an assumed name, the Assignment must be by "[Company] formerly known as [previous name] or [Company dba ______________, ] respectively. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the Mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

With respect to each Cooperative Loan, the Mortgage Loan Documents shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or the Custodian pursuant to Sections 2.02 and 2.04 of this Agreement.

1.	The original security agreement (the “Security Agreement”).

2.	The original assignment of the Security Agreement to Purchaser, as in form and substance acceptable for recording and signed in the name of the last endorsee by an authorized officer.

3.	The originals of all intervening assignments of the Security Agreement, if any.

4.
Original Form UCC-1 with evidence of filing thereon entered into by the Mortgagor with respect to such Mortgage Loan, which should indicate the unit number or other identification of the Mortgaged Property subject to the Proprietary Lease, the name of the debtor and the address of the Cooperative building.

5.	Original Form UCC-3 in blank assigning the security interest covered by the Form UCC-1 referred to above.

6.	Stock certificates(s) representing the stock allocated to the Cooperative Unit in the Cooperative pledged with respect to such Mortgage Loan with a stock power in blank.

7.
The original Recognition Agreement of the interests of the Company with respect to the Mortgage Loan by the Cooperative, the stock of which was pledged in respect of such Mortgage Loan, in the standard “AZTECH” form or a form containing provisions not less favorable to the lender than are contained in such a standard AZTECH form.

8.	The collateral assignment of the Proprietary Lease.

9.	A copy of any power of attorney.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 2001 Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[_____________________]

By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation or will be invested in Permitted Investments as defined in the Agreement.

[_____________________]

By:____________________________
Name:__________________________
Title:_________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 2001 Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[_____________________]

By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation or will be invested in Permitted Investments as defined in the Agreement.

[______________________]

By:______________________________
Name:____________________________
Title:___________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__,October 23, 2001, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a) In the case of Company,

____________________  ____________________
____________________  ____________________
____________________  ____________________
____________________               ____________________

With a copy to ______________________________________.

(b)	In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c) In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

(c) In the case of Assignee,

___________________
____________________
____________________
____________________
____________________

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between Cendant Mortgage Corporation, a ________ corporation, located at ____________________________ and Bishop’s Gate Residential Mortgage Trust, a Delaware Business Trust (collectively the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at ______________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of October 23, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:	October 23, 2001

Custodian:

Cut-off Date:	October 18, 2001

Net Weighted
Average Coupon Rate:

Mortgage Loan:

Purchase Price Percentage:  101.803500%

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

CENDANT MORTGAGE CORPORATION

By:________________________
Name: _____________________
Title: ______________________

EMC MORTGAGE CORPORATION

By:________________________
Name: _____________________
Title: ______________________

BISHOP’S GATE RESIDENTIAL MORTGAGE
TRUST
By:________________________
Name: _____________________
Title: ______________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBIT S-10

UNION FEDERAL SERVICING SIDE LETTER

UNION FEDERAL BANK OF INDIANAPOLIS
7500 West Jefferson Boulevard
Fort Wayne, Indiana 46804

April 28, 2006

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110

Re:	Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Forward Commitment Flow Mortgage Loan Purchase and Servicing Agreement, dated as of March 4, 2003, as amended (the “Purchase and Servicing Agreement”) by and between Union Federal Bank of Indianapolis (“Union Federal”) and EMC Mortgage Corporation (“EMC”). Further reference is hereby made to the Pooling and Servicing Agreement, dated as of April 1, 2006 (the “Pooling Agreement”), by and among Bear Stearns Asset Backed Securities I LLC, as Depositor, EMC, as Sponsor and Company, Wells Fargo Bank, N.A., as Master Servicer and Securities Administrator and U.S. Bank National Association, as Trustee. Capitalized terms used and not otherwise defined herein shall have the meaning assigned thereto in the Purchase and Servicing Agreement.

Union Federal sold the mortgage loans identified on Exhibit A attached hereto (the “Mortgage Loans”) on a servicing retained basis to EMC pursuant to the Purchase and Servicing Agreement. The Mortgage Loans were subsequently transferred to a trust (the “Underlying Trust”) in connection with a securitization. Pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the “Underlying Pooling Agreement”), EMC had the right to purchase the Mortgage Loans (the “Call Right”) from the Underlying Trust following the occurrence of certain trigger events (the “Trigger Events”) set forth in the Underlying Pooling Agreement. Following the occurrence of the Trigger Events, EMC exercised the Call Right and purchased the Mortgage Loans from the Underlying Trust. From the date of such purchase, the Mortgage Loans have been serviced by Union Federal for the benefit of EMC pursuant to the terms and conditions of the Purchase and Servicing Agreement.

Union Federal hereby acknowledges that, on April 28, 2006, the Mortgage Loans were sold (i) by EMC to the Depositor pursuant to the terms and conditions of the Mortgage Loan Purchase Agreement, dated as of April 28, 2006, between the Depositor, as purchaser and EMC, as mortgage loan seller and (ii) by the Depositor to the Trustee, for the benefit of the Certificateholders pursuant to the Pooling Agreement. In connection therewith and subject to the next paragraph, Union Federal hereby agrees to service and administer the Mortgage Loans for the benefit of the Trustee and the Certificateholders in accordance with the terms and conditions of the Purchase and Servicing Agreement as if it were named “Company” thereunder.

The parties hereto hereby acknowledge that the servicing rights relating to the Mortgage Loans will transfer to CitiMortgage, Inc. (“CMI”), as servicer, on May 1, 2006 (the “Transfer Date”), pursuant to the Mortgage Servicing Purchase and Sale Agreement, dated as of January 31, 2006, among Union Federal, Waterfield Mortgage Company, Incorporated and CMI (the “MSPSA”), which transfer has been approved by EMC. In connection with the transfer of servicing and as provided in the MSPSA, mortgagors under the Mortgage Loans have been instructed to remit their May 1, 2006, payments to CMI, and all funds held by or on behalf of the Company, as servicer, with respect to the Mortgage Loans will be remitted by the Company to CMI not later than May 4, 2006. From and after the Transfer Date, the Mortgage Loans will be serviced by CMI pursuant to an Assignment, Assumption and Recognition Agreement, dated May 1, 2006, among EMC, U.S. Bank National Association and CMI.

Notwithstanding anything to the contrary contained in the MSPSA, CMI shall remit to Union Federal on May 17th, 2006, all amounts with respect to the Mortgage Loans required to be remitted to the Master Servicer in connection with the 1st remittance date under the Pooling Agreement in accordance with the following wiring instructions:

Bank: Union Federal Bank of Indianapolis
ABA Routing Number: [____]
Account Name: [____]
Account Number: [____]
For Credit to: PRIME 2006-CL1, acct# [____]

In connection with the servicing and administration of the Mortgage Loans and notwithstanding anything to the contrary contained in the Purchase and Servicing Agreement, Union Federal hereby agrees that it shall remit to the Master Servicer on May 18, 2006, all amounts with respect to the Mortgage Loans required to be remitted to the Master Servicer pursuant to the Purchase and Servicing Agreement (including without limitation, all required advances in respect of delinquent scheduled principal and interest payments on the Mortgage Loans and all required compensating interest payments in respect of prepayment on the Mortgage Loans), in connection with the 1st remittance date under the Pooling Agreement, in accordance with the following wiring instructions:

Bank: Wells Fargo Bank, N.A.
ABA Routing Number: 121000248
Account Name: SAS Clearing
Account Number: 3970771416
For Credit to: PRIME 2006-CL1, acct# 50915000

Further, Union Federal shall deliver to the Master Servicer any remittance reports in connection with such remittance as required under the Purchase and Servicing Agreement. Union Federal shall also provide a report, in the form of Exhibit B hereto, or such other form as is mutually acceptable to Union Federal, the EMC and any Master Servicer, Exhibit C with respect to defaulted mortgage loans and Exhibit D, with respect to realized losses and gains, with each such report.

The parties hereto agree that the Mortgage Loans shall be serviced in connection with the Purchase and Servicing Agreement and the following provisions set forth below:

I.     Definitions.

For purposes hereunder, the following terms shall be defined as follows:

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, except for Subsection 1122(d)(1)(iii) and Subsection 1122(d)(4)(xv).

Subcontractor: Any vendor, subcontractor or other person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions identified in Item 1122(d) of Regulation AB that are required to be performed by the Company under the Purchase and Servicing Agreement.

2006 Servicing Period: The period beginning on April 1, 2006, and ending on the day prior to the Transfer Date.

II.    Statement as to Compliance.

The Company will deliver (or, as applicable, cause each Subservicer to deliver) to the Purchaser and the Master Servicer, not later than 30 days after the Transfer Date, an Officer’s Certificate (a “Statement of Compliance”) stating, as to each signatory thereof, that (a) a review of the activities of the Company (or Subservicer) during the 2006 Servicing Period and of performance under the Servicing Agreement has been made under such officer’s supervision, (b) the Company (or Subservicer) has complied with the servicing provisions of the Servicing Agreement in all material respects, and (c) to the best of such officer’s knowledge, based on such review, the Company (or Subservicer) has fulfilled in all material respects all of its obligations under the Servicing Agreement throughout the 2006 Servicing Period, or if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company (or Subservicer) to cure such default.

III.   Assessment of Compliance with Servicing Criteria.

After April 1, 2006, the Company shall service and administer, and shall cause each Subservicer to service or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to the Mortgage Loans, the Company shall deliver to (or, as applicable, cause each Subcontractor and each Subservicer to provide to) the Purchaser or its designee, the Master Servicer and the Depositor, not later than 30 days following the Transfer Date, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, the Master Servicer and the Depositor regarding the Company’s (Subcontractor or Subservicer) assessment of compliance with the Servicing Criteria during the 2006 Servicing Period as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer.

With respect to the Mortgage Loans, not later than 60 days after the Transfer Date, the Company shall furnish to the Purchaser or its designee, the Master Servicer and the Depositor (or, as applicable, cause each Subcontractor and each Subservicer to provide) a report (an “Attestation Report”) by a certified public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company (Subcontractor or Subservicer), as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board. Notwithstanding the foregoing, it is understood that the Attestation Report will be prepared substantially earlier than most such reports, which generally will not be due until 2007, and that final standards with respect to the preparation of such reports may not be in place at the time the Attestation Report is prepared. Accordingly, while the Company’s (Subcontractor or Subservicer) accounting firm has agreed to use its reasonable efforts in preparing the Attestation Report, such Attestation Report might vary from the standards ultimately adopted with respect thereto.

IV.   Representations and Warranties Respecting the Company.

As of the date hereof, except as has been otherwise disclosed to the Purchaser, the Master Servicer and the Depositor and as set forth herein: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company or any Subservicer that could be material to investors in the securities issued in the Securitization Trust; and (7) there are no affiliations, relationships or transactions relating to the Company or any Subservicer of a type that are described under Item 1119 of Regulation AB.

V.    Further Agreements and Assumptions.

Notwithstanding any other provision of this Letter of Understanding, it is understood that the Company has entered into an agreement to sell its servicing portfolio. The Company agrees to remain adequately staffed in order to comply with the terms of this letter. The Company agrees that it will provide to the Purchaser, no later than 30 days after the Transfer Date, all information regarding the servicing of the Mortgage Loans that is reasonably requested by the Purchaser with respect to the period ending on the day prior to the Transfer Date and that is reasonably accessible to the Company, provided that such information may be provided without undue expense or hardship on the part of the Company. To the extent additional information becomes available after the 30th day, the Company shall promptly provide such information to the Purchaser. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give. It is further understood that to the extent that certain information is not reasonably accessible to the Company or that the Company is unable to provide such information without undue expense or hardship, the Company will not be deemed to have breached the Servicing Agreement or be in default thereunder or hereunder as a result of the failure to provide such information. Upon the request of the Purchaser, the Company, in its sole discretion, may agree to provide additional information, any such additional information to be provided at the expense of the Purchaser.

This letter agreement constitutes the entire agreement relating to the subject matter hereof between the parties hereto and supersedes any prior oral or written agreement between the parties hereto.

This letter agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York without giving regard to conflicts of law principles and except to the extent preempted by federal law.

This letter agreement may be executed in any number of counterparts, each of which (including any copy hereof delivered by facsimile) shall constitute one and the same original instrument, and either party hereto may execute this letter agreement by signing any such counterpart.

Any part or provision of this letter agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part or provision of this letter agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part or provision of this letter agreement shall deprive any party of the economic benefit intended to be conferred by this letter agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this letter agreement without regard to such invalidity.

Please confirm that the foregoing specifies the terms of our agreement by signing and returning the enclosed copy of this letter agreement to Union Federal Bank of Indianapolis, 7500 West Jefferson Boulevard, Fort Wayne, Indiana 46804, Attention: Julie Sweet.

Very truly yours, UNION FEDERAL BANK OF INDIANAPOLIS

By:

Name: Title:

Confirmed and Agreed to:

WELLS FARGO BANK,
N.A., as Master Servicer

By:_____________________________
Name: Stacey Taylor________________
Title: Vice President_________________

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee

By:______________________________
Name: Maryellen Hunter______________
Title: Assistant Vice President_________

Acknowledged:

EMC MORTGAGE CORPORATION

By:______________________________
Name:____________________________
Title:_____________________________

CITIMORTGAGE, INC.

By:______________________________
Name:____________________________
Title:_____________________________

EXHIBIT A

(Provided Upon Request)

EXHIBIT B

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT C

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT D

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
(a)

(b)  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.	The total of lines 1 through 12.

(c)	Credits:

14-21.	Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:	For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).
Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________    Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type:     REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT T-1

NATIONAL CITY ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of May 31, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”), National City Mortgage Co. (the “Company”) and Structured Asset Mortgage Investments II Inc. (“SAMI II”).

Whereas, the Company sold the mortgage loans identified on Attachment 1 hereto (the “Assigned Loans”), on a servicing retained basis, to the Assignor; and

Whereas, the Assigned Loans were subsequently transferred to various trusts (the “Underlying Trusts”) in connection with various securitizations; and

Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Trusts (the “Underlying Pooling Agreements”), the Assignor had the right to purchase the Assigned Loans (the “Call Right”) from the Underlying Trusts following the occurrence of certain trigger events (the “Trigger Events”) set forth in the Underlying Pooling Agreements; and

Whereas, following the occurrence of the Trigger Events, the Assignor exercised the related Call Right and purchased the Assigned Loans from the Underlying Trusts; and

Whereas, Assignor and Company desire that, from and after the date hereof, the Assigned Loans be serviced in accordance with the terms and conditions of that certain Purchase, Warranties and Servicing Agreement dated as of October 1, 2001, between the Assignor and the Company as amended by Amendment Reg. AB to the Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006 (as amended, the “Purchase Agreement”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

1.  Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Agreements. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any Mortgage Loans subject to the Agreements other than those set forth on Attachment l. Notwithstanding anything to the contrary contained herein, the Assignor is retaining the right to enforce the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement.

Representations; Warranties and Covenants

2.  Assignor warrants and represents to Assignee and Company as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor's interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

d.
Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modifications of, the Agreements. Assignor has no knowledge of, and has not received notice of, any waivers under or any amendments or other modifications of, or assignment of rights or obligations under the Agreements;

e.
Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
Assignor has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

h.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement; and

i.
Assignor has received from Company, and has delivered to Assignee, all documents required to be delivered to Assignor by Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Assigned Loans.

3.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

a.
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1;

b.
Assignee has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement.

4.  Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established under the Purchase Agreement in favor of Assignor; and

f.
No event has occurred from the applicable Closing Date to the date hereof which would render the representations and warranties as to the related Mortgage Loans made by the Company in Section 3.02 of the Purchase Agreement or in the related Term Sheet to be untrue in any material respect.

5.  Company warrants and represents to, and covenants with, Assignor and SAMI II as of the date hereof:

a.
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

6.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Recognition of Assignee

7.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Assigned Loans in the form of the Purchase Agreement (as modified herein), the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2006, by and among, EMC Mortgage Corporation, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, National Association as master servicer (the “Master Servicer”) and securities administrator and U.S. Bank National Association. Pursuant to the Pooling and Servicing Agreement, the Master Servicer has the right to monitor and enforce, on behalf of the Assignee, the performance by Company of its servicing obligations under this AAR Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Purchase Agreement will be made in accordance with the following wire transfer instructions:

Bank: Wells Fargo Bank, National Association
ABA Routing Number: 121000248
Account Name: SAS Clearing
Account # 3970771416
FFC to: PRIME 2006-CL1, Account # 50906300

and the Company shall deliver all reports and other notices required to be delivered under the Purchase Agreement to the Assignee and to the Master Servicer at:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1

It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

In connection with the servicing and administration of the Assigned Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the Purchase, Warranties and Servicing Agreement or this AAR Agreement to the contrary, Company hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Assigned Loans to Wells Fargo Bank, N.A., not in its capacity as master servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 7 of this AAR Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to the Pooling and Servicing Agreement.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, SAMI II, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, SAMI II, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)  (A)any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Assignor, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)  any breach by the Company of its obligations under Section 11.18 of Purchase Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18 of the Purchase Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)  any breach by the Company of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01 of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01 of the Purchase Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)  the negligence, bad faith or willful misconduct of the Company in connection with its performance under Section 11.18 of the Purchase Agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Company shall promptly reimburse the Assignor, SAMI II and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of the Purchase Agreement

8.  The Purchase Agreement, as it relates to the Assigned Loans, shall be amended by the Company and the Assignor as follows:

(a) Section 1.01 of the Purchase Agreement shall be amended by adding the following definitions thereto:

Master Servicer: Wells Fargo Bank, National Association, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National Association, as trustee, Wells Fargo Bank, National Association as securities administrator and the Master Servicer.

(b) The definition of “Business Day” is deleted in its entirety and replaced with the following definition:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

(c) The definition of “Servicing Fee Rate” is deleted in its entirety and replaced with the following definition:

Servicing Fee Rate: a per annum rate to equal to [___].

(d) Subsection 3.02(nn) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(e) Amendment of Section 5.02 of the Purchase Agreement. Section 5.02 of the Purchase Agreement is hereby amended by replacing the first two paragraphs with the following:

“Not later than the tenth (10th) calendar day of each month (or if such tenth calendar day is not a Business Day, the immediately succeeding Business Day), the Servicer shall furnish to the Master Servicer (i) (a) monthly loan data in the format set forth in Exhibit E-1 hereto, (b) default loan data in the format set forth in Exhibit E-2 hereto and (c) information regarding realized losses and gains in the format set forth in Exhibit E-3 hereto (or in such other formats mutually agreed between the Servicer and the Master Servicer), in each case relating to the period ending on the last day of the preceding calendar month, (ii) all such information required pursuant to clause (i)(a) above on a magnetic tape, electronic mail, or other similar media reasonably acceptable to the Master Servicer and (iii) all supporting documentation with respect to the information required pursuant to clause (i)(c) above.”

(f) Section 6.02 of the Purchase Agreement is hereby amended by including the words “(or if the Company does not, the Master Servicer may)” after the word “will” and before the word “immediately” in the third line thereof.

(g) Section 6.04 of the Purchase Agreement shall be deleted in its entirety and replaced.

(h) Section 6.05 of the Purchase Agreement shall be deleted in its entirety.

(i) Section 9.01 of the Purchase Agreement is hereby amended by adding the word “or” at the end of clause (ix) thereof and inserting the following as clause (x):

(x) failure by the Company to duly perform, within the required time period, its obligations under Section 4 and Section 5 of Article 1 of Amendment Reg. AB to the Servicing Agreement which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer. This paragraph shall supersede any other provision of this Agreement or other Agreement to the contrary.

(j) The following is added as Subsection 4.05(vii) of the Purchase Agreement:

(vii) to reimburse itself for any Nonrecoverable Advances;

(k) Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws other than Section 5-1401 of the New York General Obligations Law which shall govern. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Agreements and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

a.    In the case of Company,

National City Mortgage Co.
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Mary Beth Criswell

b.     In the case of Assignor,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

c.    In the case of Assignee,

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-CL1
Telecopier No.: (617) 603-6638

d.     In the case of the Master Servicer,

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

10.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

11.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

12.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively hereunder. Any Master Servicer shall be considered a third party beneficiary of this AAR Agreement, entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this AAR Agreement. A copy of all assessments, attestations, reports and certifications required to be delivered by the servicer under the Purchase Agreement and this AAR Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein and where such documents are required to be addressed to such party, such addressee shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

13.  This AAR Agreement shall survive the conveyance of the Assigned Loans as contemplated in this AAR Agreement.

14.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

15.  In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

16. Exhibit E-1, Exhibit E-2 and Exhibit E-3 (attached hereto as Attachment 3 to this AAR Agreement) and hereby attached to the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1, as Assignee

By:
Name:
Title:

NATIONAL CITY MORTGAGE CO. Company

By:
Name:
Title:

Acknowledged and Agreed: WELLS FARGO BANK, NATIONAL ASSOCIATION Master Servicer

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:
Name:
Title:

ATTACHMENT l

ASSIGNED LOAN SCHEDULE

(Provided upon request)

ATTACHMENT 2

PURCHASE AGREEMENT AND TERM SHEET

(Provided upon request)

ATTACHMENT 3

EXHIBIT E-1

REPORTING DATA FOR MONTHLY REPORT
Standard File Layout - Master Servicing

Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/ delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT E-2
REPORTING DATA FOR DEFAULTED LOANS
Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

EXHIBIT E-3
REPORTING DATA FOR REALIZED LOSSES AND GAINS
Exhibit : Calculation of Realized Loss/Gain Form 332- Instruction Sheet
NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:
1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:
* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.    The total of lines 1 through 12.

Credits:

14-21.  Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.   The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________

Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale         Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

Exhibit T-2

FIFTH THIRD ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment”) is dated as of May 31, 2006, by and among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”) and Fifth Third Mortgage Company (the “Company”).

Whereas, the Company sold the mortgage loans identified on Exhibit A attached hereto (the “Mortgage Loans”) on a servicing retained basis to the Assignor pursuant to that certain Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002 (the “Purchase Agreement”) between the Company and the Assignor; and

Whereas, the Mortgage Loans were subsequently transferred to a trust (the “Underlying Trust”) in connection with a securitization; and

Whereas, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the “Underlying Pooling Agreement”), the Assignor had the right to purchase the Mortgage Loans (the “Call Right”) from the Underlying Trust following the occurrence of certain trigger events (the “Trigger Events”) set forth in the Underlying Pooling Agreement; and

Whereas, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Mortgage Loans from the Underlying Trust; and

Whereas, Assignor and Company desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Purchase Agreement, as amended by Amendment Number One, dated as of April 1, 2006 between the Company and the Assignor (the “Purchase, Warranties and Servicing Agreement”);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this Assignment. Defined terms used in this Assignment and not otherwise defined herein shall have the meaning set forth in the Purchase, Warranties and Servicing Agreement.

Recognition of the Assignor

1.  Company recognizes Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Mortgage Loans pursuant to the terms of the Purchase, Warranties and Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

Assignment and Assumption

2.  The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Warranties and Servicing Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment.

3.  The Assignor warrants and represents to the Assignee and to the Company as of the date hereof:

(a)
Attached hereto as Exhibit B is a true and accurate copy of the Purchase, Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor was the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase, Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the Purchase, Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Assignor with respect to the Mortgage Loans or the Purchase, Warranties and Servicing Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee, and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Company prior to the date hereof with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

4.  The Assignee represents, warrants and covenants with the Assignor and the Company that:

(a)
The Assignee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to acquire, own and purchase the Mortgage Loans;

(b)
The Assignee has full power and authority to execute, deliver and perform under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or bylaws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c)
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment, or the consummation by it of the transactions contemplated hereby;

(d)
There is no action, suit, proceeding, investigation or litigation pending or, to the Assignee’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignee, would adversely affect the Assignee’s execution or delivery of, or the enforceability of, this Assignment, or the Assignee’s ability to perform its obligations under this Assignment; and

(e)
The Assignee assumes for the benefit of the Trust, all of the rights of the Purchaser under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans listed on Exhibit A, other than the right to enforce the obligations of the Company under the Purchase, Warranties and Servicing Agreement.

5.  The Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B is a true and accurate copy of the Purchase, Warranties and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Mortgage Loans and to perform its obligations under the Purchase, Warranties and Servicing Agreement;

(c)
The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or by-laws or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Assignment has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by the Company of this Assignment, or the consummation by it of the transactions contemplated hereby; and

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Purchase, Warranties and Servicing Agreement in favor of Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Purchase, Warranties and Servicing Agreement in favor of Assignor.

6.  Company warrants and represents to, and covenants with, Assignor and Structured Asset Mortgage Investments II Inc. (“SAMI II”) as of the date hereof:

a.
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase, Warranties and Servicing Agreement and this Assignment for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase, Warranties and Servicing Agreement and this Assignment;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

7.  The Company hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among SAMI II, the Assignee, the Master Servicer, Wells Fargo Bank, N.A. as securities administrator and the Assignor. The Company shall deliver all reports required to be delivered under the Purchase, Warranties and Servicing Agreement to:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

Recognition of Assignee

8.  From and after the date hereof the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC. The Company will service the Mortgage Loans in accordance with the Purchase, Warranties and Servicing Agreement, but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of the Assignor, the Company and the Assignee that this Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase, Warranties and Servicing Agreement, which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

In addition, the Company hereby acknowledges that from and after the date hereof, the Mortgage Loans will be subject to the terms and conditions of the Pooling Agreement pursuant to which the Master Servicer is required to monitor the performance by the Company of its servicing obligations under the Purchase, Warranties and Servicing Agreement and has the right to enforce the obligations of the Company under the Purchase Sale and Servicing Agreement with respect to the servicing of the Mortgage Loans. Such right will include, without limitation, the right to terminate the Company under the Purchase, Warranties and Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase, Warranties and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase, Warranties and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, the Company hereby agrees to make all remittances required under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans to the Master Servicer for the benefit of the Assignee in accordance with the following wire transfer instructions:

Wells Fargo Bank, N.A.,
ABA #121000248
Account Name: SAS Clearing
Account #3970771416
For Further Credit to: PRIME 2006-CL1, Account # 50906300

It is the intention of the Assignor, the Company and the Assignee that this Agreement will be a separate and distinct servicing agreement between the Assignee and the Company, to the extent of the Mortgage Loans, and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase, Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

In connection with the servicing and administration of the Mortgage Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the Purchase, Warranties and Servicing Agreement or this Agreement to the contrary, Company hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Mortgage Loans to Wells Fargo Bank, N.A., not in its capacity as master servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 8 of this Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to that certain pooling and servicing agreement dated May 1, 2006 among the Assignor, the Assignee, Wells Fargo Bank, N.A. and Structured Asset Mortgage Investments II Inc.

9.  Modification of the Purchase, Warranties and Servicing Agreement :

The Company and the Assignor hereby amend the Purchase, Warranties and Servicing Agreement as follows:

The following definitions are added to Section 1.01:

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Master Servicer: Wells Fargo Bank, N.A.

Trustee:U.S. Bank National Association.

The definition of “Business Day” is deleted in its entirety and replaced with the following definition:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

The definition of Eligible Account is deleted in its entirety and replaced with the following:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

10.  Notice Addresses.

If to the Assignee:

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-CL1
Telecopy: (617) 603-6638

If to the Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: President or General Counsel
Telecopy: (972) 444-2880

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
Telecopy: (212) 272-9529

If to the Company:

Fifth Third Mortgage Company
38 Fountain Square Plaza
MD 1MOB2Y
Cincinnatti, Ohio 45263
Attention:Stephen Johnson
Telecopy: (513) 358-0893

If to the Securities Administrator:

Wells Fargo Bank, N.A.
P.O. Box 98
Columbia, Maryland 21046

or, if by overnight delivery to:

9062 Old Annapolis Road
Columbia, Maryland 21045,
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

11.  This Assignment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

12.  From and after the date hereof, the Company, as servicer shall recognize the Assignee as the owner of the Mortgage Loans, the Company will service the Mortgage Loans in accordance with the Purchase, Warranties and Servicing for the benefit of the Assignee, and shall look solely to the Assignee for performance of the obligations of Purchaser under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans. From and after the date hereof, the Assignee shall recognize the Company as the seller and servicer of the Mortgage Loans, and shall look solely to the Company for performance of the obligations of the Seller under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans.

13.  This Assignment shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder.

14.  No term or provision of this Assignment may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This Assignment shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase, Warranties and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase, Warranties and Servicing Agreement .

16.  This Assignment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Assignment, Assumption and Recognition Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTAGE CORPORATION the Assignor	U.S. BANK NATIONAL ASSOCIATION, the trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1
the Assignee
By: _____________________________	By: ____________________________
Name: ___________________________ Title: ____________________________	Name: __________________________ Title: ___________________________
FIFTH THIRD MORTGAGE COMPANY

By: _____________________________
Name: ___________________________ Title: ____________________________
Acknowledged and Agreed WELLS FARGO BANK, N.A.

By: _____________________________
Name: ___________________________ Title: ____________________________

Exhibit A:

Mortgage Loan Schedule

[Provided Upon Request]

Exhibit B:

Purchase, Warranties and Servicing Agreement , dated as of September 1, 2002;

EXHIBIT T-3

EVERHOME ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “AAR Agreement”) is made and entered into as of May 31, 2006 (the “Closing Date”), among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”) and EverHome Mortgage Company, formerly known as Alliance Mortgage Company (the “Company”).

Whereas, the Assignor purchased the mortgage loans set forth on Attachment 1 annexed hereto (the “Assigned Loans”) from various third party originators pursuant to the terms of various mortgage loan purchase agreements, between the Assignor and such third party originators; and

Whereas, the Assigned Loans were subsequently transferred to various trusts (the “Underlying Trusts”) in connection with various securitizations; and

Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Trusts (the “Underlying Pooling Agreements”), the Assignor had the right to purchase the Assigned Loans (the “Call Right”) from the Underlying Trusts following the occurrence of certain trigger events (the “Trigger Events”) set forth in the Underlying Pooling Agreements; and

Whereas, following the occurrence of the Trigger Events, the Assignor exercised the related Call Right and purchased the Assigned Loans from the Underlying Trusts; and

Whereas, Assignor and Company desire that, from and after the date hereof, all of the Assigned Loans be serviced in accordance with the terms and conditions of that certain Subservicing Agreement, dated as of August 1, 2002, as amended by Amendment Number One, dated January 1, 2006 (the “Subservicing Agreement”), between Assignor and Company.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Subservicing Agreement:

Recognition of the Assignor

1.  Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Assigned Loans pursuant to the terms of the Subservicing Agreement (as modified herein) which terms are incorporated herein by reference.

Assignment and Assumption

2.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Assigned Loans and (b) as it relates to the Assigned Loans, the Subservicing Agreement. Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Subservicing Agreement with respect to any other mortgage loan other than the Assigned Loans. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Subservicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Assignor acknowledges and agrees that upon execution of this AAR Agreement, the Assignee shall become the “Owner” under the Subservicing Agreement, and all representations, warranties and covenants by the “Servicer” to the “Owner” under the Subservicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this AAR Agreement.

Representations, Warranties and Covenants

3.  Assignor warrants and represents to, and covenants with, Assignee and Company as of the date hereof that:

(a)
Attached hereto as Attachment 2 is a true and correct copy of the Subservicing Agreement, which Subservicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Subservicing Agreement as it relates to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Subservicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Company with respect to the Subservicing Agreement;

(d)	Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)
Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)
Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the parties hereto, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

(a)
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1;

(b)
Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the parties hereto, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
Assignee assumes for the benefit of each of Assignor and Company all of Assignor’s rights and obligations as “Owner” under the Subservicing Agreement with respect to the Assigned Loans other than the right to enforce the obligations of the Company under the Subservicing Agreement but solely with respect to such Assigned Loans; provided however, that Assignee is assuming such obligations solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of such obligations shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

5.  Company warrants and represents to, and covenants with, Assignee and Assignor, as of the date hereof, that:

(a)
Attached hereto as Attachment 2 is a true and accurate copy of the Subservicing Agreement, which Subservicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Subservicing Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
Company shall establish a Custodial Account and an Escrow Account under the Subservicing Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Accounts and Escrow Accounts previously established in favor of Assignor;

(f)
Pursuant to Section 10.02 of the Subservicing Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Subservicing Agreement with respect to the Company and/or the Assigned Loans; and

(g)
Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

6.  The Company hereby restates the representations and warranties set forth in Article III clause (j) of the Subservicing Agreement as of the date hereof.

Each notice/update sent pursuant to Article III clause (l) of the Subservicing Agreement should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to Article III clause (l)(i)(A) of the Subservicing Agreement, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Article III clause (l)(i)(A) of the Subservicing Agreement should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

7.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

8.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, SAMI II, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, SAMI II, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any written or electronic information, report, certification, data, accountants’ letter or other written or electronic material provided under Section 10.02 of the Subservicing Agreement by or on behalf of the Company, or provided under Section 10.02 of the Subservicing Agreement by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under Section 10.02 of the Subservicing Agreement, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 10.02 of the Subservicing Agreement, including any failure by the Company to identify pursuant to Section 11.15 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Article III or in a writing furnished pursuant to clause (k) of Article III and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to clause (k) of Article III to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under Section 10.02 of the Subservicing Agreement .

If the indemnification provided for herein is unavailable or insufficient, as the result of a court of law holding such indemnification void on the basis of public policy, to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described above, the Company shall promptly reimburse the Assignor, SAMI II and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

Recognition of Assignee

9.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Subservicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Subservicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Modification of Subservicing Agreement

10.  The Company and Assignor hereby amend the Subservicing Agreement solely with respect to the Assigned Loans as follows:

The following definitions are added to Article I of the Subservicing Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Master Servicer: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., the Trustee, the Master Servicer and the Owner.

Trustee: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

The definition of Business Day in the Subservicing Agreement is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland, Minnesota or the jurisdiction in which the Servicer conducts its servicing activities, or (iii) a day on which banks in the States of New York, Maryland, Minnesota or the jurisdiction in which the Servicer conducts its servicing activities are authorized or obligated by law or executive order to be closed.

The words “and Master Servicer” shall be added after the word “Owner” in Section 6.06 of the Subservicing Agreement.

The phrase “Notwithstanding anything to the contrary,” in Section 10.03 of the Subservicing Agreement shall be deleted and replaced with the phrase “Unless otherwise agreed by the Owner, the Servicer and the Master Servicer,”.

Miscellaneous

11.  All demands, notices and communications related to the Assigned Loans, Subservicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company,
EverHome Mortgage Company
8100 Nations Way
Jacksonville, Florida 32256
Attention: Carolyn Cragg
Telecopier No.: (904) 281-6206

with a copy to:

EverHome Mortgage Company
8100 Nations Way
Jacksonville, Florida 32256
Attention: Michael C. Koster
Telecopier No.: (904) 281-6145

(b)	In the case of Assignor,
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 442-2810

(c)	U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-CL1
Telecopier No.: (617) 603-6638

(d)	In the case of the Securities Administrator,
Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

12.  The Company hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among the Assignor, the Assignee, the Master Servicer and Structured Asset Mortgage Investments II Inc. (the “Pooling and Servicing Agreement”), and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Subservicing Agreement. Such right will include, without limitation, the right to terminate the Company under the Subservicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Subservicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Subservicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the rights to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Subservicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing Account # 3970771416
For Further Credit to: PRIME 2006-CL1, Account # 50906300

and the Company shall deliver all reports required to be delivered under the Subservicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 10 herein and to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

In connection with the servicing and administration of the Mortgage Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the Subservicing Agreement or this AAR Agreement to the contrary, Company hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Mortgage Loans to Wells Fargo Bank, N.A., not in its capacity as master servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 12 of this AAR Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to the Pooling and Servicing Agreement.

13.  THIS AAR AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Subservicing Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Subservicing Agreement.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Subservicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EMC MORTAGE CORPORATION, the Assignor	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1
the Assignee
By: _____________________________	By: ____________________________
Name: ___________________________	Name: __________________________
Title: ____________________________	Title: ___________________________
EVERHOME MORTGAGE COMPANY, the Company

By: _____________________________
Name: ___________________________ Title: ____________________________

Acknowledged and Agreed:

WELLS FARGO BANK, N.A. By: ___________________________	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. By: ____________________________
Name: Stacey M. Taylor	Name: __________________________
Title: Vice President	Title: ___________________________

ATTACHMENT 1

ASSIGNED LOANS

(PROVIDED UPON REQUEST)

ATTACHMENT 2

SUBSERVICING AGREEMENT

(PROVIDED UPON REQUEST)

EXHIBIT  T-4

U.S. CENTRAL ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (this “Assignment Agreement”), dated as of May 31, 2006, between EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”) and U.S. Central Federal Credit Union (the “Company”).

Whereas, the Company sold the mortgage loans identified on Attachment 1 hereto (the “Assigned Loans”), on a servicing retained basis, to the Assignor; and

Whereas, the Assigned Loans were subsequently transferred to a trust (the “Underlying Trust”) in connection with a securitization; and

Whereas, pursuant to the Pooling and Servicing Agreement for the Underlying Trust (the “Underlying Pooling Agreement”), the Assignor had the right to purchase the Assigned Loans (the “Call Right”) from the Underlying Trust following the occurrence of certain trigger events (the “Trigger Events”) set forth in the Underlying Pooling Agreement; and

Whereas, following the occurrence of the Trigger Events, the Assignor exercised the Call Right and purchased the Assigned Loans from the Underlying Trust; and

Whereas, Assignor and Company desire that, from and after the date hereof, all of the Assigned Loans be serviced in accordance with the terms and conditions of that certain Purchase, Warranties and Servicing Agreement, dated as of June 1, 2002 between Company and Assignor, as amended by Amendment No. 1 to the Purchase, Warranties and Servicing Agreement dated as of January 13, 2003 between the Company and Assignor and Amendment No. 2 to the Purchase, Warranties and Servicing Agreement dated as of March 1, 2006 (the “Purchase Agreement”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this Assignment Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Recognition of the Assignor

1.  Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently causing the Assigned Loans to be serviced for the benefit of Assignor. From and after the date hereof, Company agrees that it will cause the Assigned Loans to be serviced pursuant to the terms of the Purchase Agreement (as modified herein) which terms are incorporated herein by reference.

Assignment and Assumption

2.  Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any mortgage loans subject to the Purchase Agreement other than those set forth on Attachment l.

Representations, Warranties and Covenants

3.  Assignor hereby warrants and represents to, and covenants with, the Assignee and the Company that:

(a)
Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
Assignor is the lawful owner of the Assigned Loans with the full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Company with respect to the Assigned Loans or the Purchase Agreement;

(d)	Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)
Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to sell, transfer and assign the Assigned Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Assignment Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(g)
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(h)
There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignor, would adversely affect the Assignor’s execution or delivery of, or the enforceability of, this Assignment Agreement, or the Assignor’s ability to perform its obligations under this Assignment Agreement; and

(i)
Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4.  The Assignee hereby warrants and represents to, and covenants with, the Assignor and the Company that:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans for the benefit of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1;

(b)
The Assignee has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action of the Assignee. This Assignment Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c)
Neither the execution and delivery of this Assignment Agreement, the purchase of the Assigned Loans from the Assignor, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Assignment Agreement will conflict with any of the terms, conditions or provisions of the Assignee’s charter or by laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Assignee is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject;

(d)
There is no litigation, suit, proceeding or investigation pending or threatened, or any order or decree outstanding, which is reasonably likely to have a material adverse effect on the execution, delivery, performance or enforceability of this Assignment Agreement or which is reasonably likely to have a material adverse effect on the financial condition of the Assignee;

(e)
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(f)
Assignee assumes for the benefit of each of Assignor and Company all of Assignor’s rights and obligations as “Purchaser” under the Purchase Agreement but solely with respect to such Assigned Loans; provided however, that Assignee is assuming such obligations solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of such obligations shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1; and

(g)
The Assignee does not believe, nor does it have any cause or reason to believe, that it cannot perform in all material respects each and every covenant contained in this Assignment Agreement and the Purchase Agreement. The Assignee is solvent and the purchase of the Assigned Loans will not cause the Assignee to become insolvent.

5.  The Company hereby warrants and represents to, and covenants with, the Assignor and the Assignee that:

(a)
Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to cause the Assigned Loans to be serviced and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Company. This Assignment Agreement has been duly executed and delivered by the Company and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(d)
No material consent, approval, order or authorization of, or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
Company shall cause the establishment of a Custodial Account and an Escrow Account under the Purchase Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established in favor of Assignor.

6.  Company warrants and represents to, and covenants with, Assignor and Structured Asset Mortgage Investments II Inc. (“SAMI II”) as of the date hereof:

(a)
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this Assignment Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this Assignment Agreement;

(f)	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

7.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Recognition of Assignee

8.  From and after the date hereof, Company shall recognize the Assignee as owner of the Assigned Loans and will cause the Assigned Loans to be serviced by the Servicer for the Assignee as if the Assignee and Company had entered into a separate agreement for the servicing of the Assigned Loans in the form of the Purchase Agreement, the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2006, by and among, the Assignor, SAMI II, Wells Fargo Bank, N.A. as the master servicer ( the “Securitization Master Servicer”, (as defined in the Purchase Agreement)) and securities administrator and U.S. Bank National Association. Pursuant to the Pooling and Servicing Agreement, the Securitization Master Servicer is required to monitor and enforce, on behalf of the Assignee, the performance by the Company of its obligations to cause the Assigned Loans to be serviced by the Servicer under this Assignment Agreement. Such right will include, without limitation, the right to terminate the rights and obligations of the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances the Company is required to have made under the Purchase Agreement, the right to receive all monthly reports and other data the Company is required to have delivered under the Purchase Agreement, the right to examine the books and records of each Servicer, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, the Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Purchase Agreement shall be made by the Servicer and will be made in accordance with the following wire transfer instructions:

Bank: Wells Fargo Bank, N.A.
ABA Routing Number: 121000248
Account Name: SAS Clearing
Account #3970771416
FFC to: PRIME 2006-CL1, Account # 50906300

and the Company shall cause to be delivered all reports and other notices required to be delivered under the Purchase Agreement to the Assignee and to the Securitization Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: PRIME 2006-CL1

It is the intention of the Assignor, the Company and the Assignee that this Assignment Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of the Assignee.

In connection with the servicing and administration of the Assigned Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the Purchase Agreement or this Assignment Agreement to the contrary, Company hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Assigned Loans to Wells Fargo Bank, N.A., not in its capacity as Securitization Master Servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 8 of this Assignment Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to the Pooling and Servicing Agreement.

Modification of the Purchase Agreement

9.  The Purchase Agreement, as it relates to the Assigned Loans, is hereby amended by the Company and the Assignor as follows:

a.  Section 1.01 of the Purchase Agreement shall be amended by adding the following definitions thereto:

Nonrecoverable Advance: Any portion of a Monthly Advance previously made or proposed to be made by the Servicer pursuant to this Agreement, that, in the good faith judgment of the Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds or otherwise with respect to the related Mortgage Loan.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National Association, as trustee, and Wells Fargo Bank, N.A. as the Master Servicer and securities administrator.

Securitization Master Servicer: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

b.  The definition of Business Day in Section 1.01 of the Purchase Agreement shall be deleted and replaced with the following definition:

Business Day: Any day other than: (A) a Saturday or Sunday, or (B) a legal holiday in the States of New York, Kansas, Maryland or Minnesota or (C) a day on which banks in the States of New York, Kansas, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

c.  Section 4.05 of the Purchase Agreement is hereby amended by adding the word “and” at the end of clause H thereof and inserting the following as clause I:

I. to reimburse itself for any Nonrecoverable Advances.

d.  Section 4.13 of the Purchase Agreement shall be amended by adding the following phrase to the end of the first sentence of the fourth paragraph:

; provided, however, that any REO Property shall be disposed of by the Company, or the Company shall cause the Servicer to dispose of such REO Property, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company is otherwise directed by the Assignee.

10.  Notice Addresses.

The Assignee’s address for purposes of all notices and correspondence related to the Assigned Loans and this Assignment Agreement is:

U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-CL1
Telecopier No.: (617) 603-6638

The Assignor’s address for purposes for all notices and correspondence related to the Assigned Loans and this Assignment Agreement is:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
Telecopier No.: (212) 272-9529

Company’s address for purposes of all notices and correspondence related to the Assigned Loans and this Assignment Agreement is:

U.S. Central Federal Credit Union
9701 Renner Boulevard, Suite 100
Lenexa, Kansas 66219
Attention: David J. Lee
Telecopier No.: (913) 227-6263

with a copy to:

U.S. Central Federal Credit Union
9701 Renner Boulevard, Suite 100
Lenexa, Kansas 66219
Attention: Law Department

11.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment Agreement.

12.  This Assignment Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

13.  No term or provision of this Assignment Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

14.  This Assignment Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder. Any Securitization Master Servicer shall be considered a third party beneficiary of this Assignment Agreement, entitled to all the rights and benefits accruing to any Securitization Master Servicer herein as if it were a direct party to this Assignment Agreement.

15.  This Assignment Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by the Assignor to the Assignee hereunder and the termination of the Purchase Agreement.

16.  This Assignment Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and such counterparts shall constitute one and the same instrument.

17.  In the event that any provision of this Assignment Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this Assignment Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION
Assignor

By: __________________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee
for the holders of Prime Mortgage Trust,
Mortgage Pass-Through Certificates, Series 2006-CL1,
as Assignee

By: ___________________________
Name: ________________________
Title: _________________________

U.S. CENTRAL FEDERAL CREDIT UNION
Company

By: ___________________________
Name: ________________________
Title: _________________________

Acknowledged and Agreed:

WELLS FARGO BANK, N.A.
Securitization Master Servicer

By: ___________________________
Name: ________________________
Title: _________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(PROVIDED UPON REQUEST)

ATTACHMENT 2

PURCHASE AGREEMENT

EXHIBIT T-5

WELLS FARGO ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment and Assumption Agreement”), dated as of May 31, 2006, by EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”) and Wells Fargo Bank, N.A. (the “Company”).

Whereas the Assignor and the Company entered into that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005 (the “Warranties and Servicing Agreement” or the “Agreement”), pursuant to which the Company hereby agrees to service certain mortgage loans listed on Exhibit A hereto (the “Mortgage Loans”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans now serviced by the Company for the Assignor and its successors and assigns pursuant to the Warranties and Servicing Agreement shall be subject to the terms of this Assignment and Assumption Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Warranties and Servicing Agreement.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Mortgage Loans and (b) the Warranties and Servicing Agreement with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Warranties and Servicing Agreement with respect to any mortgage loan other than the Mortgage Loans listed on Exhibit A. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 of the Warranties and Servicing Agreement, and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 of the Warranties and Servicing Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Warranties and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

With regards to the Mortgage Loans, a breach of the representations and warranties contained in Section 3.01 of the Warranties and Servicing Agreement shall constitute termination of the Company as servicer as provided for in Section 11.01 of the Warranties and Servicing Agreement. Section 3.02 of the Warranties and Servicing Agreement shall not apply to the Mortgage Loans.

Representations Warranties and Covenants

2.  The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignee’s interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the Warranties and Servicing Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the Warranties and Servicing Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

3.  The Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1;

(b)
The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes all of the rights of the Purchaser under the Warranties and Servicing Agreement with respect to the Mortgage Loans other than the right to enforce the obligations of the Company under the Warranties and Servicing Agreement.

4.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the Warranties and Servicing Agreement;

(c)
The Company has full power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Warranties and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Warranties and Servicing Agreement in favor of Assignor; and

(f)
Pursuant to Section 9.01 of the Warranties and Servicing Agreement, the Company hereby restates the representations and warranties set forth in Section 3.01 of the Warranties and Servicing Agreement with respect to the Company as of the date hereof as amended by Section 10.

5.  Company warrants and represents to, and covenants with, Assignor and Structured Asset Mortgage Investments II Inc. as of the date hereof:

(a)
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement;

(f)	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

6.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Assignment and Assumption Agreement or the breach of any covenant or condition contained herein.

7.  The Company hereby acknowledges that Wells Fargo Bank, N.A. and any successor thereto (the “Master Servicer”), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of May 1, 2006 the “Pooling and Servicing Agreement”), among Structured Asset Mortgage Investments II Inc., the Assignor, the Assignee and the Master Servicer, and therefore has the right to enforce all obligations of the Company under the Warranties and Servicing Agreement. Such right will include, without limitation, the right to receive all remittances required to be made by the Company under the Warranties and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Warranties and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company hereby acknowledges that the Master Servicer shall be obligated to notify the Assignee in accordance with the Pooling and Servicing Agreement upon the discovery of an event of default by the Company of its obligations under the Warranties and Servicing Agreement and the Assignee shall have the right to terminate the Company as servicer under the Warranties and Servicing Agreement upon the occurrence of such an event of default.

In connection with the servicing and administration of the Mortgage Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the Warranties and Servicing Agreement or this Assignment and Assumption Agreement to the contrary, Company hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Mortgage Loans to Wells Fargo Bank, N.A., not in its capacity as master servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 12 of this Assignment and Assumption Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to the Pooling and Servicing Agreement.

8.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Recognition of Assignee

9.  From and after the date hereof, Company shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Mortgage Loans in the form of the Warranties and Servicing Agreement (as modified herein), the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein or in the Warranties and Servicing Agreement, Company acknowledges that the Mortgage Loans will be part of a REMIC and hereby agrees that in no event will it service the Mortgage Loans in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of Assignee.

Modification of the Warranties and Servicing Agreement

10.  The Company and Assignor hereby amend the Warranties and Servicing Agreement as follows:

(a) The following definitions shall be added to Article I of the Warranties and Servicing Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Securities Administrator: With respect to any Securitization Transaction, the “securities administrator,” if any, identified in the related transaction documents.

SEC: The Securities and Exchange Commission.

Trustee: U.S. Bank National Association.

(b) The definition of Principal Prepayment in Article I of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

(c) The definition of “Qualified Depository” in the Warranties and Servicing Agreement shall be modified by deleting the word “A-1” and replacing it with the word “A-1+”.

(d) Article III of the Agreement is hereby amended effective as of the date hereof as follows:

(1)	Section 3.01(b) is amended by replacing the “,” after the word “loans” in the third line, with a “.”, and deleting the remainder of the sentence.
(2)	Section 3.01(c) is amended by deleting, “the sale of the Mortgage Loans to the Purchaser”.
(3)	Section 3.01(f) is amended by adding a “.” after, “The Company is solvent.” And deleting the remainder of the paragraph.
(4)	Section 3.01(h) is amended by deleting, “or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement.
(5)	Section 3.01(i) is deleted in its entirety.
(6)	Section 3.01(k) is deleted in its entirety.
(7)	by deleting Section 3.01(l) in its entirety and replacing it with the following:
(l) No Material Change.

There has been no material adverse change in the servicing policies and procedures, business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(8)	Section 3.01(m) is deleted in its entirety; and
(9)	Section 3.02 is not applicable to the Mortgage Loans.
(e) Article IV of the Agreement is hereby amended effective as of the date hereof by adding “, other than Servicing Advances,” after “future advances” in the second paragraph of Section 4.01.

(f) Article IV of the Agreement is hereby amended effective as of the date hereof by deleting “, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice” in first paragraph of Section 4.02.

(g) Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following paragraph to Section 4.03:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity, such prepayment penalty shall not be imposed in any instance where the mortgage loan is accelerated or paid off in connection with the workout of a delinquent mortgage or due to the borrower’s default, notwithstanding that the terms of the mortgage loan or state or federal law might permit the imposition of such penalty.

(h) Article IV of the Agreement is hereby amended by replacing the second paragraph of Section 4.04 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account within (2) Business Days after the Company’s receipt of such funds, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(i) The following is added as Subsection 4.05(x) of the Warranties and Servicing Agreement:

“(x) to reimburse itself for any Nonrecoverable Advances;”

(j) Article IV of the Agreement is hereby amended by replacing the second paragraph of Section 4.06 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts within two (2) Business Days after the Company’s receipt of such funds, and retain therein:

(k) Article IV of the Agreement is hereby amended by replacing Section 4.25 with the following:

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v), 9.01(e)(vi), 9.01(e)(vii), 9.01(e)(viii) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 6.06, in each case as and when required to be delivered.

(l) Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

No later than the tenth (10th) calendar day (or if such tenth (10th) day is not a Business Day, the first Business Day immediately preceding such tenth (10th day) of each month, the Company shall furnish to the Master Servicer an electronic file containing the data specified in Exhibit I, which data shall reflect information as to the period ending on the last day of the preceding month, Exhibit J with respect to defaulted mortgage loans and Exhibit K, with respect to realized losses and gains, with each such report.

(m) Section 6.02 (Satisfaction of Mortgages and Release of Mortgage Loan Documents) is hereby amended by adding “(other than as a result of a modification of the Mortgage pursuant to this Agreement or a liquidation of the Mortgaged Property pursuant to the terms of this Agreement)” after “secured by the Mortgage” in the second paragraph.

(n) Section 6.04 (Annual Statements as to Compliance) is hereby amended as follows:

(1) delete paragraph (i) in its entirety;

(2) delete the reference to “(ii)” at the beginning of the section paragraph; and

(3) Delete the references to “the Purchaser and any Depositor” and replace each with “the Master Servicer”.

(o) Section 6.05 (Annual Independent Public Accountants’ Servicing Report) is deleted in its entirety.

(p) Section 6.06 (Report on Assessment of Compliance and Attestation) is hereby amended by replacing the references to “the Purchaser and any Depositor” with “the Master Servicer”, “the Purchaser and such Depositor” with “the Master Servicer”, “Section 425(b)” with “Section 4.25(b)” and “”paragraphs (a) and (b)” with “paragraphs (i) and (ii)”.

(q) Section 6.07(i) is hereby amended by replacing the reference to “Section 9.01(e)(iv)(A)” with “Section 9.01(e)(vi)(A)”, “Section 9.01(e)(iv)(B)” with “Section 9.01(e)(vi)(B)” and deleting the reference to “Section 6.05”.

(r) Section 6.07(ii) is hereby amended by replacing the references to “Purchaser or Depositor” with “Purchaser, any Master Servicer or any Depositor”, “Subcontract” with “Subcontractor” and deleting the reference to “Section 6.05”.

(s) The following are added as the second, third and fourth paragraphs of Section 6.09 of the Warranties and Servicing Agreement:

“Notwithstanding anything in this Agreement to the contrary, the Company (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder).

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel reasonably acceptable to the Securities Administrator with a copy to the Trustee with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”), and the Company shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in the REMIC. The Company shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.”

(t) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by deleting in their entirety Sections 9.01(d), 9.01(e)(i) and 9.01(e)(ii).

(u) Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing Section 9.01(e)(iv) with the following:

(iv) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer to) (1) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company or any Subservicer and any of the parties specified in Section 9.01(e)(iii)(J) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update pursuant to this Section 9.01(e)(iv) should be sent by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 9.01(e)(iv), other than those pursuant to Section 9.01(e)(iv)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 9.01(e)(iv)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(v) Section 9.01(e)(v) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof, by replacing the references to “the Purchaser and any Depositor” with “the Purchaser, the Master Servicer and any Depositor” and “the Purchaser and such Depositor” with “the Purchaser, the Master Servicer and such Depositor”.

(w) The third paragraph of Section 9.01 of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser, the Master Servicer nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, the Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

(x) Section 9.01(e)(vii) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

(vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten (10) days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(y) Article IX of the Agreement is hereby amended effective as of the date hereof by inserting the following new Section 9.01(e)(viii) as follows:

(viii) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

(z) Article IX of the Agreement is hereby amended effective as of the date hereof by inserting the following after Section 9.01(e)(iii)(H) in its entirety as follows:

(I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)	the sponsor;
(2)	the depositor;
(3)	the issuing entity;
(4)	any servicer;
(5)	any trustee;
(6)	any originator;
(7)	any significant obligor;
(8)	any enhancement or support provider; and
(9)	any other material transaction party.
(aa) Article IX of this Agreement is hereby amended by replacing Section 9.01(f) with the following:

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 4.25, 5.02, 6.04, 6.06 or 9.01(c) or (e) by or on behalf of the Company, or provided under Sections 9.01(c) or (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under this Section 9.01(f), including any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 4.25, 5.02, 6.04, 6.06 or 9.01(c) or (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(vi)(A) or in a writing furnished pursuant to Section 9.01(e)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Sections 4.25, 6.04, 6.06, 6.07 or 9.01.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party ins such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(bb) Article X of the Agreement is hereby amended effective as of the date hereof by replacing the reference to “Custodial Agreement” in Section 10.01(ii) with “Custodial Agreement (if no specific grace period or notification requirement is applicable therein)”.

(cc) Article X of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 10.01:

If the Company is terminated pursuant to this Section 10.01, the Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(dd) The first sentence of Section 12.03 of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Section 12.03  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(ee) A new Section 12.12 (Third Party Beneficiary) is hereby added to the Warranties and Servicing Agreement.

Section 12.12 Third Party Beneficiary.

For Purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

(ff) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit I, a copy of which is annexed hereto as Exhibit C.

(gg) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit J, a copy of which is annexed hereto as Exhibit D.

(hh) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Exhibit E.

(ii) The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit D, a copy of which is annexed hereto as Exhibit F.

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Distributions shall be made by wire transfer of immediately available funds to:

Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: PRIME 2006-CL1, A/C# 50906300

and the Company shall deliver all reports required to be delivered under the Warranties and Servicing Agreement to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

13.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
Mac Arthur Ridge Illinois
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle, President

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association,
as trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services
PRIME 2006-CL1
Telecopy: (617) 603-6413

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Wells Fargo Bank, N.A.
1 Home Campus
MAC X2401-042
Des Moines, Iowa 50328-0001
Attention: John B. Brown

With a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel - MAC X2401-06T

Miscellaneous:

14.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

15.  This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New General Obligations Law, but otherwise without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

16.  No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

17.  This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

18.  This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Warranties and Servicing Agreement to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the Warranties and Servicing Agreement.

19.  This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

20.  In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

21.  Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Wells Fargo Bank, N.A., 1 Home Campus, MAC X2401-042, Des Moines, Iowa 50328-0001 Attention: John B. Brown. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Company

By:
Name:
Title:

Acknowledged and Agreed WELLS FARGO BANK, N.A., as Master Servicer

By:
Name:
Title:

Exhibit A

Mortgage Loans

[Provided upon request]

Exhibit B

Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005, between the Wells Fargo and EMC

[Provided upon request]

Exhibit C

EXHIBIT I

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit D

EXHIBIT J

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit E

EXHIBIT K

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:
* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.  The total of lines 1 through 12.

Credits:

14-21.   Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.   The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________

Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

Exhibit F
Exhibit D

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT T-6

GMAC ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “AAR Agreement”) is made and entered into as of May 31, 2006 (the “Closing Date”), among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”) and GMAC Mortgage Corporation (the “Company”).

Whereas, the Company sold the mortgage loans identified on Attachment 1 hereto (the “SAMI Mortgage Loans”), on a servicing retained basis, to the Assignor pursuant to various mortgage loan sale and servicing agreements (together, the “Former Servicing Agreements”); and

Whereas, the SAMI Mortgage Loans and the Former Servicing Agreements were subsequently transferred to the underlying trusts formed (the “Underlying SAMI Trusts”) in connection with various securitizations; and

Whereas, pursuant to the Pooling and Servicing Agreements for the related Underlying Trusts (the “Underlying SAMI Pooling and Servicing Agreements”), the Assignor had the right to purchase the SAMI Mortgage Loans (the “SAMI Call Right”) from the respective Underlying SAMI Trusts following the occurrence of certain trigger events (the “SAMI Trigger Events”) set forth in the underlying SAMI Pooling and Servicing Agreements; and

Whereas, following the occurrence of the respective SAMI Trigger Events, the Assignor exercised the respective SAMI Call Right and purchased the respective SAMI Mortgage Loans from the respective Underlying SAMI Trusts.

Whereas, Impac Funding Corporation (“Impac”) acquired the mortgage loans identified on Attachment 2 hereto (the “Impac Mortgage Loans”) from various third party originators;

Whereas, the Impac Mortgage Loans were subsequently transferred to various trusts (the “Underlying Impac Trusts”) in connection with various securitizations; and

Whereas, Impac acted as the master servicer for the Underlying Impac Trusts; and

Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Impac Trusts (the “Underlying Impac Pooling Agreements”), the Assignor had the right to purchase the Impac Mortgage Loans (the “Impac Call Right”) from the Underlying Impac Trusts following the occurrence of certain trigger events (the “Impac Trigger Events”) set forth in the Underlying Impac Pooling Agreements; and

Whereas, following the occurrence of the Impac Trigger Events, the Assignor exercised the related Impac Call Right and purchased the Impac Mortgage Loans from the Underlying Impac Trusts; and

Whereas, the Company is currently servicing the Impac Mortgage Loans for the benefit of the Assignor; and

Whereas, the Assignor and the Company desire that, from and after the date hereof, all of the SAMI Mortgage Loans and Impac Mortgage Loans (collectively, the “Assigned Loans”) be serviced in accordance with the terms and conditions of that certain Servicing Agreement, dated as of May 1, 2001, as amended by Amendment No. 1, dated as of October 1, 2001, Amendment No. 2, dated as of July 31, 2002 and Amendment No. 3, dated as of December 20, 2005 (as amended, the “Servicing Agreement”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Recognition of the Assignor

1.  Company recognizes Assignor as owner of the Assigned Loans and acknowledges that it is currently servicing the Assigned Loans for the benefit of Assignor. From and after the date hereof, Company agrees that it will service the Assigned Loans pursuant to the terms of the Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

Assignment and Assumption

2.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Assigned Loans and (b) as it relates to the Assigned Loans, the Servicing Agreement. Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest in, to and under the Servicing Agreement with respect to any other mortgage loan other than the Assigned Loans. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Assignor acknowledges and agrees that upon execution of this AAR Agreement, the Assignee shall become the “Owner” under the Servicing Agreement, and all representations, warranties and covenants by the “Company” to the “Owner” under the Servicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to Assignee by virtue of this AAR Agreement.

Representations, Warranties and Covenants

3.  Assignor warrants and represents to, and covenants with, Assignee and Company as of the date hereof that:

a.
Attached hereto as Attachment 3 is a true and correct copy of the Servicing Agreement, which Servicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	There are no offsets, counterclaims or other defenses available to the Company with respect to the Assigned Loans, the Purchase Agreement or the Servicing Agreement;

d.	Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

e.
Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the parties hereto, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law; and

g.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

a.
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1;

b.
Assignee has full corporate power and authority to execute, deliver and perform under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the parties hereto, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d.
The Assignee assumes all of the rights of the Purchaser under the Sale Agreement with respect to the Assigned Loans other than the right to enforce the obligations of the Company under the Servicing Agreement.

5.  Company warrants and represents to, and covenants with, Assignee and Assignor, as of the date hereof, that:

a.
Attached hereto as Attachment 3 is a true and correct copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s articles of incorporation or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established in favor of Assignor;

f.
Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

6.  Company warrants and represents to, and covenants with, Assignor and Structured Asset Mortgage Investments II Inc. (“SAMI II”) as of the date hereof:

a.
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Servicing Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Servicing Agreement and this AAR Agreement;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

7.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

8.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Recognition of Assignee

9.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Modification of Servicing Agreement

10.  The Company and Assignor hereby amend the Servicing Agreement as follows:

The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Iowa, Maryland, Minnesota or the Commonwealth of Pennsylvania or (iii) a day on which banks in the States of New York, Iowa, Maryland, Minnesota or the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

The definition of Qualified Depository is deleted in its entirety and replaced with the following:

Qualified Depository: A separate and segregated account established with a depository, the accounts of which are insured by the FDIC through BIF or the SAIF and the short term debt ratings of which are rated in the highest rating category by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., Moody's Investors Services, Inc., or Fitch, Inc.

Exhibit G of the Servicing Agreement is deleted in its entirety and replaced with the following:

EXHIBIT G

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

Miscellaneous

11.  All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.	In the case of Company,
GMAC Mortgage Corporation
500 Enterprise Road
Horsham, Pennsylvania 19044
Attention: Mr. Frank Ruhl
Telecopier No.: (215) 682-3396

b.	In the case of Assignor,
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 442-2810

c.	In the case of Assignee,
U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-CL1
Telecopier No.: (617) 603-6638

12.  The Company hereby acknowledges that Wells Fargo Bank, National Association (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among the Assignor, the Assignee, Structured Asset Mortgage Investments II Inc., Wells Fargo Bank, N.A. as securities administrator and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Servicing Agreement. Such right will include, without limitation, the right to terminate the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Servicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

Wells Fargo Bank, National Association
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: PRIME 2006-CL1, Account # 50906300.

and the Company shall deliver all reports required to be delivered under the Servicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 9 herein and to the Master Servicer at:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045.
Attention: PRIME 2006-CL1.
Telecopier No.: (410) 715-2380

In connection with the servicing and administration of the Assigned Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the Servicing Agreement or this AAR Agreement to the contrary, Company hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Assigned Loans to Wells Fargo Bank, N.A., not in its capacity as master servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 12 of this AAR Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to that certain pooling and servicing agreement dated May 1, 2006 among the Assignor, the Assignee, Wells Fargo Bank, N.A. and Structured Asset Mortgage Investments II Inc.

13.  THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Servicing Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Servicing Agreement and the Purchase Agreement.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EMC MORTAGE CORPORATION,the Assignor	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1, the Assignee

By:	By:

Name:	Name:
Title:	Title:

GMAC MORTGAGE CORPORATION, the Company

By:

Name:
Title:

Acknowledged and Agreed

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:
Title:

ATTACHMENT 1

SAMI MORTGAGE LOANS

ATTACHMENT 2

IMPAC MORTGAGE LOANS

ATTACHMENT 3

SERVICING AGREEMENT

EXHIBIT T-7

CITIMORTGAGE ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (the “Agreement”) made this 1st day of May, 2006, among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”) and CitiMortgage, Inc., formerly known as Citicorp Mortgage, Inc. (“Citicorp”).

Whereas, Union Federal Bank of Indianapolis sold the servicing rights to the mortgage loans identified on Attachment 1 hereto (the “Mortgage Loans”) to Citicorp;

Whereas, the Assignor and Citicorp desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Mortgage Loan Purchase and Servicing Agreement, dated as of August 1, 2003, between the Assignor and Citicorp, as modified herein (as modified, the “Purchase and Servicing Agreement”);

In consideration of the mutual promises contained herein the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the “Mortgage Loan Schedule”) now serviced by Citicorp for Assignor and its successors and assigns pursuant to that certain Purchase and Servicing Agreement shall be subject to the terms of this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase and Servicing Agreement.

Recognition of EMC

1. From and after the date hereof, Citicorp agrees that it will service the Mortgage Loans pursuant to the terms of the Purchase and Servicing Agreement (as modified herein) which terms are incorporated herein by reference.

Assignment and Assumption

2. Assignor hereby grants, transfers and assigns to Assignee all its right, title and interest in, to and under the Purchase and Servicing Agreement with respect to the Mortgage Loans. Notwithstanding anything to the contrary contained herein, Assignor specifically reserves and does not assign to Assignee and Assignor is retaining the right to enforce its right to terminate Citicorp as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment as provided in the second paragraph of Section 10.07 of the Purchase and Servicing Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Warranties

3. Assignor warrants and represents to, and covenants with, the Assignee as of the date hereof that:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase and Servicing Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) There are no offsets, counterclaims or other defenses available to Citicorp with respect to the Mortgage Loans or the Purchase and Servicing Agreement;

(c) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(d) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(e) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby;

(f) The Assignor has received from Citicorp, and has delivered to the Assignee, all documents required to be delivered to the Assignor by Citicorp prior to the date hereof with respect to the Mortgage Loans and has not received, and has not requested from Citicorp, any additional documents; and

(g) There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor’s execution or delivery of, or the enforceability of, this Agreement, or the Assignor’s ability to perform its obligations under this Agreement.

4. Assignee warrants and represents to, and covenants with, Assignor and Citicorp that as of the date hereof:

(a) The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to hold the Mortgage Loans as trustee on behalf of the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, 2006-CL1;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this Agreement, or the Assignee's ability to perform its obligations under this Agreement; and

(e) Assignee assumes for the benefit of each of the Assignor and Citicorp all of the rights of the Purchaser under the Purchase and Servicing Agreement with respect to the Mortgage Loans.

5.   Citicorp warrants and represents to, and covenants with, Assignor and Assignee that as of the date hereof:

(a) Citicorp is duly organized, validly existing and in good standing under the laws of New York and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement, and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon Citicorp by any such state.

(b) No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Citicorp is required or, if required, such approval has been or will, prior to the Closing Date, be obtained;

(c) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Citicorp and will not result in the breach of any term or provision of the charter or by-laws of Citicorp or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Citicorp or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Citicorp or its property is subject;

(d) Citicorp shall establish a Custodial Account and an Escrow Account under the Purchase and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans established in favor of Assignor; and

(f) Neither this Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by Citicorp pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

6.   Citicorp warrants and represents to, and covenants with, Assignor and Structured Asset Mortgage Investments II Inc. (“SAMI II”) as of the date hereof:

(a)  Citicorp is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of Citicorp;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving Citicorp as servicer has been disclosed or reported by Citicorp;

(c)  Citicorp has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to Citicorp’s policies or procedures with respect to the servicing function it will perform under the Purchase and Servicing Agreement and this Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Citicorp’s financial condition that could have a material adverse effect on the performance by Citicorp of its servicing obligations under the Purchase and Servicing Agreement and this Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against Citicorp, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to Citicorp or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, Citicorp shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and SAMI II in writing of (A) legal proceedings pending against Citicorp, or proceedings known to be contemplated by governmental authorities against Citicorp which in the judgment of Citicorp would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between Citicorp and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

7. Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

8. From and after the date hereof, Citicorp shall recognize Assignee as owner of the Mortgage Loans and will service the Mortgage Loans in accordance with the Purchase and Servicing Agreement, as if Assignee and Citicorp had entered into a separate purchase and servicing agreement for the servicing of the Mortgage Loans in the form of the Purchase and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of Assignor, Citicorp and Assignee that this Agreement will constitute a separate and distinct servicing agreement, and the entire agreement, between Citicorp and Assignee to the extent of the Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Citicorp nor Assignor shall amend or agree to amend, modify, waive or otherwise alter any of the terms or provisions of the Purchase and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of Assignee.

9. The Mortgage Loans shall be serviced by Citicorp for Assignee in accordance with all applicable state, federal and local laws as well as in conformity with the provisions of the applicable Mortgages and Mortgage Notes, and pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, Citicorp shall have no liability or obligations to either Assignor or Assignee with respect to the representations and warranties contained in the Purchase and Servicing Agreement made with respect to origination of the Mortgage Loans, nor shall Citicorp be obligated to repurchase any Mortgage Loan in accordance with the Purchase and Servicing Agreement due to a breach of any such representation or warranty.

10. Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Modification of Purchase and Servicing Agreement

11. Citicorp and the Assignor hereby amend the Purchase and Servicing Agreement as follows:

(a) Business Day.

The definition of “Business Day” shall be revised to exclude any day on which banking or savings and loan institutions in the States of Maryland and Minnesota are authorized or obligated by law or executive order to be closed.

(b)  The following definitions are added to the Purchase and Servicing Agreement:

Master Servicer: Wells Fargo Bank, N.A., or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

(c) The following sentence shall be added to the end of the first paragraph of Section 11.02 of the Agreement:

Notwithstanding Section 11.02 of the Purchase and Servicing Agreement, not later than seven (7) Business Days after each month end, Seller shall furnish to the Master Servicer a report in the form of Exhibit A to the Assignment, Assumption and Recognition Agreement, dated as of May 1, 2006, among the Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to monthly collection and defaulted Mortgage Loans and a report in the form of Exhibit B to the Assignment, Assumption and Recognition Agreement, dated as of May 1, 2006, among the Seller, EMC Mortgage Corporation and U.S. Bank National Association with respect to realized loss calculations.

(d) Exhibit C to the Assignment, Assumption and Recognition Agreement, dated as of May 1, 2006, among the Seller, EMC Mortgage Corporation and U.S. Bank National Association is added as an Addendum to the Purchase and Servicing Agreement.

Miscellaneous

12. All demands, notices and communications related to the Mortgage Loans, the Purchase and Servicing Agreement and this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)   In the case of Citicorp,

CitiMortgage, Inc.
1000 Technology Drive,
O’Fallon, Missouri 63368-2240
Attention: Capital Markets MS 55

with a copy to Investor Reporting Department MS 313

(b)  In the case of Assignee

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-CL1
Telecopier No.: (617) 603-6638

(c)  In the case of Assignor,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:
Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese
Telecopier No.: (212) 272-5591

13. Citicorp hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among SAMI II, the Assignor, Wells Fargo Bank, N.A. and the Assignee (the “Pooling and Servicing Agreement”) and therefor has the right to enforce all obligations of Citicorp, as they relate to the Mortgage Loans, under the Purchase and Servicing Agreement. Such right will include, without limitation, the right to terminate Citicorp under the Purchase and Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by Citicorp under the Purchase and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by Citicorp under the Purchase and Servicing Agreement, the right to examine the books and records of Citicorp, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by Citicorp. Citicorp shall make all distributions under the Purchase and Servicing Agreement, as they relate to the Mortgage Loans, to the Master Servicer by wire transfer of immediately available funds to:

Wells Fargo Bank, N.A.
ABA# 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: PRIME 2006-CL1, Account # 50915000

and Citicorp shall deliver all reports required to be delivered under the Purchase and Servicing Agreement, as they relate to the Mortgage Loans, to the Assignee at the address set forth in Section 9(b) herein and to the Master Servicer at:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1

14. This Agreement shall be construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

15. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.

16. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

17. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, Assignee or Citicorp may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Citicorp, respectively, hereunder.

18. This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the Purchase and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase and Servicing Agreement.

19. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

20. In the event that any provision of this Agreement conflicts with any provision of the Purchase and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 Assignee

By:

Name:
Title:

CITIMORTGAGE, INC. Citicorp

By:

Name:
Title:

Acknowledged and Agreed:
WELLS FARGO BANK, N.A.

By:

Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:

Name:
Title:

ATTACHMENT 1

MORTGAGE LOAN SCHEDULE
(available upon request)

ATTACHMENT 2

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

EXHIBIT A

Exhibit : Standard File Layout - Master Servicing

Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit : Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT B

Exhibit : Calculation of Realized Loss/Gain Form 332- Instruction Sheet
NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
(i)

(ii)  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.        The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.        The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.
3.        Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.
4-12.    Complete as applicable. Required documentation:
* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.
* For escrow advances - complete payment history
(to calculate advances from last positive escrow balance forward)
* Other expenses -  copies of corporate advance history showing all payments
* REO repairs > $1500 require explanation
* REO repairs >$3000 require evidence of at least 2 bids.
* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate
* Unusual or extraordinary items may require further documentation.
13.      The total of lines 1 through 12.
(iii)  Credits:

14-21.  Complete as applicable. Required documentation:
* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney
Letter of Proceeds Breakdown.
* Copy of EOB for any MI or gov't guarantee
* All other credits need to be clearly defined on the 332 form
22.       The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
	Cash for Keys__________________________	________________
	HOA/Condo Fees_______________________	________________
	______________________________________	________________
	______________________________________	________________
Total Expenses		$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
HUD Part A		________________	(18a)
HUD Part B		________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
_________________________________________		_________________
_________________________________________		_________________
Total Credits		$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT C

REGULATION AB COMPLIANCE ADDENDUM

ARTICLE I

DEFINED TERMS

Commission: The United States Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: The Seller or, for purposes of Section 2.03(a), as defined in Section 2.03(a).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Servicer Information: As defined in Section 2.07(a).

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE II
COMPLIANCE WITH REGULATION AB

Section 2.01.  Intent of the Parties; Reasonableness.

The Purchaser and the Servicer acknowledge and agree that the purpose of Article II of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Servicer shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

Section 2.02. Additional Representations and Warranties of the Servicer.

(a)  The Servicer hereby represents to the Purchaser, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03 that, except as disclosed in writing to the Purchaser, such Master Servicer or such Depositor prior to such date: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer, any Subservicer; and (vii) there are no affiliations, relationships or transactions relating to the Servicer or any Subservicer with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)  If so requested by the Purchaser, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(c) Notwithstanding anything to the contrary in the Agreement, the Servicer shall (or shall cause each Subservicer to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer, any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to EMC by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 2.02(c), other than those pursuant to Section 2.02(c)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 2.02(c)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

Section 2.03.  Information to Be Provided by the Servicer.

In connection with any Securitization Transaction the Servicer shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c), (f) and (g) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (b) of this Section.

(a) If so requested by the Purchaser or any Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)  the Servicer’s form of organization;

(B)  a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)  whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2)  the extent of outsourcing the Servicer utilizes;

(3)  whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)  whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)  such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)  a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)  information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)  information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)  a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)  a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;

(H)  information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience; and

(I)  a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J)  a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(b) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer, any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Servicer or any Subservicer and any of the parties specified in clause (J) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

(c)  As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(d)  In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(e)  The Servicer shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

Section 2.04. Servicer Compliance Statement.

On or before March 1 of each calendar year, commencing in 2007, the Servicer shall deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 2.05.  Report on Assessment of Compliance and Attestation.

(a)  On or before March 1 of each calendar year, commencing in 2007, the Servicer shall:

(i)  deliver to the Purchaser, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, and shall address each of the “Applicable Servicing Criteria” specified on Exhibit B hereto (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit B);

(ii)  deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1~~-~~02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)  cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 2.06(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv)  deliver, and cause each Subservicer and Subcontractor described in clause (iii) to provide, to the Purchaser, any Depositor, any Master Servicer and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification, signed by the appropriate officer, in the form attached hereto as Exhibit A.

The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b)  Each assessment of compliance provided by a Subservicer pursuant to Section 2.05(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 2.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 2.06.

Section 2.06.  Use of Subservicers and Subcontractors.

The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (a) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section.

(a)  It shall not be necessary for the Servicer to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2.02, 2.03(c), (d) and (e), 2.04, 2.05 and 2.07 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 2.03(b) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2.05 as and when required to be delivered.

(b)  It shall not be necessary for the Servicer to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Servicer shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 2.05 and 2.07 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 2.05, in each case as and when required to be delivered.

Section 2.07.  Indemnification; Remedies.

(a)  The Servicer shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A)  any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Article II by or on behalf of the Servicer, or provided under this Article II by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer of its obligations under this Article II, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, including any failure by the Servicer to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Servicer in connection with its performance under this Article II.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Servicer shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b) (i) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, or any breach by the Servicer of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(ii) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 2.04 or 2.05, including any failure by the Servicer to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default (notwithstanding any cure period provided elsewhere in this Agreement) with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(iii) The Servicer shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 2.08. Third Party Beneficiary.

For purposes of this Article II and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re: The [	] agreement dated as of [l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)  I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)  Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)  Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4)  I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)  The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:
Name:
Title:

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor~~'~~’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT T-8

COUNTRYWIDE ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “Agreement”) is made and entered into as of May 31, 2006 (the “Closing Date”), among EMC Mortgage Corporation, having an address at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas, 75038 (the “Assignor”), U.S. Bank National Association, not individually but solely as Trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1, having an address at One Federal Street, 3rd Floor, Boston, MA 02110 (the “Assignee”) and Countrywide Home Loans Servicing LP, having an address at 7105 Corporate Drive, Plano, Texas 75024 (the “Company”).

Whereas, Impac Funding Corporation (“Impac”) acquired the mortgage loans identified on Exhibit A hereto (the “Mortgage Loans”) from various third party originators;

Whereas, the Impac Mortgage Loans were subsequently transferred to various trusts (the “Underlying Impac Trusts”) in connection with various securitizations; and

Whereas, Impac owned the servicing rights with respect to the Impac Mortgage Loans and acted as the master servicer for the Underlying Impac Trusts; and

Whereas, the Company and Impac entered into a subservicing agreement pursuant to which the Company acted as subservicer for Impac for the benefit of the Underlying Impac Trusts; and

Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Impac Trusts (the “Underlying Impac Pooling Agreements”), the Assignor had the right to purchase the Impac Mortgage Loans (the “Impac Call Right”) from the Underlying Impac Trusts following the occurrence of certain trigger events (the “Impac Trigger Events”) set forth in the Underlying Impac Pooling Agreements; and

Whereas, following the occurrence of the Impac Trigger Events, the Assignor exercised the related Impac Call Right and purchased the Impac Mortgage Loans from the Underlying Impac Trusts; and

Whereas, Impac sold the servicing rights with respect to the Impac Mortgage Loans to the Company and the Company is currently servicing the Impac Mortgage Loans for the benefit of the Assignor; and

WHEREAS, the Assignor and the Company desire that, from and after the date hereof, all of the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, as amended by Amendment No. 1, dated January 1, 2003, Amendment No.2, dated September 1, 2004 and Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of January 1, 2006, by and between the Assignor and Countrywide Home Loans, Inc. (the “SWS Agreement”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree with respect to the Mortgage Loans listed on Exhibit A annexed hereto as follows:

1.  Defined terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the SWS Agreement.

2.  The Company recognizes the Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of the Assignor. From and after the date hereof, the Company agrees that it will service the Mortgage Loans pursuant to the terms of the SWS Agreement (as modified herein) which terms are incorporated herein by reference.

3.  The Assignor hereby grants, transfers and assigns to the Assignee all of the right, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) the Mortgage Loans and (b) the SWS Agreement with respect to the Mortgage Loans.

4.  The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under any and all obligations of the Assignor with respect to any mortgage loans subject to the SWS Agreement which are not Mortgage Loans and are not the subject of this Agreement.

5.  The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

(a)
Attached hereto as Exhibit B is a true and accurate copy of the servicing provisions of the SWS Agreement (Articles IV, V, and VI), which is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any material respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the SWS Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the SWS Agreement, except as otherwise set forth herein, as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no known offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the SWS Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignor. This Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the SWS Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

6.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1;

(b)
The Assignee has full corporate power and authority to execute and deliver this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignee. This Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes for the benefit of each of the Assignor and the Company all of the Assignor’s rights and obligations as “Purchaser” thereunder but solely with respect to such Mortgage Loans; provided however, that the Assignee is assuming such obligations solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of such obligations shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

7.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
The SWS Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any material respect, except as contemplated herein, nor has any notice of termination been given thereunder;

(b)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the SWS Agreement;

(c)
The Company has full power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s formation documents or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the SWS Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established in favor of the Assignor; and

8.  The Company hereby restates the representations and warranties set forth in Section 2(b) of the Amendment Reg AB as of the date hereof.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(b)(2) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(b)(2) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9.  The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this Agreement or the breach of any covenant or condition contained herein.

Recognition of the Assignee

10.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC, and will service the Mortgage Loans in accordance with the SWS Agreement. It is the intention of the Assignor, the Company and the Assignee that this Agreement shall be binding upon and for the benefit of the respective permitted successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the SWS Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee, which shall not be unreasonably withheld.

11.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

Modification of the SWS Agreement:

12.  The Company and the Assignor hereby amend the SWS Agreement as follows:

(a) Section 6.04, 6.05 and 6.07 and clause (x) of Section 10.01, all as added by Amendment No. 2 to the Servicing Agreement are deleted in their entirety.

(b) Exhibit F to the SWS Agreement is hereby deleted in its entirety and replaced with the reporting exhibits attached hereto as Exhibit D in formats mutually agreeable to the Company and the Master Servicer. Notwithstanding the foregoing, the Company is not required to report data relating to prepayment charges or penalties.

13.  The Company hereby acknowledges that Wells Fargo Bank, National Association (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the pooling and servicing agreement for the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1, and therefore has the right to enforce on behalf of the Assignee all obligations of the Company under the SWS Agreement.  Such right will include, without limitation, the right to terminate the Servicer under the SWS Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the SWS Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the SWS Agreement, the right to examine the books and records of the Company and the right to exercise certain rights of consent and approval relating to actions taken by the Company. Notwithstanding the foregoing, it is understood that the Company shall not be obligated to defend and indemnify and hold harmless the Master Servicer, the Assignor and the Assignee against any losses, damages, penalties, fines, forfeiture, judgments and any related costs including, without limitation, reasonable and necessary legal fees, resulting from (i) actions or inactions of the Company which were taken or omitted upon the instruction or direction of the Master Servicer or Assignee, as applicable, or (ii) the failure of the Master Servicer or the Assignee, as applicable, to perform the obligations of the servicing provisions of the SWS Agreement.

The Company shall make all distributions under the SWS Agreement to the Master Servicer by wire transfer of immediately available funds to:

Wells Fargo Bank, National Association
ABA # 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: PRIME 2006-CL1, Account # 50906300

and the Company shall deliver all reports required to be delivered under the SWS Agreement to the Assignee at the address set forth in Section 14 herein and to the Master Servicer at:
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1
Telecopy No.: (410) 715-2380

In connection with the servicing and administration of the Mortgage Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the SWS Agreement or this Agreement to the contrary, Company hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Mortgage Loans to Wells Fargo Bank, N.A., not in its capacity as master servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 13 of this Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to that certain pooling and servicing agreement dated May 1, 2006 among the Assignor, the Assignee, Wells Fargo Bank, N.A. and Structured Asset Mortgage Investments II Inc.

14.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Ralene Ruyle

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02210
Attention: Corporate Trust Services, PRIME 2006-CL1
Telecopier No.: (617) 603-6638

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

Countrywide Home Loans Servicing LP
400 Countrywide Way
Simi Valley, California 93065
Attention: Lupe Montero

Miscellaneous:

15.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.

16.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

17.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

18.  This Agreement shall inure to the benefit of the permitted successors and assigns of the parties hereto. Any entity into which the Assignor, the Assignee, or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee, or the Company, respectively, hereunder.

19.  This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the SWS Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the SWS Agreement.

20.  This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

21.  In the event that any provision of this Agreement conflicts with any provision of the SWS Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1

By:

Name: Maryellen Hunter Title: Assistant Vice President

EMC MORTGAGE CORPORATION

By:

Name: Maryellen Hunter Title: Assistant Vice President

COUNTRYWIDE HOME LOANS SERVICING LP By: Countrywide GP, Inc., its General Partner

By:

Name: Maryellen Hunter Title: Assistant Vice President

Acknowledged and Agreed

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:	Stacey Taylor

Title:	Vice President

Exhibit A

Mortgage Loans

[Provided Upon Request]

Exhibit B

Articles IV, V, and VI of the SWS Agreement.

[Provided Upon Request]

Exhibit C

AFFILIATION DISCLOSURE

(Pursuant to Item 1119 of Regulation AB)

1. Sponsor and any affiliate, including but not limited to:

a. EMC Mortgage Corporation

b. Bear, Stearns & Co. Inc.

c. Bear, Stearns Securities Corp.

d. Bear Stearns Structured Products

e. Bear, Stearns International Limited

2. Depositor and any affiliate, including but not limited to:

a. Bear Stearns Asset Backed Securities I LLC

b. Structured Asset Mortgage Investments II Inc.

3. Prime Mortgage Trust 2006-CL1 and any affiliate

4. U.S. Bank National Association, as Trustee, and any affiliate

5. Significant obligor and any affiliate - [None]

6. Enhancement or support provider and any affiliate - [None]

7. 1100(d)(1) parties - any named party in the Securitization Transaction:

a. Cap Contract Provider: [Wachovia Bank, N.A.]

b. Underwriter: Bear, Stearns & Co. Inc.

c. Servicers: [EMC Mortgage Corporation; EverHome Mortgage Company; Cendant; Citicorpmtg; Fifth Third; GMAC; Impac; National City; SunTrust Mortgage, Inc; US Central; Chevy Chasy; Wachovia; ; PHH Mortgage Corporation; Union Federal Bank of Indianapolis; Wells Fargo Bank, N.A.]

d. Master Servicer: Wells Fargo Bank, National Association

e. Unaffiliated Servicer of 20%: [EMC Mortgage Corporation, Chevy Chase, Wells Fargo, Waterfield, Impac, Wachovia]

f. Originator of 10%: [Greenpoint, Impac, Waterfield, Chevy Chase, Wachovia]

g. Securities Administrator: Wells Fargo Bank, National Association

h. Custodian: Wells Fargo Bank, National Association

EXHIBIT D

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

REPORTING DATA FOR DEFAULTED LOANS

Data must be submitted to Wells Fargo Bank, N.A. in an Excel spreadsheet format with fixed field names and data type. The Excel spreadsheet should be used as a template consistently every month when submitting data.

Table: Delinquency
Name	Type	Size
Servicer Loan #	Number	8
	(Double)
Investor Loan #	Number	8
	(Double)
Borrower Name	Text	20
Address	Text	30
State	Text	2
Due Date	Date/Time	8
Action Code	Text	2
FC Received	Date/Time	8
File Referred to Atty	Date/Time	8
NOD	Date/Time	8
Complaint Filed	Date/Time	8
Sale Published	Date/Time	8
Target Sale Date	Date/Time	8
Actual Sale Date	Date/Time	8
Loss Mit Approval Date	Date/Time	8
Loss Mit Type	Text	5
Loss Mit Estimated Completion	Date/Time	8
Date
Loss Mit Actual Completion Date	Date/Time	8
Loss Mit Broken Plan Date	Date/Time	8
BK Chapter	Text	6
BK Filed Date	Date/Time	8
Post Petition Due	Date/Time	8
Motion for Relief	Date/Time	8
Lift of Stay	Date/Time	8
RFD	Text	10
Occupant Code	Text	10
Eviction Start Date	Date/Time	8
Eviction Completed Date	Date/Time	8
List Price	Currency	8
List Date	Date/Time	8
Accepted Offer Price	Currency	8
Accepted Offer Date	Date/Time	8
Estimated REO Closing Date	Date/Time	8
Actual REO Sale Date	Date/Time	8

• Items in bold are MANDATORY FIELDS. We must receive information in those fields every month in order for your file to be accepted.

The Action Code Field should show the applicable numeric code to indicate that a special action is being taken. The Action Codes are the following:

12-Relief Provisions
15-Bankruptcy/Litigation
20-Referred for Deed-in-Lieu
30-Referred fore Foreclosure
60-Payoff
65-Repurchase
70-REO-Held for Sale
71-Third Party Sale/Condemnation
72-REO-Pending Conveyance-Pool Insurance claim filed

Wells Fargo Bank will accept alternative Action Codes to those above, provided that the Codes are consistent with industry standards. If Action Codes other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Action Codes prior to sending the file.

Description of Action Codes:

Action Code 12 - To report a Mortgage Loan for which the Borrower has been granted relief for curing a delinquency. The Action Date is the date the relief is expected to end. For military indulgence, it will be three months after the Borrower’s discharge from military service.

Action Code 15 - To report the Borrower’s filing for bankruptcy or instituting some other type of litigation that will prevent or delay liquidation of the Mortgage Loan. The Action Date will be either the date that any repayment plan (or forbearance) instituted by the bankruptcy court will expire or an additional date by which the litigation should be resolved.

Action Code 20 - To report that the Borrower has agreed to a deed-in-lieu or an assignment of the property. The Action Date is the date the Servicer decided to pursue a deed-in-lieu or the assignment.

Action Code 30 - To report that the decision has been made to foreclose the Mortgage Loan. The Action Date is the date the Servicer referred the case to the foreclosure attorney.

Action Code 60 - To report that a Mortgage Loan has been paid in full either at, or prior to, maturity. The Action Date is the date the pay-off funds were remitted to the Master Servicer.

Action Code 65 - To report that the Servicer is repurchasing the Mortgage Loan. The Action Date is the date the repurchase proceeds were remitted to the Master Servicer.

Action Code 70 - To report that a Mortgage Loan has been foreclosed or a deed-in-lieu of foreclosure has been accepted, and the Servicer, on behalf of the owner of the Mortgage Loan, has acquired the property and may dispose of it. The Action Date is the date of the foreclosure sale or, for deeds-in-lieu, the date the deed is recorded on behalf of the owner of the Mortgage Loan.

Action Code 71 - To report that a Mortgage Loan has been foreclosed and a third party acquired the property, or a total condemnation of the property has occurred. The Action Date is the date of the foreclosure sale or the date the condemnation award was received.

Action Code 72 - To report that a Mortgage Loan has been foreclosed, or a deed-in-lieu has been accepted, and the property may be conveyed to the mortgage insurer and the pool insurance claim has been filed. The Action Date is the date of the foreclosure sale, or, for deeds-in-lieu, the date of the deed for conventional mortgages.

The Loss Mit Type field should show the approved Loss Mitigation arrangement. The following are acceptable:

ASUM-Approved Assumption
BAP-Borrower Assistance Program
CO-Charge Off
DIL-Deed-in-Lieu
FFA-Formal Forbearance Agreement
MOD-Loan Modification
PRE-Pre-Sale
SS-Short Sale
MISC-Anything else approved by the PMI or Pool Insurer

Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property. The acceptable codes are:

Mortgagor
Tenant
Unknown
Vacant

REALIZED LOSS CALCULATION INFORMATION WELLS FARGO BANK, N.A. Form 332

Calculation of Realized Loss

Purpose

To provide the Servicer with a form for the calculation of any Realized Loss (or gain) as a result of a Mortgage Loan having been foreclosed and Liquidated.

Distribution

The Servicer will prepare the form in duplicate and send the original together with evidence of conveyance of title and appropriate supporting documentation to the Master Servicer with the Monthly Accounting Reports which supports the Mortgage Loan’s removal from the Mortgage Loan Activity Report. The Servicer will retain the duplicate for its own records.

Due Date

With respect to any liquidated Mortgage Loan, the form will be submitted to the Master Servicer no later than the date on which statements are due to the Master Servicer under Section 4.02 of this Agreement (the “Statement Date”) in the month following receipt of final liquidation proceeds and supporting documentation relating to such liquidated Mortgage Loan; provided, that if such Statement Date is not at least 30 days after receipt of final liquidation proceeds and supporting documentation relating to such liquidated Mortgage Loan, then the form will be submitted on the first Statement Date occurring after the 30th day following receipt of final liquidation proceeds and supporting documentation.

Preparation Instructions

The numbers on the form correspond with the numbers listed below.

1.            The actual Unpaid Principal Balance of the Mortgage Loan.
2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed.

3-7.	Complete as necessary. All line entries must be supported by copies of appropriate statements, vouchers, receipts, canceled checks, etc., to document the expense. Entries not properly documented will not be reimbursed to the Servicer.

8.	Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis.
10.	The total of lines 1 through 9.

Credits

11-17.
Complete as necessary. All line entries must be supported by copies of the appropriate claims forms, statements, payment checks, etc. to document the credit. If the Mortgage Loan is subject to a Bankruptcy Deficiency, the difference between the Unpaid Principal Balance of the Note prior to the Bankruptcy Deficiency and the Unpaid Principal Balance as reduced by the Bankruptcy Deficiency should be input on line 16.

18.	The total of lines 11 through 17.

Total Realized Loss (or Amount of Any Gain)

19.	The total derived from subtracting line 18 from 10. If the amount represents a realized gain, show the amount in parenthesis ( ).

WELLS FARGO BANK, N.A.
CALCULATION OF REALIZED LOSS

WELLS FARGO BANK, N.A. Trust: ___________________________

Prepared by: __________________ Date: _______________

Phone: ______________________

Servicer Loan No.   Servicer Name  Servicer Address

WELLS FARGO BANK, N.A.
Loan No._____________________________
Borrower’s Name:________________________________________________________
Property
Address:________________________________________________________________

Liquidation and Acquisition Expenses:
Actual Unpaid Principal Balance of Mortgage Loan	$ _______________(1)
Interest accrued at Net Rate	________________(2)
Attorney’s Fees	________________(3)
Taxes	________________(4)
Property Maintenance	________________(5)
MI/Hazard Insurance Premiums	________________(6)
Hazard Loss Expenses	________________(7)
Accrued Servicing Fees	________________(8)
Other (itemize)	________________(9)
$ _________________

Total Expenses	$ ______________(10)
Credits:
Escrow Balance	$ ______________(11)
HIP Refund	________________(12)
Rental Receipts	________________(13)
Hazard Loss Proceeds	________________(14)
Primary Mortgage Insurance Proceeds	________________(15)
Proceeds from Sale of Acquired Property	________________(16)
Other (itemize)	________________(17)
___________________
___________________
Total Credits	$________________(18)
Total Realized Loss (or Amount of Gain)	$________________

EXHIBIT T-9

PHH ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “AAR Agreement”) is made and entered into as of May 31, 2006 (the “Closing Date”), among EMC Mortgage Corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 (the “Assignee”), PHH Mortgage Corporation (formerly known as Cendant Mortgage Corporation) (“PHH”), and Bishop’s Gate Residential Mortgage Trust (“Bishop’s Gate”).

Whereas, PHH and Bishop’s Gate sold the mortgage loans identified on Exhibit A hereto (the “Mortgage Loans”), on a servicing retained basis, to the Assignor; and

Whereas, the Mortgage Loans were subsequently transferred to various trusts (the “Underlying Trusts”) in connection with various securitizations; and

Whereas, pursuant to the Pooling and Servicing Agreements for the Underlying Trusts (the “Underlying Pooling Agreements”), the Assignor had the right to purchase the Assigned Loans (the “Call Right”) from the Underlying Trusts following the occurrence of certain trigger events (the “Trigger Events”) set forth in the Underlying Pooling Agreements; and

Whereas, following the occurrence of the Trigger Events, the Assignor exercised the related Call Right and purchased the Assigned Loans from the Underlying Trusts; and

Whereas, Assignor, PHH and Bishop’s Gate desire that, from and after the date hereof, the Mortgage Loans be serviced in accordance with the terms and conditions of that certain Purchase, Warranties and Servicing Agreement dated as of October 23, 2001, as amended (the “Purchase, Warranties and Servicing Agreement”), among the Assignor, PHH and Bishop’s Gate.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the Assignor wishes to assign to Assignee all of its right, title and interest under the Purchase, Warranties and Servicing Agreement with respect the Mortgage Loans, and Assignee wishes to assume all of Assignor’s right, title and interest in and to such Mortgage Loans as provided in the Purchase, Warranties and Servicing Agreement. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase, Warranties and Servicing Agreement, and any obligation of PHH to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase, Warranties and Servicing Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of PHH and Bishop’s Gate set forth in those sections against PHH and Bishop’s Gate. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase, Warranties and Servicing Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.  Defined terms used in this AAR Agreement and not otherwise defined herein shall have the meaning set forth in the Purchase, Warranties and Servicing Agreement.

2.  The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Warranties and Servicing Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this AAR Agreement. Notwithstanding anything herein to the contrary, the Assignor specifically reserves and does not assign to the Assignee the representations and warranties set forth in Article III of the Purchase, Warranties and Servicing Agreement, and any obligation of PHH to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase, Warranties and Servicing Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of PHH and Bishop’s Gate contained in such sections against each of PHH and Bishop’s Gate. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase, Warranties and Servicing Agreement.

3.  The Assignor warrants and represents to the Assignee and to PHH and Bishop’s Gate as of the date hereof:

(a)
Attached hereto as Exhibit B is a true and accurate copy of the Purchase, Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase, Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the Purchase, Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to PHH or Bishop’s Gate with respect to the Mortgage Loans or the Purchase, Warranties and Servicing Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This AAR Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee, PHH and Bishop’s Gate, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from PHH and Bishop’s Gate, and has delivered to the Assignee, all documents required to be delivered to the Assignor by PHH and Bishop’s Gate prior to the date hereof pursuant to Section 2.07 of the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans and has not received, and has not requested from PHH or Bishop’s Gate, any additional documents.

4.  The Assignee represents, warrants and covenants with the Assignor and PHH and Bishop’s Gate that:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1;

(b)
The Assignee has full power and authority to execute, deliver and perform under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or bylaws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This AAR Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor, PHH and Bishop’s Gate, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c)
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes all of the rights of the Purchaser under the Purchase, Warranties and Servicing Agreement with respect to the Assigned Loans other than the right to enforce the obligations of PHH under the Purchase, Warranties and Servicing Agreement.

5.  PHH and Bishop’s Gate each warrant and represent to, and covenant with, Assignor and Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B is a true and accurate copy of the Purchase, Warranties and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
Each of PHH and Bishop’s Gate is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and PHH has all requisite power and authority to service the Mortgage Loans and each of PHH and Bishop’s Gate has all requisite power and authority to perform their respective obligations under the Purchase, Warranties and Servicing Agreement;

(c)
Each of PHH and Bishop’s Gate has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of each of PHH’s and Bishop’s Gate’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or by-laws or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which PHH, Bishop’s Gate or their respective property is subject. The execution, delivery and performance by each of PHH and Bishop’s Gate of this AAR Agreement and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of PHH and Bishop’s Gate. This AAR Agreement has been duly executed and delivered by each of PHH and Bishop’s Gate, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of PHH and Bishop’s Gate, enforceable against PHH and Bishop’s Gate in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by each of PHH and Bishop’s Gate in connection with the execution, delivery or performance by PHH or Bishop’s Gate of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
PHH shall establish a Custodial Account and an Escrow Account under the Purchase, Warranties and Servicing Agreement in favor of Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Purchase, Warranties and Servicing Agreement in favor of Assignor;

(f)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Mortgage Loans made by PHH and Bishop’s Gate in Section 3.01 and Section 3.02 of the Purchase, Warranties and Servicing Agreement, with the exception of the representations and warranties set forth in Section 3.02(o) and Section 3.02(p) of the Purchase, Warranties and Servicing Agreement, to be untrue in any material respect; and

(g)
Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by each of PHH and Bishop’s Gate pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

6.  PHH and Bishop’s Gate each warrant and represent to, and covenant with, Assignor and Structured Asset Mortgage Investments II Inc. (“SAMI II”) as of the date hereof:

(a)
PHH and Bishop’s Gate are not aware and have not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of PHH or Bishop’s Gate;

(b)
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving PHH or Bishop’s Gate as servicer has been disclosed or reported by PHH or Bishop’s Gate;

(c)	PHH or Bishop’s Gate have not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)
No material changes to PHH’s or Bishop’s Gate’s policies or procedures with respect to the servicing function it will perform under the Purchase, Warranties and Servicing Agreement and this AAR Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)
There are no aspects of PHH’s or Bishop’s Gate’s financial condition that could have a material adverse effect on the performance by PHH or Bishop’s Gate of its servicing obligations under the Purchase, Warranties and Servicing Agreement and this AAR Agreement;

(f)	There are no material legal or governmental proceedings pending (or known to be contemplated) against PHH or Bishop’s Gate, any Subservicer or any third-party originator; and

(g)
There are no affiliations, relationships or transactions relating to PHH or Bishop’s Gate or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Purchase, Warranties and Servicing Agreement, PHH or Bishop’s Gate shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and SAMI II in writing of (A) legal proceedings pending against PHH or Bishop’s Gate, or proceedings known to be contemplated by governmental authorities against PHH or Bishop’s Gate which in the judgment of PHH or Bishop’s Gate would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between PHH or Bishop’s Gate and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

7.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

8.  PHH hereby acknowledges that Wells Fargo Bank, N.A. (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2006, among SAMI II, the Assignee, the Master Servicer, Wells Fargo Bank, N.A. as securities administrator and the Assignor. PHH shall deliver all reports required to be delivered under the Purchase, Warranties and Servicing Agreement to:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

Recognition of Assignee

9.  From and after the date hereof PHH and Bishop’s Gate shall recognize the Assignee as owner of the Mortgage Loans, and acknowledge that the Mortgage Loans will be part of a REMIC. PHH will service the Mortgage Loans in accordance with the Purchase, Warranties and Servicing Agreement, but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of the Assignor, PHH, Bishop’s Gate and the Assignee that this Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. None of PHH, Bishop’s Gate or the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase, Warranties and Servicing Agreement, which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

In addition, PHH hereby acknowledges that from and after the date hereof, the Mortgage Loans will be subject to the terms and conditions of the Pooling and Servicing Agreement pursuant to which the Master Servicer is required to monitor the performance by PHH of its servicing obligations under the Purchase, Warranties and Servicing Agreement and has the right to enforce the obligations of PHH under the Purchase, Warranties and Servicing Agreement with respect to the servicing of the Mortgage Loans. Such right will include, without limitation, the right to terminate PHH under the Purchase, Warranties and Servicing Agreement as provided therein, the right to receive all remittances required to be made by PHH under the Purchase, Warranties and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by PHH under the Purchase, Warranties and Servicing Agreement, the right to examine the books and records of PHH, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by PHH. In connection therewith, PHH hereby agrees to make all remittances required under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans to the Master Servicer for the benefit of the Assignee in accordance with the following wire transfer instructions:

Wells Fargo Bank, N.A.
ABA # 121000248
Account Name: SAS Clearing
Account # 3970771416
For Further Credit to: PRIME 2006-CL1, Account # 50906300

It is the intention of the Assignor, PHH, Bishop’s Gate and the Assignee that this Agreement will be a separate and distinct servicing agreement between the Assignee and PHH, to the extent of the Mortgage Loans, and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. None of PHH, Bishop’s Gate or the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase, Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

In connection with the servicing and administration of the Mortgage Loans from April 1, 2006 to April 30, 2006 (“Pre-Closing Period”) and notwithstanding anything contained in the Purchase, Warranties and Servicing Agreement or this AAR Agreement to the contrary, PHH hereby agrees that it shall remit all amounts and deliver all remittance reports with respect to the Mortgage Loans to Wells Fargo Bank, N.A., not in its capacity as master servicer but solely as agent for the Assignor in accordance with the wiring and mailing instructions contained in Section 9 of this AAR Agreement. Any such amounts remitted to Wells Fargo Bank, N.A. shall not be included in the trust created pursuant to that certain pooling and servicing agreement dated May 1, 2006 among the Assignor, the Assignee, Wells Fargo Bank, N.A. and Structured Asset Mortgage Investments II Inc.

10.  Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust 2006-CL1 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust 2006-CL1.

PHH shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, SAMI II, the Assignor, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

i.
(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Servicing Agreement by or on behalf of PHH, or provided under Section 11.18 of the Servicing Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

ii.
any breach by PHH of its obligations under this Section 11.18, including particularly any failure by PHH, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by PHH to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

iii.
any breach by PHH of a representation or warranty set forth in Section 3.01 of the Servicing Agreement or in a writing furnished pursuant to Section 3.01(q) of the Servicing Agreement and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by PHH of a representation or warranty in a writing furnished pursuant to Section 3.01(q) of the Servicing Agreement to the extent made as of a date subsequent to such closing date; or

iv.	the negligence bad faith or willful misconduct of PHH in connection with its performance under this Section 11.18.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then PHH agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and PHH on the other.

In the case of any failure of performance described in Section 11.18 of the Servicing Agreement, the Company shall promptly reimburse the Underwriter, SAMI II and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this AAR Agreement or the termination of any party to this AAR Agreement.

Modification of the Purchase, Warranties and Servicing Agreement

10. The Assignor and PHH hereby amend the Purchase, Warranties and Servicing Agreement as follows:

(a) The following definitions shall be added to Section 1.01 of the Purchase, Warranties and Servicing Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1.

BSABS I: Bear Stearns Asset Backed Securities I LLC.

Commission or SEC: The United States Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Nonrecoverable Advance: Any advance previously made by the Servicer pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds or otherwise. The determination by the Servicer that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Servicer delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which PHH purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between PHH and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to PHH, in accordance with underwriting guidelines designated by PHH (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by PHH within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by PHH in origination of mortgage loans of the same type as the Mortgage Loans for PHH’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by PHH on a consistent basis for use by lenders in originating mortgage loans to be purchased by PHH; and (iv) PHH employed, at the time such Mortgage Loans were acquired by PHH, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by PHH.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit N and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, PHH and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit N).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of PHH or a Subservicer.

Securities Administrator: Wells Fargo Bank, N.A., or any successor thereto.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by PHH.

Trustee: U.S. Bank National Association.

(b) The definition of Business Day in Section 1.01 is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, New Jersey, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, New Jersey, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c) The definition of Principal Prepayment in Section 1.01 is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

(d) The definition of Subservicer in Section 1.01 is deleted in its entirety and replaced with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of PHH or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by PHH under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

(e) Article III of the Agreement is hereby amended effective as of the date hereof by adding the following after the second sentence of Section 3.01(n):

There has been no change in the servicing policies and procedures of the Servicer since the date of the Servicer’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement.

(f) Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Servicer; (3) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Servicer’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Servicer’s financial condition that could have a material adverse impact on the performance by the Servicer of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Servicer that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB.

(g) Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, PHH shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(h) The Subsection 3.02(nn) of the Purchase, Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

(nn) The Mortgagor has not notified the Servicer, and the Servicer has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(i) Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(bbb):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

(j) Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the second sentence of Section 4.01:

The Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

(k) The last paragraph in Section 4.02 of the Purchase, Warranties and Servicing Agreement is deleted and replaced with the following:

The Servicer shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Servicer is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Master Servicer by the Distribution Date.

(l) Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Servicer will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

(m) Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

On or before the fifth (5th) Business Day of each month during the term hereof, the Servicer shall deliver to the Purchaser monthly accounting reports substantially in the form of Exhibit E and Exhibit F attached hereto with respect to the most recently ended Due Period, or in such other forms as may be mutually agreed upon by Servicer and Master Servicer. Such monthly accounting reports shall include information as to the aggregate Unpaid Principal Balance of all Mortgage Loans, the scheduled amortization of all Mortgage Loans, any delinquencies and the amount of any Principal Prepayments as of the most recently ended Record Date, and the status of all other collection efforts with respect to each Mortgage Loan, and all realized losses detailed on a Form 332, attached as Exhibit O, or in such other form as may be mutually agreed upon by the Servicer and any related Master Servicer. Such monthly reports shall be delivered to Purchaser in a mutually acceptable electronic format.

The Servicer shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be reasonably requested by the Purchaser with respect to Mortgage Loans or REO Properties (provided, the Purchaser shall have given the Servicer reasonable notice and opportunity to prepare such reports, information or documentation), including any reports, information or documentation reasonably required to comply with any regulations of any governmental agency or body having jurisdiction over the Purchaser (including but not limited to Items 11.22, 11.23 and 11.24 of Regulation AB), all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request. The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Servicer shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

(n) The following is added as Subsection 4.05(ix) of the Purchase, Warranties and Servicing Agreement:

(ix) to reimburse itself for any Nonrecoverable Advances.

(o) Section 6.04 of the Purchase, Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Servicer will deliver to the Purchaser and any Master Servicer, not later than March 1st of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year (or applicable period thereof) and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement or other applicable servicing agreement during such period in all material respects throughout such calendar year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Servicer to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1st of each calendar year beginning in 2007, an officer of the Servicer shall execute and deliver an Annual Certification to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit J. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

(c) If the Servicer cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Servicer to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Servicer to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in Section 6.04(c) and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

(p)  Section 6.05 shall be deleted, and replaced with the following:

Section 6.05 [Reserved].

(q) Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Servicer shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Servicer shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1st of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Servicer that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Servicer;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

(c) An assessment by such officer of the Servicer’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria in Exhibit N hereto identified as applicable to the Servicer delivered to the Purchaser concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1st of each calendar year beginning in 2007, PHH shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Servicer shall cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Servicer cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Servicer to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Servicer to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

(r)  Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and PHH acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04,6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, PHH shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), and Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, any Master Servicer or any Depositor to permit the Purchaser, any Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to PHH, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

(s) The following shall be added as the second paragraph of Section 8.01 of the Purchase, Warranties and Servicing Agreement.

“The Master Servicer shall indemnify and hold harmless the Servicer and its affiliates, and in each case, its officers, directors and agents from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Master Servicer or any of its officers, directors, agents or affiliates of its obligations in connection with the preparation, filing and certification of any Form 10-K under Section 3.18 of the Pooling and Servicing Agreement or the negligence, bad faith or willful misconduct of the Master Servicer in connection therewith. In addition, the Master Servicer shall indemnify and hold harmless the Servicer and its affiliates, and in each case, its officers, directors and agents from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by any Servicer (as defined in the Pooling and Servicing Agreement), other than the Servicer (as defined in this Agreement), of its obligations in connection with any back-up certification (or any other back-up documents) to any certification of any Form 10-K required to be provided by the Master Servicer, but solely to the extent the Master Servicer receives amounts from such Servicer in connection with any indemnification provided by such Servicer (in each case as defined in the Pooling and Servicing Agreement) to the Master Servicer.”

(t)  Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to PHH (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of PHH (and if PHH is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating PHH for the same.

(u)  Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of PHH as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(v)  Section 11.04 of the Purchase, Warranties and Servicing Agreement shall be deleted in its entirety and replaced with the following:

This Agreement and the related Confirmation shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

(w) Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, PHH, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, PHH agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, PHH agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser as are customary in the industry; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, PHH shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to PHH, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of PHH as are reasonably agreed upon by PHH and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to PHH (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit M for convenience of reference only, as determined by Purchaser in its sole reasonable discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, PHH shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) PHH, if PHH is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by PHH (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to PHH (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by PHH, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(w) within 5 Business Days after request by the Purchaser, information with respect to PHH (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that PHH has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, PHH shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,

(a) information regarding any legal proceedings pending (or known to be contemplated) against PHH (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only, as determined by Purchaser in its sole discretion,

(b) information regarding affiliations with respect to PHH (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only, as determined by Purchaser in its sole discretion, and

(c) information regarding relationships and transactions with respect to PHH (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, PHH shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to PHH’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) for the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, PHH shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving PHH, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between PHH, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of PHH, and (E) PHH’s entry into an agreement with a Subservicer to perform or assist in the performance of any of PHH’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

All notification pursuant to this Section 11.18(viii), other than those pursuant to Section 11.18(viii)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 11.18(viii)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(ix) as a condition to the succession to PHH or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which PHH or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to PHH or any Subservicer, PHH shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) in addition to such information as PHH, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by PHH or any Subservicer, PHH or such Subservicer, as applicable, shall, to the extent PHH or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) PHH shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to PHH or any Subservicer or PHH or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit M and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of PHH, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by PHH of its obligations under this Section 11.18, including particularly any failure by PHH, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by PHH to identify pursuant to Section 11.19 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by PHH of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by PHH of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

  (iv) the negligence bad faith or willful misconduct of PHH in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then PHH agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and PHH on the other.

  In the case of any failure of performance described above, PHH shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by PHH, any Subservicer, any Subcontractor or any Third-Party Originator.

  This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

(x)  Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Subservicers and Subcontractors.

(a) The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraphs (c) and (d) of this Section.

(b) The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 11.18(viii) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Servicer shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by PHH or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were PHH. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

(y) Article XII of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third-Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

(z) The Agreement is hereby amended effective as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

(aa) The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

(bb) The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

FORM OF COMPANY CERTIFICATION

Re: The [         ] agreement dated as of [     l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the Master Servicer [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of PHH provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of PHH’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by PHH during 200[ ] that were delivered by PHH to the Master Servicer pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, PHH Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by PHH Servicing Information;

Based on my knowledge, all of PHH Servicing Information required to be provided by PHH under the Agreement has been provided to the Master Servicer;

I am responsible for reviewing the activities performed by PHH as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, PHH has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by PHH pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by PHH and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the Master Servicer. Any material instances of noncompliance described in such reports have been disclosed to the Master Servicer. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

(cc) The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION

WITH A RECONSTITUTION

•
The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and (iv) remit and report to a master servicer in format acceptable to such master servicer by the 10th calendar day of each month.

•
The Company shall provide an acceptable annual certification (officer’s certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1st of each year).

•	The Company shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of PHH.
•
The Company shall provide information on each Custodial Account as requested by the master servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•	The Company shall maintain its servicing system in accordance with the requirements of the master servicer.

(dd) The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

SUMMARY OF REGULATION AB

SERVICING CRITERIA

NOTE: This Exhibit L is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

(ee) The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit M is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by PHH and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of PHH.

-If PHH has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by PHH, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as PHH has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of PHH’s form of organization;

-a description of how long PHH has been servicing residential mortgage loans; a general discussion of PHH’s experience in servicing assets of any type as well as a more detailed discussion of PHH’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of PHH’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to PHH that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of PHH, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by PHH, and the extent of outsourcing PHH uses;

-a description of any material changes to PHH’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding PHH’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and PHH’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by PHH on the Mortgage Loans and PHH’s overall servicing portfolio for the past three years; and

-PHH’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-PHH’s form of organization; and

-a description of PHH’s origination program and how long PHH has been engaged in originating residential mortgage loans, which description must include a discussion of PHH’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of PHH’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as PHH’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against PHH or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of PHH, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between PHH, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between PHH, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

(ff) The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [PHH] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
	Investor Remittances and Reporting	X
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
	Pool Asset Administration	X
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

(gg) The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.
Liquidation and Acquisition Expenses:

1.        The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.         The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.         Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.    Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.        The total of lines 1 through 12.

(e)	Credits:
14-21. Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: ________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

11. Notice Addresses.

If to the Assignee:

U.S. Bank National Association (Trustee)
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services - PRIME 2006-CL1
Telecopy: (617) 603-6638

If to the Assignor:

EMC Mortgage Corporation
MacArthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopy: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Ernie Calabrese

If to PHH:

PHH Mortgage Corporation
3000 Leadenhall Road
Mail Stop: SV04
Mt. Laurel, New Jersey 08054
Attention: Jack Webb

If to Bishop’s Gate:

Bishop’s Gate Residential Mortgage Trust
c/o PHH Mortgage Corporation
3000 Leadenhall Road
Mail Stop: SV04
Mt. Laurel, New Jersey 08054
Attention: Bill Fricke

If to the Master Servicer:

Wells Fargo Bank, N.A.
P.O. Box 98
Columbia, Maryland 21046

or, if by overnight delivery to:

9062 Old Annapolis Road
Columbia, Maryland 21045,
Attention: Client Manager PRIME 2006-CL1
Telecopier No.: (410) 715-2380

12. This AAR Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

13. From and after the date hereof, PHH as servicer shall recognize the Assignee as the owner of the Mortgage Loans, and PHH will service the Mortgage Loans in accordance with the Purchase, Warranties and Servicing Agreement for the benefit of the Assignee, and shall look solely to the Assignee for performance of the obligations of Purchaser under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans. From and after the date hereof, the Assignee shall recognize PHH and Bishop’s Gate as the seller and PHH as the servicer of the Mortgage Loans, and shall look solely to PHH for performance of the obligations of the Seller under the Purchase, Warranties and Servicing Agreement with respect to the Mortgage Loans.

14. This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which PHH, Bishop’s Gate, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed PHH, Bishop’s Gate, the Assignor or the Assignee, respectively, hereunder.

15. No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

16. This AAR Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase, Warranties and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Purchase, Warranties and Servicing Agreement.

17. This AAR Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Assignment, Assumption and Recognition Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTAGE CORPORATION the Assignor	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as the trustee for the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-CL1 the Assignee

By:	By:

Name:	Name:
Title:	Title:

PHH MORTGAGE CORPORATION	BISHOP’S GATE RESIDENTIAL MORTGAGE TRUST By: PHH Mortgage Corporation, as Administrator

By:	By:

Name:	Name:
Title:	Title:

Acknowledged and Agreed

WELLS FARGO BANK, N.A.

By:

Name:	Stacey M. Taylor

Title:	Vice President

Exhibit A:

Mortgage Loan Schedule

(Available Upon Request)

Exhibit B:

1. Purchase, Warranties and Servicing Agreement, dated as of October 23, 2001, as amended.

EXHIBIT U

FORM OF CERTIFICATION TO BE PROVIDED BY THE SECURITIES ADMINISTRATOR TO THE DEPOSITOR

Re:
Prime Mortgage Trust 2006-CL1 (the “Trust”), Mortgage Pass-Through Certificates, Series 2006-CL1, issued pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2006, among Structured Asset Mortgage Investments II Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Securities Administrator and U.S. Bank National Association as Trustee

The Securities Administrator hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2) To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Securities Administrator’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

(3) To my knowledge, the distribution information required to be provided by the Securities Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

(4) I am responsible for reviewing the activities performed by the Securities Administrator under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the Securities Administrator required by the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Securities Administrator has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

(5) The report on assessment of compliance with servicing criteria applicable to the Securities Administrator for asset-backed securities of the Securities Administrator and each Subcontractor utilized by the Securities Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Securities Administrator has reasonably relied on information provided to it by the following unaffiliated parties: [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:________________________________

_____________________________________
[Signature]
[Title]